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QIHOO 360 TECHNOLOGY CO. LTD. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on March 14, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Qihoo 360 Technology Co. Ltd.
(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	7371	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Block 1, Area D, Huitong Times Plaza
No. 71 Jianguo Road, Chaoyang District
Beijing 100025
People's Republic of China
(86-10) 5878-1000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Corporation Service Company
1180 Avenue of the Americas, Suite 210
New York, New York 10036-8401
800-927-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David T. Zhang, Esq. Eugene Y. Lee, Esq. Latham & Watkins 41st Floor, One Exchange Square 8 Connaught Place, Central Hong Kong (852) 2522-7886	Leiming Chen, Esq. Simpson Thacher & Bartlett LLP ICBC Tower, 35/F 3 Garden Road, Central Hong Kong (852) 2514-7600

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Class A ordinary shares, par value $0.001 per share	$200,000,000	$23,220

(1)
Includes (i) Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public and (ii) Class A ordinary shares that may be purchased by the underwriters pursuant to an option to purchase additional American depository shares. These Class A ordinary shares are not being registered for the purpose of sales outside of the United States.

(2)
American depositary shares evidenced by American depositary receipts issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-            ). Each American depositary share represents        Class A ordinary shares.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED              , 2011

PROSPECTUS

American Depositary Shares

Qihoo 360 Technology Co. Ltd.

Representing                        Class A Ordinary Shares

        This is our initial public offering. We are offering                        ADSs, each representing                        of our Class A ordinary shares. No public market currently exists for our ordinary shares or ADSs.

        We anticipate the initial public offering price of our ADSs to be between $                        and $                        per ADS. We have applied to list our ADSs on the New York Stock Exchange under the symbol "QIHU."

        Investing in our ADSs involves a high degree of risk. See "Risk Factors" beginning on page 11.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds, Before Expenses, to Us	$	$

        We have granted the underwriters a 30-day option to purchase up to               additional ADSs from us at the initial public offering price less the underwriting discounts and commissions.

        Upon the completion of this offering,                        Class A ordinary shares and                        Class B ordinary shares of our company will be issued and outstanding. Each Class A ordinary share will be entitled to one vote and each Class B ordinary share will be entitled to five votes on all matters subject to shareholder vote. Accordingly, holders of our Class A ordinary shares and Class B ordinary shares will hold        % and        % of our aggregate voting power, respectively.

        Delivery of our ADSs will be made on or about                                    , 2011.

UBS Investment Bank	Citi
Stifel Nicolaus Weisel

The date of this prospectus is                                    , 2011.

No. 3
Internet Company
in China by Active User Base

No. 2
Internet Browser Provider
in China by User Penetration

No. 1
Internet & Mobile Security Solutions Provider
in China by Active User Base

80%+
Internet User Penetration Rate in China

300,000,000+
Monthly Active Users

360
WWW.360.cn

Trusted Platform for Internet and Mobile Life

Qihoo 360's Monthly Active User Base (million)

17
59
122
231
290
339
2006
2007
2008
2009
2010
2011 (Jan)

Sources: iResearch, Analysys International

        You should rely only on the information contained in this prospectus or in any related free writing prospectus that we have filed with the SEC. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to offer and sell these securities. Unless otherwise indicated, the information in this document may only be accurate as of the date of this document.

        We have not taken any action to permit a public offering of the ADSs outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distributions of this prospectus outside the United States.

        Through and including                                    , 2011 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

        You should read the following summary together with the entire prospectus, including the more detailed information regarding us, the ADSs being sold in this offering and our consolidated financial statements and related notes appearing elsewhere in this prospectus. You should consider carefully, among other things, the matters discussed in the section entitled "Risk Factors." Unless otherwise indicated or the context otherwise requires, all references in this prospectus to "we," "us," "our," and "our company" are to Qihoo 360 Technology Co. Ltd., its subsidiaries and consolidated entities, collectively. "China" or "PRC" refers to the People's Republic of China, excluding Taiwan, Hong Kong and Macau; "shares" or "ordinary shares" refers to our ordinary shares, including Class A and Class B ordinary shares; "ADSs" refers to American depositary shares, each representing         Class A ordinary shares; "Renminbi" or "RMB" refers to the legal currency of China; and "$" or "U.S. dollars" refers to the legal currency of the United States. We commissioned iResearch Consulting Group, or iResearch, and Horizon Research and Consulting Group, or Horizon, market research firms in China, to prepare reports for the purpose of providing various industry and other information and illustrating our position in the Internet and mobile security products and services market in China. Information from these reports appears in the "Prospectus Summary," "Industry," "Business" and other sections of this prospectus.

 Overview

        We are the No. 3 Internet company in China as measured by user base, according to a report we commissioned from iResearch. In January 2011, we had 339 million monthly active Internet users, representing a user penetration rate of 85.8% in China, according to iResearch. Recognizing security as a fundamental need of Internet and mobile users, we offer comprehensive high-quality Internet and mobile security products free of charge, providing users with secure access points to Internet activities. As a result, we have amassed a large and loyal user base, which we monetize primarily through offering online advertising and Internet value-added services.

        We are also the No. 1 provider of Internet and mobile security products in China as measured by user base, according to iReseach. In January 2011, we had 328 million monthly active Internet security product users, representing a user penetration rate of 83.9% in China, according to iResearch. Our core Internet and mobile security products include:

  •
  360 Safe Guard and 360 Anti-virus, the No. 1 and No. 2 Internet security products in China, with 301 million and 248 million monthly active users in January 2011, respectively, according to iResearch;

  •
  360 Mobile Safe, the No. 1 mobile security product in China, with a market share of 58.2% as measured by the number of active users in January 2011, according to iResearch.

        On top of our core layer of Internet and mobile security product offerings, we have further developed various platform products to meet a full spectrum of security related needs of Internet users and create trusted access points to Internet activities. Our platform products include:

  •
  360 Safe Browser, the No. 2 web browser in China, only after Microsoft Internet Explorer, with 172 million monthly active users and a user penetration rate of 44.1% in China in January 2011, according to iResearch;

  •
  360 Personal Start-up Page, the default homepage of 360 Safe Browser and a key access point to popular and preferred information and applications, with 98 million monthly active users in China in January 2011, according to iResearch;

  •
  360 Application Store, a key access point to securely obtain and manage software and applications; and

  •
  360 Safebox, a solution that protects users against thefts of personal account information.

        Leveraging our large user base, we are developing open platforms on which third-party Internet product and service providers, such as web game developers, e-commerce websites and software and application developers, offer their products and services. These open platforms allow us to effectively monetize our large user base through revenue sharing arrangements with third parties. For example, our open platform for web games enables our users to access web games provided by over 30 web game developers using their 360 accounts, and our open platform for group-buy provides users with daily updated deal information from over 200 group-buy websites. Our open platforms enable our users to securely access a wide variety of products and services, which in turn enhances our users' experience and loyalty and further grows our user base.

        Our products and services are supported by our cloud-based security technology, which we believe is one of the most advanced and robust technologies in the Internet security industry. Our cloud-based security technology enables us to continuously update and enhance our capabilities to detect Internet security threats on a real-time basis. By utilizing this cloud architecture, we believe we are able to offer superior performance through reduced usage of user computing resources, particularly in comparison to traditional anti-virus software. As the effectiveness of our cloud-based security technology increases with the size of our user cloud, growth of our user base enhances our malware detection capabilities, which in turn helps us to attract even more users.

        We have been able to leverage our large user base and our strong brand recognition to grow our paying customer base. We generate revenues primarily through offering the following services:

  •
  Online advertising.  We offer advertising services by providing marketing opportunities on our websites and secure platform products to our advertising customers. We also offer search referral services to search engine companies.

  •
  Internet value-added services.  We offer web games developed by third parties, provide Internet security services such as remote technical support to paying customers and provide other Internet value-added services.

        We have grown significantly since we commenced operations in 2005. Our monthly active Internet users increased from 122 million in December 2008 to 231 million in December 2009 and 339 million in January 2011. Our revenue was $16.9 million, $32.3 million and $57.7 million, respectively, in 2008, 2009 and 2010, representing a CAGR of 84.8%. We first became profitable in 2009 and our net income increased by 102.7% from $4.2 million in 2009 to $8.5 million in 2010.

Industry Background

        With rapidly increasing broadband penetration in China, Internet usage in China has been on the rise in recent years. According to iResearch, the number of Internet users in China grew from 137 million in 2006 to 457 million in 2010, representing a CAGR of 35.2%, and is expected to grow to 667 million in 2013. Users are also increasingly conducting Internet activities through mobile devices, including mobile-banking, mobile-commerce, mobile-gaming and mobile social networking, among others. According to iResearch, the number of mobile Internet users in China increased from 17 million in 2006 to 303 million in 2010, representing a CAGR of 105.3%, and is expected to grow further to reach 658 million by the end of 2013.

        Users' growing reliance on the Internet and the increasing exchange of personal information and virtual assets over the Internet through various devices have created strong incentives for hackers to develop malware to profit from exploiting these confidential data. According to iResearch, the largest number of malware samples collected by a single Internet security provider in China increased dramatically from approximately 538,000 in 2006 to over 650 million in 2010. This has led to a strong and growing adoption of Internet and mobile security solution in China. According to iResearch, the number of Internet security users in China reached 394 million in 2010, an increase from 89 million in

2006, representing a CAGR of 45.0%, and is expected to grow further to reach 559 million by 2013. The accumulated number of activated users of mobile security products is expected to grow from 27 million in 2009 to reach 254 million by 2012.

        The growing complexity of threats, and increasing focus on terminal-end processing performance, particularly for processor and power-constrained mobile devices, have resulted in an increasing demand among users for a pan-security solution covering system protection, privacy protection, and performance optimization across devices. Traditional anti-virus technologies are no longer sufficient in safeguarding users against the rapid proliferation and evolution of security threats, and cloud-based security technology has emerged as a superior Internet security solution.

Strengths and Strategies

        We believe the following strengths have contributed to our success and differentiate us from our competitors:

  •
  largest user base of Internet and mobile security products and services in China;

  •
  innovative pan-security solutions creating secure Internet access points;

  •
  strong monetization potential through open platforms;

  •
  leading Internet and mobile security brand in China;

  •
  leading cloud-based Internet technologies and strong R&D capabilities creating high entry barriers; and

  •
  seasoned management team with extensive industry knowledge and proven execution capabilities.

        Our goal is to enhance our position as the largest Internet and mobile security product and service provider and a leading Internet company in China and ultimately become a leading Internet company globally. To achieve our goal, we intend to:

  •
  continue to expand product and service offerings to grow user base and promote brand recognition and loyalty;

  •
  further monetize our large user base through open platforms;

  •
  continue to focus on R&D to enhance cloud-based Internet and mobile security technologies;

  •
  capitalize on the fast growing mobile Internet market;

  •
  selectively pursue international business expansion; and

  •
  strengthen existing and build new strategic alliances and selectively pursue investments and acquisitions.

Challenges and Risks

        The successful execution of our strategies is subject to certain challenges and risks that may materially affect us, including:

  •
  our ability to continue to innovate and provide attractive products and services to attract and retain users;

  •
  our ability to keep up with rapid changes in technologies and Internet-enabled devices;

  •
  our ability to leverage our user base to attract customers for our revenue-generating services;

  •
  our dependence on online advertising for a substantial portion of our revenues; and

  •
  our ability to compete effectively.

        Please see "Risk Factors" and other information included in this prospectus for a detailed discussion of these challenges and risks.

Corporate History and Structure

        In 2005, Mr. Xiangdong Qi, our director and president, founded our business, which originally focused on user generated content search and aggregation. Mr. Hongyi Zhou, our chairman and chief executive officer, joined us in August 2006, and together with Mr. Qi, reshaped our primary business. In July 2006, we launched 360 Safe Guard, our first Internet security product that protects users against malware, and entered the Internet security market.

        We were incorporated in the Cayman Islands as an exempted limited liability company on June 9, 2005. On December 31, 2010, we changed our name from Qihoo Technology Company Limited to Qihoo 360 Technology Co. Ltd., or Qihoo 360. We conduct our business operations in China through our wholly-owned subsidiaries and affiliated entities. We formed a wholly-owned subsidiary, Qizhi Software (Beijing) Co., Ltd., or Qizhi Software, one of our primary operating entities, in China in December 2005.

        In November 2010, we formed three Hong Kong subsidiaries that we expect to become intermediate holding companies for our operations in China: Qiji International Development Limited, or Qiji International, 360 International Development Co. Limited, or 360 International, and Qifei International Development Co. Limited, or Qifei International. Qiji International, 360 International and Qifei International are all wholly-owned by Qihoo 360.

        The following diagram illustrates our corporate structure as of the date of this prospectus:

 Corporate Information

        Our principal executive offices are located at Block 1, Area D, Huitong Times Plaza, No. 71 Jianguo Road, Chaoyang District, Beijing 100025, People's Republic of China. Our telephone number is +86 10 5878 1000 and our fax number is +86 10 5878 1001. Our registered address in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York, New York 10036-8401.

        Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our corporate website address is www.360.cn. The information contained on our website is not a part of this prospectus.

The Offering

ADSs offered by us	ADSs.
Concurrent Private Placement
In conjunction with, and subject to, the closing of this offering, affiliates of certain of our existing shareholders have agreed to purchase an aggregate $50 million of our Class A ordinary shares in the form of restricted ADSs at the initial public offering price for this offering for an aggregate of Class A ordinary shares assuming an initial public offering price of $ per ADS (the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus). This investment is being made pursuant to an offer exempt from registration with the SEC pursuant to Regulation S and Section 4(2) of the Securities Act. See "Underwriting—Concurrent Private Placement."
ADSs outstanding immediately after this offering
ADSs, or ADSs if the underwriters exercise their option to purchase additional ADSs in full, excluding restricted ADSs sold in the concurrent private placement which will be subject to resale restrictions and will not be immediately fungible with the ADSs sold in this offering.
Ordinary shares outstanding immediately after this offering	ordinary shares, comprised of (i) Class A ordinary shares (or Class A ordinary shares if the underwriters exercise their over-allotment option in full), and (ii) Class B ordinary shares.

Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. In respect of matters requiring shareholders' vote, each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to five votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, pledge, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person or entity that is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equal number of Class A ordinary shares.
ADSs	Each ADS represents Class A ordinary shares. The ADSs may be evidenced by American depositary receipts, or ADRs.

The depositary will hold the Class A ordinary shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and holders of ADSs from time to time.
You may surrender your ADSs to the depositary to withdraw the Class A ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled "Description of American Depositary Shares." You should also read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.
Use of proceeds
We estimate that we will receive net proceeds of approximately $ million from this offering and from our concurrent private placement (or $ million if the underwriters exercise their option to purchase additional ADSs in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming an initial public offering price of $ per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. We intend to use the net proceeds from this offering for the following purposes:
• $ for development of new Internet and mobile security products and services;
• $ for enhancement of our research and development capability to further develop technologies;
• $ for investment in and acquisition of technologies, products or businesses; and
• the balance for general corporate purposes.
Proposed New York Stock Exchange Trading Symbol	QIHU
Depositary	The Bank of New York Mellon
Lock-up
Each of our directors, executive officers and existing shareholders has agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 180 days after the date this prospectus.

        The number of ordinary shares outstanding after this offering:

  •
  is based on 149,874,756 shares outstanding as of the date of this prospectus, assuming the conversion of all outstanding preferred shares into 78,314,016 ordinary shares upon the closing of this offering; and

  •
  excludes 11,050,850 ordinary shares issuable upon the exercise of options to purchase ordinary shares outstanding as of the date of this prospectus with exercise prices ranging from $1.50 to $6.0 per share and a weighted average exercise price of $3.88 per share.

        Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to                Class A ordinary shares in the form of ADSs in this offering.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA

        You should read the summary consolidated financial information and other data in conjunction with our financial statements, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our summary consolidated statement of operations data for the years ended December 31, 2008, 2009 and 2010 and summary consolidated balance sheet data as of December 31, 2009 and 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of December 31, 2008 have been derived from our audited financial statements not included in this prospectus. Our consolidated financial statements have been prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

	Year Ended December 31,
	2008	2009	2010
	($ in thousands, except share and per share data)
Statement of Operations Data:
Revenues:
Internet services	5,795	16,010	53,790
Sales of third party anti-virus software	11,100	16,292	3,875

Total revenues	16,895	32,302	57,665

Cost of revenues:
Internet services	1,147	1,790	5,566
Sales of third party anti-virus software	7,073	6,600	1,185

Total cost of revenues	8,220	8,390	6,751

Subsidy income	—	—	266
Operating expenses:
Selling and marketing	2,732	6,256	12,603
General and administrative	1,645	2,531	5,051
Research and development	7,283	10,664	24,505

Total operating expenses	11,660	19,451	42,159

(Loss) income from operations	(2,985)	4,461	9,021
Interest income	616	281	415
Interest expense	(32)	(169)	(98)
Other expense	(164)	—	(60)
Exchange (loss) gain	(360)	28	(267)

(Loss) income before income tax benefit (expense) and loss from equity method investment	(2,925)	4,601	9,011
Income tax benefit (expense)	179	(412)	(463)
Loss from equity method investment	—	—	(57)

Net (loss) income	(2,746)	4,189	8,491
Less: Net loss attributable to noncontrolling interest	—	—	17

Net (loss) income attributable to Qihoo 360 Technology Co. Ltd.	(2,746)	4,189	8,508

	Year Ended December 31,
	2008	2009	2010
	($ in thousands, except share and per share data)
Accretion of Series A convertible participating redeemable preferred shares	815	815	815
Accretion of Series B convertible participating redeemable preferred shares	1,250	1,250	1,250
Accretion of Series C convertible participating redeemable preferred share	—	—	978

Net (loss) income attributable to ordinary shareholders of Qihoo 360 Technology Co. Ltd.	(4,811)	2,124	5,465

Net (loss) income per ordinary share—basic	(0.07)	0.03	0.05
Net (loss) income per participating unvested share—basic	(0.07)	0.03	0.05
Net income per Series A convertible participating redeemable preferred share—basic	0.02	0.03	0.06
Net income per Series B convertible participating redeemable preferred share—basic	0.03	0.03	0.06
Net income per Series C convertible participating redeemable preferred share—basic	N/A	N/A	0.13

Net (loss) income per ordinary share—diluted	(0.07)	0.03	0.05

Weighted average shares used in calculating net income per ordinary share—basic	48,969,589	51,780,932	55,568,041
Weighted average shares used in calculating net income per participating unvested share—basic	16,370,371	13,559,028	15,782,530
Weighted average shares used in calculating net income per Series A convertible participating redeemable preferred share—basic	32,603,760	32,603,760	32,603,760
Weighted average shares used in calculating net income per Series B convertible participating redeemable preferred share—basic	37,878,789	37,878,789	37,878,789
Weighted average shares used in calculating net income per Series C convertible participating redeemable preferred share—basic	—	—	7,659,818
Weighted average shares used in calculating net income per ordinary share—diluted	65,339,960	65,339,960	71,350,571

Share-based compensation expense included in:
Selling and marketing	226	479	524
General and administrative	104	151	337
Research and development	923	1,294	3,145

Total	1,253	1,924	4,006

	As of December 31,
	2008	2009	2010	2010
	Actual	Actual	Actual	Pro Forma As Adjusted(1)
	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	23,262	28,144	60,505
Total assets	33,943	49,589	87,808
Total current liabilities	1,987	8,489	13,924
Total liabilities	4,948	10,935	14,886
Total (deficit) equity	(16,175)	(8,581)	2,722

(1)
Pro forma as adjusted to give effect to:

•
the automatic conversion of all of our outstanding Series A, Series B and Series C convertible participating redeemable preferred shares into 78,314,016 ordinary shares upon the closing of this offering; and

•
the issuance and sale of            Class A ordinary shares in the form of ADSs by us in this offering and from our concurrent private placement at an assumed initial public offering price of $            per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting estimated underwriting discounts, commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed public offering price would increase (decrease) cash and cash equivalents, total assets and total equity by $             million.

        The following table shows the monthly active users for our primary security products and platform products, both in an absolute number and as a percentage of the then total Internet users in China as reported by iResearch:

Monthly Active Users of:	December 2008		December 2009		January 2011
	(in millions, except percentages)
360 Safe Guard	116	60.9%	216	72.8%	301	76.9%
360 Anti-Virus	2	0.9%	87	29.3%	248	63.5%
360 Safe Browser	18	9.4%	106	35.8%	172	44.1%
360 security products	119	62.8%	225	75.9%	328	83.9%

RISK FACTORS

        You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before you decide to buy our ADSs. Any of the following risks could materially adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our ADSs could decline, and you could lose all or part of your investment.

Risks Related to Our Business

If we fail to continue to innovate and provide attractive products and services to attract and retain users, the effectiveness of our cloud-based security technology may be adversely affected and we may lose customers for our revenue generating services.

        Our success depends on our ability to continue to provide attractive products and services that enable users to have a secure and high-quality Internet experience. In order to attract and retain users and compete against our competitors, we must continue to invest significant resources in research and development to enhance our Internet security technology, improve our existing products and services, introduce additional high-quality products and services and enhance user experience. We may not be able to expand our user base if our products and services do not meet the needs of our users or are not effectively or timely brought to market. If we are unable to anticipate user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, our user base may not increase at the expected rate, if at all, or even decrease. As our cloud-based security technology increases with the size of our user cloud, growth of our user base enhances our malware detection capabilities. If we fail to innovate and provide attractive products and services to attract and retain users, the effectiveness of our cloud-based security technology may be adversely affected. Users may not choose to use our Internet security products and services if our technology is ineffective, and customers may not choose to use our online advertising and Internet value-added services if our user base does not grow. As Internet security technology continues to develop, our competitors may be able to offer Internet security products and services that are, or are perceived to be, substantially similar to or better than our own. This may force us to expend significant resources in order to remain competitive.

If we fail to keep up with rapid changes in technologies and Internet-enabled devices, our business may be adversely affected.

        The Internet security industry is characterized by rapid technological changes. Our future success will depend on our ability to respond to rapidly changing technologies, adapt our services to evolving industry standards and improve the performance and reliability of our products and services. Our failure to adapt to such changes could harm our business. In addition, changes in Internet-enabled devices resulting from technological development may also adversely affect our business. For example, the number of people accessing the Internet through devices other than personal computers, including mobile phones and other hand-held devices, has increased in recent years. In 2009, we began to offer mobile security products and services in response to this market trend. However, if we are slow to develop products and services that are compatible with mobile devices, or if the products and services we develop are not widely accepted and used by mobile device users, we may not be able to capture a significant share of this increasingly important market. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our products, services or infrastructure. If we fail to keep up with rapid technological changes to remain competitive, our future success may be adversely affected.

If we fail to leverage our user base to attract customers for our revenue-generating services, our results of operations and growth prospects could be harmed.

        We generate revenues primarily through online advertising and Internet value-added services, such as the offering of web games and the offering of remote technical support to our paying customers. The attractiveness of our online advertising and Internet value-added services largely depends on our ability to maintain and expand our user base, which in turn requires us to continuously invest significant resources in providing Internet and mobile security products and services that retain and attract users. We plan to make significant investments in developing and offering Internet security products and services. However, we cannot assure you that our investments will maintain or expand our user base or that our user base will successfully attract customers for our revenue-generating services. If we fail to leverage our user base to promote sales to such users or attract paying customers, our business, results of operations and growth prospects could be seriously harmed.

Pending or future litigation could have a material adverse impact on our results of operation, financial condition and liquidity.

        From time to time, we have been, and may be in the future, subject to lawsuits brought by our competitors, individuals or other entities against us. We are currently involved in several lawsuits in PRC courts where our competitors and an individual instituted proceedings or asserted counterclaims against us or we instituted proceedings or asserted counterclaims against our competitors for unfair competition practices, defamation or breach of contract. See "Business—Legal Proceedings." Where we can make a reasonable estimate of the liability relating to pending litigation and determine that an adverse liability resulting from such litigation is probable, we record a related contingent liability. As additional information becomes available, we assess the potential liability and revise estimates as appropriate. In 2008, 2009 and 2010, we did not record any contingency liability relating to pending litigation. However, when we record or revise our estimates of the contingent liability in the future, the amount of our estimates may be inaccurate due to the inherent uncertainties relating to litigation. In addition, the outcomes of actions we institute against our competitors may not be successful or favorable to us. These litigations may also generate negative publicity that significantly harms our reputation, which may materially and adversely affect our user base and the number of our paying customers. In addition to the related cost, managing and defending litigation and related indemnity obligations can significantly divert management's and the board of directors' attention from operating our business. We may also need to pay damages or settle the litigation with a substantial amount of cash. All of these could have a material adverse impact on our business, results of operation and cash flows.

We generate a substantial portion of our revenues from online advertising. If we fail to retain existing customers or attract new customers for our online advertising services, our business, results of operations and growth prospects could be seriously harmed.

        In the three years ended December 31, 2010, online advertising services accounted for 33.2%, 43.1% and 67.3% of our total revenues, respectively. Our online advertising customers include, among others, third-party websites who pay us for displaying their links on our websites or our secure platform products and search engines who pay us fees for directing searches from our 360 Safe Browser and 360 Personal Start-up Page. Our online advertising customers may not continue to do business with us if their investment does not generate sales leads and ultimately customers. If we fail to retain existing customers or attract new customers for our online advertising services, our business, results of operations and growth prospects could be seriously harmed.

Our dependence on a single customer for a substantial portion of our revenues may cause significant fluctuations or declines in our revenues.

        Google Ireland Limited, or Google, was our largest customer in 2009 and 2010. Revenues from Google in 2009 and 2010 amounted to 11.2% and 21.1% of our total revenues, respectively. We have entered into two one-year linking agreements with Google, under which we agree to direct search queries from the users of 360 Safe Browser and 360 Personal Start-up Page to Google for processing and Google agrees to pay us fees based on the referral traffic directed by us up to a pre-determined limit. These linking agreements are renewable upon written agreement of both parties. We anticipate that our dependence on Google will continue for the foreseeable future. Consequently, any of the following events may cause material fluctuations or declines in our revenues:

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  reduced, delayed or cancelled services required by Google;

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  Google's failure to pay for our services; and

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  Google's cessation of services in China.

        In addition, because we depend on Google for a substantial portion of our revenue, if Google ceases to do business with us for any reason, we may not be able to secure such alternative source of revenues with similar terms in a timely manner, or at all, which may materially and adversely affect our business, results of operations and growth prospects.

We face significant competition and may suffer from a loss of users and customers as a result.

        We face significant competition from Internet security product and service providers and PRC-based Internet companies. The competitive standing of an Internet security market player in China largely depends on the technological reputation of its brand, the size of its user base, its technological expertise, the effectiveness of its security software as well as its business model. We compete in the Internet security market with established anti-virus companies such as Beijing Kingsoft Security Software Co., Ltd., or Kingsoft, and Beijing Rising Information Technology Co., Ltd., or Rising. According to iResearch, as of January 31, 2011, the Internet security software developed by Kingsoft and Rising were used by 14.6% and 11.0% of the Internet users in China, respectively. We also compete with PRC-based Internet companies that offer similar value-added and online advertising services as we do. Our primary competitor in this market is Tencent Holdings Limited, or Tencent, the largest instant messaging service provider in China. In January 2011, Tencent's instant message software had a monthly active user penetration rate in China of 89.3%, while our 360 Safe Guard had a monthly active user penetration rate in China of 76.9% of Internet users in China, according to iResearch. See "Business—Competition" for description of our principal competitors in each of our product and services categories. Some of our competitors have significantly greater financial resources than we do. They also have longer operating histories and more experience in attracting and retaining users and managing customers than we do. They may use their experience and resources to compete with us in a variety of ways, including by competing more intensely for users and customers, investing more heavily in research and development and making strategic acquisitions. If any of our competitors provides better Internet security products and services than we do, our user base and user traffic could decline significantly. Any such decline could weaken our brand, result in loss of users and customers and have a material adverse effect on our results of operations.

        Furthermore, in an increasingly competitive environment, our competitors may adopt business practices or take other actions that could be harmful to us, and we may have difficulties in obtaining remedies against such actions. Any increase in competition could erode our market share, reduce our user base and customer base, and increase our marketing and research and development expenditures, which could adversely materially affect our business, financial condition and operating results.

Our competitors may cause their products to be incompatible with ours, which may reduce our market share.

        As two of the largest providers of user-end software in China, we and Tencent may from time to time compete for users. On November 3, 2010, Tencent issued a letter to users of Tencent QQ, Tencent's popular instant message software, announcing its decision to disable the widely used Tencent QQ on computers that had installed our security products, effectively requiring users to either stop using Tencent QQ or uninstall our Internet security products. As a result, a significant number of users stopped using Tencent QQ, or our Internet security products, or both. Due to the large number of Internet users that were affected, this incident was extensively reported in the media and attracted government scrutiny. On November 21, 2010, the Ministry of Industry and Information Technology, or the MIIT, ordered that Tencent and we end the dispute, apologize to affected users and ensure the compatibility of products concerned. We lost some users in the first several days of this dispute before our user base quickly returned to its prior level. Although the MIIT required us to ensure the compatibility of the relevant products, similar events may occur in the future, which may reduce our market share, negatively affect our brand and reputation and materially and adversely affect our business, results of operations or financial condition.

If our expansion into new Internet businesses and overseas markets is not successful, our future results of operations and growth prospects may be materially and adversely affected.

        As part of our growth strategy, we enter into new Internet businesses from time to time by leveraging our expansive user base to generate additional revenue streams. We may also expand into overseas markets through investment or strategic alliances with local market participants. Expansions into new businesses and new markets may present operating and marketing challenges that are different from those that we currently encounter. For each new business or markets we enter into, we face competition from existing leading providers in that business or market. If we cannot successfully address the new challenges and compete effectively against the existing leading players in the new businesses or markets, we may not be able to develop a sufficiently large customer and user base, recover costs incurred for marketing new businesses or developing new markets, and eventually achieve profitability from these businesses or markets, and our future results of operations and growth prospects may be materially and adversely affected.

Our business depends on a strong brand and reputation, and if we are not able to maintain and enhance our brand or reputation, our business and operating results may be harmed.

        We believe that our "360" brand and our reputation have contributed significantly to the success of our business. We also believe that maintaining and enhancing the "360" brand and our reputation are critical to increasing our number of users and customers. As our market becomes increasingly competitive, our success in maintaining and enhancing our brand and reputation will depend largely on our ability to remain as a leading provider of Internet and mobile security products and services in China, which may become more expensive and challenging.

        Historically, we have developed our user base primarily by word-of-mouth and incurred limited brand promotion expenses. We began enhancing marketing and brand promotion efforts in early 2010. However, we cannot assure you that our marketing and brand promotion activities in the future will achieve the expected brand promotion effect. If we fail to maintain and further promote the "360" brand or our reputation, or if we incur excessive expenses in this effort, our business and results of operations may be materially and adversely affected. In addition, any negative publicity about our company or our products and services, regardless of its veracity, could harm our brand image and reputation and in turn adversely affect our business and operating results.

The success of our Internet value-added services depends on our ability to accommodate user demand and source suitable third-party products and services.

        We have derived, and expect to continue to derive, a substantial portion of our revenues from our Internet value-added services, such as offering web games developed by third parties. The success of our Internet value-added services depends on our ability to respond adequately and timely to accommodate our users' demand for such value-added services and source suitable third-party products and services on reasonable terms. If we are unable to continue to offer a variety of suitable value-added services that attract users and generate revenue, our financial condition and operating results may be materially adversely affected.

If our products and services fail to detect malware or malicious websites or otherwise do not work properly, we may experience negative publicity, damage to our reputation, legal liability, declined revenues and increased expenses.

        Our users rely on our Internet security products and services for safe access to the Internet. New malware and malicious websites are continuously being created and modified, and the detection technologies underlying our products and services may not detect all forms of malware or malicious websites that our users are exposed to. Additionally, our users may experience errors, failures, or bugs in our products that are undetected by our pre-launch testing, especially when our products and services are first introduced or when new updates are first released. Failure to detect malware or malicious websites or defects in our products may result in security breaches, disruption or damage to our users' computers or networks and theft of confidential information or other negative consequences. Any such event may damage our brand reputation, decrease our user and customer base, require large research and development and marketing expenditures to remedy and may otherwise significantly affect our business and results of operations.

        Furthermore, our Internet security products and services may falsely identify programs or websites as malicious or otherwise undesirable. Parties whose programs are incorrectly blocked by our products or services, or whose websites are incorrectly identified as unsafe or malicious, may seek redress against us for labeling them as malicious and interfering with their businesses. In addition, falsely identifying programs or websites as malicious may adversely affect our users' confidence and trust in our products and decrease our user base.

We may not be able to manage our expanding operations effectively.

        We have significantly expanded our operations in recent years. Since our inception in 2005, we have expanded our product offering into a comprehensive suite of Internet and mobile security products and services and have rapidly established a leading position in the Chinese Internet and mobile security service market. We expect this expansion to continue as we grow our user and customer base and explore new opportunities. To manage the further expansion of our business and growth of our operations and personnel, we need to continuously improve our operational and financial systems, procedures and controls, and expand, train, manage and maintain good relations with our growing employee base. In addition, we must maintain and expand our relationships with other websites, Internet companies and third parties. Our current and future personnel, systems, procedures and controls may not be adequate to support our expanding operations. If we fail to manage our expansion effectively, our business, results of operations and prospects may be materially and adversely affected.

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

        We have a limited operating history under our current business model upon which you can evaluate the viability and sustainability of our business. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries such as the Internet security industry in China. Some of these risks and uncertainties relate to our ability to:

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  maintain our leading position in the Internet security market in China;

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  continue to offer new and innovative products and services to attract and retain a larger user base;

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  attract additional customers and increase spending per customer;

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  increase awareness of our brand and continue to enhance user and customer loyalty;

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  respond to competitive market conditions;

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  respond to changes in our regulatory environment;

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  manage risks associated with intellectual property rights;

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  maintain effective control of our costs and expenses;

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  raise sufficient capital to sustain and expand our business;

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  attract, retain and motivate qualified personnel; and

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  upgrade our technology and infrastructure to support increased traffic and expanded offerings of products and services.

        If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

Interruption or failure of our own information technology and communications systems or those of third-party service providers we rely upon could impair our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

        Our ability to provide our products and services depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could affect the performance and reliability of our Internet security products and services and directly impact our users. Service interruptions may damage our brand and reduce our user base if our products and services are perceived to be unreliable. Our systems are vulnerable to damage or interruption as a result of terrorist attacks, wars, earthquakes, floods, fires, power loss, telecommunications failures, undetected errors or "bugs" in our software, computer viruses, interruptions in access to our websites and servers through the use of "denial of service" or similar attacks, hacking or other attempts to harm our systems and similar events. Our servers, which are hosted at third-party Internet data centers, are vulnerable to break-ins, sabotage and vandalism. Additionally, the occurrence of a closure of an Internet data center by any of our third-party providers without adequate notice could result in lengthy service interruptions.

        If we experience frequent or persistent system failures affecting our products and services, whether due to interruptions and failures of our own information technology and communications systems or those of third-party service providers we rely upon, our reputation and brand could be severely harmed. The steps we take to improve the reliability of our systems will increase our cost and reduce our operating margin and may not be successful in reducing the frequency or duration of service interruptions.

Our strategy of acquiring and investing in complementary businesses, assets and technologies may fail.

        As part of our business strategy, we have acquired, and intend to continue to selectively acquire and invest in, businesses, assets and technologies that complement our existing business. Acquisitions and investments involve uncertainties and risks, including:

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  potential ongoing financial obligations and unforeseen or hidden liabilities;

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  failure to achieve the intended objectives, benefits or revenue-enhancing opportunities;

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  costs and difficulties of integrating acquired businesses and managing a larger business;

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  costs and difficulties of integrating acquired technologies into our existing products and services; and

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  diversion of resources and management attention.

        Our failure to address these risks successfully may have a material adverse effect on our financial condition and results of operations. Any such acquisition or investment may require a significant amount of capital investment, which would decrease the amount of cash available for working capital or capital expenditures. In addition, if we use our equity securities to pay for acquisitions, we may dilute the value of our ADSs and the underlying Class A ordinary shares. If we borrow funds to finance acquisitions, such debt instruments may contain restrictive covenants that could, among other things, restrict us from distributing dividends. Such acquisitions may also generate significant amortization expenses related to intangible assets.

Our success depends on the continuing and collaborative efforts of our management team and other key personnel, and our business may be harmed if we lose their services.

        Our future success depends heavily upon the continuing services of our management team, in particular Mr. Hongyi Zhou, our chairman and chief executive officer, and Mr. Xiangdong Qi, our director and president. If one or more of our executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for management and key personnel is intense, the pool of qualified candidates is limited, and we may not be able to retain the services of our executives or key personnel, or attract and retain experienced executives or key personnel in the future.

        If any of our executives or other key personnel joins a competitor or forms a competing company, we may lose customers, distributors, know-how and key personnel. Each of our executive officers and key employees has entered into an employment agreement with us that contains confidentiality provisions. If any disputes arise between any of our executives or key personnel and us, we cannot assure you the extent to which any of these agreements may be enforced.

We rely on highly skilled personnel. If we are unable to retain or motivate them or hire additional qualified personnel, we may not be able to grow effectively.

        Our performance and future success depend on the talents and efforts of highly skilled individuals. We will need to continue to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in the Internet industry for qualified employees is intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

        As competition in the Internet industry intensifies, it may be more difficult for us to hire, motivate and retain highly skilled personnel. If we do not succeed in attracting additional highly skilled personnel or retaining or motivating our existing personnel, we may be unable to grow effectively.

We may not be able to prevent others from unauthorized use of our intellectual property or brands, which could harm our business and competitive position.

        We rely on a combination of copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods to protect our intellectual property rights and brands. We have registered our "Qihoo" brand in China and are applying to register our "360" brand with relevant government authorities. We may not be able to successfully register the word "360" as a trademark because the relevant government authorities may not deem "360" as sufficiently distinctive. The protection of intellectual property rights and brands in China may not be as effective as those in the United States or other countries. The steps we have taken may be inadequate to prevent the misappropriation of our technology or unauthorized use of our brands. Reverse engineering, unauthorized copying or other misappropriation of our technologies could enable third parties to benefit from our technologies without compensating us. Moreover, unauthorized use of our technology could enable our competitors to offer products and services that are comparable to or better than ours, which could harm our business and competitive position. From time to time, we may have to enforce our intellectual property rights and brands through litigation. Such litigation may result in substantial costs and diversion of resources and management attention.

Third parties may claim that we infringe their proprietary rights, which could cause us to incur significant legal expenses and prevent us from promoting our products and services.

        From time to time, we may receive claims that we have infringed the intellectual property rights of others. Any such claim, with or without merit, could result in costly litigation and distract our management from day-to-day operations. If we fail to successfully defend such claims, we could be required to make unavailable or redesign our products and services, pay monetary amounts as damages, enter into royalty or licensing arrangements, or satisfy indemnification obligations that we have with some of our users. Any royalty or licensing arrangements that we may seek in such circumstances may not be available to us on commercially reasonable terms or at all. Also, if we acquire technology to include in our products from third parties, our exposure to infringement actions may increase because we must rely upon these third parties to verify the origin and ownership of such technology.

        Further, we license and use technologies from third parties in our products and services. These third-party technology licenses may not continue to be available to us on acceptable terms or at all, and may expose us to additional liability. This liability, or our inability to use any of this third-party software, could result in disruptions in our business that could materially and adversely affect our operating results.

The successful operation of our business depends upon the performance and reliability of the Internet infrastructure in China and the safety of our network and infrastructure.

        Our business depends on the performance and reliability of the Internet infrastructure in China. Almost all access to the Internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the MIIT. A more sophisticated Internet infrastructure may not be developed in China. We may not have access to alternative networks in the event of disruptions, failures or other problems with China's Internet infrastructure. In addition, the Internet infrastructure in China may not support the demands associated with continued growth in Internet usage.

        Although we believe we have sufficient controls in place to prevent intentional disruptions, we expect our network and infrastructure to be targets of attacks specifically designed to impede the performance of our products and services, misappropriate proprietary information or harm our reputation. Because the techniques used by hackers to access or sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques. The theft, unauthorized use or publication of our trade secrets and other confidential business information as a result of such an event could adversely affect our competitive position, brand reputation and user base, and our users and customers may assert claims against us related to resulting losses arising from security breaches. Our business could be subject to significant disruption and our results of operations may be affected.

If we fail to establish an effective system of internal control, we may be unable to accurately and timely report our financial results or prevent fraud, and investor confidence and the market price of our ADSs may be adversely impacted.

        We will be subject to reporting obligations under U.S. securities laws. Section 404 of the Sarbanes-Oxley Act of 2002 and related rules require a public company to include a management report on the company's internal control over financial reporting in its annual report, which contains management's assessment of the effectiveness of the company's internal control over financial reporting. In addition, an independent registered public accounting firm must audit and report on the effectiveness of a public company's internal control over financial reporting. These requirements will first apply to our annual report on Form 20-F for the fiscal year ending on December 31, 2012. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

        Prior to this offering, we have been a private company and have had limited accounting personnel and other resources with which to address our internal control over financial reporting. We and our independent registered public accounting firm, in connection with the preparation and external audit of our consolidated financial statements as of and for the fiscal year ended December 31, 2010, identified one material weakness and several control deficiencies in our internal control over financial reporting as of December 31, 2010. A "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis.

        The material weakness identified primarily related to lack of sufficient accounting personnel with appropriate knowledge of U.S. GAAP. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting as we and they will be required to do once we become a public company. In light of the material weakness and other control deficiencies that were identified as a result of the limited procedures performed, we believe it is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

        We have taken measures and plan to continue to take measures to remedy the identified weakness and deficiencies, including (i) hiring additional accounting personnel with understanding of U.S. GAAP and experience with SEC reporting requirements, and (ii) providing external and internal training to our accounting personnel. However, the implementation of these measures may not fully address this material weakness and other control deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to address the material weakness and other control deficiencies or our failure to discover and address any other control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ADSs, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all. Furthermore, our future capital needs may require us to sell additional equity or debt securities that may dilute our shareholders or introduce covenants that may restrict our operations or our ability to pay dividends.

        To grow our business and remain competitive, we may require additional capital. Our ability to obtain additional capital is subject to a variety of uncertainties, including:

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  our future financial condition, results of operations and cash flows;

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  general market conditions for capital raising activities by companies offering Internet and mobile security products and services; and

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  economic, political and other conditions in China and internationally.

        We may be unable to obtain additional capital in a timely manner or on acceptable terms or at all. In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our shareholders.

Our business, financial condition and results of operations may be adversely affected by the downturn in the global or Chinese economy.

        The global financial markets have experienced significant disruptions since 2008 and the effect of the crisis persisted in 2009. China's economy has also faced challenges. To the extent that there have been improvements in some areas, it is uncertain whether such recovery is sustainable. Since we derive substantially all of our revenues from China, our business and prospects may be affected by economic conditions in China.

        Moreover, a slowdown in the global or Chinese economy or the recurrence of any financial disruptions may have a material and adverse impact on financings available to us. The weakness in the economy could erode investors' confidence, which constitutes the basis of the equity markets. The recent financial turmoil affecting the financial markets and banking system may significantly restrict our ability to obtain financing in the capital markets or from financial institutions on commercially reasonable terms, or at all. We are uncertain about the extent to which the recent global financial and economic crisis and slowdown of the Chinese economy may impact our business in the long term. There is a risk that our business, results of operations and prospects would be materially and adversely affected by the global economic downturn and the slowdown of the Chinese economy.

Risks Related to Our Corporate Structure

        In order to comply with PRC laws and regulations limiting foreign ownership of Internet businesses, we conduct our Internet businesses through our consolidated affiliated entities in China by means of contractual arrangements. If the PRC government determines that these contractual arrangements do not comply with applicable regulations, our business could be materially and adversely affected.

        The PRC government restricts foreign investment in Internet businesses. See "Regulation—Regulations Related to Our Business—Telecommunications Regulations." Accordingly, we conduct our business activities primarily through our two consolidated variable interest entities, or VIEs, namely Beijing Qihu Technology Company Limited, or Beijing Qihu, and Shanghai Qitai Network Technology Company Limited, or Shanghai Qitai. See "Corporate History and Structure." We bear the economic risks and derive the economic benefits of Beijing Qihu and Shanghai Qitai as their primary beneficiary through contractual arrangements with them and their respective registered shareholders. We also entered into similar contractual arrangements with five other VIEs that do not have significant business operations as of the date of this prospectus. For a description of these contractual arrangements, see "Corporate History and Structure."

        Although we believe we comply with current PRC regulations, the PRC government may not agree that these operating arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If the PRC government determines that we do not comply with applicable law, it may revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, block our websites, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

Our contractual arrangements with our VIEs and their respective shareholders may not be as effective in providing control over the entity as direct ownership.

        We rely on contractual arrangements with our VIEs and their shareholders for the operation of our Internet business in China. These contractual arrangements may not be as effective in providing us with control over our VIEs as direct ownership in these entities. If our VIEs or their respective shareholders fail to perform their respective obligations under these contractual arrangements, we may incur substantial costs and resources to enforce these arrangements, and rely on legal remedies available under applicable PRC laws, including seeking specific performance or injunctive relief and claiming damages. In particular, if shareholders of a VIE refuse to transfer their equity interests in such VIEs to us or our designated persons when we exercise the purchase option pursuant to these contractual arrangements, we may need to initiate legal actions to compel them to fulfill their contractual obligations.

        If the applicable PRC authorities invalidate our contractual arrangements for violation of PRC laws, rules and regulations, or any of our VIEs or their shareholders terminate the contractual arrangements or fail to perform their obligations under these contractual arrangements, our Internet and online advertising businesses in China would be materially disrupted, and the value of our ordinary shares would decrease substantially. Furthermore, if we fail to renew these contractual arrangements upon their expiration and the relevant foreign investment restrictions remain effective, we would not be able to continue our Internet business.

        In addition, if any of our VIEs or all or part of its assets become subject to court injunctions or asset freezes or liens or rights of third-party creditors, we may be unable to continue some or all of our businesses, which could materially and adversely affect our business, financial condition and results of operations. If any of our VIEs undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of its assets. The occurrence of any of these events may hinder our ability to operate our Internet business, which could in turn materially harm our business and our ability to generate revenues and cause the market price of our ordinary shares to decline significantly.

Perfection of the pledges in our equity pledge agreements with our VIEs and their registered shareholders may be adversely affected due to failure to register these equity pledge agreements.

        Under our equity pledge agreements with our VIEs and their registered shareholders, these registered shareholders have pledged all of their respective equity interests in the VIEs to us. The pledges under the equity pledge agreements were duly created by recording the pledges on the VIEs' registers of shareholders in accordance with the then effective PRC Security Law and the Contract Law. The purpose of such pledges is to secure the performance of the VIEs' obligations under the various VIE agreements, including the business operation agreements and technology development agreements. Under the then effective PRC laws and regulations, the pledge of equity in a limited liability company became effective upon recording of the pledge on the company's register of members. However, according to the PRC Property Rights Law, which became effective on October 1, 2007, a pledge is not deemed to be validly created without registration with the relevant local administration for industry and commerce. Three of our VIEs have completed the pledge registration. We are applying to register the equity pledges by the shareholders of our other VIEs with the relevant offices of the administration for industry and commerce and expect to submit the complete applications by the end of May 2011. Although under PRC laws and regulations, the administration for industry and commerce should register a pledge immediately upon receiving a complete application, the registration process could take longer in practice. If the equity pledges are not successfully registered, they would not be deemed as validly created security interests under the PRC Property Rights Law. If our VIEs breached their obligations under the agreements with us, there is a risk that we may not be able to successfully enforce the pledges if the equity pledge agreements have not been registered with the relevant administration for industry and commerce.

The shareholders of our VIEs may have potential conflicts of interest with us, which may adversely affect our business.

        The registered shareholders of our VIEs are our directors, officers or employees. Conflicts of interest may arise between these shareholders' duties to us and our VIEs. If such conflicts arise, these shareholders may not act in our best interests and such conflicts of interest may not be resolved in our favor. In addition, these shareholders may breach or cause our VIEs to breach or refuse to renew their existing contractual arrangements that allow us to exercise effective control over them and to receive economic benefits from them. The laws of the Cayman Islands provide that directors of a company owe a fiduciary duty to the company, which requires them to act in good faith and in the best interests of the company and not to use their positions for personal gain. If certain shareholders of our VIEs do not comply with their fiduciary duties to us as our designated directors, or if we cannot resolve any conflicts of interest or disputes between us and such shareholders or any future beneficial owners of our VIEs, we would have to rely on legal proceedings to remedy the situation, which could result in disruption of our business and substantial uncertainty as to the outcome of any such legal proceedings.

Our contractual arrangements with our VIEs and their respective shareholders may be subject to scrutiny by the PRC tax authorities and we could be required to pay additional taxes, which could substantially reduce our consolidated net income and the value of your investment.

        Arrangements and transactions among related parties may be subject to audits or challenges by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that our contractual arrangements with VIEs are not arm's length transactions. If this were to occur, the tax authorities could adjust our VIEs' income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction, for PRC tax purposes, of expense deductions recorded by our VIEs, which could in turn increase their tax liabilities. The PRC tax authorities could also impose late payment fees and other penalties on our VIEs for under-paid taxes. In addition, any challenge by the PRC tax authorities may limit the ability of our VIEs to receive any preferential tax treatments and other financial incentives. Our consolidated net income may be materially and adversely affected if our VIEs' tax liabilities increase or if our VIEs are found to be subject to late payment fees or other penalties.

Risks Related to Regulation of Our Services and Products

We may be adversely affected by complexity, uncertainties and changes in regulation of Internet and value-added telecommunications service companies.

        The PRC government extensively regulates the Internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the Internet industry. These Internet-related laws and regulations are relatively new and still evolving, and their interpretation and enforcement involve significant uncertainty. As a result, it may be difficult in certain circumstances to determine what actions or omissions may be deemed to be violations of applicable laws and regulations. The following illustrates some of the risks and uncertainties relating to PRC government regulation of the Internet industry:

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  We only have contractual control over our websites. We do not own the websites due to the restriction of foreign investment in businesses providing value-added telecommunication services in China, including online information services.

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  There are uncertainties relating to the regulation of the Internet business in China, including licensing practices that continue to evolve. This means that permits, licenses or operations at some of our companies may be subject to challenge, or we may not be able to obtain or renew certain permits or licenses. This may significantly disrupt our business, require us to compromise enforceability of related contractual arrangements, or subject us to sanctions, requirements to increase capital or other conditions or enforcement.

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  New laws and regulations may be promulgated that will regulate Internet activities, including online advertising and online payment. Other aspects of our online operations may be regulated in the future. If these new laws and regulations are promulgated, additional licenses may be required for our online operations. If our operations do not comply with these new regulations at the time they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties.

        As a result of the complexity, uncertainties and constant changes in regulation in the Internet and value-added telecommunications companies, our business activities and growth may be adversely affected if we do not respond to the changes in a timely manner or are found to be in violation of the applicable laws, regulations and policies as a result of a different position from ours taken by the competent authority in the interpretation of such applicable laws, regulations and policies.

If we fail to obtain or maintain all required licenses, permits and approvals or if we are required to take actions that are time-consuming or costly, our business operations may be materially and adversely affected.

        We are required to obtain applicable licenses, permits and approvals from different regulatory authorities in order to conduct our business. Over the last several years, various governmental authorities in the PRC have issued regulations regulating specific aspects of Internet content and services. Some of this legislation requires operators to obtain licenses, permits or approvals that were previously not required. The government authorities may continue to pass new rules regulating the Internet sector. They may require us to obtain additional licenses, permits or approvals so that we can continue to operate our existing businesses or otherwise prohibit our operation of the types of businesses to which the new requirements apply. In addition, new regulations or new interpretations of existing regulations may increase our costs of doing business and prevent us from efficiently delivering services and products over the Internet and through mobile operators and expose us to potential penalties and fines. These regulations may also restrict our ability to expand our customer and user base or to provide services in additional geographic areas.

        Applicable PRC laws and regulations may deem online software download services as Internet publishing activities that require Internet publishing licenses. We currently do not hold an Internet publishing license for our online software download services. We expect to submit a complete application to relevant government authorities in April 2011. Although under PRC laws and regulations, relevant government authorities should decide on an application for the internet publishing license within 60 days after receiving a complete application, the approval process may take longer in practice and we may not be able to receive approval for the internet publishing license in a timely manner or at all. See "Regulation—Regulation of Electronic Publications and Internet Publishing." Failure to obtain such license may subject us to various penalties, including fines and suspension of our online software download services, which may materially and adversely affect our business, financial condition and results of operations.

        Our security software must be examined and approved by the PRC Ministry of Public Security, or the MPS, before it may be made available to users. We believe that we have obtained the applicable permits for offering 360 Safe Guard and 360 Anti-Virus for download. However, as the upgrades of our software become more frequent and such examination and approval by the MPS may be time consuming, we may not be able to obtain such permits for all upgrades in a timely manner, which may subject us to various penalties and adversely affect our business and results of operations.

        In addition, we provide promotion services for a third party's online lottery business on our platform. Under the Tentative Administrative Measures on Internet Lottery Sale promulgated by the PRC Ministry of Finance on September 26, 2010, a license is required for conducting online lottery business. As these measures were newly released and no implementation rules are available yet, our online lottery business partner currently does not hold such license. Although there is no explicit provision under the Lottery Measures that imposes penalties for conducting online lottery business without a license, the online lottery business operated by such third party may be suspended by relevant governmental authorities. We have requested our online lottery business partner to apply for such license as soon as the application procedures are available. We also plan to apply for such license for ourselves as a provider of platform for such lottery business if required under newly issued rules or regulations or by relevant government authorities. If our online lottery business partner or we are subject to regulatory penalties for lack of such license, our reputation may be harmed and our business may be adversely affected.

If any of our web games business activities is deemed to be in violation of law, we may have to cease or modify our web game operations, which could have a material and adverse effect on our business and results of operations.

        All web games currently offered by our platform are licensed by, and operated with, third-party game developers. Although we have obtained licenses which we believe are sufficient for our web game offerings, the MIIT or other competent government authorities may interpret existing or promulgate and implement new laws, regulations or policies that may require us to cease or modify our web games business in order to avoid violation of any PRC laws or regulations. Any such modification to our web games business may result in disruption of our business, diversion of management attention and the incurrence of substantial costs. See also "Regulation—Regulations Relating to Our Business—Web Games and Virtual Currency." In addition, we have requested our web game business partners to obtain and maintain all necessary licenses. However, we cannot assure you that all of our business partners have obtained or updated all necessary licenses, permits or registrations with relevant governmental authorities. If any of such business partners fails to do so, we may not continue to operate the affected web games, which may adversely affect our business and results of operations.

Regulation and censorship of information disseminated over the Internet in China may adversely affect our business and subject us to liability for information displayed on or linked to our websites.

        The MIIT has published regulations that subject website operators to potential liability for content displayed on their websites and the actions of users and others using their systems, including liability for violations of PRC laws and regulations prohibiting the dissemination of content deemed to be socially destabilizing. The Ministry of Public Security has the authority to order any local Internet service provider to block any Internet website at its sole discretion. From time to time, the Ministry of Public Security has stopped the dissemination over the Internet of information which it believes to be socially destabilizing. The State Secrecy Bureau is also authorized to block any website it deems to be leaking state secrets or failing to meet the relevant regulations relating to the protection of State secrets in the dissemination of online information. Furthermore, we are required to report any suspicious content to relevant governmental authorities, and to undergo computer security inspections. If we fail to implement the relevant safeguards against security breaches, our websites may be shut down and our business and business licenses may be revoked.

        Although we attempt to monitor the content posted on our websites or transmitted through our services, we are not able to control or restrict the content generated or linked by the users to other Internet content providers. If the PRC regulatory authorities find any content displayed on our websites objectionable, they may require us to limit or eliminate the dissemination of such information on our websites. If third-party websites linked to or accessible through our websites operate unlawful activities, PRC regulatory authorities may require us to report such unlawful activities to competent authorities and to remove the links to such websites, or they may suspend or shut down the operation of such websites. PRC regulatory authorities may also temporarily block access to certain websites for a period of time for reasons beyond our control. Any of these actions may reduce our user traffic and adversely affect our business. In addition, we may be subject to penalties for violations of those regulations arising from information displayed on or linked to our websites, including a suspension or shutdown of our online operations.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the PRC government could negatively impact China's overall economic growth, which could materially adversely affect our business.

        We conduct substantially all of our operations in China. Accordingly, our business, financial condition, results of operations and prospects depend significantly on economic developments in China. China's economy differs from the economies of most other countries in many respects, including the amount of government involvement in the economy, the general level of economic development, growth rates and government control of foreign exchange and the allocation of resources. While the PRC economy has grown significantly over the past few decades, this growth has remained uneven across different periods, regions and economic sectors.

        The PRC government also exercises significant control over China's economic growth by allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Between late 2003 and 2008, the PRC government implemented a number of measures, such as increasing the People's Bank of China's statutory deposit reserve ratio and imposing commercial bank lending guidelines, which slowed the growth of credit. In 2008 and 2009, however, in response to the global financial crisis, the PRC government loosened such requirements. Any actions and policies adopted by the PRC government could negatively impact the Chinese economy, which could materially adversely affect our business.

We may rely on dividends and other distributions from our subsidiaries in China to fund our cash and financing requirements, and any limitation on the ability of our subsidiaries to make payments to us could materially adversely affect our ability to conduct our business.

        As an offshore holding company, we may rely principally on dividends from our subsidiaries in China for our cash requirements, including to pay dividends or make other distributions to our shareholders or to service our debt we may incur and to pay our operating expenses. The payment of dividends by entities organized in China is subject to limitations. In particular, the PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, as determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its after-tax profits each year, if any, to fund certain statutory reserves. These reserves are not distributable as cash dividends.

        If our subsidiaries in China incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. Any limitation on the ability of our subsidiaries to distribute dividends or other payments to us could materially adversely limit our ability to grow, make investments or acquisitions, pay dividends and otherwise fund and conduct our business.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using the proceeds of this offering to make loans or capital contributions to our PRC operating subsidiaries, which could materially adversely affect our liquidity and ability to fund and expand our business.

        We may transfer funds to our PRC subsidiaries or finance our PRC subsidiaries by means of shareholder's loans or capital contributions upon completion of this offering. Any loans to our PRC subsidiaries, which are foreign-invested enterprises, cannot exceed statutory limits based on the amount of our investments in such subsidiaries, and shall be registered with the State Administration of Foreign Exchange, or SAFE, or its local counterparts. Furthermore, any capital contributions we make to our PRC subsidiaries shall be approved by the Ministry of Commerce, or MOFCOM, or its local counterparts. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to receive such registrations or approvals, our ability to provide loans or capital contributions to our PRC subsidiaries may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

        In addition, SAFE promulgated the Circular on the Relevant Operating Issues concerning Administration Improvement of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or Circular 142, on August 29, 2008. Under Circular 142, registered capital of a foreign-invested company settled in RMB converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and may not be used for equity investments in the PRC. In addition, foreign-invested companies may not change how they use such capital without SAFE's approval, and may not in any case use such capital to repay RMB loans if they have not used the proceeds of such loans. Furthermore, SAFE promulgated a circular on November 19, 2010, or Circular 59, which requires the authenticity of settlement of net proceeds from offshore offerings to be closely examined and the net proceeds to be settled in the manner described in the offering documents. Circular 142 and Circular 59 may significantly limit our ability to transfer the net proceeds from this offering to our PRC subsidiaries and convert the net proceeds into RMB, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

Fluctuations in the value of the RMB may materially adversely affect your investment.

        The value of the RMB against the U.S. dollar and other currencies may fluctuate. Exchange rates are affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over three years. From July 2008 until June 2010, however, the RMB has traded stably within a narrow range against the U.S. dollar.

        There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant appreciation of the RMB against foreign currencies. On June 20, 2010, the People's Bank of China announced that the PRC government would reform the RMB exchange rate regime and increase the flexibility of the exchange rate. We cannot predict how this new policy will impact the RMB exchange rate.

        Our revenues and costs are mostly denominated in the RMB, and a significant portion of our financial assets are also denominated in the RMB. Any significant fluctuations in the exchange rate between the RMB and the U.S. dollar may materially adversely affect our cash flows, revenues, earnings and financial position, and the amount of and any dividends we may pay on our ADSs in U.S. dollars. In addition, any fluctuations in the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

        The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our wholly-owned PRC subsidiary in China, Qizhi Software, to fund any cash and financing requirements we may have. See "Corporate History and Structure."

        Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval by complying with certain procedural requirements. Therefore, Qizhi Software may pay dividends in foreign currency to us without pre-approval from SAFE. However, approval from or registration with competent government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. With the prior approval from SAFE, cash generated from the operations of our PRC subsidiary may be used to pay off debt they owe to entities outside China in a currency other than the Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

Uncertainties in the Chinese legal system could materially adversely affect our business.

        We conduct our business primarily through our subsidiaries and affiliated entities in China. Our operations in China are governed by PRC laws and regulations. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

        In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, and forms of foreign investment (including wholly foreign-owned enterprises and joint ventures) in particular. These laws, regulations and legal requirements are relatively new and amended frequently, and their interpretation and enforcement often raise uncertainties that could limit the reliability of the legal protections available to us. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violations of these policies and rules until the violations have occurred. Furthermore, any litigation in China may be protracted and result in substantial costs and diversion of resources and management's attention. We cannot predict future developments in the PRC legal system. We may be required to procure additional permits, authorizations and approvals for our operations, which we may not be able to obtain. Our inability to obtain such permits or authorizations may materially adversely affect our business, financial condition and results of operations.

We may be required to obtain approval of the China Securities Regulatory Commission, or CSRC, before listing and trading our ADSs on the New York Stock Exchange.

        Pursuant to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rules, an offshore special purpose vehicle formed for purposes of overseas listing and controlled directly or indirectly by PRC companies or individuals shall obtain CSRC approval prior to listing and trading its securities on an overseas stock exchange. On December 14, 2006, the CSRC published procedures for special purpose vehicles to obtain approval of overseas listings. The procedures include filing documents with the CSRC and take several months to complete. The application of this new PRC regulation remains unclear.

        Our PRC legal counsel, Commerce & Finance Law Offices, is of the opinion that prior CSRC approval for this offering is not required because (i) we and our PRC operating subsidiary, Qizhi Software, were incorporated before the effective date of the New M&A Rules; (ii) our PRC subsidiary was not established through acquisition of any equity or assets of a "PRC domestic company" as defined under the M&A rules; and (iii) the New M&A Rules do not explicitly classify contractual arrangements like those described in "Corporate History and Structure" as a type of transactions that require such approval under the New M&A Rules. However, we cannot assure you that PRC government authorities, including the CSRC, will reach the same conclusion as our PRC legal counsel. If the CSRC or other PRC government authorities determine that prior CSRC approval is required, this offering will be delayed until we obtain the approval from the CSRC, which may take several months or longer. If a prior approval from the CSRC is required but not obtained, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory authorities.

        These regulatory authorities may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could materially adversely affect our business or the trading price of our ADSs. The CSRC or other PRC regulatory authorities may also require us, or make it advisable for us, to halt this offering before settlement and delivery of the ADSs offered under this prospectus. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur.

PRC regulations relating to the establishment of offshore SPVs by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

        SAFE has promulgated several regulations, including the Notice on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or Circular 75, effective on November 1, 2005. These regulations require PRC residents and PRC corporate entities to register with local branches of SAFE in connection with their direct or indirect offshore investment activities. These regulations apply to our shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future.

        Under these foreign exchange regulations, PRC residents who make or have previously made prior to the implementation of these foreign exchange regulations, direct or indirect investments in special purpose vehicles, or SPVs, will be required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of an SPV is required to update the previously filed registration with the local branch of SAFE to reflect any material change. Moreover, the PRC subsidiaries of that SPV are required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder fails to make the required registration or update the previously filed registration, the PRC subsidiaries of that SPV may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to their SPV parent, and the SPV may also be prohibited from injecting additional capital into its PRC subsidiaries. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liabilities for such PRC subsidiaries under PRC laws for evasion of applicable foreign exchange restrictions. Furthermore, the responsible persons and other persons in such PRC subsidiaries who are held directly liable for the violations may be subject to administrative sanctions.

        These regulations apply to our shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future. We have notified holders of ordinary shares of our company whom we know are PRC residents to register with the local SAFE branch and update their registrations as required under the SAFE regulations described above. We are aware that Mr. Hongyi Zhou, our chairman and chief executive officer and principal shareholder and Mr. Xiangdong Qi, our director, president and principal shareholder, both of whom are PRC residents, have registered with the relevant local SAFE branch. We, however, cannot provide any assurances that all of our shareholders who are PRC residents will file all applicable registrations or update previously filed registrations as required by these SAFE regulations. If SAFE determines that any of our beneficial owners who are PRC residents fails to comply with the above SAFE rules, our PRC subsidiaries could be subject to fines and legal penalties, and SAFE could restrict our cross-border investment activities and our foreign exchange activities, including restricting our PRC subsidiaries' ability to distribute dividends to, or obtain loans denominated in foreign currencies from, our company, or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Failure to comply with the registration requirements for employee share option plans may subject our PRC equity incentive plan participants or us to fines and other legal or administrative sanctions.

        In January 2007, SAFE issued implementing rules for the Administrative Measures of Foreign Exchange Matters for Individuals, which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen's participation in the employee stock ownership plans or stock option plans of an overseas publicly-listed company. In March 2007, SAFE promulgated the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plan or Stock Option Plan of Overseas-Listed Company, or Circular 78.

        Under Circular 78, PRC citizens who participate in an employee stock option plan in an overseas publicly-listed company are required to register with SAFE or its local office and complete certain other procedures. A PRC agent, which could be the PRC subsidiary of such overseas publicly-listed company, is required to retain a financial institution with stock brokerage qualification at the listing place or a qualified institution relating to the exercise or sale of share options. For participants who had already participated in an employee stock option plan before the date of Circular 78, their PRC employers or PRC agents are required to complete the relevant formalities within three months of the date of this Circular. We and our PRC employees who receive stock option plan will be subject to these regulations when we are listed in the United States. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and other legal or administrative sanctions.

We may be subject to PRC taxation on our worldwide income.

        Under the PRC Enterprise Income Tax Law, or the New EIT Law, and its implementation rules, both effective from January 1, 2008, an enterprise established outside of the PRC with "de facto management bodies" within the PRC is considered a resident enterprise and is subject to a 25% enterprise income tax on its global income. The implementation rules define the term "de facto management bodies" as establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting and properties of an enterprise. The State Administration of Taxation, or the SAT, issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, which sets out certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore incorporated enterprise is located in China.

        While we do not believe we are considered a resident enterprise or meet the criteria under Circular 82, we cannot ensure you that the SAT will not implement Circular 82 or amend the rules in the future to the effect that such rules will apply to us or our wholly-owned subsidiaries in Hong Kong. If the PRC authorities were to subsequently determine that we should be treated as a resident enterprise, a 25% enterprise income tax will be imposed on our global income, which could significantly increase our tax burden and materially adversely affect our financial condition and results of operations.

Dividends we receive from our PRC subsidiaries, dividends payable by us to our foreign investors and gain on the sale of our shares may become subject to PRC withholding taxes under PRC tax laws.

        Under the New EIT Law, dividends payable by a foreign-invested enterprise in China to its shareholders that are "non-resident enterprises" are subject to a 10% withholding tax starting from January 1, 2008, unless such shareholders' jurisdiction of incorporation has a tax treaty with China that provides for a different arrangement. As of the date of this prospectus, the Cayman Islands have not entered into any such tax treaties with the PRC. If we are considered a "non-resident enterprise" under the New EIT Law, dividends paid to us by our PRC subsidiaries will be subject to this 10% withholding tax, which would reduce our net income and adversely affect our operating results.

        Similarly, any gain realized on the transfer of ADSs or shares by shareholders that are "non-resident enterprises" is also subject to a 10% PRC withholding tax, if such gain is regarded as income derived from sources within the PRC. If we are considered to be an "offshore-registered resident enterprise," the dividends we pay to our shareholders that are "non-resident enterprises" with respect to our ADSs or shares would be treated as income derived from sources within the PRC and be subject to a 10% withholding tax. The gain that such shareholders realize from the transfer of our ADSs or shares may also be treated as income derived from sources within the PRC and be subject to PRC income tax if such shareholders are considered as "non-resident enterprises."

        Pursuant to the Notice on How to Understand and Determine the Beneficial Owners in Tax Agreement, a "beneficial owner" under China's tax treaties and tax arrangements shall engage in substantive business activities. An agent or conduit company that is set up for the purpose of avoiding or reducing taxes or transferring or accumulating profits will not be regarded as a beneficial owner and, therefore, will not qualify for treaty benefits. We cannot assure you that any dividends to be distributed by us to our non-PRC shareholders will be entitled to the benefits under the relevant withholding arrangement set out in a tax treaty between such shareholders' jurisdiction of incorporation and China.

        If we are required under the New EIT Law to withhold PRC income tax on our dividends payable to our non-PRC enterprise ADS holders, or if gain from disposition of our ordinary shares or ADSs will be subject to PRC taxes, your investment in our ADSs may be materially adversely affected.

Any change in the preferential tax treatment we currently enjoy in the PRC may materially adversely impact our net income.

        Pursuant to the New EIT Law, enterprises that previously enjoyed preferential treatments of low tax rates will be subject to the new enterprise income tax rate of 25% after a five-year transitional period. Moreover, tax exemption or reduction with fixed terms enjoyed by enterprises including us will continue until the expiry of the prescribed period. Our operating subsidiary, Qizhi Software, and our VIE, Beijing Qihu, receive preferential tax treatment in the PRC as "high and new technology enterprises." As a result, subject to satisfaction of applicable criteria as confirmed by the competent authorities, Qizhi Software is entitled to an exemption from the 15% reduced EIT tax rate in 2008 and a 50% reduction in the 15% reduced EIT tax rate in 2009 and 2010, and Beijing Qihu is entitled to a reduced EIT rate of 15% for 2009 and 2010. On April 21, 2010, the State Administration of Taxation issued Circular 157, which seeks to provide additional guidance on the interaction of certain preferential tax rates under the transitional rules of the New EIT Law. Prior to Circular 157, we understood that if a high and new technology enterprise was in a tax holiday period, where it was entitled to a 50% reduction in the tax rate, and it was also entitled to the 15% preferential tax rate, it would be entitled to pay tax at the rate of 7.5%. Circular 157 appears on its face to have the effect that such an entity is entitled to pay taxes at either the lower of 15% or 50% of the standard PRC tax rate. Circular 157 is newly-issued and the tax authorities may differ in explaining the rules, and there might be a risk that the competent tax authority may later decide that Qizhi Software will not be eligible for a 7.5% discounted tax rate and instead a 12.5% preferential tax rate may be applicable. Moreover, the PRC government could eliminate any of these preferential tax treatments before their scheduled expiration. Expiration, reduction or elimination of such preferential tax treatments will increase our income tax expenses and in turn decrease our net income.

New labor laws in the PRC may adversely affect our results of operations.

        On June 29, 2007, the PRC government promulgated the Labor Contract Law of the PRC, or the New Labor Contract Law, which became effective on January 1, 2008. The New Labor Contract Law imposes greater liabilities on employers and significantly impacts the cost of an employer's decision to reduce its workforce. Furthermore, the New Contract Labor Law requires certain terminations to be based upon seniority and not the merits of employees. As a result, the New Labor Contract Law could increase our operating expenses and limit our ability to significantly change or decrease our workforce.

Risks Related to Our ADSs and This Offering

There has been no public market for our ordinary shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

        Prior to this initial public offering, there has been no public market for our ordinary shares or ADSs. We have applied to list our ADSs on the New York Stock Exchange. Our ordinary shares will not be listed or quoted for trading on any exchange. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially adversely affected. The initial public offering price for our ADSs will be determined by negotiations between us and the underwriters and may bear little or no relationship to the market price for our ADSs after the initial public offering. An active trading market for our ADSs may not develop and the market price of our ADSs may decline below the initial public.

The market price for our ADSs may be volatile.

        The market price of our ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

  •
  regulatory developments in our industry;

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  actual or anticipated fluctuations in our quarterly results of operations;

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  changes in financial estimates by securities research analysts;

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  negative publicity, studies or reports;

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  changes in conditions of Internet and mobile security industry;

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  changes in performance and valuation of our peer or comparable companies;

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  announcements by us or our competitors of new services, acquisitions, strategic relationships, joint ventures or capital commitments;

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  changes in our senior management;

  •
  fluctuations in the exchange rate between the Renminbi and the U.S. dollar; and

  •
  sales or anticipated sales of additional ordinary shares or ADSs.

        In addition, securities markets have experienced significant price and volume fluctuations unrelated to the operating results of any particular companies. These market fluctuations may also materially adversely affect the market price of our ADSs.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ADSs or ordinary shares.

        Based on the current and anticipated value of our assets, including goodwill, and composition of our income and assets, we do not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our current taxable year ending December 31, 2011 or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that we will not be a PFIC for any taxable year. A non-U.S. corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

        We must make a separate determination after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ADSs and ordinary shares, fluctuations in the market price of the ADSs and ordinary shares may cause us to become a PFIC. In addition, changes in the composition of our income or assets may cause us to become a PFIC. If we are a PFIC for any taxable year during which a U.S. holder holds an ADS or ordinary share, certain adverse U.S. federal income tax consequences could apply to such U.S. holder. See "Taxation—United States Federal Income Taxation—Passive Foreign Investment Company."

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

        If you purchase ADSs in this offering, you will pay more for your ADSs than our existing shareholders paid for their Class A ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately $                        per ADS, which equals the difference between the assumed initial public offering price of $                        per ADS, the midpoint of the estimated range of the initial public offering price, and our net tangible book value per ADS immediately upon the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional ADSs. See "Dilution."

We may need additional capital, and the sale of additional ADSs or other equity securities could result in additional dilution to our shareholders.

        We believe that our current cash and cash equivalents, anticipated cash flow from operations and the proceeds from this offering will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

Substantial future sales of our ADSs in the public market, or the perception that these sales could occur, could cause the price of our ADSs to decline.

        Additional sales of our Class A ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Immediately upon completion of this offering, we will have                        ordinary shares outstanding, including                 Class A ordinary shares (or                Class A ordinary shares if the underwriters exercise their option to purchase additional ADSs in full) and                 Class B ordinary shares. This number of outstanding Class A ordinary shares also includes                        Class A ordinary shares in the form of restricted ADSs issued to the investors in our concurrent private placement, assuming a price per ADS of $            , the mid-point of the estimated range of the initial public offering price. See "Underwriting—Concurrent Private Placements."                        Class A ordinary shares outstanding after this offering will be available for sale upon the expiration of the lock-up period, subject to volume and other restrictions applicable under Rule 144 under the Securities Act of 1933.

        The lock-up restrictions on each of our existing shareholders in this offering will expire 180 days after the date of this prospectus. Any or all of these shares can be released prior to expiration of the lock-up period at the discretion of the representatives of the underwriters for this offering. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our ADSs could decline.

        In addition, certain holders of our ordinary shares after the completion of this offering will have the right to cause us to register the sale of those shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market could cause the price of our ADSs to decline.

Our memorandum and articles of association will contain anti-takeover provisions that could materially adversely affect the rights of holders of our ordinary shares and ADSs.

        We have adopted an amended and rested memorandum and articles of association that will become effective upon the closing of this offering. Our amended and restated articles of association will contain provisions that could limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could deprive our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges and relative participating, optional or special rights and their qualifications, limitations or restrictions. These preferred shares may include dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may provide rights and preferences that holders of our ordinary shares or ADSs do not have.

        We could issue preferred shares quickly on terms that could delay or prevent a change in control of our company or make removal of management more difficult. If we issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially adversely affected.

Our dual-class ordinary share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

        In March 2011, we adopted a dual-class ordinary share structure that will become effective immediately upon the completion of this offering. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to five votes per share. We will issue Class A ordinary shares represented by our ADSs in this offering. Global Village Associates Limited, or Global Village, a holder of our ordinary shares controlled by Mr. Hongyi Zhou, our chairman and chief executive officer, will hold 32,228,158 Class B ordinary shares. Young Vision Company Limited, or Young Vision, a holder of our ordinary shares controlled by Mr. Xiangdong Qi, our director and president, will hold 18,633,343 Class B ordinary shares. Highland Capital Partners VI Limited Partnership and its affiliates, or Highland, holders of our preferred shares, will hold 26,515,152 Class B ordinary shares. Sequoia Capital China I, L.P. and its affiliates, or Sequoia, holders of our preferred shares, will hold 14,202,219 Class B ordinary shares. CDH Net Technology Limited, or CDH, a holder of our preferred shares, will hold 10,572,556 Class B ordinary shares. Certain of our executive officers will hold an aggregate of 19,729,606 Class B ordinary shares. All the remaining ordinary shares and preferred shares will convert into 27,993,722 Class A ordinary shares immediately upon the completion of this offering. We intend to maintain the dual-class ordinary share structure after the closing of this offering. Each Class B ordinary share will be convertible into Class A ordinary share at any time by the holder thereof. Class A ordinary shares will not be convertible to Class B ordinary shares under any circumstances. Upon any sale, pledge, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equal number of Class A ordinary shares.

        Due to the disparate voting powers attached to these two classes of shares, we anticipate that Mr. Hongyi Zhou, Mr. Xiangdong Qi, Highland, Sequoia, CDH and certain of our executive officers will collectively own approximately        % of the voting power of our outstanding ordinary shares after this offering and will have considerable influence over matters requiring shareholder approval, including election of directors and significant corporate transactions, such as a merger or sale of our company or our assets. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

You may not have the same voting rights as the holders of our Class A ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

        Except as described in this prospectus and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the Class A ordinary shares represented by our ADSs on an individual basis. Holders of our ADSs may instruct the depositary how to vote the Class A ordinary shares underlying their ADSs, and the depositary will endeavor to carry out those instructions. However, you may not receive voting materials in time to instruct the depositary to vote, and you may not have the opportunity to exercise a right to vote.

You may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

        We may distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act with respect to all holders of ADSs.

        We are not obligated to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems doing so expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs when our books or the books of the depositary are closed, when we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, under any provision of the deposit agreement or for any other reason.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you may have less protection of your shareholder rights than you would under U.S. law.

        Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Cayman Islands Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, the rights of minority shareholders to institute actions and the fiduciary responsibilities of our directors to us are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the latter of which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in the United States. In particular, the Cayman Islands has a less developed body of securities law than the United States. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States. As a result, our public shareholders may encounter more difficulty in protecting their interests against actions taken by the management, the board of directors or the controlling shareholders of our company than they would as shareholders of a public company incorporated in the United States.

You may have difficulty enforcing judgments obtained against us.

        We are a Cayman Islands company, and we conduct substantially all of our operations in the PRC. Substantially all of our assets are located outside of the United States. In addition, most of our directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult for you to effect service of process upon our directors and officers in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents of the United States and the substantial majority of whose assets are located outside of the United States.

        In addition, the courts of the Cayman Islands or the PRC may not recognize or enforce judgments of U.S. courts against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state. Furthermore, Cayman Islands or PRC courts may not be competent to hear original actions brought in the Cayman Islands or the PRC against us or our directors and officers predicated upon the securities laws of the United States or any state. See "Enforceability of Civil Liabilities."

Our management will have considerable discretion in applying the net proceeds from this offering and may use the net proceeds in ways that do not improve our profitability or increase our share price.

        We intend to use the net proceeds of this offering for technology development and the development of new products and services, investment in and acquisition of technologies, products or businesses, and general corporate purposes. However, our plans are made based on the business conditions as of the date of this prospectus and we will have significant discretion in applying the net proceeds of this offering. Unforeseen events or changed business conditions could result in our applying the net proceeds of this offering in a manner other than as described in this prospectus. You will not have the opportunity to assess whether we use the proceeds appropriately, and we may use the net proceeds in ways that do not improve our operating results or increase the value of your investment.

We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

        Upon completion of this offering, we will become a public company in the United States. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules and regulations implemented by the SEC and the New York Stock Exchange require significantly heightened corporate governance practices for public companies. We expect that these rules and regulations will increase our legal, accounting and financial compliance costs and will make many corporate activities more time-consuming and costly.

        We do not expect to incur materially greater costs as a result of becoming a public company than those incurred by similarly sized U.S. public companies. If we fail to comply with these rules and regulations, we could become the subject of a governmental enforcement action, investors may lose confidence in us and the market price of our ADSs could decline.

We are a "foreign private issuer," and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

        We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

        As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that relate to future events, including our future operating results and conditions, our prospects and our future financial performance and condition. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry" and "Business." These statements involve known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," which may cause our actual results, performance or achievements to materially differ from the future results, performance or achievements expressed or implied by the forward-looking statements.

        You can identify forward-looking statements by forward-looking terminology, such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions or the negative of these words or expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

  •
  our growth strategies;

  •
  our future development, results of operations and financial condition;

  •
  our ability to continue to develop new and attractive technologies, products and services;

  •
  our ability to attract and retain users and customers;

  •
  the expected growth of the Internet and mobile security industries;

  •
  trends in the Internet and mobile security industries;

  •
  PRC governmental policies and regulations relating to the Internet and mobile security industries in China;

  •
  competition in the Internet and mobile security industries; and

  •
  general economic and business conditions in China.

        The forward-looking statements in this prospectus reflect our good faith beliefs as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $                 million from this offering and from our concurrent private placement, or approximately $                 million if the underwriters exercise their option to purchase additional ADSs in full, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. For the purpose of estimating net proceeds, we assume an initial public offering price of $                per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. A $1.00 increase (decrease) in the assumed public offering price would increase (decrease) the net proceeds to us from this offering by $                 million.

        We intend to use the net proceeds of this offering for the following purposes:

  •
  $                for development of new Internet and mobile security products and services;

  •
  $                for enhancement of our research and development capabilities to further develop technologies;

  •
  $                for investment in and acquisition of technologies, products or businesses; and

  •
  the balance for general corporate purposes.

        The foregoing represents our current intentions based upon our current plans and business conditions. Accordingly, we will have significant discretion in applying the net proceeds of this offering. Unforeseen events or changed business conditions could result in our applying the net proceeds of this offering in a manner other than as described in this prospectus. Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing and investment-grade obligations.

        In using the proceeds of this offering, as an offshore holding company, we are permitted, under PRC laws and regulations, to provide funding to our PRC subsidiaries only through loans or capital contributions and to other entities only through loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all.

 DIVIDEND POLICY

        We have never declared or paid any dividends on our ordinary shares. We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business.

        As an offshore holding company, we may rely on dividends from our subsidiaries in China for our cash requirements, including to pay dividends or make other distributions to our shareholders. PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, as determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its after-tax profits each year, if any, to fund certain statutory reserves. These reserves are not distributable as cash dividends. Furthermore, if our subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

        Our board of directors has sole discretion whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant.

        Holders of our ADSs will be entitled to receive dividends, if any, subject to the terms of the deposit agreement, to the same extent as the holders of our Class A ordinary shares. Cash dividends will be paid to the depositary in U.S. dollars, and the depositary will distribute them to the holders of ADSs, after deducting its fees and expenses, according to the terms of the deposit agreement. Other distributions, if any, will be paid by the depositary to the holders of ADSs in any means it deems legal, fair and practical. See "Description of American Depositary Shares—Dividends and Other Distributions."

CAPITALIZATION

        The following table shows our capitalization as of December 31, 2010:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect the automatic conversion of all of our outstanding Series A, Series B and Series C convertible participating redeemable preferred shares into 78,314,016 ordinary shares immediately upon the completion of this offering at a conversion ratio of one convertible participating redeemable preferred shares to one ordinary share as if the conversion had occurred as of December 31, 2010; and

  •
  on a pro forma as adjusted basis to reflect the automatic conversion of all of our outstanding Series A, Series B and Series C convertible participating redeemable preferred shares into 78,314,016 ordinary shares immediately upon the completion of this offering at a conversion ratio of one convertible participating redeemable preferred shares to one ordinary share, and the sale of             Class A ordinary shares in the form of ADSs by us in this offering and                                     Class A ordinary shares in the form of restricted ADSs in our concurrent private placement at an assumed initial public offering price of $             per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read this table in conjunction with our consolidated financial statements and related notes included in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of December 31, 2010
	Actual	Pro Forma	Pro Forma As Adjusted
	($ in thousands)
Convertible Participating Redeemable Preferred Shares
Series A convertible participating redeemable preferred shares, par value $0.001 per share; 32,603,760 authorized; 32,603,760 issued and outstanding; none outstanding on a pro forma or pro forma as adjusted basis	20,107	—
Series B convertible participating redeemable preferred shares, par value $0.001 per share; 37,878,789 authorized; 37,878,789 issued and outstanding; none outstanding on a pro forma or pro forma as adjusted basis	29,193	—
Series C convertible participating redeemable preferred shares, par value $0.001 per share; 7,831,467 authorized; 7,831,467 issued and outstanding; none outstanding on a pro forma or pro forma as adjusted basis	20,900	—

	As of December 31, 2010
	Actual	Pro Forma	Pro Forma As Adjusted
	($ in thousands)
Equity
Ordinary shares, par value $0.001 per share, 156,631,180 authorized, 71,560,740 ordinary shares issued and outstanding on an actual basis, 149,874,756 ordinary shares outstanding on a pro forma basis and ordinary shares outstanding on a pro forma as adjusted basis	72	150
Additional paid-in capital	12,568	82,690
Accumulated deficit	(13,606)	(13,606)
Statutory reserves	164	164
Accumulated other comprehensive income	3,017	3,017

Total Qihoo 360 Technology Co. Ltd. shareholders' equity	2,215	72,415

Noncontrolling interest	507	507

Total equity	2,722	72,922

Total capitalization	72,922	72,922

        This table is based on 71,560,740 of our ordinary shares outstanding as of December 31, 2010 and excludes:

  •
  5,913,950 ordinary shares issuable upon the exercise of share options outstanding as of December 31, 2010 with exercise prices ranging from $1.50 to $2.80 per share and a weighted average exercise price of $2.61 per share; and

  •
  833,474 additional ordinary shares reserved for future grants under our share incentive plans.

        A $1.00 increase (decrease) in the assumed initial public offering price of $       per ADS would increase (decrease) each of additional paid-in capital, total shareholders' equity and total capitalization by $        million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

 DILUTION

        If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after the offering. Dilution results from the conversion of our Series A, Series B and Series C convertible participating redeemable preferred shares into ordinary shares and the fact that the initial offering price per Class A ordinary share is substantially greater than the book value per ordinary share attributable to existing shareholders for our presently outstanding ordinary shares.

        Our net tangible book value at December 31, 2010 was $63.5 million, or $0.89 per ordinary share and $        per ADS. Net tangible book value represents total consolidated tangible assets less total consolidated liabilities. Our pro forma net tangible book value as of December 31, 2010 was $63.5 million, or $0.42 per ordinary share and $        per ADS. Pro forma net tangible book value adjusts net tangible book value to give effect to the automatic conversion of all of our Series A, Series B and Series C convertible participating redeemable preferred shares into 78,314,016 ordinary shares immediately prior to the closing of this offering.

        Without taking into account any changes in net tangible book value after December 31, 2010 other than to give effect to (i) the automatic conversion of all of our outstanding Series A, Series B and Series C convertible participating redeemable preferred shares into 78,314,016 ordinary shares immediately prior to the closing of this offering, (ii) our sale of            ADSs in this offering at an initial public offering price of $            per ADS (the mid-point of the range set forth on the front cover of this prospectus) and (iii) the issuance and sale of                                    Class A ordinary shares in the form of restricted ADSs to the investors in our concurrent private placement, assuming an initial public offering price of $            per ADS (the mid-point of the estimated range of the initial public offering price set forth on the cover of this prospectus) and after deducting the underwriting discounts and commissions and estimated offering expenses and assuming no exercise of the underwriters' option to purchase additional ADSs and no other change to the number of ADS sold by us as set forth on the cover page of this prospectus, our pro forma as adjusted net tangible book value as of December 31, 2010 would have been $             million, or $            per ordinary share and $            per ADS. This represents an immediate increase in pro forma net tangible book value of $            per ordinary share, or $            per ADS, to existing shareholders and an immediate dilution of $            per ordinary share, or $            per ADS, to investors purchasing ADSs in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per ordinary share	$
Net tangible book value per ordinary share as of December 31, 2010		$0.89
Pro forma net tangible book value per ordinary share as of December 31, 2010		$0.42
Increase in pro forma net tangible book value per ordinary share attributable to this offering	$

Pro forma as adjusted net tangible book value per ordinary share after giving effect to the conversion of our convertible participating redeemable preferred shares, this offering and issuance of                                    Class A ordinary shares in the form of restricted ADSs in our concurrent private placement

	$
Dilution per ordinary share to new investors	$
Dilution per ADS to new investors	$

        A $1.00 increase (decrease) in the assumed public offering price of $            per ADS would increase (decrease) our net tangible book value after giving effect to the offering by $             million, the net tangible book value per ordinary share and per ADS after giving effect to this offering by $            per ordinary share and $            per ADS and the dilution per ordinary share and per ADS to new investors in this offering by $            per ordinary share and $            per ADS, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

        The following table summarizes, on a pro forma as adjusted basis as of December 31, 2010, the differences between existing shareholders and new investors (including those in our concurrent private placement) with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share and the average price per ADS, each paid before deducting the underwriting discounts and commissions and our estimated offering expenses. The total number of ordinary shares does not include the ordinary shares underlying the ADSs to be sold upon the exercise of the option granted to the underwriters to purchase additional ADSs from us.

	Shares Purchased		Total Consideration		Average Price Per Ordinary Share
Average Price Per ADS
	Number	Percent	Amount	Percent
(in thousands of $, except per share and per ADS data)
Existing holders
New investors

Total

        A $1.00 increase (decrease) in the assumed initial public offering price of $        per ADS would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and the average price per ADS paid by all shareholders by $         million, $         million and $         million, respectively, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

        The discussion and tables in this section assume no exercise of outstanding share options. As of December 31, 2010, there were share options outstanding to purchase a total of 5,913,950 ordinary shares, with a weighted average exercise price of $2.61 per ordinary share. To the extent that any of these share options are exercised, there will be further dilution to new investors.

 ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated in the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands in order to enjoy certain benefits associated with being a Cayman Islands exempted company, including:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

  •
  The Cayman Islands has a less developed body of securities laws compared to that of the United States and these securities laws provide significantly less protection to investors; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Our organizational documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders be arbitrated.

        Almost all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States. We have appointed Corporation Service Company as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        Maples and Calder, our counsel as to the laws of the Cayman Islands, and Commerce & Finance Law Offices, our counsel as to Chinese law, have advised us respectively that there is uncertainty as to whether the courts of the Cayman Islands or China respectively would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in the Cayman Islands or China respectively against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Maples and Calder has further advised us that a final and conclusive judgment in a federal or state court of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law without any re-examination of the merits of the underlying dispute. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the U.S. federal securities laws without retrial on the merits if such judgment gives rise to payments obligations that may be regarded as fines, penalties or similar charges.

        In addition, Commerce & Finance Law Offices has advised us that under the PRC Civil Procedures Law, courts in China may recognize and enforce foreign judgments pursuant to treaties between China and the country where the judgment is rendered or based on reciprocity arrangements for the recognition and enforcement of foreign judgments between jurisdictions. If there is no treaty or reciprocity arrangement between China and a foreign jurisdiction where a judgment is rendered, according to the PRC Civil Procedures Law, parties may resolve matters relating to the recognition and enforcement of a foreign judgment in China through diplomatic channels. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States or the Cayman Islands. As a result, it is generally difficult to recognize and enforce in China a judgment rendered by a court in either of these two jurisdictions.

 EXCHANGE RATE INFORMATION

        Our business is primarily conducted in China, and the financial records of our PRC subsidiaries are maintained in RMB, their functional currency. However, we use the U.S. dollar as our reporting currency. The assets and liabilities of our PRC subsidiaries are translated from RMB into U.S. dollars at the exchange rates on the balance sheet date, shareholders' equity is translated at the historical rates and the revenues and expenses are translated at the weighted average exchange rate for the period. The exchange rates used are based on the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York.

        For your convenience, this prospectus also contains translations of certain amounts in RMB into U.S. dollars at the rate of RMB6.6000 to $1.00, the noon buying rate for December 30, 2010, as set forth in the H.10 statistical release of the Federal Reserve Board.

        We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Noon Buying Rate
	Period End	Average(1)	Low	High
	(RMB per $1.00)
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010
September	6.6905	6.7396	6.8102	6.6869
October	6.6705	6.6675	6.6912	6.6397
November	6.6670	6.6538	6.6892	6.6791
December	6.6000	6.6497	6.6745	6.6000
2011
January	6.6017	6.5843	6.6017	6.5809
February	6.5713	6.5761	6.5965	6.5520
March (through March 4)	6.5670	6.5703	6.5723	6.5670

Source: Federal Reserve Bank of New York and Federal Reserve Board

(1)
Annual averages are calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA

        You should read the following selected consolidated financial information in conjunction with our financial statements, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our selected consolidated statement of operations data for the years ended December 31, 2008, 2009 and 2010 and selected consolidated balance sheet data as of December 31, 2009 and 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 2008 have been derived from our audited financial statements not included in this prospectus. Our consolidated financial statements have been prepared and presented in accordance with U.S. GAAP.

        We have omitted financial information as of and for the years ended December 31, 2006 and 2007 because such information is not available on a basis that is consistent with the consolidated financial information included in this prospectus and cannot be prepared in accordance with U.S. GAAP without unreasonable effort or expense. Furthermore, we believe that the omission of such financial information would not have a material impact on a reader's understanding of our financial results and condition and related trends.

	Year Ended December 31,
	2008	2009	2010
	($ in thousands, except share and per share data)
Statement of Operations Data:
Revenues:
Internet services	5,795	16,010	53,790
Sales of third party anti-virus software	11,100	16,292	3,875

Total revenues	16,895	32,302	57,665

Cost of revenues:
Internet services	1,147	1,790	5,566
Sales of third party anti-virus software	7,073	6,600	1,185

Total cost of revenues	8,220	8,390	6,751

Subsidy income	—	—	266

Operating expenses:
Selling and marketing	2,732	6,256	12,603
General and administrative	1,645	2,531	5,051
Research and development	7,283	10,664	24,505

Total operating expenses	11,660	19,451	42,159

(Loss) income from operations	(2,985)	4,461	9,021
Interest income	616	281	415
Interest expense	(32)	(169)	(98)
Other expense	(164)	—	(60)
Exchange (loss) gain	(360)	28	(267)

(Loss) income before income tax benefit (expense) and loss from equity method investment	(2,925)	4,601	9,011
Income tax benefit (expense)	179	(412)	(463)
Loss from equity method investment	—	—	(57)

Net (loss) income	(2,746)	4,189	8,491
Less: Net loss attributable to noncontrolling interest	—	—	17

Net (loss) income attributable to Qihoo 360 Technology Co. Ltd.	(2,746)	4,189	8,508

	Year Ended December 31,
	2008	2009	2010
	($ in thousands, except share and per share data)
Accretion of Series A convertible participating redeemable preferred shares	815	815	815
Accretion of Series B convertible participating redeemable preferred shares	1,250	1,250	1,250
Accretion of Series C convertible participating redeemable preferred share	—	—	978

Net (loss) income attributable to ordinary shareholders of Qihoo 360 Technology Co. Ltd.	(4,811)	2,124	5,465

Net (loss) income per ordinary share—basic	(0.07)	0.03	0.05
Net (loss) income per participating unvested share—basic	(0.07)	0.03	0.05
Net income per Series A convertible participating redeemable preferred share—basic	0.02	0.03	0.06
Net income per Series B convertible participating redeemable preferred share—basic	0.03	0.03	0.06
Net income per Series C convertible participating redeemable preferred share—basic	N/A	N/A	0.13

Net (loss) income per ordinary share—diluted	(0.07)	0.03	0.05

Weighted average shares used in calculating net income per ordinary share—basic	48,969,589	51,780,932	55,568,041
Weighted average shares used in calculating net income per participating unvested share—basic	16,370,371	13,559,028	15,782,530
Weighted average shares used in calculating net income per Series A convertible participating redeemable preferred share—basic	32,603,760	32,603,760	32,603,760
Weighted average shares used in calculating net income per Series B convertible participating redeemable preferred share—basic	37,878,789	37,878,789	37,878,789
Weighted average shares used in calculating net income per Series C convertible participating redeemable preferred share—basic	—	—	7,659,818
Weighted average shares used in calculating net income per ordinary share—diluted	65,339,960	65,339,960	71,350,571

Share-based compensation expense included in:
Selling and marketing	226	479	524
General and administrative	104	151	337
Research and development	923	1,294	3,145

Total	1,253	1,924	4,006

	As of December 31,
	2008	2009	2010	2010
	Actual	Actual	Actual	Pro Forma As Adjusted(1)
	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	23,262	28,144	60,505
Total assets	33,943	49,589	87,808
Total current liabilities	1,987	8,489	13,924
Total liabilities	4,948	10,935	14,886
Total (deficit) equity	(16,175)	(8,581)	2,722

        The following table shows the monthly active users for our primary security products and platform products, both in an absolute number and as a percentage of the then total Internet users in China as reported by iResearch:

Monthly Active Users of:	December 2008		December 2009		January 2011
	(in millions, except percentages)
360 Safe Guard	116	60.9%	216	72.8%	301	76.9%
360 Anti-Virus	2	0.9%	87	29.3%	248	63.5%
360 Safe Browser	18	9.4%	106	35.8%	172	44.1%
360 security products	119	62.8%	225	75.9%	328	83.9%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Consolidated Financial Information and Operating Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about events that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We are the No. 3 Internet company in China as measured by user base, according to a report we commissioned from iResearch. In January 2011, we had 339 million monthly active Internet users, representing a user penetration rate of 85.8% in China, according to iResearch.

        We are also the No. 1 provider of Internet and mobile security products in China as measured by user base, according to iReseach. In January 2011, we had 328 million monthly active Internet security product users, representing a user penetration rate of 83.9% in China, according to iResearch. We offer all of our Internet and mobile security products free of charge and generate revenue primarily through offering the following services:

  •
  Online advertising.  We offer advertising services by providing marketing opportunities on our websites and secure platform products to our advertising customers. We also offer search referral services to search engine companies.

  •
  Internet value-added services.  We offer web games developed by third parties, provide Internet security services such as remote technical support to paying customers and provide other Internet value-added services.

  •
  Other services.  On an ad-hoc project basis, we also offer IT outsourcing and systems integration services to enterprise customers. This is not our core business and its contribution to our revenues is insignificant.

        In addition, we also generate revenue through selling anti-virus software developed by third parties. We significantly decreased our sales of third-party anti-virus software since the fourth quarter of 2009, as we began to offer 360 Anti-Virus to users free of charge.

        We charge customers advertising fees for providing links to their websites or online applications in prominent positions on our websites and secure platform products. We generally charge our customers a fixed fee for an agreed contract period and occasionally also charge customers on a cost-per-sale or cost-per-action basis. Our 360 Safe Browser and its default home page, 360 Personal Start-up Page, also contain default search boxes that direct search traffic to search engines such as Google. These search engine companies pay us a pre-determined fee for each search originated from 360 Safe Browser and 360 Personal Start-up Page.

        We began offering web games developed by third parties in 2009 under revenue sharing arrangements with the game developers. In 2010, we began to offer Internet security services such as remote technical support to paying customers. When computer users encounter security issues, they can request our staff for live technical assistance and remote troubleshooting for a service fee on a per-case basis. We also provide monthly and annual subscription for this service.

        We have grown significantly since we commenced operations in 2005. Our active monthly active Internet users increased from 122 million in December 2008 to 231 million in December 2009 and 339 million in January 2011. Our revenue was $16.9 million, $32.3 million and $57.7 million, respectively, in 2008, 2009 and 2010, representing a CAGR of 84.8%. We first became profitable in 2009 and our net income increased by 102.7% from $4.2 million in 2009 to $8.5 million in 2010.

Factors Affecting Our Results of Operations

        Our operating results are affected by prevailing general conditions in the PRC Internet industry, including China's economic performance and the PRC regulatory environment governing the Internet industry. Our operating results may also be affected by our ability to compete effectively with other industry players and our ability to control our operating costs and expenses. In addition, our operating results are affected by the following company-specific factors:

  •
  User base.  Our success in generating revenue, especially from our online advertising and Internet value-added services, largely depends on our ability to maintain and increase the number of users of our security products and services. The size of our user base drives the online traffic or transactions originated from our websites and secure platform products for which we get paid by our online advertising customers. The number of users visiting our websites or using our secure platform products also represents the size of the addressable market for our Internet value-added services and the potential for generating additional sources of revenues. In order to attract and retain users, we must continue to invest significant resources to provide comprehensive and effective security products and services.

  •
  Pricing and revenue sharing.  We generally charge our advertising customers a fixed fee for an agreed contract period and occasionally also charge on a cost-per-sale or cost-per-action basis. We charge search engines a pre-determined fee for each search originated from our websites and platform products. In both cases, we have been able to increase our fee rates as our advertising platform becomes more effective as measured by the increase in Internet traffic or transactions that we are able to originate. However, our ability to increase fee rates is limited by the competitive landscape and subject to acceptance by our customers. As our web games and software distribution business are based on revenue sharing arrangements with third-party developers, our revenue depends in part on our percentage share of the revenues we generate. We are able to negotiate a more favorable percentage share if we can generate the revenue and sales that are attractive for these developers to continue to cooperate with us.

  •
  Revenue mix.  Our revenues and costs of revenues are affected by changes in our revenue mix. In 2008 and 2009, we generated a substantial portion of our revenues from sales of third-party anti-virus software. In the second half of 2009, we started offering 360 Anti-Virus to users free of charge as we adopted the business model of offering free Internet and mobile security products to build up a large and loyal user base and generating revenues through providing Internet services, including online advertising and Internet value-added services. In the fourth quarter of 2009, we significantly decreased sales of third-party anti-virus software and focused on providing Internet services. As a result, revenues from sales of third-party anti-virus software as a percentage of total revenues decreased from 50.4% in 2009 to 6.7% in 2010, while revenues from Internet services as a percentage of our revenues increased from 49.6% in 2009 to 93.3% in 2010. Largely because the cost of conducting Internet services is lower compared to the cost of sales of third-party anti-virus software, our cost of revenues decreased from $8.4 million in 2009 to $6.8 million in 2010. As we further expand our business, our revenue mix may continue to change, which may affect our results of operations for future periods.

  •
  Research and development.  In order to attract and retain users, we have invested significant resources in research and development to enhance our Internet security technology and improve our products and services and enhance user experience. In 2008, 2009 and 2010, our research and development expenses were $7.3 million, $10.7 million and $24.5 million, respectively, representing 43.1%, 33.0% and 42.5% of our revenues in the corresponding period. We expect our research and development expenses will continue to increase as we endeavor to develop attractive products and services that enable users to enjoy a more secure and higher quality Internet experience.

Financial Overview

Revenues

        Our revenues increased by 91.2% from $16.9 million in 2008 to $32.3 million in 2009, and by 78.5% from $32.3 million in 2009 to $57.7 million in 2010. The following table sets forth our revenues by source both in absolute amounts and as percentages of total revenues for the periods indicated:

	Year Ended December 31,
	2008	%	2009	%	2010	%
	($ in thousands, except percentages)
Revenues:
Internet services	5,795	34.3%	16,010	49.6%	53,790	93.3%

Online advertising	5,606	33.2	13,928	43.1	38,826	67.3
Internet value-added services	—	—	2,050	6.4	14,774	25.7
Other services	189	1.1	32	0.1	190	0.3
Sales of third-party anti-virus software	11,100	65.7	16,292	50.4	3,875	6.7

	16,895	100.0%	32,302	100.0%	57,665	100.0%

Revenues from Internet Services

        Our revenues from Internet services comprise revenues from online advertising, revenues from Internet value-added services and revenues from other services.

        Online Advertising.    Customers of our online advertising business primarily consist of third-party websites who place links on our websites (such as 360 Personal Start-up Page) and secure platform products and search engines who pay us fees for directing search traffic from our websites and secure platform products.

        We generally charge our advertising customers a fixed fee for an agreed contract period. We also charge many online shopping websites on a cost-per-sale basis, i.e., a certain percentage of the amount of each sales transaction that we originate. In addition, we charge employment solution websites on a cost-per-action basis, i.e., a fixed fee for each action taken by users directed by us on these websites.

        For search engines, we charge a pre-determined fee for each search that we originate, up to a pre-determined limit in certain cases. Our fee may be renegotiated if the number of referred searches exceeds the agreed limit. Our agreements with the search engines usually have a term of one year and are renewable upon both parties' written agreement.

        In 2008, we also derived revenues from designing and placing customized online advertisements to promote the brand of our customers and charged them fees on a project-by-project basis. We gradually phased out this service in the second half of 2009.

        Internet Value-added Services.    Our Internet value-added services include offering web games developed by third parties, offering Internet security services such as remote technical support to paying customers and providing other Internet value-added services.

        We select and offer popular web games developed by third-party game developers on our game platform. Our game portfolio includes role-playing, strategy, sports and simulation games. Users can play these games directly on our game platform without downloading separate software. We offered over 25 games, with a combined player base of 14.7 million as of December 31, 2010. We share revenues from game operations with game developers according to the terms of our cooperation agreements.

        In 2010, we started offering Internet security services, such as providing remote technical support under our "Helpton" brand. When users encounter security issues, they can request our staff to provide live technical assistance and remote troubleshooting for a service fee on a per-case basis. We also provide monthly and annual subscriptions for this service.

        Other services.    We also generate an insignificant amount of revenue from other ad-hoc services, such as IT outsourcing and system integration services to enterprise customers.

Revenues from Sales of Third-party Anti-virus Software

        We purchase software from third-party anti-virus software developers for online resale to customers.

Cost of Revenues and Operating Expenses

        The following table sets forth the cost of revenues and operating expenses, both in absolute amounts and as percentages of total revenues for the periods indicated:

	Year Ended December 31,
	2008	%	2009	%	2010	%
	($ in thousands, except percentages)
Revenues	16,895	100.0%	32,302	100.0%	57,665	100.0%

Cost of revenues:
Internet services	1,147	6.8	1,790	5.5	5,566	9.7
Sales of third-party anti-virus software	7,073	41.9	6,600	20.5	1,185	2.0

Total cost of revenues	8,220	48.7	8,390	26.0	6,751	11.7

Operating expenses:
Selling and marketing	2,732	16.2	6,256	19.4	12,603	21.8
General and administrative	1,645	9.7	2,531	7.8	5,051	8.8
Research and development	7,283	43.1	10,664	33.0	24,505	42.5

Total operating expenses	11,660	69.0%	19,451	60.2%	42,159	73.1%

Cost of Revenues

        Cost of revenues consists of cost of Internet services and cost of sales of third-party anti-virus software.

        Cost of Internet services primarily consist of business tax and surcharges, payment collection costs and other costs. Our Internet services are subject to PRC business tax and related surcharges on our revenue. We expect our business tax and surcharges will continue to increase in line with increases in our revenues. Payment collection costs in connection with Internet services represents the fees that we pay to providers of mobile payment and online banking services for processing payments from our customers. Other costs incurred in connection with Internet services primarily comprise cost of designing and placing brand-promoting advertisements for our enterprise customers and costs related to our remote technical support service such as staff salary, equipment depreciation and office rental.

        Cost of sales of third-party anti-virus software primarily consists value added tax surcharges, payment collection costs and cost of purchasing third-party anti-virus software. Payment collection costs in connection with sales of third-party anti-virus software represent the fees that we pay to providers of mobile payment and online banking services for processing payments from software purchasers. We also incur costs of purchasing third-party anti-virus software that we resell.

Operating Expenses

        Our selling and marketing expenses primarily consist of salaries and benefits, including share-based compensation expenses, for our sales and marketing personnel and advertising and promotion expenses. We expect to incur higher selling and marketing expenses as we intensify our efforts to build our brand and promote our products and services.

        Our general and administrative expenses primarily consist of salaries and benefits, including share-based compensation expenses, for our administrative personnel and fees that we pay to legal, accounting and other professional service providers. We expect to incur higher general and administrative expenses as we expand our operations, incur expenses relating to this offering and become a U.S.-listed public company.

        Our research and development expenses relate to the development of our products and services, including security products that we offer for free, and primarily consist of salaries and benefits, including share-based compensation expenses, of our research and development personnel, license and technical service fees, costs of bandwidth and utilities and depreciation of equipment. We expect research and development expenses to continue to increase as we continue to develop and innovate security products and services and develop technologies related to the Internet, such as browser and mobile technologies.

        The table below shows the effect of the share-based compensation expenses on our operating expense line items for the periods indicated:

	Year Ended December 31,
	2008	2009	2010
	($ in thousands)
Share-based compensation expense included in:
Selling and marketing	226	479	524
General and administrative	104	151	337
Research and development	923	1,294	3,145

Total	1,253	1,924	4,006

        We expect to continue to grant share options and nonvested shares under our share incentive plans and incur further share-based compensation expenses in future periods.

Acquisitions

        In September 2009, we acquired the Internet business derived from The World Browser from Beijing Shengjing Wanwei Technology Co., Ltd., or Shengjing Wanwei, a China-based software developer, for $2.2 million in cash and 2,125,176 of our ordinary shares. We also granted nonvested shares to certain key employees of Shengjing Wanwei to retain their services. We integrated the core technology of The World Browser into 360 Safe Browser. Shengjing Wanwei's software development team is primarily responsible for improving and updating our browser technologies and functions.

Critical Accounting Policies

        The preparation of our consolidated financial statements and related notes requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, net sales and expenses, and related disclosure of contingent assets and liabilities. We have based our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our management has discussed the development, selection and disclosure of these estimates with our board of directors. Actual results may differ from these estimates under different assumptions or conditions.

        An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

        We believe that the following critical accounting policies are the most sensitive and require more significant estimates and assumptions used in the preparation of our consolidated financial statements. You should read the following descriptions of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Revenue Recognition

        We generate revenue primarily through providing Internet services, consisting primarily of online advertising and Internet value-added services, and sales of third-party anti-virus software.

        We consider revenue to be realizable and earned when all of the following criteria exist:

  •
  persuasive evidence of a sales arrangement exists;

  •
  delivery has occurred or services have been rendered;

  •
  the price is fixed or determinable; and

  •
  collectability is reasonably assured.

Internet Services

        Internet services revenue includes online advertising, Internet value-added services and other services.

  Online Advertising

        We provide links to third-party websites or online applications on our websites and secure platform products (such as 360 Personal Start-up Page). We generally charge our customers a fixed fee for an agreed contract period and occasionally also charge on a cost-per-sale or cost-per-action basis. For the fixed-fee advertising contracts, we recognize revenue ratably over the period the advertising is provided. For contracts that are charged on a cost-per-sale or cost-per-action basis, the revenue is estimated based on our internal data, which is subsequently confirmed with our customers.

        We also direct search traffic to search engines such as Google through our default search boxes on our 360 Safe Browser and its default home page, 360 Personal Start-up Page. We receive a pre-determined fee from search engine companies based on the number of searches originated from 360 Safe Browser and 360 Personal Start-up Page, subject to a pre-determined limit. Our fees may be renegotiated if the number of referred searches exceeds the agreed limit. We estimate the revenue based on our monthly traffic data, which is subsequently confirmed with our search engine customers.

        We occasionally engage in barter transactions to allow certain third parties to bundle our security products with their software products, or to grant third parties the right to provide links to our free security products on their websites in exchange for more downloads of our security products. We recognize revenues and expenses at fair value from a barter transaction only if the fair value of the services exchanged in the transaction is determinable based on the entity's own historical practice of receiving cash, marketable securities, or other consideration that is readily convertible to a known amount of cash for similar services from customers unrelated to the counterparty in the barter transaction. For the years ended December 31, 2008, 2009 and 2010, we engaged in certain barter transactions for which the fair value was not determinable and therefore no revenues or expenses derived from these barter transactions were recognized.

  Internet Value-added Services

        Our Internet value-added services include offering web games developed by third parties, offering Internet security services, such as remote technical support to paying customers, and providing other Internet value-added services.

        Web Games. We offer web games developed by third parties and generate revenue from selling in-game items online. All of the web games are developed by third-party game developers and can be accessed and played by end users on our website without downloading separate software. We collect payments for the sold items from end users and remit certain percentages of the proceeds to the game developers. We recognize revenue from these sales primarily on a net basis since we act as an agent in the transactions.

        Remote Technical Support. We provide technical support to customers with respect to a broad range of security issues through remote access to customers' computers. We generally charge fees on a per-case basis for this service and also provide monthly and annual subscriptions. For service charged on a per-case basis, we recognize revenue when the service is provided, while for the monthly and annual subscriptions, we recognize revenue ratably over the life of the subscription.

Sales of Third-party Anti-virus Software

        We purchase software from third-party software developers for online resale to customers. We recognize revenue when the activation code of the software is delivered. We evaluate our software sale contracts to determine whether to recognize the revenues on a gross basis or net of costs of obtaining the associated software. The determination is based upon an assessment as to whether we act as a principal or agent when providing the sales. Most of the software revenues are accounted for on a gross basis since we act as a principal in the sales.

Goodwill and Intangible Assets with Indefinite Lives

        Goodwill represents the cost of an acquired business in excess of the fair value of identifiable tangible and intangible net assets purchased. We generally seek the assistance of independent valuation firm in determining the fair value of the identifiable tangible and intangible net assets of the acquired business.

        There are several methods that can be used to determine the fair value of assets acquired and liabilities assumed. For intangible assets, we typically use the income method. This method starts with a forecast of all of the expected future net cash flows associated with a particular intangible asset. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams. Some of the more significant estimates and assumptions inherent in the income method or other methods include the amount and timing of projected future cash flows, the discount rate selected to measure the risks inherent in the future cash flows and the assessment of the asset's economic life cycle and the competitive trends impacting the asset, including consideration of any technical, legal, regulatory or economic barriers to entry. Determining the useful life of an intangible asset also requires judgment, as different types of intangible assets will have different useful lives and certain assets may even be considered to have indefinite useful lives.

        Goodwill is tested for impairment at the latest on December 31 of each year. Impairment is tested using a two-step process. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. We currently have one reporting unit.

        If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit's goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being the discounted cash flow method.

        During the years ended December 31, 2008, 2009 and 2010, we did not realize any impairment loss on goodwill.

        An intangible asset that is not subject to amortization is tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Such impairment test consists of the fair values of assets with their carrying value amounts and an impairment loss is recognized if and when the carrying amounts exceed the fair values. The estimates of fair values of intangible assets not subject to amortization are determined using various discounted cash flow valuation methodologies. Significant assumptions are inherent in this process, including estimates of discount rates and market price. Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets. Market prices are based on potential purchase quotes from third party.

        Our management performs impairment assessment on intangible assets with indefinite lives on December 31 of each year or when events or changes in circumstances indicate that the assets might be impaired. Our management used the discounted cash flow method to estimate the fair value of intangible assets with indefinite lives. During the years ended December 31, 2008, 2009 and 2010, we recognized an impairment loss of nil, $256,000 and nil, respectively, on our intangible assets with indefinite lives.

        Our management assessed that there was no impairment on goodwill based on the following analysis:

As of December 31, 2010
($ in thousands, except percentage)
Estimated fair value of our company	767,586
Carrying value of our company	72,922
Percentage by which the fair value exceed the carrying value	953%

Intangible Assets with Definite Lives

        We generally seek the assistance of an independent valuation firm to determine the fair value of the identifiable tangible and intangible net assets of an acquired business.

        We can use several methods to determine the fair value of assets acquired and liabilities assumed. For intangible assets, we typically use the income method. This method starts with a forecast of the expected future net cash flows. We then discount these cash flows to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams.

        Estimates and assumptions used in the income method or other methods include the amount and timing of projected future cash flows, the discount rate selected to measure the risks of future cash flows, the asset's life cycle and the competitive trends impacting the asset, including any technical, legal, regulatory or economic barriers to entry. Determining the useful life of an intangible asset also requires judgment, as different types of intangible assets have different useful lives.

        We amortize intangible assets with determinable useful lives on a straight-line basis.

        We evaluate intangible assets with determinable useful lives for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. We measure recoverability of long-lived assets to be held and used as part of a cash generating unit by comparing the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If we believe the assets are impaired, the impairment will equal the amount by which the carrying value of the assets exceeds the fair value of the assets.

        Estimates of fair value involve a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions. Our judgments in determining an estimate of fair value can materially impact our results of operations. We base these valuations on information available as of the impairment review date and on expectations and assumptions that management deems reasonable. Any changes in key assumptions, including unanticipated events and circumstances, may affect the accuracy or validity of such estimates and could potentially result in impairment charges.

Legal and Other Contingencies

        The outcomes of legal proceedings and claims brought against us are subject to significant uncertainty. An estimated loss from a loss contingency such as a legal proceeding or claim is accrued by a charge to income if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred. In determining whether a loss should be accrued, we evaluate, among other factors, the probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially impact our financial statements.

        Based on the information currently available, we were unable to make a reasonable estimate of any liability because of the uncertainty related to the outcome and the amount or range of loss. Accordingly, we did not accrue any provision for these contingencies as of December 31, 2009 and 2010.

Income Taxes

        In preparing our consolidated financial statements, we must estimate our income taxes in each of the jurisdictions in which we operate. We estimate our actual tax exposure and assess temporary differences resulting from different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which we include in our consolidated balance sheet. We must then assess the likelihood that we will recover our deferred tax assets from future taxable income. If we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance, we must include an expense within the tax provision in our statement of operations.

        Management must exercise significant judgment to determine our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We base the valuation allowance on our estimates of taxable income in each jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. If actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish an additional valuation allowance, which could materially impact our financial position and results of operations.

        U.S. GAAP requires that the impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant tax authority. If we ultimately determine that the payment of these liabilities will be unnecessary, we reverse the liability and recognize a tax benefit during that period. Conversely, we record additional tax charges in a period in which we determine that a recorded tax liability is less than we expect the ultimate assessment to be. We did not recognize any significant unrecognized tax benefits during the periods presented in this prospectus.

        On April 21, 2010, the State Administration of Taxation issued Circular 157 Further Clarification on Implementation of Preferential EIT Rate during Transition Periods (Circular 157). Circular 157 seeks to provide additional guidance on the interaction of certain preferential tax rates under the transitional rules of the Enterprise Income Tax Law, or the New EIT Law. Prior to Circular 157, we interpreted the law to mean that if a high and new technology enterprise was in a tax holiday period, including "2-year exemption plus 3-year half rate", "5-year exemption plus 5-year half rate" and other tax exemptions and reductions, where it was entitled to a 50% reduction in the tax rate and was also entitled to a 15% rate of tax due to high and new technology enterprise status under the New EIT Law, then it was entitled to pay tax at the rate of 7.5%. Circular 157 appears to have the effect that such an entity is entitled to pay tax at either the lower of 15% or 50% of the standard PRC tax rate (i.e. currently 25%). Circular 157 is unclear as to whether its effect is retrospective, but our understanding is that the State Administration of Taxation has recently taken the position that the Circular applies only to tax years commencing from January 1, 2010. In addition, we have received verbal confirmation from the relevant local tax authorities that entities that qualify for the "3-year exemption plus 3-year half rate" tax holiday as high and new technology enterprises and which are registered in Experimental Area for Developing New-Technology Industries of Beijing, notwithstanding

Circular 157, will continue to pay tax at the rate of 7.5%. As a consequence, we do not expect the circular 157 has material impact to our current tax position.

        Uncertainties exist with respect to the application of the New EIT Law to our operations, specifically with respect to our tax residency status. The New EIT Law specifies that legal entities organized outside of the PRC will be considered residents for PRC income tax purposes if their "de facto management bodies" are located within the PRC. The New EIT Law's implementation rules define the term "de facto management bodies" as "establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise."

        Because of the uncertainties resulted from limited PRC tax guidance on the issue, it is uncertain whether our legal entities organized outside of the PRC constitute residents under the New EIT Law. If one or more of our legal entities organized outside of the PRC were characterized as PRC tax residents, the impact would adversely affect our results of operations. See "Risk Factors—Risk Related to Doing Business in China—Dividends we receive from our PRC subsidiaries, dividends payable by us to our foreign investors and gain on the sale of our shares may become subject to PRC withholding taxes under PRC tax laws."

Fair value of our common shares

        We are a private company with no quoted market prices for our ordinary shares. We have therefore needed to make estimates of the fair value of our ordinary shares at various dates for the purpose of:

  •
  determining the fair value of our shares at the date of acquisition when we have acquired another entity and the consideration given includes our ordinary shares and nonvested shares.

  •
  determining the fair value of our ordinary shares at the date of the grant of a stock based compensation award to our employees and non-employees as one of the inputs into determining the grant date fair value of the award.

  •
  determining the fair value of our ordinary dates at the date of issuance of convertible instruments in the determination of the intrinsic value of the beneficial conversion feature, if any.

        The following table sets forth the fair value of our ordinary share estimated since January 1, 2008.

Date	Class of Shares	Fair Value		Purpose of Valuation	DLOM	Discount Rate
March 31, 2008	Ordinary Shares	US$	0.56	Grant of nonvested shares	34%	28%
December 31, 2008	Ordinary Shares	US$	0.83	Grant of nonvested shares	34%	26%
June 30, 2009	Ordinary Shares	US$	1.09	Grant of share options	34%	24%
September 30, 2009	Ordinary Shares	US$	1.50	Issuance of ordinary shares for the acquisition of The World Browser	32%	21%
October 29, 2009	Ordinary Shares	US$	1.53	Issuance of ordinary shares in connection with an acquisition	32%	21%
December 10, 2009	Ordinary Shares	US$	1.60	Issuance of ordinary shares in connection with an acquisition	30%	21%
January 8, 2010	Ordinary Shares	US$	1.86	Issuance of Series C preferred shares	29%	20%
June 30, 2010	Ordinary Shares	US$	2.58	Grant of share options	16%	20%
January 1, 2011	Ordinary Shares	US$	5.01	Grant of share options and nonvested shares	8%	18%

        In determining the fair value of our ordinary shares in each of the grant date, we relied in part on a valuation report retrospectively prepared by an independent valuer based on data we provided. The valuation report provided us with guidelines in determining the fair value, but the determination was made by our management. We obtained a retrospective valuation instead of a contemporaneous valuation by an unrelated valuation specialist because, before January 2011, our financial and limited human resources were principally focused on our new product development efforts. We applied the income approach/ discounted cash flow, or DCF, analysis based on our projected cash flow using management's best estimate as of the valuation date. The determination of the fair value of our ordinary shares requires complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of valuation.

        The major assumptions used in calculating the fair value of ordinary shares include:

        Weighted average cost of capital, or WACC:

        The following table sets forth the WACC on each date indicated:

Date	WACC
March 31, 2008	28%
December 31, 2008	26%
June 30, 2009	24%
September 30, 2009	21%
October 29, 2009	21%
December 10, 2009	21%
January 8, 2010	20%
June 30, 2010	20%
January 1, 2011	18%

        The WACCs were determined based on a consideration of the factors including risk-free rate, comparative industry risk, equity risk premium, company size and non systematic risk factors. The decrease in WACCs from March 2008 to January 2011 was due to the combined results of the following factors:

  •
  The continuous growth of our business and company size. As our size increased, small company risk premium, which is a component of our WACC, decreased from 5.81% as of March 2008 to 4.5% as of January 2011.

  •
  A longer track record for forecasting. According to the guideline prescribed by the AICPA Audit and Accounting Practice Aid, "Valuation of Privately Held Company Equity Securities Issued as Compensation," or the Practice Aid, when an enterprise has established a solid financial history, the reliability of forecasted results is generally higher than those made at an earlier stage, and therefore the perceived risks of investing in the enterprise are generally lower than in an earlier stage. Therefore, the estimated WACC, which reflects the perceived risks of and a market participant's expected rate of return for investing in our securities, also declined gradually from March 2008 to January 2011 as our company progressed through the earlier stages of development and towards this offering.

  •
  Completion of the acquisition of realization of synergistic effects through the acquisitions of The World Browser, and two other businesses in 2009. The acquisitions strengthened our technology and security service capabilities, expanded our service offerings and hence lowered the uncertainties associated with achieving our business plan and financial forecast.

  •
  Additional financing obtained through the issuance of preferred shares. We issued our Series C preferred shares in January 2010. This financing not only improved our capital resources, but also indicated that the uncertainty and risk perceived by investors in our business plan and our company were further reduced.

        Comparable companies: In deriving the WACCs, which are used as the discount rates under the income approach, five publicly traded companies in China Internet and security software industry were selected for reference as our guideline companies.

        Discount for lack of marketability, or DLOM: DLOM was quantified by the Black-Scholes option pricing model. Under this option-pricing method, the cost of the put option, which can hedge the price change before the privately held shares can be sold, was considered as a basis to determine the DLOM. This option pricing method is one of the methods commonly used in estimating DLOM as it can take into consideration factors like timing of a liquidity event (e.g., an IPO) and estimated volatility of our shares. The further the valuation date is from an expected liquidity event, the higher the put option value and thus, the higher the implied DLOM. DLOMs of range from 8% to 34% were used in our valuations between March 31, 2008 and January 1, 2011. The lower DLOM is used for the valuation, the higher is the determined fair value of the ordinary shares. Because of the proximity of the expected time of the offering, DLOM decreased from 34% for the valuation as of March 31, 2008 to 8% for the valuation as of January 1, 2011.

        The income approach involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts. Our revenues and earnings growth rates, as well as major milestones that we have achieved, contributed significantly to the increase in the fair value of our ordinary shares from 2008 to January 2011. However, these fair values are inherently uncertain and highly subjective. The assumptions used in deriving the fair values are consistent with our business plan. These assumptions include: no material changes in the existing political, legal and economic conditions in China; our ability to retain competent management, key personnel and staff to support our ongoing operations; and no material deviation in market conditions from economic forecasts. These assumptions are inherently uncertain. The risk associated with achieving our forecasts were assessed in selecting the appropriate discount rates, which ranged from 18% to 28%.

        Option-pricing method was used to allocate enterprise value to preferred and ordinary shares, taking into account the guidance prescribed by the AICPA Audit and Accounting Practice Aid, "Valuation of Privately-Held Company Equity Securities Issued as Compensation," or the Practice Aid. The method treats common stock and preferred stock as call options on the enterprise's value, with exercise prices based on the liquidation preference of the preferred stock.

        The option-pricing method involves making estimates of the anticipated timing of a potential liquidity event, such as a sale of our company or an initial public offering, and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of our board of directors and management. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. We estimated the volatility of our shares to range from 40% to 70% based on the historical volatilities of comparable publicly traded companies engaged in similar lines of business. Had we used different estimates of volatility, the allocations between preferred and ordinary shares would have been different.

        The determined fair value of the ordinary shares increased from $0.56 per share as of March 31, 2008 to $0.83 per share as of December 31, 2008. We believe that the increase in the fair value of ordinary shares in this period was primarily attributable to the following factors:

  •
  The overall economic growth in our principal geographic markets led to an increased market demand for our Internet and security technology services;

  •
  In spite of the global financial crisis, we achieved a better financial performance in 2008 than our previous estimate because of significant revenue growth from sale of anti-virus software. In view of the above, when preparing financial forecast as of December 2008, we revised the projection upward and lowered the discount rate from 28% as of March 31, 2008 to 26% as of December 31, 2008 to reflect the increase of our confidence in achieving higher revenue growth rate and profitability in the future.

        The determined fair value of the ordinary shares increased from $0.83 per share as of December 31, 2008 to $1.09 per share as of June 30, 2009. We believe that the increase in the fair value of ordinary shares in this period was primarily attributable to the following factors:

  •
  We experienced continual improvement in our financial results and recorded net income for the first time in our history in the first half of 2009. Achieving profitability was considered a milestone event of our company. Such milestone reduced market participant's perceived risks and hence the required rate of return for investing in our equity securities. Also, we expected to continue to improve our financial results. Therefore, we lowered the discount rate from 26% as of December 31, 2008 to 24% as of June 30, 2009;

  •
  In general, the global financial markets recovered in the first half of 2009. Market sentiment towards China-based publicly-traded companies improved during that period, which resulted in an overall appreciation in the market value of their shares. For example, the Hang Seng China Enterprises Index that tracks the performance of various China-based stocks on the Hong Kong Stock Exchange generally increased during the first half of 2009 and closed at 7,891.80 on December 31, 2008 and 10,962.6 on June 30, 2009. The NASDAQ China Index also generally increased in the first half of 2009 and closed at 114.65 on December 31, 2008 and 148.21 on June 30, 2009.

        The determined fair value of the ordinary shares increased from $1.09 per share as of June 30, 2009 to $1.50 per share as of September 30, 2009, to $1.53 per share as of October 29, 2009 and to $1.60 per share as of December 10, 2009. We believe that the increase in the fair value of ordinary shares in this period was primarily attributable to the following factor:

  •
  We completed the acquisition of The World Browser and two other businesses on September 30, 2009, October 29, 2009 and December 10, 2009 respectively. The acquisitions strengthened our technology security service capabilities, expanded our service offering and hence lowered the uncertainties associated with achieving our business plan and financial forecast. Therefore, we lowered discount rate from 24% for valuation as of June 30, 2009 to 21% for the valuation as of September 30, 2009, October 29, 2009 and December 10, 2009.

        The determined fair value of the ordinary shares increased from $1.60 per share as of December 10, 2009 to $1.86 per share as of January 8, 2010. We believe that the increase in the fair value of ordinary shares in this period was primarily attributable to the following factor:

  •
  We completed the Series C financing for a total amount of $20 million. The new round of financing not only provided us with more capital resources for business expansion, but also indicated a decrease in investor's perceived risks of achieving our business plans and therefore the perceived risks of investing in our securities. As a result, we lowered the discount rate from 21% as of December 10, 2009 to 20% as of January 8, 2010.

        The determined fair value of the ordinary shares significantly increased from $1.86 per share as of January 8, 2010 to $2.58 per share as of June 30, 2010. We believe the increase in the fair value of ordinary shares in this period was primarily attributable to the following factors:

  •
  Our financial and operating performance continued to improve in the first half of 2010. According to iResearch, from January to July 2010, the number of users of our products and services, such as 360 Safe Guard, 360 Anti-Virus and 360 Safe Browser increased by approximately 19.7%, 89.5% and 58.8% respectively. Our management anticipated that the increase in number of users would improve our revenue growth potential and revised the financial forecast upward accordingly.

  •
  During this period, we started planning and the preparation of this offering, resulting in a decrease of expected time leading to a liquidity event. The proximity in time of this offering to the date of the valuation increased the liquidity of our shares and hence lowered DLOM from 29% as of January 2010 to 16% as of June 2010.

        The determined fair value of the ordinary shares increased from $2.58 per share as of June 30, 2010 to $5.01 per share as of January 1, 2011. We believe that the increase in the fair value of ordinary shares in this period was primarily attributable to the following factors:

  •
  In general, the global financial market recovered during 2010 and the market sentiment towards China-based publicly-traded companies improved, which resulted in an overall appreciation in the market value of their shares. For instance, the NASDAQ China Index generally increased in 2010 and closed at 166.47 on June 30, 2010 and 195.23 on December 31, 2010. The market capitalization of our closest China-based comparables on average increased by 43% during this period.

  •
  We achieved a better financial performance in 2010 than our previous estimate because of significant revenue growths from online advertising, search and web games under a strict control over our cost and expenses. In view of the above, when preparing our financial forecast in December 2010, we increased our estimates for our operating results in terms of both total revenue and net income from operations from our previous estimates made as of June 30, 2010.

  •
  Given the improvement of our performance and indications of the success of our business plan, the company-specific risk factors used in estimating a market participant's required rate of return for investing in our shares was reduced by 3%, reflecting the decrease in the perceived risk in achieving our financial forecasts. Therefore, the overall discount rate was lowered from 20% as of June 30, 2010 to 18% as of December 31, 2010.

  •
  We estimated our initial public offering date to be in the first quarter of 2011, resulting in a decrease of expected time leading to a liquidity event. The proximity in time of this offering to the date of the valuation increased the liquidity of our shares and hence lowered DLOM from 16% as of June 30, 2010 to 8% as of December 31, 2010.

        The determined fair value of the ordinary shares increased from $5.005 per share as of January 1, 2011 to $            per share, based on the mid-point of the estimated range of the initial public offering price was primarily attributable to the following factors:

  •
  The initial public offering is expected to provide us with additional capital and will enhance our ability to access the capital markets to grow our business and provide our shareholders with greater liquidity. The imminent launch of our initial public offering allows us to forego the 8% lack of marketability discount used in the January 2011 valuation.

  •
  The automatic conversion of all of our preferred shares into ordinary shares upon the closing of the initial public offering allows us to allocate our equity value equally among all our outstanding shares, compared with a higher allocation to preferred shares in the January 2011 valuation.

  •
  We have achieved significant business development since January 2011. For example, 360 Safe Browser and 360 Personal Start-up Page, two of our key platform products, have achieved stronger growth in their active users than what had been expected in January 2011, which has contributed to an increase in our online advertising revenue. We also launched our new products of open platforms for e-commerce and web games in late February 2011 and our open platform for applications in March 2011, all significantly earlier than planned at the time of the January 2011 valuation. These new initiatives have enabled us to further monetize our large user base and we believe that open platforms will become a key driver for our future revenue growth.

  •
  Our recent corporate developments and the imminent launch of our initial public offering give us greater visibility on the fulfillment of our business plans and enable us to increase our projected revenues and net income from those used in the January 2011 valuation.

  •
  In general, the market sentiment towards China-based publicly-traded companies further improved since January 2011, which resulted in an overall appreciation in the market value of their shares. For instance, the NASDAQ China Index increased by 9.3% from January 1, 2011 to

    March 9, 2011. The average market capitalization of the five largest China-based Internet companies by market capitalization increased by 24.3% during the same period.

Share-based Compensation

        Our share-based payment transactions are measured based on the grant date fair value of the equity instrument we issued and recognized as compensation expense over the requisite service period, with a corresponding impact reflected in additional paid-in capital.

        The following table sets forth certain information regarding the share options granted.

Grant Date	No. of Options Granted	Exercise Price Per Option	Weighted Average Fair Value Per Option at the Grant Dates	Intrinsic Value Per Option at the Grant Dates	Type of Valuation
June 30, 2009	911,950	$1.50	$0.56	nil	Retrospective
January 1, 2010	110,000	$2.20	$1.01	nil	Retrospective
July 1, 2010	5,039,000	$2.80	$1.40	nil	Retrospective
January 1, 2011	3,786,200	$5.20	$2.64	nil	Retrospective

        We also granted options to purchase 700,000 ordinary shares on February 14, 2011 with the exercise price of $5.20 per share and options to purchase 704,500 ordinary shares on March 3, 2011 with the exercise price of $6.00 per share. We have not yet valued these option grants as they were made after the latest balance sheet date for the financial statements included elsewhere in this prospectus.

        At the time of the grants, the exercise price was determined by CEO with inputs by management based on various objective and subjective factors.

        The fair values of our option awards were estimated on the date of grant using the Black-Scholes and binomial option pricing model using the following assumptions:

	2009	January 2010	July 2010	January 2011
Weighted average risk-free interest rate	3.96%	3.73%	3.31%	2.91%
Weighted average expected term (number of years)	5.20	5.30	5.15	5.40
Weighted average expected volatility	64.87%	63.64%	62.70%	57.7%
Weighted average expected dividend yield	—	—	—	—

        The risk-free rate for periods within the expected life of the option is based on the implied yield rates of U.S. dollar denominated bond issued by the Chinese government as of the valuation dates. The expected life of options represents the period of time the granted options are expected to be outstanding. As we did not grant options prior to June 2009 and no options have been exercised, no sufficient historical exercising pattern could be followed in estimating the expected life. Therefore, the expected life is estimated based on a consideration of factors including contractual term, vesting period and empirical study on early exercise behavior of employee share options. Our employees who received our stocks options are assumed to exhibit similar behavior. As we expected to grow our business with internally generated cash, we did not expect to pay dividends in the foreseeable future.

        Because we do not maintain an internal market for our shares, the expected volatility was based on the historical volatilities of comparable publicly traded companies engaged in similar lines of business.

Taxation

Cayman Islands

        We are incorporated in the Cayman Islands. Under current law, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

Hong Kong

        Our wholly-owned subsidiaries in Hong Kong, 360 International, Qifei International and Qiji International, are subject to the uniform tax rate of 16.5% in Hong Kong for the year ended December 31, 2010. Under the Hong Kong tax laws, 360 International, Qifei International and Qiji International are exempted from the Hong Kong income tax on their foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

        Prior to the effective date of the New EIT Law on January 1, 2008, domestic enterprises in China were generally subject to an enterprise income tax at a statutory rate of 33% unless they qualified for certain preferential treatment. Effective as of January 1, 2008, the New EIT Law applies a uniform enterprise income tax rate of 25% to all domestic enterprises and foreign-invested enterprises and defines new tax incentives for qualifying entities.

        Pursuant to the New EIT Law, enterprises that previously enjoyed preferential treatments of low tax rates will be subject to the new enterprise income tax rate of 25% after a five-year transitional period. Moreover, tax exemption or reduction with fixed terms enjoyed by enterprises including us will continue until the expiration of the prescribed period. Our operating subsidiary, Qizhi Software, receives preferential tax treatment in the PRC as "high and new technology enterprises." As a result, subject to satisfaction of applicable criteria as confirmed by the competent authority, it is entitled to an exemption from the 15% reduced EIT tax rate in 2008 and a 50% reduction in the 15% reduced EIT tax rate in 2009 and 2010.

        In addition, the New EIT Law treats enterprises established outside of China with "de facto management bodies" within the PRC as a PRC resident enterprise for tax purposes. The implementation rules define the term "de facto management bodies" as establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting and properties of an enterprise. The State Administration of Taxation, or the SAT, issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, which sets out certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore incorporated enterprise is located in China. We do not believe that we should be treated as a "resident enterprise" for PRC tax purposes. However, if considered a "PRC resident enterprise" for tax purposes, we would be subject to the PRC enterprise income tax at a rate of 25% on our worldwide income. We will continue to monitor our tax status. See "Risk Factors—Risks Related to Doing Business in China—We may be subject to PRC taxation on our worldwide income."

        Pursuant to the New EIT law and its implementation rules, dividends payable to foreign investors are subject to a 10% withholding tax. Pursuant to the grandfathering arrangement, dividends receivable from our PRC subsidiaries in respect of their undistributed profits prior to December 31, 2007 are exempt from withholding tax. Under the taxation arrangement between the PRC and Hong Kong, a qualified Hong Kong tax resident which is the "beneficial owner" and directly holds 25% or more of the equity interest in a PRC-resident enterprise is entitled to a reduced withholding tax rate of 5%.

Internal Control Over Financial Reporting

        We and our independent registered public accounting firm, in connection with the preparation and external audit of our consolidated financial statements as of and for the fiscal year ended December 31, 2010, identified one material weakness and several control deficiencies in our internal control over financial reporting as of December 31, 2010. A "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis.

        The material weakness identified primarily related to lack of sufficient accounting personnel with appropriate knowledge of U.S. GAAP. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting as we and they will be required to do once we become a public company. In light of the material weakness and other control deficiencies that were identified as a result of the limited procedures performed, we believe it is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

        Following the identification of the material weakness and other control deficiencies, we have taken measures and plan to continue to take measures to remedy the weakness and deficiencies, including (1) hiring additional accounting personnel with understanding of U.S. GAAP and experience with SEC reporting requirements, and (2) providing external and internal training to our accounting personnel. However, the implementation of these measures may not fully address this material weakness and other control deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. We are not able to estimate with reasonable certainty the costs that we will need to incur to implement these and other measures designed to improve our internal control over financial reporting. See "Risk Factors—Risks Related to Our Business—If we fail to establish an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ADSs may be adversely impacted."

Our Selected Quarterly Results of Operations

        The following table presents our selected unaudited consolidated quarterly results of operations for the eight quarters in the period from January 1, 2009 to December 31, 2010. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated quarterly financial information for the quarters presented below on the same basis as our audited consolidated financial statements. The unaudited condensed consolidated financial information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. Our limited operating history makes it difficult to predict future operating results. The historical quarterly results presented below are not necessarily indicative of the results that may be expected for any future quarters or periods.

	Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
	($ in thousands, except share and per share data)
Revenues
Internet services
Online advertising	2,033	2,800	3,467	5,628	5,504	8,476	10,718	14,128
Internet value-added services	—	335	536	1,179	2,319	3,141	4,072	5,242
Other services	—	—	8	24	36	35	91	28

Total	2,033	3,135	4,011	6,831	7,859	11,652	14,881	19,398

Sales of third party anti-virus software	2,986	4,119	6,008	3,179	1,836	1,043	576	420

Total revenues	5,019	7,254	10,019	10,010	9,695	12,695	15,457	19,818

Cost of revenues
Internet services	352	390	471	577	687	1,156	1,606	2,117
Sales of third party anti-virus software	1,421	1,670	2,178	1,331	546	334	176	129

Total cost of revenues	1,773	2,060	2,649	1,908	1,233	1,490	1,782	2,246

Subsidy income	—	—	—	—	49	57	71	89
Operating expenses:
Selling and marketing	936	883	1,008	3,429	4,410	2,620	2,770	2,803
General and administrative	390	385	634	1,122	726	893	1,186	2,246
Research and development	1,860	2,274	2,625	3,905	4,873	5,366	6,058	8,208

Total operating expenses	3,186	3,542	4,267	8,456	10,009	8,879	10,014	13,257

Income (loss) from operations	60	1,652	3,103	(354)	(1,498)	2,383	3,732	4,404
Interest income	85	56	70	70	92	103	113	107
Interest expense	(32)	(31)	(30)	(76)	(28)	(26)	(22)	(22)
Other expense	—	—	—	—	—	(52)	—	(8)
Exchange (loss) gain	(60)	60	56	(28)	(112)	(164)	116	(107)

Income (loss) before income tax (expense) benefit and loss from equity method investment	53	1,737	3,199	(388)	(1,546)	2,244	3,939	4,374
Income tax (expense) benefit	(5)	(155)	(286)	34	49	(72)	(125)	(315)
Loss from equity method investment	—	—	—	—	—	—	—	(57)

Net income (loss)	48	1,582	2,913	(354)	(1,497)	2,172	3,814	4,002
Less: Net loss attribute to noncontrolling interest	—	—	—	—	—	—	—	17

Net income (loss) attributable to Qihoo 360 Technology Co. Ltd.	48	1,582	2,913	(354)	(1,497)	2,172	3,814	4,019

        Our quarterly revenues generally increased in the eight quarters ended December 31, 2010, although our revenues were flat in the third and fourth quarters of 2009 and decreased slightly in the first quarter of 2010. Revenues from Internet services, our core business, has grown steadily over the eight quarters ended December 31, 2010. The general increase in our quarterly revenues was primarily attributable to our expanded user base, which increased the user traffic and transactions originated from our platform products, as well as the increase in our revenue derived from offering web games developed by third parties. Our revenues were flat in the third and fourth quarters of 2009 and decreased slightly in the first quarter of 2010 because we started offering 360 Anti-Virus to users free of charge in the second half of 2009 as we adopted the business model of offering free Internet and mobile security products to build up user base and generating revenues through provide Internet services. Our quarterly cost of revenues decreased from the third quarter of 2009 to the first quarter of 2010 largely because the cost of conducting Internet services is lower compared to the cost of sales of third-party anti-virus software. Our selling and marketing expenses increased significantly in the two quarters ended March 31, 2010 from the prior quarters, primarily due to the increase in our advertising and promotion expenses in connection with promotions for our free security products and other brand promotion activities. The significantly high general and administrative expenses in the fourth quarter of 2009 was primarily the result of an impairment charge in connection with a domain name acquisition. Our general and administrative expenses increased significantly from the third quarter of 2010 to the fourth quarter of 2010 primarily due to an increase in our professional fees incurred for legal proceedings and other administrative activities. Our quarterly research and development expenses increased in line with the expansion of our business. Our quarterly revenues and operating results may continue to experience fluctuations in the future due to various factors. See "Risk Factors—Risks Related to Our Business."

Results of Operations

        The following table sets forth a summary of our consolidated results of operations, both in absolute amounts and as percentages of total revenues, for the periods indicated.

	Year Ended December 31,
	2008	Percentage of Revenues		2009	Percentage of Revenues		2010	Percentage of Revenues
	($ in thousands, except percentages)
Revenues:
Internet services
Online advertising	5,606	33.2%		13,928	43.1%		38,826	67.3%
Internet value-added services	—	—		2,050	6.4%		14,774	25.7%
Other services	189	1.1%		32	0.1%		190	0.3%

Total	5,795	34.3%		16,010	49.6%		53,790	93.3%

Sales of third party anti-virus software	11,100	65.7%		16,292	50.4%		3,875	6.7%

Total revenues	16,895	100.0%		32,302	100.0%		57,665	100.0%

Cost of revenues:
Internet services	1,147	6.8%		1,790	5.5%		5,566	9.7%
Sales of third party anti-virus software	7,073	41.9%		6,600	20.5%		1,185	2.0%

Total cost of revenues	8,220	48.7%		8,390	26.0%		6,751	11.7%

Subsidy income	—	—		—	—		266	0.4%
Operating expenses:
Selling and marketing	2,732	16.2%		6,256	19.4%		12,603	21.8%
General and administrative	1,645	9.7%		2,531	7.8%		5,051	8.8%
Research and development	7,283	43.1%		10,664	33.0%		24,505	42.5%

Total operating expenses	11,660	69.0%		19,451	60.2%		42,159	73.1%

(Loss) income from operations	(2,985)	(17.7%	)	4,461	13.8%		9,021	15.6%
Interest income	616	3.7%		281	0.8%		415	0.8%
Interest expense	(32)	(0.2%	)	(169)	(0.5%	)	(98)	(0.2%	)
Other expense	(164)	(1.0%	)	—	0.0%		(60)	(0.1%	)
Exchange (loss) gain	(360)	(2.1%	)	28	0.1%		(267)	(0.5%	)

(Loss) income before income tax benefit (expense) and loss from equity method investment	(2,925)	(17.3%	)	4,601	14.2%		9,011	15.6%
Income tax benefit (expense)	179	1.0%		(412)	(1.2%	)	(463)	(0.8%	)
Loss from equity method investment	—	—		—	—		(57)	(0.1%	)

Net (loss) income	(2,746)	(16.3%	)	4,189	(13.0%	)	8,491	14.7%
Less: Net loss attributable to noncontrolling interest	—	—		—	—		17	0.1%

Net (loss) income attributable to Qihoo 360 Technology Co. Ltd.	(2,746)	(16.3%	)	4,189	13.0%		8,508	14.8%

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Revenues

        Revenues increased by $25.4 million, or 78.5%, from $32.3 million in 2009 to $57.7 million in 2010, primarily as a result of a substantial increase in our revenues from Internet services, which was in turn primarily attributable to (i) an increase in our revenues from online advertising, and (ii) an increase in our revenues from Internet value-added services. This increase was partially offset by a decrease in revenues from sales of third-party anti-virus software.

        Revenues from online advertising increased by $24.9 million, or 178.8%, from $13.9 million in 2009 to $38.8 million in 2010. This increase was primarily due to a substantial increase in our revenues from third-party websites who placed links on 360 Personal Start-up Page, the default home page of our 360 Safe Browser that we launched at the end of 2009, and increased revenues from Google. The increase in our revenues from third-party websites was due primarily to our expanded user base, which increased the user traffic and transactions originated from our websites and secure platform products. Our increased revenues from Google in 2010 were due primarily to (i) increased number of searches directed from our websites, (ii) our expanded cooperation with Google, who entered into another linking agreement with us in the fourth quarter of 2009 for a search box on our newly launched 360 Personal Start-up Page.

        Revenues from Internet value-added services increased by $12.7 million from $2.1 million in 2009 to $14.8 million in 2010. This increase was primarily due to (i) a substantial increase in our revenues from web games, (ii) additional revenues contributed by Internet security services, primarily remote technical support, that we started offering in 2010, and (iii) an increase in our revenues from other Internet value-added services.

        Revenues from sales of third-party anti-virus software decreased by $12.4 million, or 76.2%, from $16.3 million in 2009 to $3.9 million in 2010, primarily because we started offering 360 Anti-Virus to users free of charge in the fourth quarter of 2009.

Cost of Revenues

        Our cost of revenues decreased by $1.6 million, or 19.5%, from $8.4 million in 2009 to $6.8 million in 2010, primarily due to a decrease in cost of sales of third-party anti-virus software, which was partially offset by an increase in cost of Internet services.

        Cost of sales of third-party anti-virus software decreased by $5.4 million, or 82.0%, from $6.6 million in 2009 to $1.2 million in 2010. This decrease was primarily attributable to (i) a decrease in payment collection cost, and (ii) a decrease in cost of purchasing third-party anti-virus software, both of which was the result of our decreased sales of third-party anti-virus software.

        Cost of Internet services increased by $3.8 million, or 210.9%, from $1.8 million in 2009 to $5.6 million in 2010, primarily due to a $3.0 million increase in the business tax and surcharges we paid in connection with our Internet services in line with our revenue growth.

Operating Expenses

        Selling and Marketing Expenses.    Selling and marketing expenses increased by $6.3 million, or 101.5%, from $6.3 million in 2009 to $12.6 million in 2010. This increase was primarily due to (i) an increase of $5.4 million in our advertising and promotion expenses relating to increased brand promotion activities and promotion of our new security products in 2010, and (ii) an increase of $839,000 in the salaries and benefits as a result of increased headcount of sales and marketing personnel.

        General and Administrative Expenses.    General and administrative expenses increased by $2.6 million, or 99.6%, from $2.5 million in 2009 to $5.1 million in 2010. This increase was primarily due to (i) an increase of $1.1 million in the salaries and benefits for our general and administrative personnel as a result of increased headcount and (ii) an increase of $1.2 million in professional fees incurred for legal proceedings and other administrative activities.

        Research and Development Expenses.    Research and development expenses increased by $13.8 million, or 129.8%, from $10.7 million in 2009 to $24.5 million in 2010. This increase was primarily due to (i) an increase of $6.5 million in the salaries and benefits for our research and development personnel as we hired additional employees in 2010 to develop our security products, (ii) an increase of $3.6 million in bandwidth cost, as we leased additional bandwidth to develop and innovate security products and services, and (iii) an increase of $1.9 million in share-based compensation associated with additional nonvested shares granted to our key research and development employees.

Income Tax Expense

        Income tax expenses increased from $412,000 in 2009 to $463,000 in 2010, because our taxable income in 2010 was higher than that in 2009, which was partially offset by the lower tax rate in 2010 due to our preferential tax treatment.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Revenues

        Revenues increased by $15.4 million, or 91.2%, from $16.9 million in 2008 to $32.3 million in 2009, primarily due to an increase in the revenues from Internet services and an increase in the revenues from sales of third-party anti-virus software.

        The increase in revenues from Internet services was in turn primarily attributable to an increase in our revenues from online advertising and the additional revenues generated from Internet value-added services, primarily the operation of web games, in 2009.

        Revenues from our online advertising business increased by $8.3 million, or 148.4%, from $5.6 million in 2008 to $13.9 million in 2009, primarily due to an increase in the revenues generated from major search engines such as Baidu.com and Google.com. We derived more revenues from search engines in 2009 due primarily to the increased number of searches originated from our websites, which was attributable to our expanded user base. In addition, we began deriving additional revenues from placing links for third-party websites on our 360 Personal Start-up Page at the end of 2009.

        Revenues from Internet value-added services business increased by $2.1 million, from nil in 2008 to $2.1 million in 2009, primarily because we began generating revenues from web games.

        Revenues from sales of third-party anti-virus software increased by $5.2 million, or 46.8%, from $11.1 million in 2008 to $16.3 million in 2009, primarily attributable to our expanded user base and the increasing awareness among users of our platforms as reliable sources of security products.

Cost of Revenues

        Cost of revenues slightly increased by $0.2 million, or 2.1%, from $8.2 million in 2008 to $8.4 million in 2009, primarily due to an increase in cost of Internet services, which was partially offset by a decrease in cost of sales of third-party anti-virus software.

        Cost of Internet services increased by $0.7 million, or 56.1%, from $1.1 million in 2008 to $1.8 million in 2009, primarily due to a $0.6 million increase in the business tax and related surcharges we paid in connection with our Internet services in line with our revenue growth.

        Cost of sales of third party anti-virus software decreased by $0.5 million, or 6.7%, from $7.1 million in 2008 to $6.6 million in 2009. This decrease was primarily attributable a decrease in cost of purchasing third-party anti-virus software, primarily due to the more favorable pricing terms that we achieved in sourcing new third-party software as a result of our expanded user base. The decrease was partially offset by an increase in payment collection cost in line with our revenue growth.

Operating Expenses

        Selling and Marketing Expenses.    Selling and marketing expenses increased by $3.6 million, or 129.0%, from $2.7 million in 2008 to $6.3 million in 2009. This increase was primarily due to (i) an increase of $2.9 million in our advertising and promotion expenses in connection with promotions for our free security products, and (ii) an increase of $301,000 in the salaries and benefits paid to our selling and marketing personnel.

        General and Administrative Expenses.    General and administrative expenses increased by $886,000, or 53.9%, from $1.6 million in 2008 to $2.5 million in 2009. This increase was primarily due to (i) an increase in the salaries and benefits for our general and administrative personnel as a result of increased headcount, and (ii) an impairment charge in connection with a domain name acquired in 2009.

        Research and Development Expenses.    Research and development expenses increased by $3.4 million, or 46.4%, from $7.3 million in 2008 to $10.7 million in 2009. This increase was primarily due to (i) an increase of $2.1 million in the salaries and benefits paid to our research and development personnel as a result of increased headcount, (ii) an increase in bandwidth costs as we leased additional bandwidth to develop and innovate security products and services, and (iii) an increase in share-based compensation expenses associated with additional share options and nonvested shares granted to our key research and development employees. The foregoing increases were partially offset by a decrease of $455,000 in the depreciation cost of our equipment in 2009.

Income Tax Benefit (Expense)

        We recorded an income tax benefit of $179,000 in 2008 because we recorded a net loss before tax of $2.9 million in 2008. We recorded an income tax expense of $412,000 in 2009, as we started to generate profit in 2009.

Liquidity and Capital Resources

        As of December 31, 2010, our principal sources of liquidity have been proceeds from our cash flows from operations and financing activities. As of December 31, 2010, we had no outstanding debt. Our cash and cash equivalents primarily consist of cash on hand and term deposits.

        We are a holding company and conduct our operations primarily through our subsidiaries and VIEs in China. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries, which in turn depend upon earnings of our VIEs transferred to our subsidiaries in the form of payments under the technology support and management consulting agreements. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with accounting standards and regulations applicable to such subsidiaries. As of December 31, 2010, our PRC subsidiaries and VIEs had aggregate undistributed earnings of approximately $5.2 million that were available for distribution. These undistributed earnings are considered to be indefinitely reinvested, and will be subject to PRC dividend withholding taxes upon distribution.

        Under PRC law, each of our PRC subsidiaries must set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of our PRC subsidiaries with foreign investments must also set aside a portion of its after-tax profits to fund an employee welfare fund at the discretion of the board. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, companies may not distribute the reserve funds as cash dividends except upon a liquidation of these subsidiaries. In addition, dividend payments from our PRC subsidiaries could be delayed as we may only distribute such dividends upon completion of annual audits of the subsidiaries.

        Furthermore, cash transfers from our PRC subsidiaries to our subsidiaries outside of China are subject to PRC government control of currency conversion. Qizhi Software needs to obtain the approval from or registration with the relevant government authorities if it plans to convert cash denominated in Renminbi into U.S. dollars and remit it to our subsidiaries outside of China. See "Risk Factors—Risks Related to Doing Business in China—Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment."

        We believe that our current levels of cash and cash flows from operations and financing activities will be sufficient to meet our anticipated cash needs for at least the next twelve months. However, we may need additional cash resources in the future if we experience changed business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If we ever determine that our cash requirements exceed our amounts of cash and cash equivalents on hand, we may seek to issue debt or equity securities or obtain additional credit facility. Any issuance of equity securities could cause dilution for our shareholders. Any incurrence of indebtedness could increase our debt service obligations and cause us to be subject to restrictive operating and finance covenants. It is possible that, when we need additional cash resources, financing will only be available to us in amounts or on terms that would not be acceptable to us or financing will not be available at all.

        The following table sets forth a summary of our cash flows for the periods indicated:

	Year Ended December 31,
	2008	2009	2010
	($ in thousands)
Net cash (used in) provided by operating activities	(661)	9,040	20,125
Net cash used in investing activities	(33)	(4,208)	(9,053)
Net cash provided by financing activities	—	—	20,253
Effect of exchange rates on cash and cash equivalents	714	50	1,036
Net increase in cash and cash equivalents	20	4,882	32,361
Cash and cash equivalents at the beginning of the year/period	23,242	23,262	28,144

Cash and cash equivalents at the end of the year/period	23,262	28,144	60,505

Operating Activities

        Net cash provided by operating activities increased to $20.1 million in 2010 from $9.0 million in 2009. Although our growing business generated substantial net cash inflow as our revenues increased by $25.4 million from $32.3 million in 2009 to $57.7 million in 2010, the cash paid for cost of revenues and operating expenses also increased by $20.4 million from $18.2 million in 2009 to $38.6 million in 2010.

        Net cash provided by operating activities amounted to $9.0 million in 2009 while net cash used in operating activities amounted to $661,000 in 2008. Our growing business generated significantly more net cash inflow in 2009 compared to 2008 as we increased revenue by $15.4 million from $16.9 million in 2008 to $32.3 million in 2009. However, our cash paid for cost of revenues and operating expenses also increased by $1.7 million from $16.5 million in 2008 to $18.2 million in 2009.

Investing Activities

        Net cash used in investing activities amounted to $9.1 million in 2010, primarily due to the cash outflows for (1) payment for the purchase of property and equipment of $2.8 million in connection with our operation expansion, and (2) cash considerations in the amount of $2.6 million paid in a series of acquisitions.

        Net cash used in investing activities amounted to $4.2 million in 2009, primarily due to the cash outflows for (1) cash considerations in the amount of $1.7 million paid in a series of acquisitions, (2) payment for the purchase of intangible assets of $1.2 million, mostly in connection with our purchase of certain intellectual properties, and (3) payment for the purchase of property and equipment of $0.8 million in connection with our operation expansion.

        Net cash used in investing activities amounted to $33,000 in 2008, primarily due to the cash outflow of $168,000 for our purchase of property and equipment and the cash outflow of $76,000 for our purchase of the assets in connection with our operation expansion. This cash outflow was partially offset by a cash inflow from our receipt of proceeds of $211,000 from a business disposal.

Financing Activities

        Net cash provided by financing activities amounted to $20.3 million in 2010, primarily due to our receipt of proceeds from the issuance of Series C convertible participating redeemable preferred shares.

Capital Expenditures

        We incur capital expenditures primarily for purchases of servers and intangible assets. Our capital expenditures were $168,000 in 2008, $2.0 million in 2009, and $4.3 million in 2010. We expect to incur approximately $9.0 million in capital expenditures for 2011. We expect to fund capital expenditures by cash generated from operating and financing activities, including the net proceeds from this offering.

Contractual Obligations

        The following table sets forth our contractual obligations as of December 31, 2010:

	Payment Due by Period
Contractual Obligations	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years	Other
	($ in thousands)
Operating lease obligations	2,161	1,505	656	—	—	—
Long-term payable(1)	1,975	1,525	450	—	—	—

Total	4,136	3,030	1,106	—	—	—

(1)
Long-term payable represents payment obligations under the agreement with a third party that allows us to offer its anti-virus software.

        From time to time, we are subject to legal proceedings and claims in the ordinary course of business. For contingency liability of pending litigation, see "Risk Factors—Risks Related to Our Business—Pending or future litigation could have a material adverse impact on our results of operation, financial condition and liquidity."

Off-Balance Sheet Arrangements

        We have not entered, and do not expect to enter, into any off-balance sheet arrangements. We also have not entered into any financial guarantees or other commitments to guarantee the payment obligations of third parties. In addition, we have not entered into any derivative contracts indexed to equity interests and classified as shareholders' equity. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or that engages in leasing, hedging or research and development services with it.

Inflation

        Inflation in China has not materially impacted our results of operations. However, China has recently experienced a significant increase in inflation levels, which may materially impact our results of operations. According to the National Bureau of Statistics of China, the change of consumer price index in China was 5.9% in 2008. While the consumer price index in China decreased by 0.7% in 2009, the consumer price index in China increased by 3.3% year-over-year for the year ended December 31, 2010.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk

        Our exposure to interest rate risk primarily relates to the interest income generated by cash in bank deposits. We have not used any derivative financial instruments to manage our interest risk exposure. Interest earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates. An increase in interest rates, however, may raise the cost of any debt we incur in the future. In addition, our future interest income may be lower than expected due to changes in market interest rates.

        With respect to cash and cash equivalents as of December 31, 2009, a 1% decrease in interest rates would have decreased our interest income for the year then ended from $281,000 to $89,000. In addition, with respect to cash and cash equivalents as of December 31, 2010, a 1% decrease in interest rates would have decreased our interest income for the year then ended from $415,000 to $118,000.

Foreign Exchange Risk

        Substantially all of our revenues and most of our expenses are denominated in RMB. Our exposure to foreign exchange risk primarily relates to cash and cash equivalents denominated in U.S. dollars as a result of our past issuances of preferred shares through private placement transactions and proceeds from this offering. We do not believe that we currently have any significant direct foreign exchange risk and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments. Although we believe our exposure to foreign exchange risks is limited, the value of your investment in our ADSs will be affected by the foreign exchange rate between U.S. dollars and RMB because the value of our business is effectively denominated in RMB, while the ADSs will be traded in U.S. dollars.

        The value of the RMB against the U.S. dollar and other currencies may fluctuate depending on many factors, including changes in China's political and economic conditions. The conversion of RMB into foreign currencies, including U.S. dollars, has been based on rates set by the People's Bank of China. On July 21, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. dollar. Under the revised policy, the RMB may fluctuate within a narrow and managed band against a basket of foreign currencies. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over three years. From July 2008 until December 2010, however, the RMB traded stably within a narrow range against the U.S. dollar.

        There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant appreciation of the RMB against foreign currencies. On June 20, 2010, the People's Bank of China announced that the PRC government would reform the RMB exchange rate regime and increase the flexibility of the exchange rate. We cannot predict how this new policy will impact the RMB exchange rate.

        To the extent that we need to convert U.S. dollars we receive from this offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would adversely affect the RMB amount we receive from the conversion. Assuming we were to convert the net proceeds received in this offering into RMB, a 1.0% increase in the value of the RMB against the U.S. dollar would decrease the amount of RMB we receive by RMB         million. Our U.S. dollar denominated cash balance was $10.5 million, $7.9 million and $24.4 million as of December 31, 2008, 2009 and 2010, respectively. A 1.0% increase in the value of the RMB against the U.S. dollar would have decreased this U.S. dollar denominated cash balance by RMB715,000, RMB539,000 and RMB1.6 million as of December 31, 2008, 2009 and 2010, respectively.

Recent Accounting Pronouncements

        In October 2009, the FASB issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management's best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence (VSOE), vendor objective evidence (VOE) or third-party evidence (TPE) is unavailable. Prospective application of this new guidance is permitted for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt this guidance on a retrospective basis. We do not expect the adoptions of this pronouncement to have a significant impact on its financial condition or results of operations.

        In October 2009, the FASB issued authoritative guidance which amends the scope of existing software revenue recognition accounting. Tangible products containing software components and non-software components that function together to deliver the product's essential functionality would be scoped out of the accounting guidance on software and accounted for based on other appropriate revenue recognition guidance. Prospective application of this new guidance is permitted for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt this new guidance on a retrospective basis. This guidance must be adopted in the same period that the company adopts the amended accounting for arrangements with multiple deliverables described in the preceding paragraph. We are in the process of evaluating the effect of adoption of this pronouncement.

        On January 21, 2010, the FASB issued authoritative guidance to improve disclosures about fair value measurements. This guidance amends previous guidance on fair value measurements to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. This guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. We do not expect the adoption of this pronouncement will have a significant effect on its consolidated financial position or results of operations.

        In April 2010, the FASB issued an authoritative pronouncement regarding the milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this pronouncement regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. We do not expect the adoptions of this pronouncement will have a significant impact on its financial condition or results of operations.

        In December 2010, the FASB issued an authoritative pronouncement on when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The amendments in this update modify Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2010. Early adoption will not be permitted. For nonpublic entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2011. Early application for nonpublic entities is permitted; nonpublic entities that elect early application will use the same effective date as that for public entities. We do not expect the adoption of this pronouncement will have a significant effect on its consolidated financial position or results of operations.

        In December 2010, the FASB issued an authoritative pronouncement on disclosure of supplementary pro forma information for business combinations. The objective of this guidance is to address diversity in practice regarding the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any public entity as defined by Topic 805 that enters into business combinations that are material on an individual or aggregate basis. The amendments will be effective for business combinations consummated in periods beginning after December 15, 2010, and should be applied prospectively as of the date of adoption. Early adoption is permitted. We do not expect the adoption of this pronouncement will have a significant effect on its consolidated financial position or results of operations.

CORPORATE HISTORY AND STRUCTURE

Our History and Development

        In 2005, Mr. Xiangdong Qi, our director and president, founded our business, which originally focused on user generated content search and aggregation. Mr. Hongyi Zhou, our chairman and chief executive officer, joined us in August 2006, and together with Mr. Qi, reshaped our primary business. In July 2006, we launched 360 Safe Guard, our first Internet security product that protects users against malware, and entered into the Internet security market.

        We were incorporated in the Cayman Islands as an exempted limited liability company on June 9, 2005. On December 31, 2010, we changed our name from Qihoo Technology Company Limited to Qihoo 360 Technology Co. Ltd. We conduct our business operations in China through our wholly-owned subsidiaries and affiliated entities. We formed a wholly-owned subsidiary, Qizhi Software, one of our primary operating entities, in China in December 2005.

        In November 2010, we formed three Hong Kong subsidiaries that we expect to become intermediate holding companies for our operations in China: Qiji International, 360 International and Qifei International, which are all wholly-owned by Qihoo 360.

        The following diagram illustrates our corporate structure as of the date of this prospectus.

Contractual Arrangements Among Qizhi Software, the VIEs and the Respective Shareholders of the VIEs

        Qizhi Software, our PRC operating subsidiary, is a wholly foreign-owned enterprise and is subject to PRC legal restrictions on foreign ownership in the telecommunications sector. See "Regulations—Regulations Relating to Our Business." Accordingly, we conduct our business activities primarily through two VIEs, namely Beijing Qihu and Shanghai Qitai. The registered shareholders of Beijing Qihu and Shanghai Qitai are our directors, officers or key employees, who directly or indirectly hold our shares, including Mr. Hongyi Zhou, our chairman of the board and the chief executive officer and Mr. Xiangdong Qi, our director and president. Through contractual arrangements with Beijing Qihu and Shanghai Qitai and their respective registered shareholders, we bear the economic risks and receive the economic benefits of Beijing Qihu and Shanghai Qitai as their primary beneficiary. The financial results of Beijing Qihu and Shanghai Qitai are consolidated into our financial statements despite the lack of our equity interest in them. We believe the consolidation is necessary to fairly present the financial position and results of operations of our company, because of the existence of a parent-subsidiary relationship through contractual arrangements. Qizhi Software has entered into contractual arrangements with Beijing Qihu, Shanghai Qitai and their respective registered shareholders, which enable us to:

  •
  exercise effective control over Beijing Qihu and Shanghai Qitai;

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  receive substantially all of the economic benefits from Beijing Qihu and Shanghai Qitai as if we were their sole shareholder; and

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  have an exclusive option to purchase all of the equity interests in Beijing Qihu and Shanghai Qitai when and to the extent permitted by PRC law.

        Qizhi Software has also entered into similar contractual arrangements with five other VIEs that do not have significant business operations.

  Equity Disposition Agreements

        Qizhi Software entered into equity disposition agreements with Beijing Qihu, Shanghai Qitai and their respective registered shareholders, who irrevocably granted Qizhi Software or its designated person exclusive options to purchase, when and to the extent permitted under PRC law, all of the equity interests in Beijing Qihu and Shanghai Qitai. The exercise price for the options to purchase all of the equity interests in Beijing Qihu and Shanghai Qitai is the minimum amount of consideration permissible under the then applicable PRC law. The agreements have an initial term of ten years and are renewable at Qizhi Software's sole discretion. These equity disposition agreements provide, among other things, that without Qizhi Software's prior written consent:

  •
  the registered shareholders of each VIE may not transfer, encumber, grant security interest in, or otherwise dispose of in any way any equity interests in their respective VIEs;

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  Beijing Qihu and Shanghai Qitai may not sell, transfer, mortgage or otherwise dispose of in any way their respective assets, business or income, nor may they create any security interest therein (other than created in the ordinary course of their respective business);

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  no shareholders resolution should be passed to increase or reduce the registered capital of each VIE or otherwise alter the capital structure of such VIE;

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  the articles of association of each VIE should not be supplemented, altered or modified in any way;

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  Beijing Qihu and Shanghai Qitai may not declare or pay any dividends to their respective registered shareholders;

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  Beijing Qihu and Shanghai Qitai may not merge with any third parties, or purchase or transfer any assets or businesses from or to any third parties;

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  Beijing Qihu and Shanghai Qitai may not engage in any transactions that may cause substantially adverse effects on their respective assets, obligations, operations, share capital and other rights;

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  Beijing Qihu and Shanghai Qitai may not incur any indebtedness, except where transactions were entered into in the ordinary course of business; and

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  the registered shareholders of the VIEs will apply the proceeds from the disposition of the shares of their respective VIEs to repay the loans extended by Qihoo 360 under the loan agreements described below.

  Loan Agreements

        Under loan agreements between Qihoo 360 and the registered shareholders of Beijing Qihu and Shanghai Qitai, as the case may be, Qihoo 360 extended loans of (i) an aggregate principal amount of RMB80 million ($12.0 million) to the registered shareholders of Beijing Qihu and (ii) an aggregate principal amount of RMB1 million ($151,515) to the registered shareholders of Shanghai Qitai. The registered shareholders obtained the loans to fund the initial registered capital of and contribute additional registered capital to Beijing Qihu and Shanghai Qitai, as the case may be. Each loan agreement has a term of ten years and is renewable for another ten-year term upon the parties' agreement.

  Equity Pledge Agreements

        Under Qizhi Software's equity pledge agreements with Beijing Qihu, Shanghai Qitai and their respective registered shareholders, the registered shareholders of Beijing Qihu and Shanghai Qitai pledged all of their respective equity interests in Beijing Qihu and Shanghai Qitai to Qizhi Software to secure the performance of the registered shareholders', Beijing Qihu's and Shanghai Qitai's obligations under the various VIE agreements, including the business operation agreements and the technology development agreements described below. If Beijing Qihu, Shanghai Qitai or any of their respective registered shareholders breaches any of their respective contractual obligations under these agreements, Qizhi Software, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The registered shareholders of Beijing Qihu and Shanghai Qitai agreed not to transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their respective equity interests in Beijing Qihu and Shanghai Qitai, as the case may be, without Qizhi Software's prior written consent. Unless terminated at Qizhi Software's sole discretion, each equity pledge agreement has a term of ten years and will be automatically renewed upon the expiration of the ten-year term.

  Business Operation Agreements

        Under the business operation agreements among Qizhi Software, Beijing Qihu and Shanghai Qitai, as the case may be, and the respective registered shareholders of Beijing Qihu and Shanghai Qitai, the registered shareholders of Beijing Qihu and Shanghai Qitai may not enter into any transaction that could materially affect the assets, liabilities, interests or operations of Beijing Qihu and Shanghai Qitai, as the case may be, without Qizhi Software's prior written consent. In addition, directors, chairman, general managers, financial controllers or other senior managers of Beijing Qihu and Shanghai Qitai, as the case may be, must be Qizhi Software's nominees appointed by the registered shareholders of Beijing Qihu and Shanghai Qitai. Each business operation agreement has a term of ten years and is renewable at Qizhi Software's sole discretion.

  Technology Development Agreements

        Under a technology development agreement dated May 1, 2008 between Qizhi Software and Beijing Qihu, Qizhi Software agreed to provide Beijing Qihu with technology development and support services related to Beijing Qihu's advertising business. Beijing Qihu agreed to pay RMB8.5 million ($1.3 million) in 2008 and 30% of Beijing Qihu's revenues from its advertising business annually from 2009 to 2012 to Qizhi Software. This agreement has a term of five years. In September 2010, Beijing Qihu and Qizhi Software signed a supplementary agreement, which amended the percentage of Beijing Qihu's revenues that Qizhi Software would receive from 30% to 20%, effective September 1, 2010.

        Under a technology development agreement dated October 20, 2008 between Qizhi Software and Beijing Qihu, Qizhi Software agreed to provide Beijing Qihu with technology development and support services related to Beijing Qihu's network digital products business. Beijing Qihu agreed to pay an aggregate amount of RMB9.5 million ($1.4 million) to Qizhi Software for the entire term of the agreement. This agreement has a term of four years.

        Under a technology development agreement dated March 15, 2009 between Qizhi Software and Beijing Qihu, Qizhi Software agreed to provide Beijing Qihu with technology development and support services related to Beijing Qihu's online shopping business. Beijing Qihu agreed to pay to Qizhi Software RMB4.5 million ($0.7 million) within 30 days from the date of the agreement, RMB4.5 million ($0.7 million) within 60 days after the date of the agreement and 35% of the revenues generated from the online shopping business for the period between June 2009 and December 2012. Unless earlier terminated, this agreement has a term of four years. In June 2010, Beijing Qihu and Qizhi Software signed a supplementary agreement, which amended the percentage of Beijing Qihu's revenues from the online shopping business that Qizhi Software would receive from 35% to 20%, effective June 1, 2010. In addition, Beijing Qihu and Qizhi Software agreed that no revenue needed to be paid by Beijing Qihu to Qizhi Software in September and October 2010.

        Under an exclusive technology consulting and services agreement dated September 2, 2009 between Qizhi Software and Shanghai Qitai, Qizhi Software agreed to provide Shanghai Qitai with exclusive consulting services relating to Internet information technology and software development technology. In return for Qizhi Software's services, Shanghai Qitai agreed to pay a monthly fee to Qizhi Software based on the number of page views generated. This agreement has a term of ten years.

  Powers of Attorney

        Each registered shareholder of Beijing Qihu and Shanghai Qitai has executed a power of attorney to appoint Qizhi Software to be his or her attorneys, and irrevocably authorize Qizhi Software to vote on his or her behalf on all of the matters concerning Beijing Qihu and Shanghai Qitai, as the case may be, that may require shareholders' approval.

OUR INDUSTRY

INTERNET AND MOBILE USAGE IN CHINA

Internet Usage in China

        The number of Internet users in China has grown rapidly in recent years as the Internet emerges as a popular and powerful medium for information, communication and commerce in China. According to iResearch, the number of Internet users in China grew from 137 million in 2006 to 457 million in 2010, representing a CAGR of 35.2%. Over the same period, the Internet penetration rate increased from 10.8% to 31.9%, according to the Economist Intelligence Unit, a research and analysis firm, or EIU. Although China has the largest Internet market in the world in terms of number of users, China's Internet penetration is still low as compared to developed countries such as the United States and Japan, whose penetration rates were 84.5% and 80.8% in 2010, respectively, according to EIU. The number of Internet users in China is expected to continue growing at a CAGR of 13.4% to reach 667 million by 2013 from 457 million in 2010. The following chart sets forth the number of Internet users in China for the years indicated.

Number of Internet Users in China (2006-2013E)

Source: iResearch

Mobile Usage in China

        China is the largest mobile market in the world, with 859 million mobile subscribers as of the end of 2010, according to iResearch. However, China's mobile penetration rate, at 67.0% as of the end of 2010, is still relatively low as compared to that of developed countries such as the United States and Japan, which was at 94.8% and 94.1% in 2010 respectively, according to EIU. Further economic growth is expected to drive the growth of mobile subscribers in China at a CAGR of 6.6% to reach 1 billion by the end of 2013, according to iResearch.

        A prominent trend in China's mobile market is the rise of mobile Internet access. Users are increasingly conducting various Internet activities through mobile devices, including mobile-banking, mobile-commerce, mobile-gaming, and mobile social networking. According to iResearch, the number of mobile Internet users increased from 17 million in 2006 to 303 million in 2010, representing a CAGR of 105.3%. Over the same period, the mobile Internet penetration rate increased from 3.7% to 35.3%. As the number of mobile users in China continues to grow, along with the increasing adoption of mobile Internet, the number of mobile Internet users in China is expected to grow further to reach 658 million by the end of 2013, representing a CAGR of 29.5%. The following table sets forth the number of mobile users, the number of mobile Internet users and the mobile penetration rate in China for the years indicated.

	2006	2007	2008	2009	2010	2011E	2012E	2013E
Mobile users (millions)	461	547	641	747	859	911	974	1,040
Mobile Internet users (millions)	17	50	118	233	303	415	522	658
Mobile Internet penetration rate	3.7%	9.1%	18.4%	31.2%	35.3%	45.6%	53.6%	63.3%

Source: iResearch

Emergence of Cloud Computing

        With growing fixed-line and wireless broadband availability and penetration in China, the Internet services landscape has begun to favor cloud-based technology. While cloud-based services are still in a relatively early stage of development in China, rapid adoption in more developed markets provides a template for how China's Internet services landscape may develop. In more developed markets, cloud-based services have created new market opportunities and gained significant market share in existing segments by offering users significant advantages over traditional technologies. The main advantage is the enhanced utility through centralized data management and processing, which results in lower processing and power requirements at user terminals, and lower up-front investment and ongoing maintenance cost for users. In addition, cloud-based technology provides the convenience of cross-device user experience and functionality, as well as real-time updating. However, centralizing key data and processing presents more concentrated security risk. Users must rely on providers of cloud-computing services to ensure the security of their data and processes. Security is becoming increasingly crucial in the emerging cloud environment.

INTERNET AND MOBILE SECURITY ADOPTION IN CHINA

Internet Security Adoption in China

        Internet security has become a major concern for Internet users as the scale and nature of security threats continue to evolve. In the past, computer viruses primarily sought to disrupt the proper functioning of computer hardware or systems. However, as more personal information and virtual assets are now processed through or stored on the Internet, Internet hacking has shifted from being motivated by hackers gaining notoriety to profiting from accessing and exploiting such confidential data. As a result, Internet attacks have increased exponentially in both number and severity. According to iResearch, the largest number of malware samples collected by a single Internet security provider in China increased from approximately 538,000 in 2006 to over 650 million in 2010.

        In addition, Internet security threats are also becoming increasingly covert and difficult to detect and defend against. Hackers are utilizing application content to disguise attacks to effectively bypass many security software, such as through building fraudulent online banking and e-commerce phishing websites and other malicious websites. Such "content" level attacks are especially vicious for Chinese Internet users as compared to users in other more mature markets, as China has a large and relatively nascent Internet population with relatively low disposable income, who tend to download free software programs and are especially susceptible to threats disguised as harmless programs. According to China Internet Network Information Center, or the CNNIC, as of December 2010, 45.8% of Internet users in China experienced malware attacks, and 21.8% of users experienced theft of personal account information. Traditional anti-virus applications alone are no longer sufficient to safeguard users against the rapid proliferation of security threats. This has led to an increasing demand among Internet users for fully-integrated solutions covering system protection, privacy protection and performance optimization, which we define as pan-security solutions.

        According to iResearch, the number of Internet security users reached 394 million in 2010, an increase from 89 million in 2006. The number of Internet security users is expected to reach

559 million by 2013, representing a CAGR of 12.4%. The following chart sets forth the number of Internet security product users in China for the years indicated.

China Internet Security Product Users (2006-2013E)

Source: iResearch

Mobile Internet Security Adoption in China

        With the world's largest number of mobile users, China's mobile industry presents another attractive market for hackers. Users' growing adoption of mobile Internet activities such as mobile-banking, mobile-commerce, mobile gaming, and mobile social networking has further created opportunities for hackers to access users' private information and to make fraudulent account charges, putting personal identity and assets at risk. According to iResearch, 972 different types of mobile malware were identified in 2009, an increase from 125 types in 2006. The number of types of mobile malware identified is expected to more than double from 2009 to reach 2,146 in 2010.

        As a result of the explosive growth in mobile security threats, the accumulated number of mobile security product activated users is expected to grow from 27 million in 2009 to reach 254 million by 2012, representing a CAGR of 111.1%, according to iResearch. The following chart sets forth the accumulated number of China mobile security product activated users for the years indicated.

Accumulated Number of China Mobile Security Product Activated Users (2009-2012E)

Source: iResearch

Emergence of Cloud-based Security Technology

        The rapid growth and increasing complexity of Internet security threats require security software to be updated frequently. Traditional anti-virus software uses "signatures" to identify threats, and as a result, its signature database must grow synchronously with the increasing number of threats. Given traditional anti-virus software stores signature databases on the terminal-end (on users' computers), it consumes the limited computing resources at the user terminal, thereby decreasing system speed and performance. In addition, malware is now able to evolve far more quickly than traditional anti-virus software can adapt through periodic signature database updates. As a result, cloud-based security technology has emerged as an effective and superior Internet security solution, offering significant and sustained performance advantages for users.

        Cloud-based security technology maintains and utilizes a database of "blacklisted" known malware and "whitelisted" verified safe program files stored on central servers in the cloud instead of on the users' computers. Fingerprints of program files are then compared against the database in the cloud, which is constantly updated by new information retrieved and submitted by users, collectively forming the "user cloud." The technology also uses behavior analysis to identify unknown threats and improve threat-detection ability. Cloud-based security technology has several main advantages over traditional anti-virus technologies. It provides real-time responses to new malware by minimizing lag time from initial discovery to full protection, significantly enhances malware detection capabilities through a massive database, and frees computer resources by eliminating the need for a large database to be stored on the user-end terminal. In addition, cloud-based security technology grows in effectiveness with the size of the user cloud. According to iResearch, Qihoo 360 has China's largest centralized cloud-based security solution with 151 million daily active users in January 2011.

MARKETS FOR KEY INTERNET SERVICES

        With rapidly increasing broadband penetration in China, combined with the proliferation of Internet-enabled mobile devices, Internet usage in China has been growing rapidly in recent years. Users' growing reliance on the Internet and the increasing exchange of private personal information over the Internet across devices, have created strong incentives for hackers to develop threats at multiple exposure points. The prevalence of malware and malicious websites have significantly impaired user experience and caused financial losses, damaging both the reputation and profitability of software developers and Internet website operators. This has led to strong demand for security in the Internet and mobile markets in China, especially across main Internet services markets including the Internet search market, the online gaming market, as well as the e-commerce market. At the same time, this presents attractive opportunities for the development of secure Internet platform products to access these markets.

Online Advertising Market in China

        China's online advertising market is expected to grow as the Internet gains acceptance as an increasingly effective advertising medium. According to iResearch, the online advertising market in China grew from RMB6.1 billion in 2006 to reach RMB32.1 billion in 2010, representing a CAGR of 51.7%. Advertisers are increasingly recognizing the benefits of online advertising and utilizing it as an important component of their overall marketing strategy in China, leading to an increase in online advertising as a percentage of total advertising spend in China from 3.9% in 2006 to 10.1% in 2009, according to iResearch. As Internet advertising methods in China become more and more sophisticated and targeted, the online advertising market is expected to continue to grow rapidly, and extract an increasing share of total market advertising dollars. According to iResearch, the online advertising market revenue in China is expected to grow further from RMB32.1 billion to reach RMB94.9 billion by 2013, representing a CAGR of 43.5%. The following chart sets forth the online advertising market revenue in China for the years indicated.

China Online Advertising Market Revenue (2006-2013E)

Source: iResearch

Internet Search Market in China

        China's Internet search market has evolved rapidly in recent years as an increasing number of users seek information, products and services via the Internet. According to iResearch, there were 239 billion web search queries in China in 2010. According to iResearch, total revenues generated by the Internet search advertising market is expected to grow from RMB11.0 billion in 2010 to reach RMB38.4 billion in 2013, representing a CAGR of 51.8%. The following chart sets forth the search advertising market revenue in China for the years indicated.

China Internet Search Advertising Market Revenue (2006-2013E)

Source: iResearch

        Internet search has enabled users to access a much wider range of websites, which has increased users' risk of exposure to malicious or phishing websites.

Online Gaming Market in China

        Within the PRC Internet market, online gaming has been one of the fastest growing segments. According to iResearch, China's online gaming market generated RMB32.7 billion of revenue in 2010, and is expected to grow to RMB43.5 billion in 2013. Massive multi-player online role-playing games, or MMORPGs currently dominate online gaming. However, the greater accessibility of web games has contributed to the strong growth of China's web gaming market. According to iResearch, China's web gaming market revenue increased from RMB100 million in 2007 to RMB990 million in 2009, representing a CAGR of 214.6%, and is expected to further increase to RMB3 billion in 2013, representing a CAGR of 31.9%. The following chart sets forth the web gaming market revenue in China for the years indicated.

China Web Gaming Market Revenue (2007-2013E)

Source: iResearch

        One key problem in the online gaming market in China is the proliferation of trojan horses that steal account information. According to a survey conducted by iResearch in January 2010, account information theft was listed as the number one reason for players to abandon a game.

E-commerce Market in China

        E-commerce has gained favor with PRC consumers as income levels rise and shopping behaviors change. With the rapid increase in Internet penetration, the number of Internet shoppers in China grew by 48.6% from 108 million as of December 2009 to 161 million as of December 2010, according to CNNIC. The overall e-commerce transaction value in China increased by 24.1% from RMB2.9 trillion in 2008 to RMB4.8 trillion in 2010, according to iResearch. This is expected to grow further to reach RMB13.9 trillion by 2013, representing a CAGR of 42.5%. The explosive growth of e-commerce has also resulted in the widespread acceptance of online payment systems, which has further increased the demand for Internet security services. According to CNNIC, the usage rates of Internet online shopping, online payment platforms and online banking were 35.1%, 30.0%, and 30.5% as of December 2010, an increase from 28.1%, 24.5%, and 24.5% as of December 2009, respectively. More than ever, monetary transactions are carried out across the Internet and exposed to the increasing threats of hackers. The following chart sets forth the overall e-commerce transaction value in China for the years indicated.

Overall E-commerce Transaction Value in China (2008-2013E)

Source: iResearch

BUSINESS

Overview

        We are the No. 3 Internet company in China as measured by user base, according to a report we commissioned from iResearch. In January 2011, we had 339 million monthly active Internet users, representing a user penetration rate of 85.8% in China, according to iResearch. Recognizing security as a fundamental need of Internet and mobile users, we offer comprehensive high-quality Internet and mobile security products free of charge, providing users with secure access points to Internet activities. As a result, we have amassed a large and loyal user base, which we monetize primarily through offering online advertising and Internet value-added services.

        We are also the No. 1 provider of Internet and mobile security products in China as measured by user base, according to iReseach. In January 2011, we had 328 million monthly active Internet security product users, representing a user penetration rate of 83.9% in China, according to iResearch. Our core Internet and mobile security products include:

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  360 Safe Guard and 360 Anti-virus, the No. 1 and No. 2 Internet security products in China, with 301 million and 248 million monthly active users in January 2011, respectively, according to iResearch;

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  360 Mobile Safe, the No. 1 mobile security product in China, with a market share of 58.2% as measured by the number of active users in January 2011, according to iResearch.

        On top of our core layer of Internet and mobile security product offerings, we have further developed various platform products to meet a full spectrum security related needs of Internet users and create trusted access points to Internet activities. Our platform products include:

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  360 Safe Browser, the No. 2 web browser in China, only after Microsoft Internet Explorer, with 172 million monthly active users and a user penetration rate of 44.1% in China in January 2011, according to iResearch;

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  360 Personal Start-up Page, the default homepage of 360 Safe Browser and a key access point to popular and preferred information and applications, with 98 million monthly active users in China in January 2011, according to iResearch;

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  360 Application Store, a key access point to securely obtain and manage software and applications; and

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  360 Safebox, a solution that protects users against thefts of personal account information.

        Leveraging our large user base, we are developing open platforms on which third-party Internet product and service providers, such as web game developers, e-commerce websites and software and application developers, offer their products and services. These open platforms allow us to effectively monetize our large user base through revenue sharing arrangements with third parties. For example, our open platform for web games enables our users to access web games provided by over 30 web game developers using their 360 accounts, and our open platform for group-buy provides users with daily updated deal information from over 200 group-buy websites. Our open platforms enable our users to securely access a wide variety of products and services, which in turn enhances our users' experience and loyalty and further grows our user base.

        Our products and services are supported by our cloud-based security technology, which we believe is one of the most advanced and robust technologies in the Internet security industry. Our cloud-based security technology enables us to continuously update and enhance our capabilities to detect Internet security threats on a real-time basis. By utilizing this cloud architecture, we believe we are able to offer superior performance through reduced usage of user computing resources, particularly in comparison to traditional anti-virus software. As the effectiveness of our cloud-based security technology increases with the size of our user cloud, growth of our user base enhances our malware detection capabilities, which in turn helps us to attract even more users.

        We have been able to leverage our large user base and our strong brand recognition to grow our paying customer base. We generate revenues primarily through offering the following services:

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  Online advertising.  We offer advertising services by providing marketing opportunities on our websites and secure platform products to our advertising customers. We also offer search referral services to search engine companies.

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  Internet value-added services.  We offer web games developed by third parties, provide Internet security services such as remote technical support to paying customers and provide other Internet value-added services.

        We have grown significantly since we commenced operations in 2005. Our monthly active Internet users increased from 122 million in December 2008 to 231 million in December 2009 and 339 million in January 2011. Our revenue was $16.9 million, $32.3 million and $57.7 million, respectively, in 2008, 2009 and 2010, representing a CAGR of 84.8%. We first became profitable in 2009 and our net income increased by 102.7% from $4.2 million in 2009 to $8.5 million in 2010.

Our Strengths

        We believe the following strengths have contributed to our success and differentiate us from our competitors.

Largest user base of Internet and mobile security products and services in China

        We believe that security is a fundamental need of all Internet and mobile users. Since 2006, we have rapidly established a leading position in China's Internet and mobile security market. According to iResearch, we have amassed 328 million monthly active users of Internet security products as of January 2011, representing an Internet user penetration rate of 83.9% and making us the No. 1 provider of Internet security products and a top three Internet company in China. According to iResearch, all of our core Internet and mobile security products held leading market shares in their respective markets in China:

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  360 Safe Guard, a one-stop solution for Internet security and system performance optimization, had 301 million monthly active users and a user penetration rate of 76.9% in January 2011, which ranked first among all Internet security products in China;

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  360 Anti-Virus, a powerful multi-engine anti-virus product, had 248 million monthly active users and a user penetration rate of 63.5% in January 2011, which ranked second among all Internet security products in China, after 360 Safe Guard; and

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  360 Mobile Safe, a leading mobile security product, had the largest market share of 58.2% in China as measured by the number of active users in January 2011.

        In addition to our core Internet and mobile security products, 360 Safe Browser, one of our platform products, had 172 million monthly active users and a user penetration rate of 44.1% in January 2011, which ranked second among all web browsers in China, only after Microsoft Internet Explorer, according to iResearch.

        Given the generally mutually exclusive nature of Internet and mobile security offerings among different providers and requirements for ongoing upgrades and support, switching costs for Internet and mobile security users are relatively high. As such, we believe our large user base presents a significant entry barrier to our competitors.

Innovative pan-security solutions creating secure Internet access points

        Internet connectivity has become essential to many users' everyday activities. More and more users are exchanging and accessing sensitive information over the Internet on a regular basis through various devices and are exposed to the increasing and ever-present security threats. Traditional anti-virus applications alone are no longer sufficient in meeting users' intensifying security needs.

        To address these needs, we have repositioned the scope of our Internet security products and services from traditional standalone anti-virus applications to a pan-security solution covering every step of a user's computer-using process, from system protection, privacy protection, to performance optimization. We continuously expand and improve our portfolio of user-friendly and integrated Internet and mobile security products and services to address new security threats and the everyday computing needs of users who are increasingly "always online" via PCs or mobile devices. In addition, our pan-security protection offerings are built on cloud architecture, enabling us to maintain accurate identification of and rapid responsiveness to new threats. By providing a new standard of user security and computing experience and delivering consistent and ongoing product innovation, we have been able to establish a large and loyal user base and strong market perception of trust in our "360" brand.

        On top of our core layer of Internet and mobile security product offerings, we have further developed various platform products to meet a full spectrum of Internet users' security related needs, creating trusted access points to Internet activities. Our 360 Safe Browser serves as a key access point to the Internet by ensuring a safe and fast browsing experience; our 360 Personal Start-up Page enables users to securely access popular and preferred information and applications; and our 360 Application Store serves as users' key access point to securely obtain and manage software and applications. By establishing trusted access points to facilitate safe browsing, searching, downloading and other forms of online interaction, we have provided our users with an enriched and secure Internet experience. In addition, our ability to provide security products and services to meet the fundamental needs of Internet users allows us to stay close to these users, to whom we can introduce new products and services effectively with minimal costs.

Strong monetization potential through open platforms

        Our large and loyal user base lays a solid foundation for our open platform model, which allows third-party Internet product and service providers, such as web game developers, e-commerce websites and software and application developers, to offer their products and services on our open platforms. Our open platforms provide third-party Internet product and service providers with access to our massive user base in China, and we monetize our user base through revenue sharing arrangements with those third parties. In addition, through our cooperation with third-party Internet product and service providers, we are able to further enhance user experience by extending secure access to a broader base of product and service offerings accessible through our open platforms at low cost, which in turn enhances our users' loyalty, grows our user base and attracts even more third-party providers to our open platforms. Our recently launched open platforms for web games and group-buy have already attracted over 30 web game developers and over 200 group-buy websites, respectively. We believe open platforms with the trusted "360" security brand enable us to further monetize our large user base and will become a key driver for our future revenue growth.

Leading Internet and mobile security brand in China

        With our comprehensive and strong pan-security product portfolio, we have established our "360" brand as a leading brand associated with Internet and mobile security. The widespread market recognition of our brand has developed mainly through word-of-mouth among our users and customers. According to a report we commissioned from Horizon, "360" ranked No. 1 in terms of brand awareness in the Internet security industry in the fourth quarter of 2010. In addition, we have also won many noteworthy awards, including the "2010 China Central Television (CCTV) China Brand of the

Year" award by CCTV.com, "The Most Trustworthy China Internet Anti-Virus Software in 2010" award by the China IT CEO and CIO Annual Conference, the "Top 10 Most Valuable Internet Product" award by the 2010 China Internet Conference and the "Choice of Internet Users" award by PConline.com.cn in 2010.

        The awareness of our "360" brand, which we believe has increasingly become associated with Internet and mobile security in China, enhances our ability to attract more users to our products and services. For example, we began to offer 360 Safe Browser in April 2008 and have rapidly attracted a large number of users by leveraging our strong brand. In January 2011, our 360 Safe Browser had 172 million monthly active users, according to iResearch. With our leading Internet and mobile security brand and the largest Internet and mobile security user base in China, we believe we are well-positioned to extend our business offerings to other Internet services where security has become an increasing concern.

Leading cloud-based Internet technologies and strong R&D capabilities creating high entry barriers

        Our security system is built upon advanced technologies combining input and processing from our central servers and user computers or mobile devices, creating centralized cloud-based security solutions with the largest user cloud in China of over 150 million daily active users in January 2011, according to iResearch. This has formed a large-scale "user cloud," enabling us to access and collect substantially greater and more thorough security threat samples and information than our competitors.

        In addition, we possess one of the strongest server-side cloud computing technology platform in the Internet and mobile security industry, with the combined strengths of our large-scale parallel computing technology, our mass data storage technology, our high performance enquiry and search engine technology, our Qihoo Virtual Machine Learning, or QVM, an artificial intelligence-based malware detection technology, and our 360 Host-based Intrusion Prevention System, or HIPS, a proactive defense technology. These technologies help ensure effective and efficient identification and analysis of security threats by our cloud-based security system for our users.

        Key operational indicators of our cloud-based security system are:

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  a daily average of over 15 billion cloud security user queries in January 2011;

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  a daily average of over 5 million new file samples collected with a total size of about 1.8 terabytes in January 2011;

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  automatic scanning and analysis on our server cloud of a daily average of over 40 million suspicious file samples with a total size of over 12 terabytes in January 2011; and

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  a whitelist database covering over 14 million safe program files and a blacklist database covering over 700 malware samples as of January 31, 2011.

        With the largest cloud-based security system and user base in China, we possess a comprehensive malware sample collection capability providing swift response time in security threat detection, which helps solidify our user base and brand recognition in the market. This network effect advantage, in combination with our strong R&D capabilities founded upon one of the largest team of experienced engineers in the industry in China, represent a high entry barrier to our competitors.

Seasoned management team with extensive industry knowledge and proven execution capabilities

        We have a seasoned management team with strong operational experience and extensive industry expertise. Led by Mr. Hongyi Zhou and Mr. Xiangdong Qi, our co-founders, our management team combines extensive knowledge of and experience in China's Internet and mobile security industries with a deep understanding of the PRC market, business environment and regulatory regime. Mr. Zhou has over 10 years of experience in China's Internet industry, and is one of the most recognized CEOs in the Chinese Internet community. Mr. Qi has over 10 years of experience in China's Internet industry and previously led Yahoo! China's operations and marketing. In addition, our management team has a strong track record in identifying and integrating complementary business we have acquired in the past. We believe that our seasoned management team has contributed significantly to our past success and will continue to lead our future growth.

Our Strategies

        Our goal is to enhance our position as a leading Internet company in China and ultimately become a leading Internet company globally. To achieve our goal, we intend to:

Continue to expand product and service offerings to grow user base and promote brand recognition and loyalty

        We seek to continue to broaden and deepen our product and service offerings while adhering to a user-centric philosophy. We will continue to offer free Internet and mobile security products and will continue to enhance the security, functionality and service quality of our platform products to enrich our users' experience and enhance their loyalty to our brand.

        In addition to expanding our product and service offerings, we plan to actively promote our "360" brand via various marketing campaigns through different channels, including the Internet and television and partnerships with other Internet service providers to further increase our reach to users and enhance our brand image.

Further monetize our large user base through open platforms

        We intend to grow revenues through our open platforms by leveraging our large and growing user base. We strive to improve and expand our open platforms and enhance user experience by attracting more third party Internet product and service providers and broadening product and service offerings on our open platforms, which we believe will attract more users and create additional monetization opportunities.

        Furthermore, we intend to continue to develop new businesses that will enable us to achieve synergies across different products and services and further diversify our revenue sources, while delivering an enriched and secure user experience.

Continue to focus on R&D to enhance cloud-based Internet and mobile security technologies

        We are committed to investments in R&D to maintain our competitive advantage in cloud-based Internet and mobile security technology as well as to improve and develop Internet products and services to enhance user experience. Specifically, we plan to:

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  further enhance our proprietary QVM technology's efficiency in accurately identifying and collecting unknown security threats;

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  further automate and enhance our system's ability to identify and process unknown or suspicious files on a large scale on our server cloud and user end;

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  further improve our existing products to provide our users with faster and safer Internet access; and

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  develop new Internet products and services.

Capitalize on the fast growing mobile Internet market

        Users' increasing reliance on mobile devices for their everyday activities and increasing use of mobile Internet through smart phones and tablet PCs exposes them to a rapidly growing range of mobile security threats, which presents a large market opportunity for security software and service providers.

        We intend to capitalize on this opportunity by expanding our portfolio of mobile security products and services. Currently, our mobile security products offer malware removing and spam text message and phone call filtering services. According to iResearch, in January 2011, our mobile security products collectively had the largest market share of 64.0% in China as measured by the number of active users. We intend to leverage our early mover advantage and our strong brand recognition in the Internet security market to further solidify our leading position in the mobile security market and expand into the mobile Internet market.

Selectively pursue international business expansion

        We intend to gradually expand our business into selected geographies through investments into and partnerships with local Internet security service providers in those markets. We will initially target countries with large Internet and mobile user bases, growing demand for Internet and mobile products and services and other characteristics similar to Chinese Internet market. We believe such markets would present immense growth potential for our Internet and mobile security products and our paid value-added services. We will leverage our technologies, extensive malware database and multi-platform expertise to quickly achieve success in our target markets.

Strengthen existing and build new strategic alliances and selectively pursue investments and acquisitions

        We intend to strengthen existing relationships and build new relationships with our customers and partners through joint marketing, co-branding and joint development initiatives. Currently, we closely cooperate online game developers and many other leading Internet software developers. We believe we are well positioned to leverage our strong network of strategic alliances and our competitive advantages in China's Internet and mobile security markets to further strengthen our market leading position and enhance existing revenue streams and develop new revenue streams.

        In addition to developing new services and enhancing service capabilities internally, we will continue to evaluate and selectively pursue strategic acquisition and investment opportunities to complement our existing products and services and develop new revenue streams when these opportunities arise. We have successfully completed a number of acquisitions in the past to expand our product offerings. For example, The World Browser, which we acquired and successfully integrated in 2009, provided us with the necessary infrastructure to expand into the web browser market, which eventually contributed to the success of our 360 Safe Browser product. Also, the acquisition of MCleaner in 2009 provided us with a strong foundation to develop our cloud-based mobile security platform. We plan to continue to seek such strategic opportunities in a prudent manner.

Products and Services

Core Security Products

        Our two core Internet security products are 360 Safe Guard and 360 Anti-Virus.

        360 Safe Guard is our flagship Internet security product and a one-stop solution for Internet security and system optimization. 360 Anti-Virus is an anti-virus application that uses multiple scan engines to protect our users' computers against all kinds of malware, including traditional viruses, and may operate without Internet connection. These applications protect our users' computers against trojan horses, viruses, worms, adware and other forms of malware.

        These two core Internet security products collectively provide users with robust and efficient protection against malware and malicious websites, protect users' privacy by preventing unauthorized access to and control of their computer system and optimize overall computer performance by removing unnecessary processes and unused junk files, automatically detecting and fixing vulnerabilities in operating system and third-party applications, and providing other security and performance optimizing services.

        In January 2011, according to iResearch, 360 Safe Guard ranked first among all Internet security products in China with 301 million monthly active users and a user penetration rate of 76.9% in China, and 360 Anti-Virus ranked second only to 360 Safe Guard among all Internet security products in China and first among all anti-virus products in China, with 248 million monthly active users and a user penetration rate of 63.5% in China.

        360 Safe Guard and 360 Anti-Virus both comprise multiple integrated security products. The main components of 360 Safe Guard and 360 Anti-Virus include:

        Cloud-based anti-malware.    We believe that our cloud-based anti-malware is one of the most advanced and robust technologies in the Internet security industry. It relies on a large user base to provide information used to detect malware. Our centralized server cloud collects data, such as samples of malware, from our user base. These samples are sent to our cloud-based analytic systems for automatic real-time detection of new malware and updating of the blacklist and whitelist on a real-time basis.

        During on-demand scans on and real-time protection of the user's computer or mobile device, our cloud-based anti-malware submits the unique digital fingerprints of files and web pages from a user's computer to our cloud query engines for malware detection. Our cloud query engines compare these fingerprints against our server-side blacklist and whitelist for matches before sending match results to the client side. Any file that matches our blacklist is immediately removed, quarantined or dealt with based on the user's instructions, while a non-match to our whitelist is presumed to be suspicious and further analyzed by our other technologies.

        Our cloud-based anti-malware has the following advantages over traditional Internet security products:

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  it ensures minimal lag time between initial discovery of new malware on a single user's computer or mobile device and protection of all users from that malware, thus providing real-time response to new threats and robust protection to our users;

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  our large user base provides large amounts of data from which we can detect many forms of newly created and variant malware, which significantly enhances our malware detection capabilities; and

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  it eliminates the need for a traditional signature database stored on a user's computer, freeing up computer resources otherwise required by traditional Internet security products.

        The effectiveness of cloud-based anti-malware depends primarily on the size of the user cloud and the amount of information that it provides. With over 300 million users reporting new and potential threats, our user community contributes to its own protection.

        360 HIPS.    360 HIPS adopts proactive defense technology and achieves real-time protection against malware by monitoring the behaviors of a program rather than its programming code signature or digital fingerprint and using predetermined rules to decide whether the program is malicious. It provides multiple levels of protection, such as monitoring file usage, processes, web browsing and removable media and preventing malware from intruding our users' computers. In addition, 360 HIPS provides application-level protection to users against hijacking of desktop shortcuts and web browsers. Proactive defense technology takes advantage of the collective intelligence and processing power of our cloud-based security system to accurately and efficiently identify and prevent malware and is particularly effective against unknown new malware.

        360 Automatic Vulnerability Detection and Fix.    Since most trojan horses attack a computer through its vulnerabilities, 360 Automatic Vulnerability Detection and Fix assesses the security status of a computer and automatically identifies, downloads and installs suitable vulnerability patches. It is a user-friendly tool for users to manage and safeguard the operating system and applications on their computers.

        360 WebShield.    360 WebShield is an application for secure Internet browsing. Using a blacklist of malicious websites compiled through our user cloud and our server side detection system, 360 WebShield effectively blocks websites that may contain automatically downloaded malware or phishing or fraudulent content and warn users against these websites. 360 WebShield also filters advertisements, restores browser settings from and protects browser settings against unauthorized modification, scans downloaded files and maintains a clean and stable browsing environment.

        360 Privacy Protector.    360 Privacy Protector protects users' personal information and data stored on the hard drive of their computers. By identifying the files accessed by software programs running on a user's computer and allowing the user to decide whether to grant access, it protects our users' private files, including chat records and online banking information, against unauthorized access. In addition, with 360 Privacy Protector, our users can monitor the status of webcams on their computers to prevent peeping, utilize a strengthened and encrypted virtual drive to store their private and sensitive files with minimized risks of data loss or leakage and clear unwanted access history or records.

        Quick PC Health Check.    Quick PC Health Check is a user-friendly tool to quickly monitor, diagnose and rate the security status and performance of a user's computer. It also provides a user-friendly "one-click fix" to solve identified security risks, shorten the startup time and optimize system performance.

        Our core mobile security product is 360 Mobile Safe. Launched in November 2009, 360 Mobile Safe is a security program for the Google Android, Apple iOS and Nokia Symbian smartphone operating systems. It scans for malware using our cloud-based security technology, blocks spam text messages, filters incoming phone calls based on user-input blacklists and whitelists, optimizes phone performance and speed and encrypts data for privacy protection in the event that the phone is lost or stolen. In January 2011, according to iResearch, 360 Mobile Safe had the largest market share of 58.2% in China as measured by the number of active users.

Platform Products

        360 Safe Browser.    We have offered 360 Safe Browser, a platform product that allows our users to browse the Internet safely and securely, since April 2008. According to iResearch, in January 2011, with 172 million monthly active users and a monthly active user penetration rate of 44.1% in China, 360 Safe Browser ranked second among web browsers in China, only after Microsoft Internet Explorer.

        360 Safe Browser seamlessly incorporates dual browser cores of Microsoft's Trident, which improves the compatibility of our browser with web pages such as online banking and online video sites, and Webkit, which increases the speed of opening web pages. 360 Safe Browser also allows users to visit and access the contents of malicious sites safely by integrating 360 WebShield and using sandbox technology we licensed from a third party. Sandbox technology is a virtual environment where malicious actions can be performed without actual consequence to the user's computer. 360 Safe Browser can automatically block malicious websites, identify them among search results and scan files downloaded through the browser. 360 Safe Browser also offers a "private browsing" option to allow users to surf the Internet anonymously without leaving historical access records. Furthermore, certain functions of 360 Safe Browser allow users to use Internet applications and services in a faster and smoother fashion, which we believe leads to greater user loyalty to this product. For example, its microblog update reminder function enables users to better utilize social networking applications. In addition, with the identification attribute, 360 Safe Browser's online bookmark folders allow users to store their bookmarks on our central server in the cloud and visit their bookmarks at any time in any location with their 360 accounts.

        360 Personal Start-up Page.    Launched in 2009, 360 Personal Start-up Page serves as user's start-up page aggregating popular and preferred information and applications. As the default home page of our 360 Safe Browser, 360 Personal Start-up Page allows users to access and utilize popular applications without leaving our site. It also enables users to customize their individual 360 Personal Start-up Page by storing their favorite websites and applications to meet their different website navigation and application preferences. According to iResearch, 360 Personal Start-up Page had 98 million monthly active users in January 2011.

        360 Application Store.    360 Application Store allows users to search and obtain various software and applications through a secure and user-friendly platform. We have established strong relationships with software and application developers to enrich the software and application offerings in 360 Application Store.

        360 Safebox.    360 Safebox is a solution that protects users against theft by malware of account and log-in information for online gaming, instant messaging, online banking, online shopping and other applications. We are working with online game developers to offer customized account protection solutions for specific games based on 360 Safebox.

Online Advertising

        We utilize our extensive user traffic to offer online advertising services, including online marketing services and search referral services.

        We offer online marketing services by providing links to our advertising customers' websites or online applications in prominent positions on our websites or our secure platform products. We generally charge our customers a fixed fee for an agreed contract period and occasionally also charge on a cost-per-sale or cost-per-action basis.

        We also offer search referral services to search engine companies. Our 360 Safe Browser and its default home page, 360 Personal Start-up Page, contain default search boxes that direct search traffic to search engines such as Google.com. These search engine companies pay us a pre-determined fee for each search originated from 360 Safe Browser and 360 Personal Start-up Page.

Internet Value-added Services

        We offer Internet value-added services, including the operation of web games developed by third-parties, remote technical support, cloud-based services leveraging our industry-leading cloud architecture and other Internet value-added services.

        We operate third-party developed web games on our game platform. We provide gamers seamless gameplay while minimizing exposure to malware intrusion. Our game portfolio includes role-playing, strategy, sports and simulation games. Users can play these games directly on our game platform without downloading separate software. We offered over 20 games, which had a combined player base of 12.7 million as of December 31, 2010. We share revenues from game operations with game developers pursuant to the terms of our cooperation agreements.

        We also offer remote technical support. When users encounter security issues, they can request our staff to provide live technical assistance and remote troubleshooting for a service fee on a per-case basis. We expect to expand the scope of this service to cover our users' general computing needs. We also provide monthly and annual subscriptions for this service. We began offering this service under our "Helpton" brand in 2010.

        In addition, we intend to develop various cloud-based services. Such cloud-based services include online secure data storage, allowing users to automatically back up important data to our secure servers for storage and restoration in the event that such data is lost. We expect to leverage our leading presence in the Internet security industry, as well as our industry leading cloud architecture to offer various other cloud-based services.

Our Technology

Cloud-based Technologies

        We have developed leading cloud-based security technology, cloud computing technology and cloud storage technology.

        Our cloud-based security technology is composed of three parts: a cloud-based database of blacklisted and whitelisted program files, the automatic scanning and analysis of potential malware and malicious websites and 360 security software installed on users' computers. It compares the unique digital fingerprint of a program file to a blacklist of confirmed malware and malicious websites and whitelist of confirmed safe program files stored on our central servers. The blacklist and whitelist are updated by information retrieved from and submitted by our user cloud on a real-time basis. In January 2011, we scanned and analyzed an average of over 40 million suspicious file samples per day. Our blacklist contains over 700 million malware samples, and our whitelist contains over 14 million safe program files.

        We believe our cloud computing technology is one of the most advanced proprietary server-side cloud computing technologies in the Internet and mobile security industry. It combines the strengths of our large-scale parallel computing technology, our mass data storage technology, our high performance inquiry and search engine technology and our QVM malware detection technology.

        Our cloud storage system is based on our unique segmentation redundancy technology, which enables us to restore a file with limited redundant data and greatly improves the storage reliability and security for our users' data. We possess know-how to customize servers to store greater amounts of data with lower power consumption. In addition, we have developed software for users to implement our cloud storage and data backup and restore technology, which supports automatic incremental backup of users' designated files while ensuring the safety and confidentiality of such files.

Dual-core Browser

        360 Safe Browser integrates Trident, the core browser technology of Microsoft's Internet Explorer and Webkit, the open-source core browser technology of Google Chrome, and automatically switches between these two core technologies seamlessly to provide our users with an optimized browsing experience. Webkit increases the speed of opening web pages, while Trident improves the compatibility of 360 Safe Browser with online banking and video display web pages. We have also developed technologies to minimize the memory usage of 360 Safe Browser to prevent decreases in performance after long periods of use, and isolate individual web page crashes to prevent browser deadlocks when visiting certain pages. 360 Safe Browser also incorporates multiple security features, including the Microsoft DEP/NX exploit protection mechanism, anonymous browsing and the functions of 360 WebShield and sandbox technology.

Qihoo Search Engine Technology

        Qihoo search engine technology consists of our proprietary search engine technologies, including a scalable spider system for crawling web pages, a scalable parallel computing platform for processing and analyzing web pages, a massive data storage platform, a high-performance indexing system and a high-performance query engine technology. Our search engine primarily focuses on online community content. It has indexed more than 10 billion web pages and captures 20 million new web pages on a daily basis. Core components of Qihoo search engine technology are used in our cloud-based security system to augment our ability to screen massive amounts of program files and Internet content and quickly identify threats.

Mobile Security Technology

        Our mobile security technology scans for malware using our cloud-based technologies, blocks spam text messages, filters incoming phone calls based on user-input blacklists and whitelists and intelligent algorithms, monitors network accessing processes, optimizes phone performance and encrypts data for privacy protection in the event that the phone is lost or stolen. It supports the Google Android, Apple iOS and Nokia Symbian smartphone operating systems.

QVM

        QVM is our proprietary technology that detects malware through an artificial-intelligence algorithm capable of machine learning to recognize new forms of malware. QVM technology offers a robust model for recognizing malware characteristics using the massive amount of data that we have compiled on confirmed malware in our blacklist and verified safe programs files in our whitelist. This model is used as a basis for a detection algorithm which is automatically enhanced and updated with new malware samples submitted by our users to our servers.

        Program files that do not appear in our blacklist and whitelist are scanned using QVM, and any "hits" returned by this technology are presumed to be malicious and removed or quarantined. As malware is constantly being created or morphing, QVM has the advantage of being able to detect threats that have not been previously identified. According to PC Security Labs, an independent security product test organization, QVM has a detection rate of 74.9% for unknown new malware, which surpasses most heuristic detection technologies.

360 HIPS

        360 HIPS adopts a proactive defense technology that focuses on monitoring behaviors and actions performed by malware rather than its programming code signature or digital fingerprint. Generally, even if malware evades detection by our cloud-based security and QVM technologies, it must still perform certain actions to achieve its creator's intentions, such as modifying system settings and accessing confidential information. 360 HIPS proactive defense technology monitors a computer's running processes during procedures such as web browsing, downloading, software installation and data transmission and assesses these actions based on a pre-determined algorithm. If a process is deemed to be dangerous, the user is notified and information relating to that process is transmitted to our central servers for further processing. This proactive defense technology takes advantage of the collective intelligence and processing power of our cloud architecture to accurately and efficiently determine whether an action performed by a program is malicious.

Malicious Web Page Detection Technology

        Our proprietary automated detection system for malicious web pages is a core component of our cloud-based security system. It automatically tests and recognizes malicious websites with an accuracy rate of over 99%. This detection system uses a collection of techniques, including simulated vulnerability environments, search spiders, collections of suspicious websites compiled by our user base and monitoring of browser processes and actions. We have also collected large amounts of data on phishing and fraudulent websites and used this information and machine-learning technology to develop an artificially intelligent algorithm for recognition of phishing and fraudulent websites.

System Rescue and Recovery Technology

        Our system rescue and recovery technology, along with our cloud-based security system, allows for the recovery of damaged systems with crucial files that have been modified by malware or user error. It is able to restore the damaged system with optimal settings and correct system files retrieved from our whitelist database on our server cloud. This technology also specifically aims to detect and remove sophisticated trojan horses.

System Performance Optimizing and Power Saving Technologies

        Our system performance optimization technology assists our users to optimize the system settings and improve the system performance of their computers. It manages hard drive, desktop, documents, Internet browsing and security settings to reduce system start-up time and increase operating speed. It also cleans the registry, recycle bin, Internet access history and system patch files, improves hard drive performance through testing and defragmentation and automatically updates and backs up system files.

        Our hardware diagnosis and power saving technology effectively diagnoses hardware status, saves power, prevents hardware malfunctions and prolongs the battery life of a computer by closely monitoring its power consumption and the temperature of its key components. This technology can be used on desktop, notebook and other personal computers.

Research and Development

        To maintain and enhance our leadership position in the Internet security industry, we will continue to invest in research and development to enhance and increase our security product and service offerings. Our primary research and development goals are to improve and strengthen our core cloud-based security and other detection technologies, expand their applications to a wider range of products and services and enhance user experience. We also aim to focus our research and development efforts on expanding our other Internet-based product and service offerings.

        As of December 31, 2010, our research and development team consisted of 722 development and technical staff members, approximately 59% of whom held bachelor's or more advanced degrees.

        Our internally developed technologies include our cloud-based security system, QVM, 360 HIPS and other technologies. See "—Our Technology."

        Research and development expenditures represented 43.1%, 33.0% and 42.5% of total revenues for each of the three years ended December 31, 2010, respectively.

Network Infrastructure

        Our network infrastructure is administered by our operations department, which handles hardware, system and network operation and maintenance. Our systems are designed for scalability and reliability to support growth in our user base. We lease bandwidth from telecommunication operators such as China Telecom, China Unicom and China Mobile to connect to the national Internet backbone. We believe that our current network facilities and broadband capacity provide us with sufficient capacity to carry out our current operations.

        While we believe that our network infrastructure and maintenance will likely prevent network interruption resulting from attacks by hackers, there remains a possibility that such attacks could result in delays or interruptions on our network. For a further discussion, see the section entitled "Risk Factors—Risks Related to Our Business—Interruption or failure of our own information technology and communications systems or those of third-party service providers we rely upon could impair our ability to effectively provide our products and services, which could affect our reputation and harm our operating results."

Customers

        Our customers primarily comprise customers for our online advertising services, such as search engines who pay us for directing search traffic and third-party websites who pay us for displaying their links on our websites or platform products.

        In 2008, 2009 and 2010, we had 60, 139 and 210 customers for our online advertising services. Our largest customer accounted for approximately 5.8%, 11.2% and 21.1% of our total revenues for each of the three years ended December 31, 2010, respectively. Our five largest customers accounted for approximately 16.9%, 27.8% and 35.1% of our total revenues for each of the three years ended December 31, 2010, respectively.

        Google was our largest customer in 2009 and 2010. We entered into two one-year linking agreements with Google on December 1, 2008 and October 1, 2009, respectively. Under these linking agreements, we agreed to direct search queries from the users of our 360 Safe Browser and 360 Personal Start-up Page to Google for processing and Google agreed to pay us fees based on the user traffic directed by us up to a pre-determined limit. Google agreed to make payments to us by the end of each calendar month following the calendar month in which the search queries are sent to Google. We may terminate the linking agreements by giving a 30-day written notice to Google, if the number of queries for a month exceeds the pre-determined limit and Google does not raise such limit. These two linking agreements, as amended, are valid through March 31, 2011 and September 30, 2011, respectively, and are subject to renewal upon written agreement of both parties. We anticipate that our dependence on Google will continue for the foreseeable future. See "Risk Factors—Risks Related to Our Business—Our dependence on a single customer for a substantial portion of our revenues may cause significant fluctuations or declines in our revenues."

Suppliers

        Our suppliers are primarily providers of servers, network equipment and bandwidth that we need to maintain our network infrastructure and operations. Our suppliers of Internet data centers, or IDC, host our servers in 63 cities across 24 provinces in China. Our primary IDC suppliers include China Telecom, China Unicom and China Mobile. Our largest supplier accounted for approximately 27.3%, 17.3% and 9.4% of our total purchases for each of the three years ended December 31, 2010, respectively. Our five largest suppliers accounted for approximately 61.7%, 47.4% and 34.5% of our total purchases for each of the three years ended December 31, 2010, respectively.

        Under our agreements with IDC service providers, we lease server racks and bandwidth and the providers guarantee that the error rate, which is defined as accumulated failure time per month, will not exceed a very limited duration per calendar month. The agreements typically last for one year, some of which are automatically renewable for additional one-year terms unless terminated by either party.

        We also purchase servers, office computers and other fixed assets for our operations, primarily from PRC suppliers.

Sales and Marketing

        We have historically relied primarily on "word-of-mouth" from our large user base as a sales and marketing tool for our products and services. Trust and reliance by over 320 million users is a key driver for the growth of our business, as potential new users hearing positive feedback from their friends and colleagues are more likely to try our products and services, which in turn enhances our "360" brand. Our public relations strategy is focused on events related to our products and services, such as the launch of a new product or service, the update of existing products and services and awards and certifications we received for our products and services.

        Since 2010, we have conducted advertising campaigns to reach a large number of potential users and customers. We expect to continue to control our sales and marketing expenses in the future by focusing on advertisements that we believe will provide significant benefits to our brand recognition.

Intellectual Property

        We rely on a combination of patent, copyright, trademark, software registration, non-competition and trade secret laws and agreements with our employees to establish and protect our intellectual property rights. All of our employees enter into agreements requiring them to keep confidential all proprietary and other information relating to our customers, methods, technologies, business practices and trade secrets. These agreements also stipulate that all software, inventions, trade secrets, works of authorship, developments and other processes, whether or not patentable or copyrightable, made by them during their employment are our property. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property rights in the Internet and telecommunications-related industries are uncertain and still evolving. Infringement and misappropriation of our intellectual property could materially harm our business. See "—Legal Proceedings."

        As of the date of this prospectus, we had over 60 registered trademarks in China and held copyrights to over 70 software programs covering almost all of our products. As of the date of this prospectus, we had over 40 pending patent applications and five patents pending transfer from third parties.

        We have registered the domain name "360.cn" with China Internet Network Information Center. In addition to these domain names, we have registered over 50 domain names with various domain name registration services as of December 31, 2010.

        We currently license malware scanning engines and signature libraries and other security technologies from third parties, such as BitDefender SRL.

Competition

        We primarily compete with Internet security product and service providers and PRC-based Internet companies.

        The Internet security market in China is competitive among existing industry players, but contains high barriers to entry which make it difficult for new entrants to succeed, including:

  •
  Brand.    The technological reputation of a brand is particularly important in the Internet security market, as users need to completely trust and rely on a service provider's security software. To compete with the well-established brand of existing industry players, new entrants must commit significant resources to marketing and promotion.

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  User base.    Cloud-based security technology has come to the forefront of the Internet security industry in recent years, and requires a large user cloud to be effective. It is difficult for new entrants with small user clouds that cannot detect malware effectively to attract users.

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  Technology.    Cloud-based security technology requires a significant amount of technological expertise, infrastructure and resources. New entrants face significant lag time in developing their own technologies and establishing the infrastructure necessary to operate.

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  Software.    Internet security software is generally mutually exclusive, meaning that an Internet user generally uses security software from a single software provider. It is difficult for new entrants to the market to capture users from existing and established brands.

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  Business model.    We have established our broad user base through providing high quality pan-security products free of charge and generate revenues by leveraging that user base. New entrants into the Internet security market do not have the user base or the brand recognition to follow this business model successfully.

        We compete for users in the Internet security market with established anti-virus companies such as Kingsoft and Rising. According to iResearch, in January 2011, the Internet security software developed by Kingsoft and Rising had monthly active user penetration rates in China of 14.6% and 11.0%, respectively. We believe that our technological know-how, large user base and established reputation in the Internet security market provide us with significant competitive advantages.

        We also compete with PRC-based Internet companies that offer similar value-added and online advertising services as we do. Our primary competitor in this market is Tencent, the largest Internet value-added services provider in China. In January 2011, Tencent's QQ instant messaging software had a monthly active user penetration rate in China of 89.3%, while our 360 Safe Guard had a monthly active user penetration rate in China of 76.9%, according to iResearch.

Employees

        We had 275 and 488 employees as of December 31, 2008 and 2009, respectively. As of December 31, 2010, we had 860 employees, 62% of whom possessed at least a bachelor's degree. The following table sets forth the number of our full-time employees by area of responsibility as of December 31, 2010:

Number of Employees
Administrative	50
Research and Development	722
Sales and Marketing	88

Total	860

        We pay most of our employees a base salary and performance-based bonuses, and we provide welfare and other benefits required by law. We also pay commissions to our sales personnel. Our employees are not covered by a collective bargaining agreement. We believe that our compensation and benefits packages are competitive within our industry. We have not had any labor disputes that materially interfered with our operations, and we believe that our employee relations are good.

Facilities

        Our principal executive offices are located at Block 1, Area D, Huitong Times Plaza, No. 71 Jianguo Road, Chaoyang District, Beijing, China, where we lease approximately 5,200 square meters of office space. We also lease additional office space in Beijing and other cities in China.

Legal Proceedings

        We are subject to legal proceedings and claims in the ordinary course of business from time to time.

        In February 2010, we brought an unfair competitive practices claim against Beijing Yijin Yuhui Technology Investment Co., Ltd. and Beijing Rising Information Technology Co., Ltd. (together, "Rising") in the Xicheng District People's Court of Beijing, alleging that Rising misled users with statements that 360 Safe Guard poses security risks to users' systems and seeking retraction of the statements and approximately RMB9.8 million ($1.5 million) in damages. This case is pending.

        In May 2010, Kingsoft brought an unfair competitive practices claim against us in the First Intermediate People's Court of Beijing, alleging that we misled users with statements that Kingsoft's anti-virus software products pose security risks to users' systems and seeking retraction of the statements and approximately RMB20.0 million ($3.0 million) in damages. This case is pending. In addition, in May 2010, Kingsoft brought a reputation infringement claim against our chairman, Hongyi Zhou, in the Haidian District People's Court of Beijing, alleging that Mr. Zhou made defamatory statements against its business reputation and seeking retraction of the statements and approximately RMB12.0 million ($1.8 million) in damages. This case is pending. In November 2010, we brought an unfair competitive practices claim against Kingsoft in the First Intermediate People's Court of Beijing, alleging that Kingsoft made defamatory statements against us and that Kingsoft's software interferes with the use of 360 Safe Guard. We sought retraction of the relevant statements and approximately RMB5.0 million ($0.8 million) in damages. This case is pending.

        In May 2010, we brought a breach of contract claim against Baidu Shidai Network Technology (Beijing) Co., Ltd., or Baidu Shidai, in the First Intermediate People's Court of Beijing, alleging that Baidu Shidai owed us search referral commissions for the search box placed on our 360 Safe Browser and seeking approximately RMB50.4 million ($7.6 million) in damages, losses and interest. This case is pending. In September 2010, Baidu Shidai brought a counter-claim against us in the First Intermediate People's Court of Beijing, alleging that we charged improper search referral commissions for the search box placed on the 360 Safe Browser and seeking damages of approximately RMB 10.5 million ($1.6 million). This case is pending. In August 2010, Baidu Shidai and Beijing Baidu Wangxun Science and Technology Co., Ltd. (collectively, "Baidu") brought an unfair competitive practices claim against us in the Second Intermediate People's Court of Beijing, alleging that our Internet security products improperly advise removal of Baidu's products and seeking approximately RMB10.2 million ($1.5 million) in damages and cessation of the unfair competitive practices. In December 2010, the Second Intermediate People's Court of Beijing entered into a judgment in favor of Baidu and ordered us to (i) cease the unfair competitive practices, (ii) post an announcement on our website for 72 hours about our unfair competitive practices against Baidu, and (iii) pay an aggregate of RMB385,000 ($58,333) in damages to Baidu.

        In October 2010, Tencent Technology (Shenzhen) Company Limited and Shenzhen Tencent Computer Systems Company Limited brought an unfair competitive practices claim against us in the Chaoyang District People's Court of Beijing, alleging that we misled users with statements that Tencent's QQ instant messaging program invades users' privacy and seeking retraction of the statements and RMB4.0 million ($0.6 million) in damages. This case is pending. In November 2010, we brought a defamation claim against Tencent Technology (Shenzhen) Company Limited in the Xicheng District People's Court of Beijing, alleging that Tencent made defamatory statements on its website against us and seeking retraction of the statements and RMB1.0 ($0.2) in nominal damages. This case is pending.

        Other than the aforementioned lawsuits, we are also a party to several legal proceedings and claims in China that we believe are immaterial.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information about our directors, appointee directors, and executive officers as of the date of this prospectus. The business address of all of our directors and executive officers is Block 1, Area D, Huitong Times Plaza, No.71 JianGuo Road, ChaoYang District, Beijing, People's Republic of China.

Name	Age	Position
Hongyi Zhou	40	Chairman of the board and chief executive officer
Xiangdong Qi	46	Director and president
Shu Cao	35	Director and chief engineer
Neil Nanpeng Shen	42	Director
Gongquan Wang	49	Director
Hong Chuan Thor	39	Director
Ming Huang	47	Director appointee(1)
Shujun Li	39	Director appointee(1)
William Mark Evans	53	Director appointee(1)
Alex Zuoli Xu	42	Chief financial officer
Jue Yao	37	Vice president of finance
Xiaohong Shi	40	Vice president of technology

(1)
Messrs. Huang, Li and Evans have accepted the appointments to be our directors effective upon the declaration of effectiveness of the registration statement of which this prospectus forms a part.

        Hongyi Zhou is a co-founder of our company and has served as our chairman and chief executive officer since August 2006. Mr. Zhou has over ten years of managerial and operational experience in China's Internet industry. Prior to founding our company, Mr. Zhou was a partner at IDG Ventures Capital since September 2005, a global network of venture capital funds, where he assisted small- to medium-sized software companies in sourcing funding to support their growth. Mr. Zhou was the chief executive officer of Yahoo! China from January 2004 to August 2005. In 1998, Mr. Zhou founded www.3721.com, a company engaged in Internet search and online marketing business in China, and served as its chairman and chief executive officer until www.3721.com was acquired by Yahoo! China in January 2004. Mr. Zhou received his bachelor's degree in computer software in 1992 and his master's degree in system engineering in 1995 from Xi'an Jiaotong University, China.

        Xiangdong Qi is a co-founder of our company and has served as our director and president since our inception. Prior to founding our company, Mr. Qi served as a vice president of Yahoo! China from January 2004 to August 2005, where he was responsible for Yahoo! China's operations and marketing. From August 2003 to January 2004, Mr. Qi was the general manager of www.3721.com, responsible for its overall operations and strategic planning. Mr. Qi worked at Xinhua News Agency from 1986 to March 2004. Mr. Qi received his bachelor's degree in wireless communications from Changchun College of Posts and Telecommunications in China in 1986 and his MBA degree from Beijing University of Science and Technology in China in 2007.

        Shu Cao has been our director since 2006 and served as our chief engineer since October 2005. Prior to joining us, Mr. Cao served as the chief engineer of Yahoo! China from November 2003 to September 2005 and was responsible for system operation and maintenance. Mr. Cao has extensive experiences in software engineering, information technology infrastructure and system operation. Mr. Cao was the co-founder of www.3721.com and served as its head of operations from January 1999 to August 2003. Mr. Cao received his bachelor's degree in computer science from Zhejiang University in China in 1998.

        Neil Nanpeng Shen has been our director since 2006. Mr. Shen is the founding managing partner of Sequoia Capital China. Mr. Shen co-founded Ctrip.com International Ltd., a NASDAQ-listed company and the largest travel service provider in China, and served as its chief financial officer from 2000 to October 2005 and as its president from August 2003 to October 2005. He also co-founded Home Inns and Hotels Management Inc., a NASDAQ-listed company and leading economy hotel chain in China. Prior to founding Ctrip and Home Inns, Mr. Shen had worked for over eight years in the investment banking industry in New York and Hong Kong. Currently, Mr. Shen is a co-chairman of Home Inns, a director of Ctrip, a director of E-House (China) Holdings Limited, a NYSE-listed real estate services company in China, a director of China Real Estate Information Corporation, a NASDAQ-listed real estate information service company in China, a director of Feihe International Inc., a NYSE-listed milk powder producer and distributor in China, a director of China Nuokang Bio-Pharmaceutical Inc., a NASDAQ-listed biopharmaceutical company in China, a director of Le Gaga Holdings Co., Ltd., a NASDAQ-listed vegetable producer in China, chairman of Mecox Lane Limited, a Nasdaq listed e-commerce company in China and a director of Peak Sport Products Co., Limited, a Hong Kong Stock Exchange listed sports products company in China. He is also an independent director of Focus Media Holding Limited, a NASDAQ-listed media advertising company based in China and a director of a number of privately owned companies based in China. Mr. Shen received his bachelor's degree from Shanghai Jiaotong University, China in 1988 and his master's degree from the School of Management at Yale University in 1992.

        Gongquan Wang has been our director since 2006. Mr. Wang built and managed CDH Venture Partners from its inception in 2005. Prior to that, he was a general partner with IDG Technology Venture Investment, Inc. from 1999 to 2005, where he was responsible for overseeing the operational management of the portfolio companies of the firm's various funds and also had an investment role. In 1991, he co-founded Vantone Industry Group, one of China's leading real estate developers, which he managed from 1991 to 1995, serving in various capacities, including president, vice chairman of the board, honorary chairman of the board, and managing director. Mr. Wang is also a director of CDG Holdings Limited, Xueda Education Group, CDH Venture GP I Company Limited and CDH Venture GP II Company Limited, and was previously a director of ChinaEDU Corporation, China Civilink, China Finance Online Co., Ltd. and 3721.com. Mr. Wang received a bachelor's degree from Jilin University of Technology in China.

        Hong Chuan Thor has been our director since February 2011. Since 2007, Mr. Thor has served as a managing director of Highland Capital Partners (Shanghai) Investment Consulting Co., Ltd., a subsidiary of Highland Capital Partners, a venture capital firm. From 2005 to 2007, Mr. Thor was a venture partner at Highland Capital Partners in the United States. Prior to that time, Mr. Thor was a partner at JAFCO America Ventures, a venture capital firm in the United States, from 1999 to 2005, and served as a senior investment professional of JAFCO Co., Ltd, a venture capital firm in Japan, from 1995 to 1999. Mr. Thor received his bachelor's degree in commercial science from Meiji University in Japan.

        Ming Huang will become our director upon the declaration of effectiveness of the registration statement of which this prospectus forms a part. He has been a professor of finance at the Johnson Graduate School of Management at Cornell University since July 2005 and a professor of finance at China-European International Business School since July 2010. Professor Huang also served as a professor of finance at Cheung Kong Graduate School of Business in China from July 2008 to June 2010 and Dean of the School of Finance at Shanghai University of Finance and Economics from April 2006 to March 2009. Prior to 2005, he was an associate professor of finance at the Graduate School of Business at Stanford University from September 2002 to June 2005 and an associate dean and visiting professor of finance at Cheung Kong Graduate School of Business from July 2004 to June 2005. Professor Huang's academic research primarily focuses on behavioral finance, credit risk and derivatives. In recent years, his research has focused on Chinese capital market and public companies.

Professor Huang also serves as an independent director at Yingli Green Energy Holding Company Limited, a company listed on the NYSE, since August 2008. Professor Huang received his bachelor's degree in physics from Beijing University, his doctorate degree in theoretical physics from Cornell University and his doctorate degree in finance from Stanford University.

        Shujun Li will become our director upon the declaration of effectiveness of the registration statement of which this prospectus forms a part. He has been the managing partner of Trustbridge Partners III, L.P., a Cayman Islands exempted limited partnership since 2008. Mr. Li served as the chief financial officer and several other senior management roles at Shanda Interactive Entertainment Limited, a NASDAQ-listed company from March 2002 to June 2006. Prior to that, Mr. Li served as a fund manager responsible for the establishment of Zhongrong Fund Management Company from January 2001 to October 2001 and a senior manager at the international business department of China Southern Securities Co., Ltd. from August 1997 to December 2000. He received his bachelor's degree from Hebei Normal University in China in 1994 and his master degree in economics from Nankai University in China in 1998.

        William Mark Evans will become our director upon the declaration of effectiveness of the registration statement of which this prospectus forms a part. Mr. Evans has been a general partner of Balderton Capital, a U.K. based venture capital firm, since September 2002 and currently serves as a director of a number of private companies. From April 2004 to October 2006, Mr. Evans served as the chairman of the audit committee of the board of directors of Shanda Interactive Entertainment Inc., a NASDAQ-listed company. Prior to that, Mr. Evans held a variety of senior management positions at Goldman Sachs, including chairman of Goldman Sachs Asia from 1993 to 1997. Mr. Evans received his bachelor's degree in economics from Queen's University in Canada in 1981 and his MLitt degree in economics from the University of Oxford in 1985.

        Alex Zuoli Xu has been our chief financial officer since February 2011. Mr. Xu has extensive experiences in investment research and business management. Prior to joining us, Mr. Xu was a managing director at Cowen & Company, LLC, an investment banking service provider, where he led the firm's investment research in China on Chinese companies listed in the United States. From March 2010 to August 2010, he served as the chief financial officer of Yeecare Holdings, a private health care product distributor in China, and from May 2008 to March 2010, as the chief strategy officer of China Finance Online Co., Ltd., a Chinese Nasdaq-listed online financial information/service company. Prior to that, Mr. Xu was a senior VP at Brean Murray, Carret & Co, a research-driven investment and merchant bank, covering U.S.-listed Chinese companies. He was part of a top-ranked research team at Banc of America Securities, LLC from 2003 to 2007, and was an equity research associate at UBS from 2002 to 2003. Mr. Xu received his bachelor's degree in applied physics from Beijing University of Posts and Telecommunications in 1990 and an M.B.A. from Cornell University in 2002. Mr. Xu is a CFA charterholder.

        Jue Yao has been our vice president of finance since 2008. Ms. Yao served as our financial director from 2006 to 2008. Prior to joining us in 2006, Ms. Yao held various positions at Sohu.com Inc. from 1999 to 2006, including financial director, where she was responsible for its strategic planning, budgeting and finance of wireless value-added and gaming business units. From 1996 to 1999, Ms. Yao was a senior auditor at KPMG. Ms. Yao graduated from University of International Business and Economics in China with a bachelor's degree in international accounting in 1996. She is a chartered accountant in China.

        Xiaohong Shi has been our vice president of technology since 2006. From January 2004 to August 2005, Mr. Shi was the chief technology officer of Yahoo! China, where he was responsible for technology research and development. From 1999 to 2003, Mr. Shi was the chief technology officer of www.3721.com, a company engaged in Internet search and online marketing business in China. From November 1998 to August 1999, Mr. Shi was a project manager at Founder Group, a leading Chinese information technology company. Mr. Shi received his Ph.D. and master's degrees in computer science from Xi'an Jiaotong University in 1998 and 1995, respectively.

Board of Directors

        Our board of directors currently consists of six directors. A director is not required to hold any shares to qualify for appointment. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested as long as he or she has made a declaration of the nature of such interest. Our board of directors may exercise all the powers of the company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whether outright or as security for any debt, liability or obligation of our company or of any third party.

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors to indemnify them against certain liabilities and expenses arising from their being a director. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Duties of Directors

        Under Cayman Islands law, our directors have a fiduciary duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure that we comply with our memorandum and articles of association, as amended from time to time. Our company has the right to seek damages if a duty owed by our directors is breached.

        The functions and powers of our board of directors include, among others:

  •
  convening shareholders' annual general meetings and reporting its work to shareholders at such meetings;

  •
  declaring dividends and distributions;

  •
  appointing officers and determining the term of office of officers;

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  exercising the borrowing powers of our company and mortgaging the property of our company; and

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  approving the transfer of shares of our company, including the registering of such shares in our share register.

Terms of Directors

        Each of our directors is subject to a term of office set forth in their agreements with us and hold office until the earlier of the expiration of his or her term under the agreements or such time as he or she is removed from office by special resolution or the unanimous written resolution of all shareholders or by the board of directors. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) dies or is found by our company to be or becomes of unsound mind.

Committees of the Board of Directors

        We have established an audit committee, a compensation committee and a corporate governance and nominating committee.

  Audit Committee

        Our audit committee consists of Messrs. Shujun Li, Ming Huang and Xiangdong Qi. Messrs. Li and Huang have accepted the appointments to be our independent directors effective upon the declaration of effectiveness of the registration statement of which this prospectus forms a part. Each of Mr. Li and Mr. Huang is an "independant director" within the meaning of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. In addition, Messrs. Li and Huang meet the "independence" standards under Rule 10A-3 under the Securities Exchange Act. Mr. Li will be the chair of our audit committee.

        Our audit committee consists solely of independent directors that satisfy New York Stock Exchange and SEC requirements as of the date of this prospectus. The purpose of the audit committee is to assist our board of directors with its oversight responsibilities regarding: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence and (iv) the performance of our internal audit function and independent auditor.

        The audit committee is responsible for, among other things:

  •
  appointing the independent auditors and pre-approving all audit and non-audit services permitted to be performed by the independent auditors;

  •
  reviewing with the independent auditors any audit problems or difficulties and management's response;

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  discussing the annual audited financial statements with management and the independent auditors;

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  reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies; and

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  meeting separately and periodically with management and the independent auditors.

  Compensation Committee

        Our compensation committee consists of Messrs. Neil Nanpeng Shen, William Mark Evans and Hongyi Zhou. Mr. Evans has accepted the appointment to be our independent director effective upon the declaration of effectiveness of the registration statement of which this prospectus forms a part. Our board of directors has determined that each of Mr. Shen and Mr. Evans is an "independent director" within the meaning of Section 303A of the Corporate Governance Rules of the New York Stock Exchange.

        Our compensation committee assists the board in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. Members of our compensation committee are not prohibited from direct involvement in determining their own compensation. Our chief executive officer may not be present at any compensation committee meeting during which his compensation is deliberated. Our compensation committee is responsible for, among other things:

  •
  approving and overseeing the compensation package for our executive officers;

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  reviewing and making recommendations to our board with respect to our compensation policies and the compensation of our directors; and

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  reviewing periodically and making recommendations to the board regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

  Corporate Governance and Nominating Committee

        Our corporate governance and nominating committee consists of Messrs. Hong Chuan Thor, Gongquan Wang and Ming Huang. Mr. Huang has accepted the appointment to be our independent director effective upon the declaration of effectiveness of the registration statement of which this prospectus forms a part. Our board of directors has determined that each member of the corporate governance and nominating committee is an "independent director" within the meaning of Section 303A of the Corporate Governance Rules of the New York Stock Exchange.

        Our corporate governance and nominating committee assists our board of directors in identifying individuals qualified to become our directors and in determining the composition of the board and its committees. The corporate governance and nominating committee is responsible for, among other things:

  •
  identifying and recommending to the board nominees for election or re-election to the board, or for appointment to fill any vacancy;

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  reviewing annually with the board the current composition of the board in light of the characteristics of independence, skills, experience and availability of service to us;

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  identifying and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as the corporate governance and nominating committee itself;

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  advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any corrective action to be taken; and

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  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Interested Transactions

        A director may, subject to any separate requirement for audit committee approval under applicable law or the listing rules of the New York Stock Exchange, and unless disqualified by the chairman of the relevant Board meeting, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Compensation of Directors and Executive Officers

        For the year ended December 31, 2010, we paid an aggregate of approximately $0.3 million in cash compensation to our directors and executive officers. For the year ended December 31, 2010, we did not set aside or accrue any amounts to provide pension, retirement or similar benefits for our executive officers and directors.

Share Option Plans

        Our board of directors and shareholders have adopted three incentive plans, namely, our 2011 share incentive plan, 2006 employee share option scheme and 2006 share vesting scheme. These incentive plans were adopted to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive directors, officers, advisors and key employees and to promote the success of our business.

2011 Share Incentive Plan

        The maximum aggregate number of Class A ordinary shares that may be issued pursuant to all awards under the 2011 share incentive plan, or the 2011 Plan, is 6,272,601 shares plus an annual increase on the first day of each year beginning in 2012 and ending in 2021, equal to the greater of (i) five percent (5%) of the shares outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (ii) such greater number of shares as determined by our board of directors. The following paragraphs describe the principal terms of the 2011 Plan.

        Types of Awards.    The types of awards we may grant under our 2011 Plan include the options to purchase our ordinary shares at a specified price and in a specified period determined by our compensation committee. Under the 2011 Plan, we may also grant awards of our (i) restricted shares, (ii) restricted share units, (iii) dividend equivalents, (iv) deferred shares, (v) share payments and (vi) share appreciation rights under the terms and conditions determined by our compensation committee.

        Plan Administration.    The compensation committee of our board of directors (or another committee or a subcommittee of our board of directors assuming the functions of our compensation committee under the 2011 Plan) will administer the 2011 Plan. The committee will determine the terms and conditions of each grant, including but not limited to, the exercise, grant or purchase prices, any reload provision, any restrictions or limitations on the awards, vesting schedules, restrictions on the exercisability of the awards, any acceleration or waivers, and any provision related to non-competition and recapture of gain on the awards.

        Eligibility.    We may grant awards to directors, officers, advisors and employees of our company, which include our subsidiaries and any entity in which we hold actual or de facto control by equity ownership or contractual arrangement.

        Award Agreement.    Awards granted under the 2011 Plan will be evidenced by an award agreement that will set forth the terms and conditions and limitations for each award. Share awards may be evidenced by way of an issuance of certificates or book entries with appropriate legends. The certificates and book entry procedures may be subject to counsels' advice, stop-transfer orders of other conditions or restrictions where the 2011 Plan administrator deems necessary or advisable to comply with the required laws and regulations.

        Vesting.    The 2011 Plan provides that the administrator may set the period during which an option or a share appreciation right can be exercised and may determine that an option or a share appreciation right may not be exercised for a specified period after it is granted. Such vesting can be based on criteria selected by the administrator. At any time after the grant of an option or a share appreciation right, the administrator may, in its sole discretion and subject to terms and conditions it determines, accelerate the period during which an option or a share appreciation right vests. No portion of an option or a share appreciation right unexercisable at the termination of service of an option or a share appreciation right holder with our company or subsidiaries can become exercisable afterwards, unless otherwise provided by the administrator.

        Exercise Price and Term of Awards.    The exercise price per share of options granted under the 2011 Plan is determined by the plan administrator in the award agreement. The price may be fixed or variable related to the fair market value of our ordinary shares. The term of any option granted should not exceed ten years. However, in the case where our incentive option is granted to individual who, at the date of grant, owns more than ten percent of the total combined voting power of all classes of our shares, the price granted shall not be less than 110% of fair market value on the date of grant and the option is exercisable for no more than five years from the date of grant.

        For ordinary share awards granted under the 2011 Plan, namely (i) restricted shares, (ii) restricted share units, (iii) dividend equivalents, (iv) deferred shares, and (v) share payments, the consideration shall not be less than the par value of the shares purchased unless otherwise permitted by applicable laws and regulations. The terms of the share awards are set by the plan administrator in its sole discretion.

        The exercise price of share appreciation right under the 2011 Plan is determined by the plan administrator and set forth in the award agreement which may be a fixed or variable price related to the fair market value of the shares. The term of the share appreciation right will not exceed ten years.

        Transfer Restriction.    The awards granted under the 2011 Plan may not be sold, pledged, assigned or transferred in a manner other than by will or the laws of descent and distribution or, subject to the consent of the plan administrator, as required under the applicable domestic relations laws.

        Amendments or Termination.    The 2011 Plan provides that in the event of any changes affecting our ordinary shares or our share price, the plan administrator can make proportionate and equitable adjustments to reflect such changes. Upon or in anticipation of a corporate transaction, including acquisition, disposal of substantially all or all assets, reverse takeover, dissolution, the plan administrator should in its discretion provide for replacement or assumption of such award. In the event of other changes, the compensation committee should in its discretion make adjustments in the number and class of shares subject to awards outstanding on the date of such change to prevent dilution or enlargement of rights. The 2011 Plan will expire and no further awards may be granted after the tenth anniversary of the plan was adopted.

2006 Employee Share Option Scheme

        In November 2010 and January 2011, our board of directors approved increases of the number of shares under our 2006 employee share option scheme. As of the date of this prospectus, we have reserved an aggregate of 16,652,751 of our ordinary shares for issuance under our 2006 employee share option scheme. The following paragraphs describe the principal terms of our 2006 employee share option scheme.

        Types of Awards.    We may grant options to purchase our ordinary shares under our 2006 employee share option scheme.

        Plan Administration.    The 2006 employee share option scheme is, upon the approval of the compensation committee established from time to time under our board of directors, administered by our chief executive officer. Our chief executive officer will determine the provisions and terms and conditions of each award grant, including, among other things, the number of awards, exercise price, option vesting schedules, forfeiture provisions and form of payment upon settlement of an award.

        Eligibility.    We may grant awards to our employees, officers, directors of or consultants to our company, which include our subsidiaries or any entities in which we hold actual or de facto control by equity ownership or contractual arrangement.

        Notice of Grant.    A grantee is delivered a written notice in the form our chief executive, subject to the 2006 employee share option scheme, determines from time to time. The notice specifies the number of options granted as well as other terms and conditions of the award, including performance criteria on which the grant is made. The grantee may by written notice given to us renounce his or her rights to the notice of grant, and the grant is deemed not having been made.

        Vesting Schedule.    The options granted in each award vests in the grantee as follows: (i) 25% vests twelve months after the grant is made; (ii) 25% vests 24 months after the grant is made; (iii) 25% vests 36 months after the grant is made; and (iv) 25% vests 48 months after the grant is made. If the grantee ceases to become eligible for any reason prior to certain exit events, including this offering, the option vested but not exercised as well as the options not yet vested will automatically lapse and expire.

        Exercise of Option.    Options are personable to the grantee, who may not transfer, mortgage or create interests (legal or beneficial) on the option unless having received prior written consent by our chief executive officer. Grantees do not enjoy any rights, interests or benefits attached to the underlying shares unless the options have vested in and exercised by the grantees. Unless our chief executive officer agrees and so notifies the grantee separately in writing, grantees may not exercise any vested options prior to the occurrence of certain material events such as our initial public offering, sale of all or substantially all of our issued share capital, sale of all or substantially all of its assets and winding up of our company until any of these events is consummated. Under the 2006 employee share option scheme, the grantees are deemed to have authorized the nominee as designated by us to act and execute documents to exercise the options. Unless agreed by our chief executive officer in writing, all rights, including voting rights, attached to the shares allotted under the 2006 employee share option scheme and held by the nominee belong to and are exercised by the nominee at its sole and absolute discretion. The grantees have the right to all monetary benefits deriving from the shares when the shares are disposed of.

        Exercise Price.    The exercise price is fixed by reference to the date on which the grant is made. Generally, our chief executive officer may determine the price at either (i) the latest valuation price per share certified by our auditors or (ii) the latest price per share at which we have issued any shares prior to the date the subject grant is made. We shall permit payment of the exercise price by an appropriate assignment, transfer, direction or authorization, which is in the form our chief executive officer may reasonably require, to the extent that the cash proceeds receivable by the grantee from certain enumerated events, including this offering, equals to the exercise price payable by the grantee to us.

        Amendment and Termination.    Our chief executive officer may at any time terminate our 2006 employee share option scheme. Amendments to our 2006 employee share option scheme are subject to resolution of our compensation committee. Any amendment of our 2006 employee share option scheme must not adversely affect awards already granted or agreed to be granted without written consent of a majority in the number of holders of unexercised options. Unless terminated earlier, the 2006 employee share option scheme will expire and we may not grant awards after the tenth anniversary of its adoption date on January 25, 2006.

        As of the date of this prospectus, we have granted options to purchase a total of 1,040,000 ordinary shares to our directors and executive officers with exercise prices of $2.80 and $5.20 per share under our 2006 employee share option scheme.

2006 Employee Share Vesting Scheme

        In January 2006, Young Vision, one of our principal shareholders, holders of Series A preferred shares and certain other parties entered into a share incentive agreement. The share incentive agreement was subsequently amended and restated when we issued our Series B preferred shares in

November 2006 and Series C preferred shares in January 2010. Under the incentive agreement, Young Vision allocated a total of 21,603,645 ordinary shares of our company to an equity incentive pool designed to award our employees and consultants according to our 2006 Employee Share Vesting Scheme. 18,086,101 of these 21,603,645 shares in the equity pool are to vest in grantees on a four-year vesting schedule commencing from November 7, 2006. The remaining 3,517,544 ordinary shares will be granted to employees who join our company as a result of acquisitions or mergers. Grantees are only entitled to rights to monetary benefits by receiving dividends, if any, on the vested shares. Unless our company agrees in writing, grantees may not dispose of the vested shares prior to the occurrence of certain material events such as our initial public offering, sale of all or substantially all of our issued share capital, sale of all or substantially all of our assets and winding up of our company until any of these events is consummated. Young Vision holds the voting rights for the ordinary shares reserved in this equity incentive pool, including those shares underlying the options that have been granted and vested. Subject to limited circumstances such as the termination of his employment with us, Hongyi Zhou, our chairman and chief executive officer, administers this equity incentive pool and has the discretion to change or impose any restrictions on the manner in which the shares in this equity incentive pool will be granted. Under the 2006 Employee Share Vesting Scheme, if the grantee's employment is terminated, we may repurchase all or part of the vested shares at RMB1.0, depending on the date on which his employment is terminated and the reasons for such termination.

        As of the date of this prospectus, a total of 2,352,952 shares from this equity incentive pool were granted to our directors and executive officers under our 2006 employee share vesting scheme.

PRINCIPAL SHAREHOLDERS

        The following table sets forth information with respect to beneficial ownership of our ordinary shares as of the date of this prospectus by:

  •
  each of our directors and executive officers; and

  •
  each person known to us to beneficially own 5% and more of our ordinary shares.

        The calculations in the table below assume there are 149,874,756 ordinary shares outstanding as of the date of this prospectus, including 78,314,016 ordinary shares that the preferred shares will automatically convert into upon the closing of this offering, and              ordinary shares outstanding immediately after the closing of this offering, comprising of              Class A ordinary shares and              Class B ordinary shares, assuming the issuance of              Class A ordinary shares in the form of restricted ADSs in our concurrent private placement at an assumed price of $         per ADS (mid-point of the estimated price range set forth on the cover of this prospectus) and that underwriters do not exercise their over-allotment option. A $1.00 increase (decrease) in the assumed public offering price would decrease (increase) the number of ordinary shares outstanding after this offering and the closing of the concurrent private placement by               shares.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering		Percentage of Votes Held After This Offering
Name	Number	Percent	Number	Percent	Percent
Directors and Executive Officers:
Hongyi Zhou(1)	32,228,158	21.50
Xiangdong Qi(2)	18,633,343	12.43
Shu Cao(3)	12,228,250	8.16
Neil Nanpeng Shen(4)	14,202,219	9.48
Gongquan Wang(5)	10,572,556	7.05
Hong Chuan Thor	*	*
Ming Huang	—	—
Shujun Li(6)	7,831,467	5.23
William Mark Evans	—	—
Alex Zuoli Xu
Jue Yao	*	*
Xiaohong Shi(7)	6,550,654	4.37
All directors and executive officers as a group	129,714,751	86.55

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering		Percentage of Votes Held After This Offering
Name	Number	Percent	Number	Percent	Percent
Principal Shareholders:
Young Vision Group Limited(8)	18,633,343	12.43
Global Village Associates Limited(9)	32,228,158	21.50
Highland Capital Partners VI Limited Partnership and its affiliates(10)	26,515,152	17.69
Sequoia Capital China I, L.P. and its affiliates(11)	14,202,219	9.48
Sino Honor Limited(12)	11,826,000	7.89
CDH Net Technology Limited(13)	10,572,556	7.05
Trustbridge Partners III, L.P. and its affiliate(14)	7,831,467	5.23
Redpoint Ventures III, L.P. and its affiliate(15)	7,575,758	5.05

Notes:

*
Less than 1% of our ordinary shares.

(1)
Consists of 32,228,158 ordinary shares held by Global Village. Global Village, a British Virgin Islands company, is wholly-owned by Fair Point International Limited, or Fair Point, a British Virgin Islands company. Fair Point is wholly-owned by Mr. Hongyi Zhou, our chairman and chief executive officer. The registered address of Global Village is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The registered address of Fair Point is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(2)
Consists of 18,633,343 ordinary shares held by Young Vision. Young Vision, a British Virgin Islands company, is wholly-owned by East Line. East Line, a British Virgin Islands company, is wholly-owned by Mr. Xiangdong Qi, our director and president. Mr. Qi is the sole director of Young Vision. Mr. Qi disclaims beneficial ownership in all securities shown except to the extent of his pecuniary interests therein. The registered address of Young Vision is 2nd Floor, Abbott Building, Road Town, Tortola, British Virgin Islands. The registered address of East Line is Abbott Building, Road Town, Tortola, British Virgin Islands.

(3)
Consists of 11,826,000 ordinary shares held by Sino Honor Limited and 449,000 ordinary shares held by Flying Great Limited, including 49,000 ordinary shares that could be acquired within 60 days through exercise of share options. Sino Honor Limited, a British Virgin Islands company, is wholly-owned by Shu Cao, our director and chief engineer. The registered address of Sino Honor Limited is P.O. Box 933, 3rd Floor, Omar Hodge Building, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. Flying Great Limited, a British Virgin Islands company, is wholly-owned by Shu Cao. The registered address of Sino Honor Limited is P.O. Box 933, 3rd Floor, Omar Hodge Building, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(4)
Consists of (i) 9,992,335 ordinary shares issuable upon conversion of 9,992,335 Series A convertible participating redeemable preferred shares held by Sequoia Capital China I., L.P., (ii) 1,148,180 ordinary shares issuable upon conversion of 1,148,180 Series A convertible participating redeemable preferred shares held by Sequoia Capital China Partners Fund I, L.P., (iii) 1,546,553 ordinary shares issuable upon conversion 1,546,553 Series A convertible participating redeemable preferred shares held by Sequoia Capital China Principals Fund I, L.P., (iv) 1,193,333 ordinary shares issuable upon conversion of 1,193,333 Series B convertible participating redeemable preferred shares held by Sequoia Capital China I, L.P., (v) 137,121 ordinary shares issuable upon conversion of 137,121 Series B convertible participating redeemable preferred shares held by Sequoia Capital China Partners Fund I, L.P., and (vi) 184,697 ordinary shares issuable upon conversion of 184,697 Series B convertible participating redeemable preferred shares held by Sequoia Capital China Principals Fund I, L.P., Sequoia Capital China I, L.P., Sequoia Capital China Partners Fund I, L.P. and Sequoia Capital China Principals Fund I, L.P. are collectively referred to as the Sequoia Funds. The Sequoia Funds are managed by Sequoia Capital China Advisors Limited, a company incorporated in the Cayman Islands. The Sequoia Funds' general partner is Sequoia Capital China Management I, L.P. The general partner for Sequoia Capital China Management I, L.P. is SC China Holding Limited, a company incorporated in the Cayman Islands. SC China Holding Limited is wholly-owned by Max Wealth Enterprises Limited, a company wholly-owned by Neil Nanpeng Shen. Neil Nanpeng Shen disclaims beneficial ownership in all securities shown except to the extent of his pecuniary interests therein. The registered address of Sequoia Capital China I., L.P. and its affiliates is Cricket Square, Hutchins Dr., P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. After the closing of this offering, and giving effect to the closing of the concurrent private placement,

  affiliates of Sequoia Capital China I, L.P. will acquire an additional                        Class A ordinary shares in the form of restricted ADSs to be issued at an assumed price of $            per ADS (mid-point of the estimated price range set forth on the cover of this prospectus).

(5)
Consists of (i) 10,001,014 ordinary shares issuable upon conversion of 10,001,014 Series A convertible participating redeemable preferred shares and (ii) 571,542 ordinary shares issuable upon conversion of 571,542 Series A convertible participating redeemable preferred shares held by CDH Net Technology Limited, a British Virgin Islands company. Mr. Gongquan Wang is a director of CDH Net Technology Limited and disclaims beneficial ownership in all securities shown except to the extent of his pecuniary interests therein.

(6)
Consists of (i) 391,573 ordinary shares and (ii) 7,439,894 ordinary shares issuable upon conversion of 7,439,894 Series C convertible participating redeemable preferred shares held by Trustbridge Partners III, L.P. and its affiliate. Trustbridge Partners III, L.P. is a Cayman Islands exempted limited partnership whose general partner is TB Partners GP3, L.P. The general partner of TB Partners GP3, L.P. is TB Partners GP Limited. The investment committee of TB Partners GP Limited comprises four individual members. Each of the members disclaims beneficial ownership in all of our shares held by Trustbridge Partners III, L.P. except to the extent his pecuniary interests therein. The registered address of Trustbridge Partners III, L.P. is Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands.

(7)
Consists of (i) 5,550,654 ordinary shares held by Strengthen Goal Limited and (ii) 1,000,000 ordinary shares held by Elite Wisdom Development Limited. Strengthen Goal Limited, a British Virgin Islands company, is wholly-owned by Xiaohong Shi, our vice president of technology. The registered address of Strengthen Goal Limited is P.O. Box 933, 3rd Floor, Omar Hodge Building, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. Elite Wisdom Development Limited, a British Virgin Islands company, is wholly-owned by Xiaohong Shi. The registered address of Elite Wisdom Development Limited is P.O. Box 933, 3rd Floor, Omar Hodge Building, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(8)
Young Vision is wholly-owned by East Line. East Line, a British Virgin Islands company, is wholly-owned by Mr. Xiangdong Qi, our director and president. The registered address of Young Vision is 2nd Floor, Abbott Building, Road Town, Tortola, British Virgin Islands. The registered address of East Line is Abbott Building, Road Town, Tortola, British Virgin Islands.

(9)
Global Village, a British Virgin Islands company, is wholly-owned by Fair Point. The registered address of Fair Point is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. Fair Point is wholly-owned by Mr. Hongyi Zhou, our chairman and chief executive officer.

(10)
Consists of (i) 16,595,171 ordinary shares issuable upon conversion of 16,595,171 Series B convertible participating redeemable preferred shares held by Highland Capital Partners VI Limited Partnership, (ii) 9,098,011 ordinary shares issuable upon conversion of 9,098,011 Series B convertible participating redeemable preferred shares held by Highland Capital Partners VI-B Limited Partnership, and (iii) 821,970 Series B convertible participating redeemable preferred shares held by Highland Entrepreneurs' Fund VI Limited Partnership. Highland Capital Partners VI Limited Partnership, Highland Capital Partners VI-B Limited Partnership and Highland Entrepreneurs' Fund VI Limited Partnership are collectively referred to as the Highland Funds. Highland Management Partners VI Limited Partnership, or HMP, is the general partner of Highland Capital VI and Highland Capital VI-B. HEF VI Limited Partnership, or HEF, is the general partner of Highland Entrepreneurs' Fund. Highland Management Partners VI, Inc., or Highland Management, is the general partner of both HMP and HEF. Robert F. Higgins, Paul A. Maeder, Daniel J. Nova, Robert J. Davis, Sean M. Dalton, Corey M. Mulloy and Fergal J. Mullen are the managing directors of Highland Management. Highland Management, as the general partner of the general partners of the Highland Funds, may be deemed to have beneficial ownership of the shares held by the Highland Funds. The managing directors of Highland Management have shared voting and investment control over all the shares held by the Highland Investing Entities and therefore may be deemed to share beneficial ownership of the shares held by Highland Investing Entities by virtue of their status as controlling persons of Highland Management. Each of the managing directors of Highland Management disclaims beneficial ownership of the shares held by the Highland Investing Entities, except to the extent of such managing director's pecuniary interest therein. The registered address of Highland Capital Partners VI Limited Partnership and its affiliates is c/o Highland Capital Partners LLC, 92 Hayden Avenue, Lexington, MA 02421, U.S.A. After the closing of this offering, and giving effect to the closing of the concurrent private placement, affiliates of Highland Capital Partners VI Limited Partnership will acquire an additional                        Class A ordinary shares in the form of restricted ADSs to be issued at an assumed price of $            per ADS (mid-point of the estimated price range set forth on the cover of this prospectus).

(11)
Consists of (i) 9,992,335 ordinary shares issuable upon conversion of 9,992,335 Series A convertible participating redeemable preferred shares held by Sequoia Capital China I., L.P., (ii) 1,148,180 ordinary shares issuable upon conversion of 1,148,180 Series A convertible participating redeemable preferred shares held by Sequoia Capital China Partners Fund I, L.P., (iii) 1,546,553 ordinary shares issuable upon conversion 1,546,553 Series A convertible participating redeemable preferred shares held by Sequoia Capital China Principals Fund I, L.P., (iv) 1,193,333 ordinary shares issuable upon conversion of 1,193,333 Series B convertible participating redeemable preferred shares held by Sequoia Capital China I, L.P., (v) 137,121 ordinary shares issuable upon conversion of 137,121 Series B convertible participating redeemable preferred shares held by Sequoia Capital China Partners Fund I, L.P., and (vi) 184,697 ordinary shares issuable upon conversion of 184,697 Series B convertible participating redeemable preferred shares held by Sequoia Capital China Principals Fund I, L.P. The Sequoia Funds are managed by Sequoia Capital China Advisors Limited, a company incorporated in the Cayman Islands. The Sequoia Funds' general partner is Sequoia Capital China Management I, L.P. The general partner for Sequoia Capital China Management I, L.P. is SC China Holding Limited, a company incorporated in the Cayman Islands. SC China Holding Limited is wholly-owned by Max Wealth Enterprises Limited, a company wholly-owned by Neil Nanpeng Shen. Neil Nanpeng Shen disclaims beneficial ownership in all securities shown except to the extent of his pecuniary interests therein. The registered address of Sequoia Capital China I., L.P. and its affiliates is Cricket Square, Hutchins Dr., P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. After the closing of this offering, and giving effect to the closing of the concurrent private placement, affiliates of Sequoia Capital China I, L.P. will acquire an additional                        Class A ordinary shares in the form of restricted ADSs to be issued at an assumed price of $            per ADS (mid-point of the estimated price range set forth on the cover of this prospectus).

(12)
Sino Honor Limited, a British Virgin Islands company, is wholly-owned by Shu Cao, our director and chief engineer. The registered address of Sino Honor Limited is P.O. Box 933, 3rd Floor, Omar Hodge Building, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(13)
Consists of (i) 10,001,014 ordinary shares issuable upon conversion of 10,001,014 Series A convertible participating redeemable preferred shares and (ii) 571,542 ordinary shares issuable upon conversion of 571,542 Series A convertible participating redeemable preferred shares. All of the issued and outstanding shares of CDH Net Technology Limited, a British Virgin Islands Company, are wholly owned by CDH China Growth Capital Fund II, L.P., or CDH Fund II, a Cayman Islands exempted limited partnership. CDH China Growth Capital Holdings Company Limited, a Cayman Islands exempted limited liability company, is the general partner of CDH Fund II and has the power to direct CDH Fund II as to the voting and disposition of shares directly and indirectly held by CDH Fund II. The investment committee of CDH China Growth Capital Holdings Company Limited comprises Shangzhi Wu, Shuge Jiao and Xin Lai Liu. Each of Shangzhi Wu, Shuge Jiao and Xin Lai Liu disclaims beneficial ownership of all of our shares held by CDH Net Technology Limited except to the extent of his pecuniary interest therein. The registered address of CDH Net Technology Limited is P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands. After the closing of this offering, and giving effect to the closing of the concurrent private placement, CDH Net Technology Limited will acquire an additional                        Class A ordinary shares in the form of restricted ADSs to be issued at an assumed price of $            per ADS (mid-point of the estimated price range set forth on the cover of this prospectus).

(14)
Consists of (i) 391,573 ordinary shares and (ii) 7,439,894 ordinary shares issuable upon conversion of 7,439,894 Series C convertible participating redeemable preferred shares. Trustbridge Partners III, L.P. is a Cayman Islands exempted limited partnership whose general partner is TB Partners GP3, L.P.. The general partner of TB Partners GP3, L.P. is TB Partners GP Limited. The investment committee of TB Partners GP Limited comprises four individual members. Each of the members disclaims beneficial ownership in all of our shares held by Trustbridge Partners III, L.P. except to the extent his pecuniary interests therein. The registered address of Trustbridge Partners III, L.P. is Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands.

After the closing of this offering, and giving effect to the closing of the concurrent private placement, the Trustees of Columbia University in the City of New York, or Columbia, through a proprietary investment account managed by TB Alternative Assets Ltd., will acquire                        Class A ordinary shares in the form of restricted ADSs to be issued at an assumed price of $            per ADS (mid-point of the estimated price range set forth on the cover of this prospectus). Pursuant to an Investment Management Agreement dated January 23, 2008, TB Alternative Assets Ltd. provides investment advisory services and discretionary investment management services to Columbia in respect of this account. TB Alternative Assets Ltd. is affiliated with TB Partners GP Limited, which is the general partner of the general partner of Trustbridge Partners III, L.P. The registered address of Columbia is 405 Lexington Avenue, 63rd Floor, New York, New York 10174. Columbia is also a limited partner in Trustbridge Partners III, L.P. Each of TB Alternative Assets Ltd., Trustbridge Partners III, L.P., TB Partners GP3, L.P. and TB Partners GP Limited disclaims beneficial ownership in all of the company shares purchased by Columbia except to the extent their pecuniary interests therein.

(15)
Consists of (i) 7,291,667 ordinary shares issuable upon conversion of 7,291,667 Series B convertible participating redeemable preferred shares held by Redpoint Ventures III, L.P. and (ii) 284,091 ordinary shares issuable upon conversion of 284,091 Series B convertible participating redeemable preferred shares held by Redpoint Associates III, LLC. (H Redpoint Ventures III, L.P. and Redpoint Associates III, LLC, or collectively, the Redpoint Funds.) Redpoint Ventures III, L.P., a Cayman Islands exempted limited partnership. Redpoint Ventures III, LLC, the general partner of Redpoint Ventures III, L.P., holds the voting right and the disposition right of our shares held by Redpoint Ventures III, L.P. Geoffrey Yang and other individuals are the managing members of Redpoint Ventures III, LLC. Redpoint Ventures III, LLC have the voting and investment power over the shares held by Redpoint Ventures III, L.P. The managing members of Redpoint Ventures III, LLC disclaim beneficial ownership in all of our shares held Redpoint Ventures III, L.P. and Redpoint Associates III, LLC, except to the extent of their respective pecuniary interest therein. The registered address of Redpoint Ventures III, L.P. and its affiliate is 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, CA 94025, USA.

        As of the date of this prospectus, none of our outstanding ordinary shares is held by record shareholders in the United States, and a total of 3,028,719 convertible participating redeemable preferred shares are held by two record holders in the United States, representing 2% of our total outstanding shares on a pro forma basis. None of our shareholders has different voting rights from other shareholders after the closing of this offering. Immediately upon the completion of this offering, our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to five votes per share. We will issue Class A ordinary shares represented by our ADSs in this offering. Immediately upon the completion of this offering, (i) each of the ordinary shares held by Global Village, which is controlled by Mr. Hongyi Zhou, and Young Vision, which is controlled by Mr. Xiangdong Qi, will be automatically re-designated as one Class B ordinary share, (ii) each of the preferred shares held by Highland, Sequoia or CDH, or their respective affiliates, will be automatically converted into one Class B ordinary share, (iii) each of the ordinary shares held by certain British Virgin Islands companies controlled by our executive officers will be automatically converted into one Class B ordinary share, and (iv) each of the remaining outstanding ordinary shares and preferred shares will be automatically converted into one Class A ordinary share. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Termination of VIE Arrangement

        In order to focus on our Internet and mobile security business, we terminated in November 2007 our VIE control contracts with Beijing Qizhi Haotian Technology Co., Ltd., a company that we set up to undertake B2B business. These control arrangements entailed the registration of the nominees of Mr. Xiangdong Qi, our director and president, as a shareholder of Beijing Qizhi Haotian. As part of the termination arrangements, we extended in February 2008, and subsequently in the same year waived the repayment of, an unsecured, interest-free loan of $220,000 to Beijing Qizhi Haotian to finance its operations as it transitioned into a non-VIE.

Purchases of Products and Services

        In his personal capacity, Mr. Hongyi Zhou, our chairman, chief executive officer and principal shareholder, has been an angel investor in the Internet and high-tech industries in China. From time to time, on an arm's length basis, we purchase products and services from or enter into revenue sharing arrangements with companies in which Mr. Zhou is a principal shareholder or a director. None of these transactions was material.

        In 2009, we purchased browser source code and related technical services from Shengjing Wanwei for an aggregate consideration of $950,000. We subsequently acquired the Internet business of Shengjing Wanwei in September 2009 for (i) $2.2 million in cash paid to Genius Land Services Limited, a company wholly owned by a family member of Mr. Hongyi Zhou, and the designee of Shengjing Wanwei for receiving the payment in connection with this acquisition, and (ii) and 2,125,176 of our ordinary shares issued to Global Village, a company wholly owned by Mr. Hongyi Zhou, which will be automatically re-designated as Class B ordinary shares upon the completion of this offering.

Investment Advisory Services

        In July 2010, we engaged a family member of a shareholder and executive officer to provide investment advisory services. As remuneration for these services, we granted this advisor options to purchase 300,000 of our ordinary shares, which will be automatically re-designated as Class A ordinary shares upon the completion of this offering. The fair value of these options as of the grant date was $420,000.

Contractual Arrangements among Qizhi Software, the VIEs and the Respective Shareholders of the VIEs

        Qizhi Software, our wholly-owned PRC subsidiary, has entered into contractual arrangements with various VIEs and their respective shareholders who are our directors, officers or key employees. For a detailed description of the contractual agreements, see "Corporate History and Structure—Contractual Arrangements Among Qizhi Software, the VIEs and the Respective Shareholders of the VIEs."

Private Placements

  Series A Convertible Participating Redeemable Preferred Shares

        In January 2006, we issued in a private placement a total of 28,002,840 series A convertible participating redeemable preferred shares at $0.4999 per share for an aggregate cash consideration of $14.0 million, including (i) 12,001,217 series A convertible participating redeemable preferred shares to Sequoia Capital China I, L.P.; (ii) 2,000,203 series A convertible participating redeemable preferred shares to Joinway Investments Limited; (iii) 2,000,203 series A convertible participating redeemable preferred shares to GMO Venture Partners Investment Limited Partnership; (iv) 2,000,203 series A convertible participating redeemable preferred shares to IDG Technology Venture Investment III, LP;

and (v) 10,001,014 series A convertible participating redeemable preferred shares CDH Net Technology Limited. All of the consideration was paid in cash.

        In May 2006, we issued 2,988,148 series A convertible participating redeemable preferred shares to Matrix Partners VII, L.P. and 12,452 series A convertible participating redeemable preferred shares to Weston & Co. VII, LL, each at a price of $0.4999 per share.

        In August 2006, certain holders of our series A convertible participating redeemable preferred shares exercised their warrants and we issued a total of 1,600,320 series A convertible participating redeemable preferred shares at $0.4999 per share for an aggregate cash consideration of $800,000, including (i) 685,851 series A convertible participating redeemable preferred shares to Sequoia Capital China I, L.P.; (ii) 114,309 series A convertible participating redeemable preferred shares to Joinway Investments Limited; (iii) 114,309 series A convertible participating redeemable preferred shares to GMO Venture Partners Investment Limited Partnership; (iv) 114,309 series A convertible participating redeemable preferred shares to IDG Technology Venture Investment III, LP; and (v) 571,542 series A convertible participating redeemable preferred shares to CDH Net Technology Limited.

        In January 2010, Sequoia Capital China I, L.P. sold and transferred (i) 1,148,180 series A convertible participating redeemable preferred shares to Sequoia Capital China Partners Fund I, L.P. for an aggregate amount of $574,028.48 and (ii) 1,546,553 series A convertible participating redeemable preferred shares to Sequoia Capital China Principals Fund I, L.P. for an aggregate amount of $773,194.08.

        In April 2010, GMO Venture Partners Investment Limited Partnership sold and transferred (i) 156,631 series A convertible participating redeemable preferred shares to IDG Technology Venture Investment IV, LP for an aggregate amount of $400,004.25, (ii) 1,476,189 series A convertible participating redeemable preferred shares to Ceyuan Ventures II, L.P. for an aggregate amount of $3,769,891.47, and (iii) 58,790 series A convertible participating redeemable preferred shares to Ceyuan Ventures Advisors Fund II, LLC for an aggregate amount of $150,137.90. The rights attached to the 156,631 Series A convertible participating redeemable preferred shares purchased by IDG Technology Venture Investment IV, LP are the same as those attached to the rights attached to Series C convertible participating redeemable preferred shares. In connections with these transactions, 156,631 Series A convertible participating redeemable preferred shares held by IDG Technology Venture Investment IV, LP were cancelled and the same number of Series C convertible participating redeemable preferred shares was issued to IDG Technology Venture Investment IV, LP in January 2011.

        Each of our Series A convertible participating redeemable preferred shares held by Sequoia and CDH will automatically convert into one Class B ordinary share upon the closing of this offering. Each of the other Series A convertible participating redeemable preferred shares will automatically convert into one Class A ordinary share upon the completion of this offering.

  Series B Convertible Participating Redeemable Preferred Shares

        In November 2006, we issued in a private placement a total of 37,878,789 series B convertible participating redeemable preferred shares at $0.660 per share for an aggregate cash consideration of $25.0 million, including (i) 16,595,171 shares to Highland Capital Partners VI Limited Partnership; (ii) 9,098,011 shares to Highland Capital Partners VI-B Limited Partnership; (iii) 821,970 shares to Highland Entrepreneurs' Fund VI Limited Partnership; (iv) 7,291,667 shares to Redpoint Ventures III, L.P.; (v) 284,091 shares to Redpoint Ventures III, LLC; (vi) 1,193,333 shares to Sequoia Capital China I, L.P.; (vii) 137,121 shares to Sequoia Capital China Partners Fund I, L.P.; (viii) 184,697 shares to Sequoia Capital China Principals Fund I, L.P.; (ix) 1,508,864 shares to Matrix Partners VII, L.P.; (x) 6,288 shares to Weston & Co. VII LLC; and (ix) 757,576 shares to IDG Technology Venture Investment III, L.P..

        Each of our Series B convertible participating redeemable preferred shares held by Highland and Sequoia will automatically convert into one Class B ordinary share upon the closing of this offering. Each of the other Series B convertible participating redeemable preferred shares will automatically convert into one Class A ordinary share upon closing of this offering.

  Series C Convertible Participating Redeemable Preferred Shares

        In January 2010, we issued in a private placement 7,439,894 series C convertible participating redeemable preferred shares to Trustbridge Partners III, L.P. for an aggregate amount of $19 million and 391,573 series C convertible participating redeemable preferred shares to Zero2IPO China Fund II, L.P. for an aggregate amount of $1.0 million, each at a price of $2.5538 per share.

        In January 2011, we issued 156,631 Series C convertible participating redeemable preferred shares to IDG Technology Ventures Investment IV, LP while at the same time cancelled the same number of Series A convertible participating redeemable preferred shares held by IDG Technology Ventures Investment IV, LP.

        Each of our Series C convertible participating redeemable preferred shares will automatically convert into one Class A ordinary share upon the completion of this offering.

Current Private Placement

        See "Underwriting—Concurrent Private Placement."

Share Option Plan

        See "Management—Share Option Plans."

REGULATION

Regulations Relating to Our Business

  Telecommunications Regulations

        The PRC Telecommunications Regulations implemented on September 25, 2000 sets out a regulatory framework for telecommunications services providers in China. The Telecommunications Regulations require telecommunications services providers to obtain an operating license prior to the commencement of their operations. The Telecommunications Regulations categorize telecommunications services into basic telecommunications services and value-added telecommunications services. According to the Catalogue of Telecommunications Business attached to the Telecommunications Regulations, information services provided via fixed network, mobile network and Internet belong to value-added telecommunications services.

        Foreign direct investment in telecommunications companies in China is governed by the Regulations for the Administration of Foreign-Invested Telecommunications Enterprises promulgated in December 2001 and amended in September 2008, or the FITE Regulations. The FITE Regulations requires foreign-invested telecommunications enterprises in China to be established as Sino-foreign equity joint ventures. In addition, pursuant to the FITE Regulations and the relevant WTO agreements, foreign investors in a foreign-invested telecommunications enterprise engaging in value-added telecommunications services may hold up to 50% of the equity interest of such enterprise. The relevant rules do not impose geographic restrictions on the operations of a foreign-invested telecommunications enterprise.

        However, for a foreign investor to acquire any equity interest in a value-added telecommunications business in China, it must satisfy a number of stringent performance and operational experience requirements, including demonstrating a track record and experience in operating a value-added telecommunications business overseas. Moreover, foreign investors that meet these requirements must obtain approvals from MIIT and MOFCOM or their authorized local counterparts, which retain considerable discretion in granting approvals.

        In July 2006, MIIT publicly released the Notice on Strengthening the Administration of Foreign Investment in Operating Value-added Telecommunications Business, or the MIIT Notice, which reiterates certain provisions under the 2002 Administrative Rules on Foreign-invested Telecommunications Enterprises. According to the MIIT Notice, if any foreign investor intends to invest in a PRC telecommunications business, a foreign-invested telecommunications enterprise must be established and such enterprise must apply for the relevant telecommunications business licenses. Under the MIIT Notice, domestic telecommunications enterprises may not rent, transfer or sell a telecommunications license to foreign investors in any form, nor may they provide any resources, premises, facilities and other assistance in any form to foreign investors for their illegal operation of any telecommunications business in China.

        On September 28, 2009, the PRC General Administration of Press and Publishing, or the GAPP, together with the National Copyright Administration, and National Office of Combating Pornography and Illegal Publications jointly issued a Notice on Further Strengthening on the Administration of Pre-examination and Approval of Online Game and the Examination and Approval of Imported Online Game, or the GAPP notice. The GAPP notice provides that foreign investors are not permitted to invest in online game operation businesses in China through wholly owned joint ventures or cooperative joint venture investments and prohibits foreign investors from gaining control over or becoming domestic online game operators through indirect ways such as establishing other joint venture companies or contractual or technical arrangements. There are still substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including the MIIT circular and the GAPP notice.

  Internet Content Services

        On September 25, 2000, the State Council promulgated the Administrative Measures on Internet Information Services, or the Internet Measures. According to the Internet Measures, commercial operators of Internet information services in China must obtain a value-added telecommunications license, or ICP license, from the relevant government authorities.

  Information Security and Censorship

        National security considerations are an important factor in the regulation of Internet content in China. According to the Decision of the Standing Committee of the National People's Congress on Maintaining Internet Security, the following actions may be regarded as violations of laws and are subject to penalties, including criminal sanctions: (i) breaking into a computer or a system of strategic importance; (ii) disseminating politically disruptive information; (iii) leaking state secrets; (iv) spreading false commercial information; or (v) infringing intellectual property rights.

        In addition, the MPS promulgated measures on December 16, 1997 that prohibit the use of the Internet in ways which, among other things, result in a leakage of national secrets or the distribution of socially destabilizing content. On December 13, 2005, the MPS promulgated Provisions on Technological Measures for Internet Security Protection, or the Internet Protection Measures, which require all ICPs to keep records of certain information about its users (including user registration information, log-in and log-out time, IP address, content and time of posts by users) for at least 60 days and submit the above information as required by laws and regulations. The ICPs must regularly update information security and censorship systems for their websites with local public security authorities, and must also report any public dissemination of prohibited content. If the ICPs violate these measures, the PRC government may revoke its ICP license and shut down its websites. In addition, the PRC State Secrecy Bureau has issued provisions authorizing the blocking of access to any website it deems to be leaking national secrets or failing to comply with the relevant legislation regarding the protection of state secrets.

  Internet Privacy

        In recent years, PRC government authorities have legislated on the use of the Internet to protect personal information from unauthorized disclosure. For example, the Internet Measures prohibits an Internet information services provider from insulting or slandering a third party or infringing upon the lawful rights and interests of a third party. Pursuant to the BBS Measures, ICPs that provide electronic messaging services shall not disclose any user's personal information to any third party without such user's consent, unless the disclosure is required by law. ICPs are subject to legal liability if unauthorized disclosure results in damages or losses to users. In addition, the PRC regulations authorize the relevant telecommunications authorities to demand rectification of unauthorized disclosure by ICPs.

        The PRC laws do not prohibit ICPs from collecting and analyzing person information of their users. The PRC government, however, has the power and authority to order ICPs to submit personal information of an Internet user if such user posts any prohibited content or engages in illegal activities on the Internet.

  Advertising Business

  Foreign Ownership in Advertisement Business:

        The principal regulations governing foreign ownership in advertising businesses in China include:

  •
  The Foreign Investment Industrial Guidance Catalog;

  •
  The Administrative Regulations on Foreign-invested Advertising Enterprises; and

  •
  The Circular Regarding Investment in the Advertising Industry by Foreign Investors through Equity Acquisition.

        These regulations require foreign entities that directly invest in the PRC advertising industry to have at least a two-year track record with a principal business in the advertising industry outside China. Since December 2005, foreign investors have been permitted to directly own a 100% interest in advertising companies in China, but such foreign investors are also required to have at least a three-year track record with a principal business in the advertising industry outside China. PRC laws, rules and regulations do not permit the transfer of any approvals or licenses, including business licenses containing a scope of business that permits engagement in the advertising business.

        As a result of the current PRC laws, rules and regulations that impose substantial restrictions on foreign investment in the Internet and advertising businesses in China, we conduct this portion of our operations through a series of contractual arrangements among our PRC subsidiaries and our consolidated controlled entities. See "Corporate History and Structure."

  Competent Authority Governing Advertisement Business:

        SAIC is responsible for regulating advertising activities in China. The principal regulations governing advertising in China, including online advertising, include:

  •
  The Advertising Law;

  •
  The Administration of Advertising Regulations; and

  •
  The Implementation Rules for the Administration of Advertising Regulations.

        These regulations stipulate that companies that engage in advertising activities in China must obtain from SAIC or its local branches a business license which specifically includes operating an advertising business within its business scope. Companies conducting advertising activities without such a license may be subject to penalties, including fines, confiscation of illegal revenues and orders to cease advertising operations. The business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant law or regulation.

  Software Products

        According to the PRC Regulation of Computer Information System Security and the Administrative Measures on Inspection and Sales License of Security Products for Computer Information System, sale of security products for computer information system, including hardware and software products, requires approval and a sales license. A new sales license is required if an approved security product has any functional changes.

        On March 1, 2009, MIIT issued the Administrative Measures on Software Products, or the Software Measures, to regulate software products and promote the development of the PRC software industry. The Software Measures provide for a registration and filing system for software products both made in China and imported from overseas and require registration of all software products with the competent local government authorities in charge of software industry administration. Registered software products may enjoy certain preferential treatments granted by relevant software industry regulations. Software developers or producers may sell or license their registered software products directly or through distributors. Each registration is valid for five years and renewable upon expiration.

  Regulation of Electronic Publications and Internet Publishing

        The Rules for the Administration of Electronic Publications, or Electronic Publication Rules, regulate the production, publishing and import of electronic publications in the PRC. In addition, under the Provisional Measures for Administration of Internet Publication promulgated, Internet publishing is broadly defined as any act of Internet information providers to select, edit and process content or programs and post such content or programs on the Internet for users to view, use or download, including books, newspapers, electronic publications and so on. Under relevant rules and measures issued by the GAPP, providing online download services of software may be deemed as Internet publishing activities, which require an Internet publishing license.

  Web Games and Virtual Currency

        The Provisional Regulations for the Administration of Online Culture promulgated in 2003 and as amended in 2004 applies to entities engaging in activities related to "online cultural products," including music and video files, network games, animation features, audiovisual products, performed plays and artwork converted for dissemination via the Internet. Such entities are required to apply for an online culture operating permit from the relevant local branches of the Ministry of Culture, or the MOC, for engaging in any of the following types of activities:

  •
  production, duplication, importation, wholesale, retail, leasing or broadcasting of online cultural products;

  •
  dissemination of online cultural products on the Internet or transmission of such products to computers, fixed-line or mobile phones, radios, television sets or gaming consoles for the purpose of browsing, reading, using or downloading such products; or

  •
  exhibition or holding of contests related to online cultural products.

        Notice 35 issued by the State Commission Office for Public Sector Reform on September 17, 2009 interprets the responsibilities of relevant governmental authorities on the administration and supervision of the animation, online game and culture market. Notice 35 provides that the GAPP shall be responsible for reviewing a online game before its publication on the Internet and the MOC shall administer and supervise published online games.

        Furthermore, the Provisional Measures for the Administration of Online Games, or the Online Game Measures, strengthens the MOC's supervision of the development, production, online operation and issuance of online games, including web games, virtual currency. A company shall obtain the online culture operating permit in order to conduct online game operation and issuance and transaction of virtual currency. Such permit is valid for three years and renewable before its expiration. The Online Game Measures sets out detailed restrictions on online game operations, such as examination and filing of web games' content, installment of anti-fatigue system and implementation of real-name registration. In addition, based on the Online Game Measures, the virtual currency issued by a web game operator could be only used to exchange such operator's online game products.

        On February 15, 2007, the MOC, the People's Bank of China and other relevant government authorities jointly issued the Notice on Internet Cafes. The Notice on Internet Cafes authorizes the People's Bank of China to strengthen the administration of virtual currency in web games in order to avoid any adverse impact on the economy and financial system. This notice strictly limits the total amount of virtual currency that a web game operator can issue and an individual game player can purchase. It also distinguishes virtual transactions from real transactions through electronic commerce and that specifies virtual currency should only be used to purchase virtual items.

Laws Relating to Intellectual Property

        China has adopted comprehensive legislation governing intellectual property rights, including trademarks, patents and copyrights. China is a signatory to the main international conventions on intellectual property rights and has been a member of the Agreement on Trade related Aspects of Intellectual Property Rights since its accession to the WTO in December 2001.

  Patent Law

        In accordance with the PRC Patent Law, the State Intellectual Property Office is responsible for administering patents in the PRC. The patent administration departments of provincial, autonomous region or municipal governments are responsible for administering patents within their respective jurisdictions.

        The Chinese patent system adopts a "first to file" principle, which means that, where more than one person files a patent application for the same invention, a patent will be granted to the person who filed the application first. To be patentable, invention or utility models must meet three conditions: novelty, inventiveness and practical applicability. A patent is valid for 20 years in the case of an invention and 10 years in the case of utility models and designs. A third-party user must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the use constitutes an infringement upon patent rights.

  Trademark Law

        In accordance with the PRC Trademark Law, the Trademark Office of the Administration for Industry and Commerce is responsible for the registration and administration of trademarks in China. The Administration for Industry and Commerce under the State Council has established a Trademark Review and Adjudication Board for resolving trademark disputes.

        As with patents, China has adopted a "first-to-file" principle for trademarks. If two or more applicants apply for registration of identical or similar trademarks for the same or similar commodities, the application that was filed first will receive preliminary approval and will be publicly announced. For applications filed on the same day, the trademark that was first used will receive preliminary approval and will be publicly announced.

        Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within six months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years.

  Copyright

        The Copyright Law extends copyright protection to Internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center.

        The Rules of Protection on Information Network Dissemination Rights address copyright issues relating to the Internet. In addition, the Interpretations on Some Issues Concerning Applicable Laws for Trial of Disputes Over Internet Copyright, or the Interpretations, establish joint liability for ICPs who knowingly infringe upon other's copyright or refuse to remove the infringing content after receiving notice from the holder of the copyright. The Interpretations also provides that any act to circumvent the technologies designed to protect copyrights constitutes copyright infringement.

Regulation of Foreign Currency Exchange and Dividend Distributions

  Foreign Currency Exchange

        The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, as amended in August 2008. Under the Regulations, RMB are freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. In order to convert RMB for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China, the prior approval of, and registration with, SAFE are required.

        On August 29, 2008, SAFE promulgated Circular 142, which regulates the purposes for which foreign-invested companies may convert foreign currency into RMB. The notice requires that the registered capital of a foreign-invested company settled in RMB converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and may not be used for equity investments in the PRC. In addition, foreign-invested companies may not change how they use such capital without SAFE's approval, and may not in any case use such capital to repay RMB loans if they have not used the proceeds of such loans. Violations of Circular 142 can result in severe penalties, including heavy fines. Furthermore, SAFE promulgated a circular on November 19, 2010, or Circular No. 59, which tightens the regulation over settlement of net proceeds from overseas offerings like this offering and requires that the settlement of net proceeds must be consistent with the description in the prospectus for the offering.

        The dividends paid by a subsidiary to its overseas shareholders are deemed income to the shareholders and are taxable in China. Pursuant to the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), foreign-invested enterprises in China may purchase or remit foreign currency, subject to a cap approved by SAFE, for settlement of current account transactions without the approval of SAFE. Foreign currency transactions under the capital account are still subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities.

  Dividend Distribution

        The principal regulations governing distributions of dividends of foreign holding companies include the Foreign-invested Enterprise Law (1986), as amended, and the Administrative Rules under the Foreign-invested Enterprise Law (2001).

        Under these regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, foreign-invested enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

  Circular 75

        SAFE issued on October 21, 2005 Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or Circular 75, which became effective on November 1, 2005, pursuant to which (i) a PRC citizen residing in the PRC or non-PRC citizen primarily residing in the PRC due to his or her economic tie to the PRC, who is referred to as a "PRC resident" in this circular, must register with the local branch of the SAFE before it establishes or controls an overseas SPV, for the purpose of overseas equity financing; (ii) when a PRC resident contributes assets of or equity interests in a domestic enterprise into an overseas SPV, or engages in overseas financing after contributing assets or equity interests into a SPV, such PRC resident must register his or her interest in the SPV and the change thereof with the local branch of the SAFE; and (iii) when the SPV undergoes a material event outside of China not involving inbound investments, such as change in share capital, creation of any security interests on its assets or merger and division, the PRC resident shall, within 30 days from the occurrence of such event, register such change with the local branch of the SAFE. To further clarify the implementation of Circular 75, the SAFE issued several regulations. These regulations require PRC residents to register with local branches of SAFE in connection with their direct or indirect offshore investment activities and PRC subsidiaries are required to coordinate and supervise such filing and registration. These regulations apply to our shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future.

        Under these foreign exchange regulations, PRC residents who make, or have previously made prior to the implementation of these foreign exchange regulations, direct or indirect investments in SPVs will be required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of an SPV is required to update the previously filed registration with the local branch of SAFE to reflect any material change. Moreover, the PRC subsidiaries of that SPV are required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder fails to make the required registration or update the previously filed registration, the PRC subsidiaries of that SPV may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to their SPV parent, and the SPV may also be prohibited from injecting additional capital into its PRC subsidiaries. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liabilities for such PRC subsidiaries under PRC laws for evasion of applicable foreign exchange restrictions. Furthermore, the responsible persons and other persons in such PRC subsidiaries who are held directly liable for the violations may be subject to administrative sanctions.

        Failure to comply with the above SAFE rules may result in restrictions on the foreign exchange activities of the onshore company, including restricting its PRC subsidiaries' ability to pay dividends to, or obtain foreign-denominated loans from, the offshore parent, or prevent the offshore parent from making distributions or paying dividends. PRC residents who control our company from time to time are required to register with SAFE in connection with their investments in us.

  Circular 78

        On December 25, 2006, the People's Bank of China issued the Administrative Measures of Foreign Exchange Matters for Individuals, and SAFE issued implementation rules on January 5, 2007, both of which became effective on February 1, 2007. Under these regulations, all foreign exchange matters involved in employee stock ownership plans, stock option plans or related plans in which onshore individuals participate require the approval of SAFE or its authorized branch. On March 28, 2007, SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plan or Stock Option Plan of Overseas-Listed Company, or Circular 78.

        Under Circular 78, PRC citizens who participate in an employee stock option plan in an overseas publicly-listed company are required to register with SAFE or its local office and complete certain other procedures. A PRC agent, which could be the PRC subsidiary of such overseas publicly-listed company, is required to retain a financial institution with stock brokerage qualification at the listing place or a qualified institution to handle matters relating to the exercise or sale of share options. For participants who had already participated in an employee stock option plan before the date of Circular 78, their PRC employers or PRC agents are required to complete the relevant formalities within three months of the date of this Circular. We and our PRC employees who receive share options will be subject to these regulations when we are listed in the United States. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and other legal or administrative sanctions.

New M&A Regulations and Overseas Listings

        On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, CSRC and SAFE, jointly issued the New M&A

Rules, which became effective on September 8, 2006. The New M&A Rules require offshore special purpose vehicles controlled directly or indirectly by PRC companies or individuals and formed for the purpose of listing equity interests in PRC companies on overseas exchanges to obtain CSRC approval prior to such listing.

        On September 21, 2006, the CSRC published procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require filing documents with the CSRC and take several months to complete. The application of this new PRC regulation remains unclear, with no consensus currently existing among leading PRC law firms regarding the scope of the CSRC approval requirement.

Labor Laws

        The principal labor laws and regulations in the PRC include the PRC Labor Law, the PRC Labor Contract Law, the Implementation Rules of the PRC Labor Contract Law, the Work-related Injury Insurance Regulations, the Interim Provisions on Registration of Social Insurance and the Interim Regulations on the Collection and Payment of Social Insurance Fees. Pursuant to the PRC Labor Law and the PRC Labor Contract Law, employers must enter into written labor contracts with full-time employees in order to establish an employment relationship.

        Employers must pay their employees wages equal to or above local minimum wage standards, establish labor safety and workplace sanitation systems, comply with state labor rules and standards and provide employees with appropriate training regarding workplace safety. Violations of the PRC Labor Contract Law and the PRC Labor Law may result in fines or other administrative sanctions or, in the case of serious violations, criminal liability.

DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Law of the Cayman Islands and the common law of the Cayman Islands. A Cayman Islands exempted company is a company that conducts its business outside of the Cayman Islands and as such is exempted from certain requirements of the Companies Law.

        As of the date of this prospectus, our authorized share capital was $244,998.154, consisting of 244,998,154 shares, comprising (i) 166,527,507 ordinary shares with a par value of $0.001 per share, of which 71,560,740 ordinary shares were issued and outstanding; (ii) 32,603,760 Series A convertible participating redeemable preferred shares with a par value of $0.001 per share, of which 32,447,129 shares were issued and outstanding; (iii) 37,878,789 Series B convertible participating redeemable preferred shares with a par value of $0.001 per share, all of which were issued and outstanding; and (iv) 7,988,098 Series C convertible participating redeemable preferred shares with a par value of $0.001 per share, all of which were issued and outstanding. Each of our issued and outstanding Series A convertible participating redeemable preferred shares, Series B convertible participating redeemable preferred shares and Series C convertible participating redeemable preferred shares will convert into one ordinary share immediately upon the closing of this offering.

        Upon the closing of this offering, we will adopt an amended and restated memorandum and articles of association, which will replace our current memorandum and articles of association in its entirety, and our authorized share capital will consist of (i) 378,000,000 Class A ordinary shares and (ii) 122,000,000 Class B ordinary shares, each with a par value of US$0.001. The following are summaries of material provisions of our proposed amended and restated memorandum and articles of association and the Companies Law as they relate to the material terms of our ordinary shares that we expect will become effective upon the closing of this offering.

Ordinary Shares

  General

        Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. All of our outstanding ordinary shares are fully paid. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

  Register of Members

        Under Cayman Islands law, we must keep a register of members and there shall be entered therein:

  (a)
  the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

  (b)
  the date on which the name of any person was entered on the register as a member; and

  (c)
  the date on which any person ceased to be a member.

        Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this public offering, the register of members shall be immediately updated to reflect the issue of shares by us to The Bank of New York Mellon as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name.

  Dividends

        The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

  Conversion

        Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, pledge, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder (as defined in our amended and restated memorandum and articles of association, as amended), such Class B ordinary share shall be automatically and immediately converted into the equal number of Class A ordinary shares.

  Voting Rights

        Holders of Class A ordinary shares and Class B ordinary shares shall at all time vote together as one class on all matters submitted to a vote for shareholders' consent. Each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to five votes on all matters subject to the vote at our general meetings. Voting at any shareholders' meeting is by show of hands unless a poll is demanded by the chairman or one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10 percent of our paid up voting share capital. To the extent allowed by the Companies Law and other laws and regulations of the Cayman Islands, shareholders may vote electronically.

        A quorum required for a meeting of shareholders consists of shareholders who hold at least one-third of our paid-up voting share capital at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Although not required by the Companies Law or our amended and restated memorandum and articles of association, we expect to hold shareholders' meetings annually and such meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least one-third in par value of the share capital of the Company carrying the right of voting at general meetings. Advance notice of at least twenty-one days is required for the convening of our annual general meeting and other shareholders meetings.

        An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast in a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all of our shareholders, as permitted by the Companies Law and our amended and restated memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Ordinary Shares

        Subject to the restrictions of our amended and restated memorandum and articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

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  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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  the instrument of transfer is in respect of only one class of ordinary shares;

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  the instrument of transfer is properly stamped, if required;

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  in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or

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  the ordinary shares transferred are free of any lien in favor of us.

        If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

  Liquidation

        On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

  Calls on Ordinary Shares and Forfeiture of Ordinary Shares

        Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

  Redemption of Ordinary Shares

        Subject to the provisions of the Companies Law, we may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by a special resolution of our shareholders.

  Variations of Rights of Shares

        All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

  Inspection of Books and Records

        Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find More Information."

  Changes in Capital

        Our shareholders may from time to time by ordinary resolutions:

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  increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

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  consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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  sub-divide our existing shares, or any of them into shares of an amount smaller than the amount fixed by our amended and restated memorandum and articles of association provided that in the subdivision the proportion between the amount paid and the amount, if any unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

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  cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

        Subject to the Companies Law, our shareholders may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.

History of Securities Issuances

  Ordinary Shares

        We were incorporated in the Cayman Islands as an exempted limited liability company on June 9, 2005. We issued a total of 100 ordinary shares, par value $1.00 each, including 55 shares to Young Vision and 45 shares to Global Village. In January 2006, we subdivided our ordinary shares at a 1 to 1,000 ratio. As a result, Young Vision held 55,000 ordinary shares, par value $0.001 each, and Global Village held 45,000 ordinary shares, par value $0.001 each. In January 2006, we issued 35,881,978 ordinary shares to Young Vision and 29,357,982 ordinary shares to Global Village in connection with the private placement of series A convertible participating preferred shares. In January 2010, we issued to Young Vision 3,517,544 nonvested shares to be granted to the key employees of certain businesses we acquired. Such nonvested shares will vest upon the completion of this offering. In January 2010, we also issued to Global Village 2,125,176 ordinary shares in connection with our acquisition of The World Browser. The ordinary shares held by Young Vision and Global Village will be automatically re-designated as Class B ordinary shares upon the completion of this offering.

        In April 2010, we issued 578,060 ordinary shares to CRP Holdings Limited pursuant to the exercise of share options at an exercise price of $0.65 per share, which will be automatically re-designated as Class A ordinary shares upon the completion of this offering.

  Preferred Shares

        See "Related Party Transactions—Private Placements."

  Option Grants

        We have granted options to certain of our directors, officers, employees and consultants. As of the date of this prospectus, options to purchase an aggregate of 11,050,850 ordinary shares were outstanding. See "Management—Share Option Plans."

Differences in Corporate Law

        The Companies Law of the Cayman Islands is modeled after that of English Companies legislation but does not follow recent English statutory enactments. In addition, the Companies Law differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in Delaware and their shareholders.

  Mergers and Similar Arrangements

        The Companies Law permits mergers and consolidations between Cayman Islands companies and mergers and acquisitions between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

        In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (a) a special resolution of the shareholders of each constituent company voting together as one class, if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company or (b) a shareholder resolution of each constituent company passed by a majority in number representing 75% in value of the shareholders voting together as one class. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to receive the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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  the statutory provisions as to the required majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question;

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  the arrangement is such that may be reasonably approved; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a take over offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

  Shareholder Suits

        In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge:

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  an act which is illegal or ultra vires;

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  an action which requires a resolution with a qualified or special majority which has not been obtained; and

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  an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

        Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Delaware law expressly authorizes stockholder derivative suits on the condition that the stockholder either held the stock at the time of the transaction of which the stockholder complains, or acquired the stock thereafter by operation of law and continues to hold it throughout the duration of the suit. An individual may also commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A plaintiff instituting a derivative suit is required to serve a demand on the corporation before bringing suit, unless such demand would be futile.

  Corporate Governance

        Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the New York Stock Exchange or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement in which he is interested, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

  Duties of Directors

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes the following duties to the company:

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  a duty to act bona fide in the best interests of the company;

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  a duty not to make a profit based on his or her position as director (unless the company permits him to do so); and

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  a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party.

        A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director did not need to exhibit in the performance of his or her duties a greater degree of skill than what was reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

  Interested Directors

        The Companies Law does not require a director who is interested in a transaction entered into by a Cayman company to disclose his interest nor does the Companies Law render such director liable to such company for any profit realized pursuant to such transaction. Such an obligation is imposed under our amended and restated memorandum and articles of association and a director must act in accordance with his duties at common law (as above).

  Voting Rights and Quorum Requirements

        Under Cayman Islands law, the voting rights of shareholders are regulated by a company's articles of association and, in certain circumstances, the Companies Law. The articles of association will govern matters such as quorum for the transaction of business, rights of shares and majority votes required to approve any action or resolution at a meeting of the shareholders or board of directors. Under the Companies Law, certain matters must be approved by a special resolution, which is defined as two-thirds of the votes cast by shareholders present at a meeting and entitled to vote, or such higher majority as imposed by a company's articles of association; otherwise, unless the articles of association otherwise provide, the requisite majority is a simple majority of votes cast.

  Indemnification

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers.

  Shareholder Proposals

        Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our amended and restated memorandum and articles of association allow our shareholders holding not less than one-third of our voting share capital to requisition a special meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

        As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders' annual general meetings. Our amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders' meeting during each fiscal year, as required by the rules of the New York Stock Exchange.

  Approval of Corporate Matters by Written Consent

        The Companies Law and our amended and restated memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

  Calling of Special Shareholders Meetings

        The Companies Law does not have provisions governing the proceedings of shareholders meetings, which are usually provided in the articles of association.

  Issuance of Preferred Shares

        The Companies Law allows shares to be issued with preferred, deferred or other special rights, whether in regard to dividends, voting, return of share capital or otherwise. Our amended and restated memorandum and articles of association provide that the directors may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, in one or more series, whether with regard to dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption and liquidation preferences or otherwise and to such persons, at such times and on such other terms as they think proper.

  Anti-takeover Provisions

        The Companies Law does not prevent companies from adopting a wide range of defensive measures, such as staggered boards, blank check preferred shares, removal of directors only for cause and provisions that restrict the rights of shareholders to call meetings and submit shareholder proposals. Our amended and restated articles of association contain the following provisions which may be regarded as defensive measures: (i) the ability to issue preferred shares and (ii) directors may in their absolute discretion decline to register any transfer of shares (not being a fully paid share) without assigning any reason.

Registration Rights In Connection With Pre-IPO Financing

        Pursuant to the second amended and restated registration rights agreement entered into on January 8, 2010, we have granted certain registration rights to holders of our registrable securities, which mean ordinary shares issuable or issued upon conversion of the Series A, Series B and Series C convertible participating redeemable preferred shares as of the date of the second amended and rested registration rights agreement. Set forth below is a description of the registration rights.

        Demand registration rights.    At any time after the earlier of (i) June 30, 2011 or (ii) twelve months after the completion of our initial public offering, including this offering, holders of at least 50% of the registrable securities then outstanding have the right to demand that we file a registration statement other than on Form F-4, S-4, F-8 or S-8 for at least 20% of the registrable securities then held by such holders (or any lesser percentage if the anticipated aggregate offering price (before deduction of underwriting discounts and commissions) exceeds $5,000,000). We, however, are not obliged to effect a demand registration if we have already effected (i) two demand registrations or (ii) any demand registration or F-3 registration within the prior six months. We have the right to defer the filing of a registration statement up to 90 days if our board of directors determine in good faith that such registration and offering would be materially detrimental to us and our shareholders, provided that we may not utilize this right more than once in any 12-month period.

        Piggyback registration rights.    If we propose to register any of our shares under the Securities Act on Form F-4, S-4 or S-8 in connection with the public offering of such securities, we must offer holders of registrable securities an opportunity to include in the registration all or any part of their registrable securities that each such holder may request to be registered.

        Form F-3 registration.    Holders of our registrable securities then outstanding have the right to request that we file a registration statement under Form F-3 when we are eligible to use Form F-3.

        We also have the right to postpone a registration pursuant to this request up to 60 days if our board of directors determine in good faith that it would be materially detrimental to us and our shareholders for such Form F-3 registration. We may not utilize this right more than once in any 12-month period. There is no limit on the number of the registration made pursuant to this request so long as the anticipated gross offering proceeds (before deduction of underwriting discounts and commissions) exceed $500,000; provided that we are not obliged to effect any such registration if (i) Form F-3 is not available for such offering by the holders, (ii) we have already effective two registrations within twelve months preceding such request, or (iii) the request is made within 90 days after we have effected a registration.

        Expenses of registration.    We will pay all expenses (other than underwriting discounts and commissions and stock transfer taxes) in connection with the demand registration, Form F-3 registration and piggyback registration including all registration and filing fees, printers' and accounting fees, the reasonable legal fees, charges and expenses incurred by one counsel selected by the initiating holders. The holders participating in the registration on Form F-3 shall bear all expenses in connection with such registration if the registration request is subsequently withdrawn at the request of the initiating holders.

Registration Rights In Connection With Concurrent Private Placement

        Under the registration rights agreement entered into on March 14, 2011 in connection with our concurrent private placement of Class A ordinary shares, we have granted certain registration rights to the investors in the private placement, which we refer to as holders of our registrable securities below. Set forth below is a description of the registration rights.

        Demand registration rights.    At any time 180 days after the closing of this offering, any holder of registrable securities then outstanding have the right to demand that we file a registration statement. We, however, are not obliged to effect a demand registration if we have already effected (i) three demand registrations or (ii) any demand registration or F-3 registration within the prior six months. We have the right to defer the filing of a registration statement up to 60 days if our board of directors determine in good faith that such registration and offering would be materially detrimental to us and our shareholders, provided that we may not utilize this right more than once in any 12-month period.

        Piggyback registration rights.    If we propose to register any of our shares under the Securities Act in connection with the public offering of such securities, we must offer holders of registrable securities an opportunity to include in the registration all or any part of their registrable securities that each such holder may request to be registered.

        Form F-3 registration.    Holders of our registrable securities then outstanding have the right to request that we file a registration statement under Form F-3 when we are eligible to use Form F-3. We also have the right to postpone a registration pursuant to this request up to 60 days if our board of directors determine in good faith that it would be materially detrimental to us and our shareholders for such Form F-3 registration. We may not utilize this right more than once in any 12-month period. There is no limit on the number of the registration made pursuant to this request so long as the anticipated gross offering proceeds (before deduction of underwriting discounts and commissions) exceed $1,000,000; provided that we are not obliged to effect any such registration if (i) Form F-3 is not available for such offering by the holders, (ii) we have already effective two registrations within twelve months preceding such request, (iii) the request is made within six months after we have effected a registration.

        Expenses of registration.    We will pay all expenses (other than underwriting discounts and commissions and stock transfer taxes) in connection with the demand registration, Form F-3 registration and piggyback registration including all registration and filing fees, printers' and accounting fees, the legal fees, charges and expenses of counsel to the initiating holders. We will not be required to pay for any expenses of any demand registration if the registration request is subsequently withdrawn at the request of the initiating holders.

 SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have            outstanding ADSs representing approximately            % of our ordinary shares in issue. All of the ADSs sold in this offering and the Class A ordinary shares they represent will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Sales or perceived sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and we cannot assure you that a regular trading market for our ADSs will develop. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

        We and our existing shareholders, including our executive officers and directors, have agreed with the underwriters to certain lock-up arrangements. See "Underwriting." A total of            of our ordinary shares are subject to the lock-up agreements.

Rule 144

        In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) will be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year will be entitled to sell those shares without regard to the provisions of Rule 144.

        In general, under Rule 144, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, upon the expiration of the lock-up agreements described above, a number of shares that does not exceed the greater of:

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  1% of the number of ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately shares immediately after this offering; or

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  the average weekly trading volume of the ADSs representing our ordinary shares on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

        Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

        We have granted certain registration rights to holders of our Series A, Series B and Series C convertible participating redeemable preferred shares. See "Related Party Transactions—Private Placements." We have also granted certain registration rights to investors in our concurrent private placement of Class A ordinary shares.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent        Class A ordinary shares (or a right to receive        Class A ordinary shares) deposited with the principal Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York's principal executive office is located at One Wall Street, New York, New York 10286.

        You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

        As an ADS holder, we will not treat you as one of our ordinary shareholders and you will not have ordinary shareholder rights. Cayman Islands law governs ordinary shareholder rights. The depositary will be the holder of the Class A ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided in "Where You Can Find More Information."

Dividends and Other Distributions

How will you receive dividends and other distributions on the Class A ordinary shares?

        The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A Ordinary shares your ADSs represent.

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  Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the Class A ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

    Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See "Taxation." It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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  Ordinary shares.  The depositary may distribute additional ADSs representing any Class A ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell Class A ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Class A ordinary shares. The depositary may sell a portion of the distributed Class A ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

  •
  Rights to purchase additional ordinary shares.  If we offer holders of our securities any rights to subscribe for additional Class A ordinary shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

    If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the Class A ordinary shares on your behalf. The depositary will then deposit the Class A ordinary shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

    U.S. securities laws may restrict transfers and cancellation of the ADSs represented by Class A ordinary shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary ordinary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

  •
  Other Distributions.  The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our Class A ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. The depositary would continue to hold any property received in respect of deposited shares that is not distributed as deposited securities under the deposit agreement, in its account with the custodian or in another place it determines, for the benefit of ADS holders until that property can be distributed to ADS holders or otherwise disposed of for their benefit. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit Class A ordinary shares or evidence of rights to receive Class A ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

        You may surrender your ADSs at the depositary's corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class A ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        ADS holders may instruct the depositary to vote the number of deposited Class A ordinary shares their ADSs represent. The depositary will notify ADS holders of ordinary shareholders' meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary or as described in the following paragraph.

        If we asked for your instructions but the depositary does not receive your instructions by the cutoff date it sets, the depositary will give us a discretionary proxy to vote the Class A ordinary shares underlying your ADSs as to all matters at shareholders' meetings unless we inform the depositary that:

  •
  we do not wish to receive a discretionary proxy;

  •
  there is substantial opposition to the particular matter; or

  •
  the particular matter would have a material adverse impact on shareholders.

        Otherwise, you won't be able to exercise your right to vote unless you withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares.

        The depositary will try, as far as practical, subject to the laws of the Cayman Islands and of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

        We cannot assure you that you will receive the voting materials or otherwise learn of an upcoming shareholder meeting in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

        If we ask for your voting instructions, we will give the Depositary notice of the meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date and the depositary will distribute a notice to the registered holders of ADSs, as soon as practicable after it receives materials from us.

Fees and Expenses

Persons depositing or withdrawing Class A ordinary shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property
• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS	• Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been Class A ordinary shares and the Class A ordinary shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
$.05 (or less) per ADSs per calendar year	• Depositary services
Registration or transfer fees	• Transfer and registration of Class A ordinary shares on our ordinary share register to or from the name of the depositary or its agent when you deposit or withdraw Class A ordinary shares
Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
• converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or Class A ordinary share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes

• As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

        The Bank of New York Mellon, as depositary, has agreed to reimburse us for expenses we incur that are related to establishment and maintenance of the ADS program, including investor relations expenses and stock market application and listing fees.

        The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing Class A ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Ordinary shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
• Change the nominal or par value of our Class A ordinary shares	The cash, ordinary shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent
• Reclassify, split up or consolidate any of the deposited securities	its equal ordinary share of the new deposited securities.
• Distribute securities on the Class A ordinary shares that are not distributed to you	The depositary may, and will if we ask it to, distribute some or all of the cash, ordinary shares or other securities it received. It may also deliver
• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: advise the ADS holders that the deposit agreement is terminated, collect distributions on the deposited securities, sell rights and other property, and deliver Class A ordinary shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary's only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

  •
  are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

  •
  are not liable if we or it exercises discretion permitted under the deposit agreement;

  •
  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

  •
  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

  •
  may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of Class A ordinary shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class A ordinary shares or other deposited securities;

  •
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  •
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary thinks or we think it is advisable to do so.

Your Right to Receive the Class A Ordinary shares Underlying your ADSs

        ADS holders have the right to cancel their ADSs and withdraw the underlying Class A ordinary shares at any time except:

  •
  When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of Class A ordinary shares is blocked to permit voting at a ordinary shareholders' meeting; or (iii) we are paying a dividend on our Class A ordinary shares.

  •
  When you owe money to pay fees, taxes and similar charges.

  •
  When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Class A ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

        The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying Class A ordinary shares unless requested by us in writing to cease doing so. This is called a pre-release of the ADSs. The depositary may also deliver Class A ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying Class A ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of Class A ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the Class A ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days' notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release generally to a number that represents not more than 30% of the shares deposited under the deposit agreement, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

        In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement shall not constitute negligence or bad faith on the part of the depositary.

Ordinary shareholder communications; inspection of register of holders of ADSs

        The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

TAXATION

        The following summary of material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws.

        To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder, our counsel as to the laws of the Cayman Islands. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Commerce & Finance Law Offices, our counsel as to Chinese law. Based on the facts and subject to the limitations set forth herein, the statements of law or legal conclusions under the caption "—United States Federal Income Taxation" constitute the opinion of Latham & Watkins LLP, our U.S. counsel, as to the material U.S. federal income tax consequences to U.S. Holders (as defined below) under current law of an investment in the ADSs or Class A ordinary shares to which such ADSs relate.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties that may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People's Republic of China Taxation

        On March 16, 2007, the National People's Congress, the PRC legislature, enacted the Enterprise Income Tax Law, which became effective on January 1, 2008, and on December 6, 2007, the State Council promulgated the Implementation Rules to the Enterprise Income Tax Law, or the Enterprise Income Tax Law Implementation Rules, which also became effective on January 1, 2008. Under the Enterprise Income Tax Law and the Enterprise Income Tax Law Implementation Rules, foreign invested enterprises, and domestic companies are subject to a uniform income tax rate of 25%, unless otherwise specified.

        Under the Enterprise Income Tax Law and the Implementation Rules to the Enterprise Income Tax Law, dividends payable to foreign investors are subject to the PRC withholding tax at the rate of 10% unless the foreign investor's jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement.

        Under the Enterprise Income Tax Law, enterprises organized under the laws of jurisdictions outside China with their "de facto management bodies" located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Enterprise Income Tax Law Implementation Rules define the term "de facto management body" as the management body that exercises full and substantial control and management over the business, personnel, accounts and properties of an enterprise. We may be considered a PRC resident enterprise for enterprise income tax purposes, in which case: (i) we would be subject to the PRC enterprise income tax at the rate of 25% on our worldwide income; (ii) dividend income received by us from our PRC subsidiaries would be exempt from the PRC withholding tax since such income is exempted under the Enterprise Income Tax Law for a PRC resident enterprise recipient; and (iii) dividends paid by us, and gains from the disposition of our ordinary shares or ADSs, may be subject to PRC withholding taxes.

United States Federal Income Taxation

        The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under current law of an investment in the ADSs or the Class A ordinary shares to which such ADSs relate. This discussion applies only to U.S. Holders that hold the ADSs or ordinary shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency.

        This discussion is based on the tax laws of the United States as of the date of this prospectus, including U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

        The following discussion neither deals with the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations such as:

  •
  banks;

  •
  certain financial institutions;

  •
  insurance companies;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  broker-dealers;

  •
  traders that elect to use mark-to-market method of accounting;

  •
  U.S. expatriates;

  •
  tax-exempt entities;

  •
  persons liable for alternative minimum tax;

  •
  persons holding an ADS or ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

  •
  persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

  •
  persons who acquired ADSs or ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or

  •
  partnerships or pass-through entities, or persons holding ADSs or ordinary shares through such entities.

        PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs OR ORDINARY SHARES.

        The discussion below of the U.S. federal income tax consequences to "U.S. Holders" will apply to you if you are a beneficial owner of ADSs or ordinary shares and you are, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. If you own ADSs, you will be treated as the owner of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to U.S. federal income tax.

        The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security (for example, pre-releasing ADSs to persons that do not have the beneficial ownership of the securities underlying the ADSs). Accordingly, the creditability of any PRC taxes and the availability of the reduced tax rate for dividends received by non-corporate holders (as described below) could be affected by actions taken by intermediaries in the chain of ownership between the holders of ADSs and our company if as a result of such actions the holders of ADSs are not properly treated as beneficial owners of underlying ordinary shares.

  Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares

        Subject to the PFIC rules discussed below, the gross amount of any distributions we make to you with respect to the ADSs or ordinary shares (including any amounts withheld to reflect PRC withholding taxes) generally will be includible in your gross income as dividend income on the date of receipt by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any such dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

        To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your ADSs or ordinary shares, and then, to the extent such excess amount exceeds your tax basis in your ADSs or ordinary shares, as capital gain. We currently do not, and we do not intend to, calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that any distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

        With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2013, any dividends may be taxed at the lower capital gains rate applicable to "qualified dividend income," provided that (1) either (a) the ADSs or ordinary shares, as applicable, are readily tradable on an established securities market in the United States or (b) we are eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are neither a PFIC nor treated as such with respect to you (as discussed below) for the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period under clause (3) has been met. Under U.S. Internal Revenue Service authority, ADSs will be considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the New York Stock Exchange, as our ADSs are expected to be. However, based on existing guidance, it is not entirely clear whether any dividends that you receive with respect to the ordinary shares will be taxed as qualified dividend income, because the ordinary shares are not themselves listed on a U.S. exchange. Furthermore, there can be no assurance that our ADSs will be considered readily tradable on an established securities market in later years. If we are treated as a "resident enterprise" for PRC tax purposes under the Enterprise Income Tax Law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by ADSs, would be subject to the reduced rates of taxation. You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for any dividends paid with respect to our ADSs or ordinary shares.

        Any dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any dividends distributed by us with respect to the ADSs or ordinary shares will generally constitute "passive category income" but could, in the case of certain U.S. Holders, constitute "general category income."

        If PRC withholding taxes apply to any dividends paid to you with respect to our ADSs or ordinary shares (see "Taxation—People's Republic of China Taxation"), the amount of the dividends would include the withheld PRC taxes and, subject to certain conditions and limitations (including a minimum holding period requirement), such PRC withholding taxes generally will be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. The rules relating to the determination of the foreign tax credit are complex and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

  Taxation of Disposition of ADSs or Ordinary Shares

        Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference between the amount realized for the ADS or ordinary share and your tax basis in the ADS or ordinary share. The gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, that has held the ADS or ordinary share for more than one year, you may be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

        Any gain or loss that you recognize on a disposition of ADSs or ordinary shares will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes. However, if we are treated as a "resident enterprise" for PRC tax purposes, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares (see "Taxation—People's Republic of China Taxation"), a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income for foreign tax credit purposes. If we are not eligible for the tax treaty, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of our ADSs or ordinary shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. You should consult your tax advisors regarding the proper treatment of gain or loss in your particular circumstances, including the effects of any applicable income tax treaties.

  Passive Foreign Investment Company

        Based on the current and anticipated value of our assets, including goodwill, and composition of our income and assets, we do not expect to be a PFIC, for U.S. federal income tax purposes for our current taxable year ending December 31, 2011 or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that we will not be a PFIC for any taxable year. Furthermore, because PFIC status is a factual determination based on actual results for the entire taxable year, our U.S. counsel expresses no opinion with respect to our PFIC status and expresses no opinion with respect to our expectations contained in this paragraph.

        A non-U.S. corporation will be a PFIC for U.S. federal income tax purposes for any taxable year if, applying certain look-through rules, either:

  •
  at least 75% of its gross income for such year is passive income; or

  •
  at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

        Passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person).

        For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In applying this rule, while it is not clear, we believe that the contractual arrangements between us and our affiliated entities should be treated as ownership of stock.

        A separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ADSs or ordinary shares, fluctuations in the market price of the ADSs or ordinary shares may cause us to become a PFIC. In addition, changes in the composition of our income or assets may cause us to become a PFIC.

        If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ADSs or ordinary shares, unless we cease to be a PFIC and you make a "deemed sale" election with respect to the ADSs or ordinary shares. If such election is timely made, you will be deemed to have sold the ADSs or ordinary shares you hold at their fair market value on the last day of the last taxable year in which we qualified as a PFIC and any gain from such deemed sale would be subject to the consequences described in the following two paragraphs. In addition, a new holding period would be deemed to begin for the ADSs or ordinary shares for purposes of the PFIC rules. After the deemed sale election, your ADSs or ordinary shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

        For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any "excess distribution" that you receive and any gain you recognize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a "mark-to-market" election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these special tax rules:

  •
  the excess distribution or recognized gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

  •
  the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

  •
  the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

        In addition, non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us (as described above under "—Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares") if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

        The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.

        If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs or we make direct or indirect equity investments in other entities that are PFICs, you may be deemed to own shares in such lower-tier PFICs that are directly or indirectly owned by us in that proportion which the value of the ADSs or ordinary shares you own bears to the value of all of our ADSs or ordinary shares, and you may be subject to the adverse tax consequences described in the preceding two paragraphs with respect to the shares of such lower-tier PFICs that you would be deemed to own. You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

        A U.S. Holder of "marketable stock" (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the PFIC rules described above regarding excess distributions and recognized gains. If you make a mark-to-market election for the ADSs or ordinary shares, you will include in income for each year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares as of the close of your taxable year over your adjusted basis in such ADSs or ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ADSs or ordinary shares, as well as to any loss realized on the actual sale or other disposition of the ADSs or ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or ordinary shares. Your basis in the ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, any distributions that we make would generally be subject to the tax rules discussed above under "—Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares," except that the lower rate applicable to qualified dividend income would not apply.

        The mark-to-market election is available only for "marketable stock," which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. We expect that our ADSs will be listed on the New York Stock Exchange, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs are listed on New York Stock Exchange and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you if we were to become a PFIC. It should also be noted that only the ADSs and not our ordinary shares are expected to be listed on the New York Stock Exchange. Consequently, if you are a holder of ordinary shares that are not represented by ADSs, it is not entirely clear whether you will be eligible to make a mark-to-market election if we are or become a PFIC. In addition, because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. You should consult your tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

        Alternatively, if a non-U.S. corporation is a PFIC, a holder of shares in that corporation may avoid taxation under the PFIC rules described above regarding excess distributions and recognized gains by making a "qualified electing fund" election to include in income its share of the corporation's income on a current basis. However, you may make a qualified electing fund election with respect to your ADSs or ordinary shares only if we agree to furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information.

        Under newly enacted legislation, unless otherwise provided by the U.S. Treasury, each U.S. Holder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

        You should consult your tax advisor regarding the application of the PFIC rules to your investment in ADSs or ordinary shares.

  Information reporting and backup withholding

        Any dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or redemption of ADSs or ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information in a timely manner.

  New Legislation

        For taxable years beginning after March 18, 2010, new legislation requires certain U.S. Holders who are individuals to report information relating to an interest in our ADSs or ordinary shares, subject to certain exceptions (including an exception for ADSs or ordinary shares held in accounts maintained by certain financial institutions). U.S. Holders should consult their tax advisers regarding the effect, if any, of this legislation on their ownership and disposition of the ADSs or ordinary shares.

UNDERWRITING

        UBS AG and Citigroup Global Markets Inc. are acting as joint book-running managers of this offering and as the representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement entered into on                         2011 among us and the underwriters, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of ADSs set forth opposite the underwriter's name.

Underwriters	Number of ADSs
UBS AG
Citigroup Global Markets Inc.
Stifel, Nicolaus & Company, Incorporated

Total

        The underwriting agreement provides that the obligations of the underwriters to purchase the ADSs included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the ADSs (other than those covered by the over-allotment option described below) if they purchase any of the ADSs. The ADSs are offered subject to the underwriters' receipt and acceptance of the ADSs and the underwriters' right to reject orders in whole or in part.

        ADSs sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $             per ADS. If all the ADSs are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us and the selling shareholders that the underwriters do not intend to make sales to discretionary accounts.

        If the underwriters sell more ADSs than the total number set forth in the table above, we and the selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to             additional ADSs at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional ADSs approximately proportionate to that underwriter's initial purchase commitment. Any ADSs issued or sold under the option will be issued and sold on the same terms and conditions as the other ADSs that are the subject of this offering.

        We, our directors, executive officers and all of our existing shareholders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of the representatives, dispose of or hedge any of our ordinary shares, ADSs, or any securities convertible into or exchangeable for our ordinary shares. The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        At our request, the underwriters have reserved up to        % of the ADSs being offered in this offering (assuming no exercise of the option to purchase additional ADSs) for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us. Any sale to these persons will be made by                        , through a directed share program. The

number of ADSs available for sale to the general public will be reduced by the number of directed ADSs purchased by participants in the program. The directed ADSs purchased through the program are not subject to any lock-up. Any directed ADSs not purchased will be offered by the underwriters to the general public on the same basis as all other ADSs offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed ADSs.

        Prior to this offering, there has been no public market for the ADSs. Consequently, the initial public offering price for the ADSs will be determined by negotiations among us, the selling shareholders and the representatives. Among the factors to be considered in determining the initial public offering price are our results of operations, our current financial position, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the ADSs will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in the ADSs will develop and continue after this offering.

        We have applied to list our ADSs on the NYSE under the symbol "QIHU."

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs.

Paid by Us
	No Exercise	Full Exercise
Per ADS	$	$
Total	$	$

        The estimated offering expenses payable by us, in addition to the underwriting discounts and commissions, are approximately $             , which includes legal, accounting and printing costs and various other fees associated with registering and listing the ADSs.

        In connection with the offering, the underwriters may purchase and sell ADSs in the open market. Purchases and sales of ADSs in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of ADSs than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of ADSs in an amount up to the number of ADSs represented by the underwriters' option to purchase additional ADSs.

  •
  "Naked" short sales are sales of ADSs in an amount in excess of the number of ADSs represented by the underwriters' option to purchase additional ADSs.

  •
  Covering transactions involve purchases of ADSs either pursuant to the option to purchase additional ADSs or in the open market after the distribution has been completed in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase ADSs in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  To close a covered short position, the underwriters must purchase ADSs in the open market after the distribution has been completed or must exercise the option to purchase additional ADSs. In determining the source of ADSs to close the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the option to purchase additional ADSs.

  •
  Stabilizing transactions involve bids to purchase ADSs so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs. They may also cause the price of the ADSs to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters may, from time to time, engage in transactions with and perform commercial banking, investment banking and advisory services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        All sales of ADSs in the United States will be made through United States registered broker-dealers. UBS AG is expected to make offers and sales in the United States through its SEC-registered broker-dealer affiliate selling agent, UBS Securities LLC. Sales of ADSs made outside the United States may be made by affiliates of the underwriters. UBS AG's address is 52/F, International Finance Centre, 8 Finance Street, Central, Hong Kong. UBS Securities LLC's address is 299 Park Avenue, New York, NY 10171, U.S.A. Citigroup Global Markets Inc.'s address is 388 Greenwich Street, New York, NY 10013, U.S.A. In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Concurrent Private Placement

        In conjunction with, and subject to, the closing of this offering, affiliates of certain of our existing shareholders have agreed to purchase an aggregate of $50 million of our Class A ordinary shares in the form of restricted ADSs at the same initial public offering price for this offering or an aggregate of                                     Class A ordinary shares assuming an initial offering price of $            per ADS (midpoint of the estimated range of the initial public offering price as set forth on the cover page of this prospectus). This investment is being made pursuant to an offer exempt from registration with the SEC pursuant to Regulation S and Section 4(2) of the Securities Act. The investors in our concurrent private placement are TB Alternative Assets Ltd., Highland VII—PRI (2) S.à r.l., Highland VIIB—PRI (2) S.à r.l., Highland VIIC—PRI (2) S.à r.l., Highland ENT VII—PRI (2) S.à r.l., Sequoia Capital China Growth Fund I, L.P., Sequoia Capital China Growth Partners Fund I, L.P., Sequoia Capital China GF Principals Fund I, L.P., and CDH Net Technology Limited.

Notice to Investors

Notice to Prospective Investors in European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any ""ADSs may not be made in that Relevant Member State except that an offer to the public in that Relevant Member

State of any ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to legal entities which are qualified investors as defined under the Prospectus Directive;

  (b)
  by the bookrunners to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Bookrunners for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADSs shall result in a requirement for us or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase any ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to Prospective Investors in United Kingdom

        This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as "relevant persons"). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Switzerland

        This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the ADSs will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the ADSs may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the ADSs with a view to distribution.

Notice to Prospective Investors in Australia

        This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the

Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the ADSs.

        The ADSs are not being offered in Australia to "retail clients" as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to "wholesale clients" for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

        This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for the ADSs, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, the ADSs shall be deemed to be made to such recipient and no applications for the ADSs will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for the ADSs you undertake to us that, for a period of 12 months from the date of issue of the ADSs, you will not transfer any interest in the ADSs to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

        The ADSs may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the ADSs will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

        This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of the ADSs is made pursuant to exemptions provided in Sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore ("SFA"). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in the ADSs is suitable for them.

        Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except:

  (1)
  to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

  (2)
  where no consideration is given for the transfer; or

  (3)
  where the transfer is by operation of law.

        In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

Notice to Prospective Investors in the Cayman Islands

        This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Notice to Prospective Investors in the PRC

        This prospectus has not been and will not be circulated or distributed in the PRC, and our ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

Notice to Prospective Investors in Qatar

        In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person's request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Kuwait

        Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 "Regulating the Negotiation of Securities and Establishment of Investment Funds", its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Notice to Prospective Investors in the United Arab Emirates

        Our company has not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities or governmental agencies in the United Arab Emirates. This prospectus is strictly private and confidential and has not been reviewed, deposited or registered with any licensing authority or governmental agency in the United Arab Emirates, and is being issued to a limited number of institutional investors and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. The ADSs may not be offered or sold directly or indirectly to the public in the United Arab Emirates.

Notice to Prospective Investors in Saudi Arabia

        This prospectus may not be distributed in the Kingdom except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

EXPENSES RELATING TO THIS OFFERING

        The following table sets forth the main estimated expenses in connection with this offering, other than the underwriting discounts and commissions, which we will be required to pay:

SEC registration fee
FINRA filing fee
New York Stock Exchange listing fee
Legal fees and expenses
Accounting fees and expenses
Printing fees
Other fees and expenses

Total

        All amounts are estimated, except the SEC registration fee, the New York Stock Exchange listing fee and the FINRA filing fee.

 LEGAL MATTERS

        We are being represented by Latham & Watkins with respect to certain legal matters relating to U.S. federal and New York State law. The underwriters are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters relating to U.S. federal and New York State law. The validity of our ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder. Legal matters as to Chinese law will be passed upon for us by Commerce & Finance Law Offices and for the underwriters by King & Wood. Latham & Watkins may rely upon Maples and Calder with respect to matters governed by the laws of the Cayman Islands and upon Commerce & Finance Law Offices with respect to matters governed by Chinese law. Simpson Thacher & Bartlett LLP may rely upon King & Wood with respect to matters governed by Chinese law.

EXPERTS

        Our consolidated financial statements and the related financial statement schedule included in this prospectus, have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The offices of Deloitte Touche Tohmatsu CPA Ltd. are located at 8/F, Deloitte Tower, The Towers, Oriental Plaza, 1 East Changan Avenue, Beijing 100738, the People's Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement (including relevant exhibits and schedules) on Form F-1 under the Securities Act with respect to our ordinary shares and a registration statement on Form F-6 under the Securities Act with respect to our ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and ADSs. Information regarding the contents of contracts or other documents described in this prospectus is not necessarily complete and you should refer to the actual contracts and documents filed as exhibits to the registration statement for more detailed and complete information.

        Immediately upon completion of this offering we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements and annual reports to shareholders and Section 16 short-swing profit and related reporting for our officers and directors and for holders of more than 10% of our ordinary shares.

        You can inspect and copy the registration statements, reports and other information filed with the SEC at the public reference facility maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

        Our SEC filings will also be available to the public on the SEC's Internet website at
 www.sec.gov.

QIHOO 360 TECHNOLOGY CO. LTD.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
QIHOO 360 TECHNOLOGY CO. LTD.

        We have audited the accompanying consolidated balance sheets of Qihoo 360 Technology Co. Ltd. (the "Company", formerly known as Qihoo Technology Company Limited), and its subsidiaries, variable interest entities and variable interest entities' subsidiaries (collectively, the "Group") as of December 31, 2009 and 2010, and related consolidated statements of operations, changes in equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2010, and related financial statement schedule included in Schedule I. These consolidated financial statements and financial statement schedule are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2009 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to such consolidated financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
March 1, 2011, except for Note 23, as to which the date is March 14, 2011

QIHOO 360 TECHNOLOGY CO. LTD.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except for shares and per share data)

	December 31,
			December 31, 2010
	2009	2010
			Pro forma
ASSETS
Current assets:
Cash and cash equivalents	$28,144	$60,505	$60,505
Accounts receivable (net of allowance for doubtful accounts of $51 and $14 as of December 31, 2009 and 2010, respectively)	8,948	8,160	8,160
Prepaid expenses and other current assets	1,217	3,140	3,140
Inventory	11	3	3
Deferred tax assets—current	444	796	796

Total current assets	38,764	72,604	72,604

Property and equipment, net	937	3,306	3,306
Acquired intangible assets, net	4,777	5,546	5,546
Goodwill	3,788	3,918	3,918
Long-term investments	666	1,981	1,981
Other noncurrent assets	—	200	200
Deferred tax assets—noncurrent	657	253	253

TOTAL ASSETS	$49,589	$87,808	$87,808

LIABILITIES
Current liabilities:
Accounts payable (including accounts payable of the consolidated VIEs without recourse to Qihoo 360 Technology Co. Ltd. of $441 and $1,383 as of December 31, 2009 and 2010, respectively)	$441	$1,387	$1,387
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIEs without recourse to Qihoo 360 Technology Co. Ltd. of $3,150 and $8,048 as of December 31, 2009 and 2010, respectively)	5,112	10,885	10,885
Income tax payable (including income tax payable of the consolidated VIEs without recourse to Qihoo 360 Technology Co. Ltd. of $38 and $92 as of December 31, 2009 and 2010, respectively)	38	127	127
Amount due to related parties (including amount due to related parties of the consolidated VIEs without recourse to Qihoo 360 Technology Co. Ltd. of nil and nil as of December 31, 2009 and 2010, respectively)	1,880	—	—
Current portion of long-term payable (including current portion of long-term payable of the consolidated VIEs without recourse to Qihoo 360 Technology Co. Ltd. of $1,018 and $1,525 as of December 31, 2009 and 2010, respectively)	1,018	1,525	1,525

Total current liabilities	8,489	13,924	13,924

Deferred tax liabilities—noncurrent	524	512	512
Long-term payable (including long-term payable of the consolidated VIEs without recourse to Qihoo 360 Technology Co. Ltd. of $1,922 and $450 as of December 31, 2009 and 2010, respectively)	1,922	450	450

TOTAL LIABILITIES	$10,935	$14,886	$14,886

The accompanying notes are integral part of these consolidated financial statements.

QIHOO 360 TECHNOLOGY CO. LTD.

CONSOLIDATED BALANCE SHEETS—(Continued)

(U.S. dollars in thousands, except for shares and per share data)

	December 31,
			December 31, 2010
	2009	2010
			Pro forma
Series A convertible participating redeemable preferred shares ($0.001 par value; 32,603,760 shares authorized; 32,603,760 shares issued and outstanding as of December 31, 2009 and 2010, respectively; liquidations value $16,300 as of December 31, 2010)	$19,292	$20,107	$—
Series B convertible participating redeemable preferred shares ($0.001 par value; 37,878,789 shares authorized; 37,878,789 shares issued and outstanding as of December 31, 2009 and 2010, respectively; liquidations value $25,000 as of December 31, 2010)	27,943	29,193	—
Series C convertible participating redeemable preferred shares ($0.001 par value; nil and 7,831,467 shares authorized, nil and 7,831,467 issued and outstanding as of December 31, 2009 and 2010, respectively; liquidation value $20,000 as of December 31, 2010)	—	20,900	—
Commitments and contingencies (Note 19)
EQUITY
Qihoo 360 Technology Co. Ltd. shareholders' equity Ordinary shares ($0.001 par value; 143,876,993 and 156,631,180 shares authorized as of December 31, 2009 and 2010, respectively; 65,339,960 and 71,560,740 shares issued and outstanding as of December 31, 2009 and 2010, respectively)	65	72	150
Shares to be issued	3,558	—	—
Additional paid-in capital	5,011	12,568	82,690
Statutory reserves	84	164	164
Accumulated other comprehensive income	1,692	3,017	3,017
Accumulated deficit	(18,991)	(13,606)	(13,606)

Total Qihoo 360 Technology Co. Ltd. shareholders' (deficit) equity	(8,581)	2,215	72,415

Noncontrolling interest	—	507	507

TOTAL (DEFICIT) EQUITY	(8,581)	2,722	72,922

TOTAL LIABILITIES, CONVERTIBLE PARTICIPATING REDEEMABLE PREFERRED SHARES AND EQUITY	$49,589	$87,808	$87,808

The accompanying notes are integral part of these consolidated financial statements.

QIHOO 360 TECHNOLOGY CO. LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except for shares and per share data)

	For the year ended December 31,
	2008	2009	2010
Revenues:
Internet services	$5,795	$16,010	$53,790
Sales of third party anti-virus software	11,100	16,292	3,875

Total revenues	16,895	32,302	57,665

Cost of revenues:
Internet services	1,147	1,790	5,566
Sales of third party anti-virus software	7,073	6,600	1,185

Total cost of revenues	8,220	8,390	6,751

Subsidy income	—	—	266
Operating expenses:
Selling and marketing	2,732	6,256	12,603
General and administrative	1,645	2,531	5,051
Research and development	7,283	10,664	24,505

Total operating expenses	11,660	19,451	42,159

(Loss) income from operations	(2,985)	4,461	9,021

Interest income	616	281	415
Interest expense	(32)	(169)	(98)
Other expense	(164)	—	(60)
Exchange (loss) gain	(360)	28	(267)

(Loss) income before income tax benefit (expense) and loss from equity method investment	(2,925)	4,601	9,011
Income tax benefit (expense)	179	(412)	(463)
Loss from equity method investment	—	—	(57)

Net (loss) income	(2,746)	4,189	8,491
Less: Net loss attributable to noncontrolling interest	—	—	17

Net (loss) income attributable to Qihoo 360 Technology Co. Ltd.	(2,746)	4,189	8,508
Accretion of Series A convertible participating redeemable preferred shares	815	815	815
Accretion of Series B convertible participating redeemable preferred shares	1,250	1,250	1,250
Accretion of Series C convertible participating redeemable preferred shares	—	—	978

Net (loss) income attributable to ordinary shareholders of Qihoo 360 Technology Co. Ltd.	$(4,811)	$2,124	$5,465

The accompanying notes are an integral part of these consolidated financial statements.

QIHOO 360 TECHNOLOGY CO. LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS—(Continued)

(U.S. dollars in thousands, except for shares and per share data)

	For the year ended December 31,
	2008	2009	2010
Net (loss) income per ordinary share—basic	$(0.07)	$0.03	$0.05
Net (loss) income per participating unvested share—basic	$(0.07)	$0.03	$0.05
Net income per Series A convertible participating redeemable preferred share—basic	$0.02	$0.03	$0.06
Net income per Series B convertible participating redeemable preferred share—basic	$0.03	$0.03	$0.06
Net income per series C convertible participating redeemable preferred share—basic	N/A	N/A	0.13
Net (loss) income per ordinary share—diluted	$(0.07)	$0.03	$0.05

Weighted average shares used in calculating net income per ordinary share—basic	48,969,589	51,780,932	55,568,041
Weighted average shares used in calculating net income per participating unvested share—basic	16,370,371	13,559,028	15,782,530
Weighted average shares used in calculating net income per Series A convertible participating redeemable preferred share—basic	32,603,760	32,603,760	32,603,760
Weighted average shares used in calculating net income per Series B convertible participating redeemable preferred share—basic	37,878,789	37,878,789	37,878,789
weighted average shares used in calculating net income per Series C convertible participating redeemable preferred share—basic	—	—	7,659,818
Weighted average shares used in calculating net income per ordinary share—diluted	65,339,960	65,339,960	71,350,571

Share-based compensation expense included in:
Selling and marketing	$226	$479	$524
General and administrative	$104	$151	$337
Research and development	$923	$1,294	$3,145

The accompanying notes are an integral part of these consolidated financial statements.

QIHOO 360 TECHNOLOGY CO. LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME (LOSS)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

									Total Qihoo360 Technology Co. Ltd. shareholders' equity
	Ordinary shares		Shares to be issued				Accumulated other comprehensive income
					Additional paid-in capital	Statutory reserves		Accumulated deficit		Noncontrolling interest	Total (deficit) Equity	Comprehensive (loss) income
	Shares	Amount	Shares	Amount
Balance as of January 1, 2008	65,339,960	$65	—	$—	$1,834	$40	$611	$(16,260)	$(13,710)	$—	$(13,710)
Share-based compensation	—	—	—	—	1,253	—	—	—	1,253	—	1,253
Accretion of Series A convertible participating redeemable preferred shares	—	—	—	—	—	—	—	(815)	(815)	—	(815)
Accretion of Series B convertible participating redeemable preferred shares	—	—	—	—	—	—	—	(1,250)	(1,250)	—	(1,250)
Comprehensive income:
Net loss	—	—	—	—	—	—	—	(2,746)	(2,746)	—	(2,746)	$(2,746)
Foreign currency translation adjustments	—	—	—	—	—	—	1,093	—	1,093	—	1,093	1,093

Total comprehensive income												$(1,653)

Balance as of December 31, 2008	65,339,960	65	—	—	3,087	40	1,704	(21,071)	(16,175)	—	(16,175)
Ordinary shares to be issued in connection with acquisition of The World Browser (Note 3)	—	—	2,125,176	3,183	—	—	—	—	3,183	—	3,183
Ordinary shares to be issued in connection with exercise of share options (Note 16)	—	—	578,060	375	—	—	—	—	375	—	375
Share-based compensation	—	—	—	—	1,924	—	—	—	1,924	—	1,924
Accretion of Series A convertible participating redeemable preferred shares	—	—	—	—	—	—	—	(815)	(815)	—	(815)
Accretion of Series B convertible participating redeemable preferred shares	—	—	—	—	—	—	—	(1,250)	(1,250)	—	(1,250)
Provision for statutory reserves	—	—	—	—	—	44	—	(44)	—	—	—
Comprehensive income:
Net income	—	—	—	—	—	—	—	4,189	4,189	—	4,189	$4,189
Foreign currency translation adjustments	—	—	—	—	—	—	(12)	—	(12)	—	(12)	(12)

Total comprehensive income												$4,177

Balance as of December 31, 2009	65,339,960	65	2,703,236	3,558	5,011	84	1,692	(18,991)	(8,581)	—	(8,581)
Issuance of ordinary shares in connection with business acquisitions and share-based compensation arrangement	5,642,720	6	(2,125,176)	(3,183)	3,177	—	—	—	—	—	—
Issuance of ordinary shares in connection with exercise of share options (Note 16)	578,060	1	(578,060)	(375)	374	—	—	—	—	—	—
Share-based compensation	—	—	—	—	4,006	—	—	—	4,006	—	4,006
Accretion of Series A convertible participating redeemable preferred shares	—	—	—	—	—	—	—	(815)	(815)	—	(815)
Accretion of Series B convertible participating redeemable preferred shares	—	—	—	—	—	—	—	(1,250)	(1,250)	—	(1,250)
Accretion of Series C convertible participating redeemable preferred shares	—	—	—	—	—	—	—	(978)	(978)	—	(978)
Provision for statutory reserves	—	—	—	—	—	80	—	(80)	—	—	—
Noncontrolling interest for establishments of Le Xiang Qi Cheng and Yuan Tu (Note 17)	—	—	—	—	—	—	—	—	—	519	519
Comprehensive income:
Net income	—	—	—	—	—	—	—	8,508	8,508	(17)	8,491	$8,491
Foreign currency translation adjustments	—	—	—	—	—	—	1,325	—	1,325	5	1,330	1,330

Total comprehensive income												$9,821

Balance as of December 31, 2010	71,560,740	$72	—	$—	$12,568	$164	$3,017	$(13,606)	$2,215	$507	$2,722

The accompanying notes are integral part of these consolidated financial statements.

QIHOO 360 TECHNOLOGY CO. LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands, except for shares and per share data)

	For the year ended December 31,
	2008	2009	2010
Cash flows from operating activities:
Net (loss) income	$(2,746)	$4,189	$8,491
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Share-based compensation	1,253	1,924	4,006
Depreciation and amortization	1,421	4,111	1,344
Provision of allowance for doubtful accounts	26	27	(32)
Loss from impairment of intangible assets	—	256	—
Loss on equity method investment	—	—	57
Changes in operating assets and liabilities:
Accounts receivable	(1,019)	(5,076)	1,100
Prepaid expenses and other current assets	91	(129)	(1,153)
Inventory	216	27	9
Deferred taxes	(179)	374	60
Other noncurrent assets	—	—	(195)
Accounts payable	15	398	670
Accrued expenses and other current liabilities	112	2,901	5,682
Income tax payable	—	38	86
Amount due to related parties	149	—	—

Net cash (used in) provided by operating activities	(661)	9,040	20,125

Cash flows from investing activities:
Purchase of property and equipment	(168)	(809)	(2,826)
Purchase of intangible assets	—	(1,177)	(1,203)
Consideration paid in connection with business acquisitions, net of cash acquired of $171 and nil in 2009 and 2010, respectively	—	(1,740)	(2,619)
Proceeds from disposal of a VIE (YZT)	211	—	—
Payment for the purchase of other assets	(76)	(482)	(1,039)
Capital contribution for cost method investment	—	—	(146)
Capital contribution for equity method investment	—	—	(1,220)

Net cash used in investing activities	(33)	(4,208)	(9,053)

Cash flows from financing activities:
Proceeds from issuance of Series C convertible participating redeemable preferred shares	—	—	20,000
Payment of issuance costs of Series C convertible participating redeemable preferred shares	—	—	(78)
Proceeds from exercise of share options	—	—	375
Payment of initial public offering costs	—	—	(44)

Net cash provided by financing activities	—	—	20,253
Effect of exchange rate on cash and cash equivalents	714	50	1,036

Net increase in cash and cash equivalents	20	4,882	32,361
Cash and cash equivalents at beginning of year	23,242	23,262	28,144

Cash and cash equivalents at end of year	23,262	28,144	60,505

Supplemental disclosure of cash flow information:
Ordinary shares to be issued in connection with business acquisitions	—	3,183	—
Ordinary shares to be issued in connection with exercise of share options	—	375	—
Consideration payable in connection with business acquisitions	—	2,596	—
Proceeds from disposal of a VIE (YZT) in exchange of shares	666	—	—
Payable for purchase of property and equipment	13	26	271
Accrued and deferred initial public offering costs	—	—	515

The accompanying notes are an integral part of these consolidated financial statements.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

        Qihoo 360 Technology Co. Ltd. (the "Company" or "Qihoo 360", formerly known as Qihoo Technology Company Limited), incorporated in the Cayman Islands in June 2005, with its consolidated subsidiaries, variable interest entities ("VIEs") and VIE's subsidiaries (collectively referred to the "Group") is primarily involved in the operations of internet services and sales of third party anti-virus software in the People's Republic of China (the "PRC").

        As of December 31, 2010, details of the Company's subsidiaries, its VIEs and VIEs' subsidiaries are as follows:

	Place of establishment/ incorporation	Later of acquisition/ incorporation	Percentage of economic ownership
Subsidiaries
Qizhi Software (Beijing) Co., Ltd. ("Qizhi Software")	PRC	December 28, 2005	100%
Qiji International Development Limited ("Qiji International")	HK	November 1, 2010	100%
Qifei International Development Co. Limited ("Qifei International")	HK	November 2, 2010	100%
360 International Development Co. Limited ("360 International")	HK	November 2, 2010	100%
VIEs
Beijing 3G3W Science & Technology Co., Ltd. ("3G")	PRC	December 28, 2005	100%
Beijing Qibu Tianxia Technology Co., Ltd. ("QBTX")	PRC	November 28, 2006	100%
Beijing Qihu Technology Co., Ltd. ("Beijing Qihu")	PRC	August 13, 2007	100%
Qihoo 360 Software (Beijing) Co., Ltd. ("QH360")	PRC	May 4, 2009	100%
Shanghai Qitai Network Technology Co., Ltd. ("Shanghai Qitai")	PRC	September 2, 2009	100%
Beijing Star World Technology Co., Ltd. ("SJXH")	PRC	October 12, 2009	100%
Chengdu Qiying Technology Co., Ltd. ("CDQY")	PRC	December 17, 2009	100%
VIEs' Subsidiaries
Beijing Lexiang Qicheng Network Technology Co., Ltd. ("Le Xiang Qi Cheng")	PRC	September 10, 2010	60%
Beijing Yuan Tu Technology Co., Ltd. ("Yuan Tu")	PRC	December 28, 2010	70%

History of the Group and corporate reorganization

        The Company was incorporated in the Cayman Islands in June 2005. In January 2006, the Company subdivided its ordinary shares from 1 to 100,000 shares, 55,000 of which were held by Young Vision Group Limited ("Young Vision") and 45,000 shares of which were held by Global Village Associates Limited ("Global Village"). Young Vision is ultimately owned by Mr. Xiangdong Qi and Mr. Hongyi Zhou (collectively referred to the "founders"). Global Village is ultimately owned by Mr. Hongyi Zhou.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES—(Continued)

        In December 2005, one of the founders, also the ultimate shareholders of the Company, acquired 3G. In November 2005, 3G acquired Shanghai Yizhitang Information Service Co., Ltd. ("YZT") and its wireless valued added services. The Company subsequently disposed of YZT to a third party and discontinued its wireless valued added services business in October 2007.

        The Company established a wholly foreign owned subsidiary in PRC, Qizhi Software (Beijing) Co., Ltd. ("Qizhi Software") in December 2005.

        In January 2006, the Company issued a total of 65,239,960 ordinary shares to its shareholders at par value $0.001 each. As a result, Young Vision held 35,936,978 ordinary shares, par value $0.001 each, and Global Village held 29,402,982 ordinary shares par value $0.001 each.

        In January and May of 2006, the Company issued a total of 31,003,440 shares of Series A convertible participating redeemable preferred shares ("Series A shares") at Series A subscription price of $0.4999 per share for cash proceeds of $15,500. In May 2006, the Company granted a total of 1,600,320 warrants to certain Series A shareholders to purchase additional Series A shares which were exercisable into Series A shares at the Series A subscription price for $800 ($0.4999 per share). All of the warrants were exercised in August 2006.

        In November 2006, the Company issued 37,878,789 shares of Series B convertible participating redeemable preferred shares ("Series B shares") to Series B shareholders at Series B subscription price of $0.66 per share for cash proceeds of $25,000.

        In January 2010, the Company issued 7,831,467 shares of Series C convertible participating redeemable preferred shares ("Series C shares") to Series C shareholders at Series C subscription price of $2.5538 per share for cash proceeds of $20,000.

        In September 2010, the QH360 together with certain independent individuals established Le Xiang Qi Cheng for a 60% equity interest.

        In November 2010, the Company established three wholly owned subsidiaries in Hong Kong, Qiji International Development Limited ("Qiji International"), Qifei International Development Co. Limited ("Qifei International") and 360 International Development Co. Limited ("360 International").

        In December 2010, the QH360 together with certain independent individuals established Yuan Tu for a 70% equity interest.

        Qizhi Software entered into a series of contractual arrangements with 3G, QBTX, Beijing Qihu, QH360, Shanghai Qitai, SJXH, CDQY in January 2006, November 2006, August 2007, May 2009, September 2009, October 2009, and December 2009, respectively. (See below for a description of the VIE arrangements under which the Company, or its subsidiaries, is the primary beneficiary of its consolidated VIEs and their subsidiaries).

        Effective control over the VIEs was transferred to the Company through the series of contractual arrangements without transferring legal ownership in the VIEs ("reorganization"). As a result of these contractual arrangements, the Company maintains the ability to approve decisions made by the VIEs and is entitled to substantially all of the economic benefits of the VIEs and their subsidiaries, and therefore the Company consolidates the VIEs and their subsidiaries. The establishment of Qizhi

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES—(Continued)

Software and the VIEs, and the series of contractual agreements formed part of the reorganization, along with the issuance of Series A shares, Series B shares and Series C shares. Immediately before and after the reorganization, the ultimate shareholder controlled Qizhi Software and the VIEs; therefore, the reorganization was accounted for as a transaction between entities under common control. Accordingly, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

The VIE arrangements

        The PRC regulations currently limit direct foreign ownership of business entities providing internet services in the PRC where certain licenses are required for the provision of such services. To comply with these PRC regulations, the Company conducts substantially the majority of its businesses through the VIEs and their subsidiaries. To provide the Company the expected residual returns of the VIEs and their subsidiaries, Qizhi Software entered into a series of contractual arrangements with the VIEs who engage in the underlying operating activities and enjoy residual returns of their subsidiaries.

  •
  Agreements that transfer economic benefits and risks to the Company

  Business operation agreements

          Under the business operation agreements, the registered shareholders of VIEs may not enter into any transaction that could materially affect the assets, liabilities, interests or operations of the VIEs, without Qizhi Software's prior written consent. In addition, directors, chairman, general managers, financial controllers or other senior managers of VIEs must be Qizhi Software's nominees appointed by the registered shareholders of the VIEs. Each business operation agreement has a term of ten years and is renewable at Qizhi Software's sole discretion.

  Technology support and management consulting service agreements

          Under the technology support and management consulting agreement, Qizhi Software agreed to provide the VIEs with technology support and consulting services. VIEs agreed to pay a fixed amount or certain percentage of its revenue as service fees to Qizhi Software. The agreements have a term of three to ten years and are renewable upon the parties' agreement prior to the expiration.

  Equity disposition agreements

          The agreements granted Qizhi Software or its designated person exclusive options to purchase, when and to the extent permitted under PRC law, all of the equity interests in the VIEs. The exercise price for the options to purchase all of the equity interests is the minimum amount of consideration permissible under the then applicable PRC law. The agreements have an initial term of ten years and are renewable at Qizhi Software's sole discretion. Under the equity disposition agreements, the registered shareholders of the VIEs may sell the pledged shares to the Company at a nominal price to pay off the loans. The Company absorbs losses of the VIEs, and is exposed to the risk of losses from the operation of the VIEs.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES—(Continued)

  •
  Agreements that provide the Company effective control over VIEs

  Loan agreements

          Under loan agreements between the Company and the registered shareholders of VIEs, the Company extended loans to the registered shareholders of VIEs for contributing registered capital to the VIEs in order to hold 100% of the equity interest in the VIEs. Each loan agreement has a term of ten years and is renewable upon the parties' agreement.

  Equity pledge agreements

          Under Qizhi Software's equity pledge agreements with the VIEs and their respective registered shareholders, the registered shareholders of the VIEs pledged all of their respective equity interests in favor of Qizhi Software to secure VIE's obligations under the various VIE agreements, including the business operation agreements and the technology support and management consulting service agreements described above. If VIEs or any of their respective registered shareholders breaches any of their respective contractual obligations under these agreements, Qizhi Software, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The registered shareholders of VIEs agreed not to transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their respective equity interests in the VIEs, without Qizhi Software's prior written consent. Unless terminated at Qizhi Software's sole discretion, each equity pledge agreement has a term of ten years and is renewable at Qizhi Software's sole discretion, similar to the term of the exclusive technology support and management consulting service agreements.

  Power of attorney

          Each registered shareholder of VIEs, has executed a power of attorney appointing Qizhi Software to be his or her attorneys, and irrevocably authorizing them to vote on his or her behalf on all of the matters concerning the VIEs, that may require shareholders' approval.

          As a result of the contractual arrangements above, Qizhi Software bears the economic risks and receives the economic benefits of the VIEs, and is the primary beneficiary of the VIEs. Therefore, the Company has consolidated the financial results of the VIEs and their subsidiaries in its consolidated financial statements since the later of the date of acquisition and incorporation.

Risks in relation to the VIE structure

        The Company believes that Qizhi Software's contractual arrangements with the VIEs are in compliance with PRC law and are legally enforceable. The shareholders of the VIEs are also shareholders of the Company and therefore have no current interest in seeking to act contrary to the contractual arrangements. However, uncertainties in the PRC legal system could limit the Company's ability to enforce these contractual arrangements and if the shareholders of the VIEs were to reduce their interest in the Company, their interests may diverge from that of the Company and that may

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES—(Continued)

potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing the VIEs not to pay the service fees when required to do so.

        The following consolidated financial statement balances and amounts of the Group's VIEs and their subsidiaries were included in the accompanying consolidated financial statements as of and for the years ended:

	December 31,
	2009	2010
Total current assets	$9,253	$18,015
Total noncurrent assets	1,662	5,080

Total assets	10,915	23,095

Total current liabilities	4,647	11,048
Total noncurrent liabilities	1,922	450

Total liabilities	$6,569	$11,498

	Year ended December 31,
	2008	2009	2010
Revenues	$13,681	$24,299	$48,967
Net income	$1,520	$4,797	$15,220

	Year ended December 31,
	2008	2009	2010
Net cash provided by operating activities	$2,938	$1,592	$9,975
Net cash used in investing activities	(227)	(2,503)	(5,477)
Net cash provided by financing activities	—	—	—

	$2,711	$(911)	$4,498

        There are no consolidated VIE's assets that are collateral for the VIE's obligations and can only be used to settle the VIE's obligations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

Pro Forma Information

        The pro forma balance sheet information as of December 31, 2010 assumes the conversion of the Series A shares, Series B shares and Series C shares outstanding into ordinary shares using a conversion ratio of 1:1, which will result in 78,314,016 ordinary shares being issued in connection with the conversion upon completion of an initial public offering with total offering proceeds to the Company of at least $80,000 before deduction of the underwriting commissions and expenses or with the approval of holders of 66 2/3% or more of the then issued and outstanding preferred shares of the Company.

        Pro forma net income per share is not presented because the effect of the conversion of the outstanding Series A shares, Series B shares and Series C shares using conversion ratios of 1:1, would not result in any dilution to earnings applicable to ordinary shareholders and would have resulted in a pro forma net income per share higher than the actual basic net income per share for the year ended December 31, 2010.

Basis of consolidation

        The consolidated financial statements of the Group include the financial statements of the Company, its wholly owned subsidiaries and VIEs and their subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation.

Use of estimates

        The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amounts of revenues and expenses in the consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group's consolidated financial statements include allowance for doubtful accounts, valuations of acquired intangible assets, share-based compensation, valuation allowances for deferred tax assets, impairment of long-term investment, impairment of long-lived assets, useful lives of definite-lived intangible assets and other long-lived assets as well as goodwill impairment assessment.

Fair value

        Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

  •
  Level 1—inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

  •
  Level 2—inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

    valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  •
  Level 3—inputs are generally unobservable and typically reflect management's estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand and term deposits, which are unrestricted as to withdrawal or use.

Accounts receivable and allowance for doubtful accounts

        Accounts receivable represents those receivables derived in the ordinary course of business. The Group establishes an allowance for doubtful accounts based on estimates, aging analyses of accounts receivable balances, historical experience and other factors surrounding the credit risk of specific customers.

Prepaid expenses and other current assets

        Prepaid expenses and other current assets primarily consist of deposits, prepaid rental, prepaid marketing promotion fee, prepaid bandwidth expenses and deferred initial public offering costs.

Inventories

        Inventories consist of the activation code of software, which are stated at the lower of cost or market value. Costs are valued on a first-in-first-out basis. Market value represents the estimated selling price for inventories less all costs necessary to make the sale.

Property and equipment, net

        Property and equipment is carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Computer equipment and application software	3 years
Furniture and vehicles	3 - 5 years
Leasehold improvements	lesser of the lease term or the estimated useful life of the assets

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

Acquired intangible assets, net

        Acquired intangible assets are estimated by management based on the fair value of assets acquired. Identifiable intangible assets are carried at cost less accumulated amortization. Amortization of definite-lived intangible assets is computed using the straight-line method over the following estimated average useful lives, which are as follows:

Domain names	15 years
Source Code	5 - 8 years
Technology	3 - 8 years
Non-compete agreement	1 - 2 years

        As of December 31, 2009 and 2010, the carrying values of these intangible assets with definite useful lives are $3,529 and $3,856, respectively.

        If an intangible asset is determined to have an indefinite life, it should not be amortized until its useful life is determined to be no longer indefinite. Certain domain names and trademarks resulting from the acquisitions of business are determined to have indefinite lives. As of December 31, 2009 and 2010, the carrying values of these intangible assets with indefinite lives are $1,248 and $1,690, respectively.

Impairment of long-lived assets

        The Group evaluates the recoverability of long-lived assets, including identifiable intangible assets with determinable useful lives, whenever events or changes in circumstances indicate that a long-lived asset's carrying amount may not be recoverable. The Group measures the carrying amount of long-lived asset against the estimated undiscounted future cash flows associated with it. Impairment exists when the sum of the expected future net cash flows is less than the carrying value of the asset being evaluated. Impairment loss is calculated as the amount by which the carrying value of the asset exceeds its fair value. Fair value is estimated based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Group to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. During the years ended December 31, 2008, 2009 and 2010, no impairment losses were recorded with long-lived assets.

Goodwill

        Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations.

Impairment of goodwill and indefinite-lived intangible assets

        Goodwill and intangible assets deemed to have indefinite useful lives are not amortized, but tested for impairment annually or more frequently if events and circumstances indicate that they might be impaired.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

        The Group performs a two-step goodwill impairment test. The first step compares the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill is not considered impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of the affected reporting unit's goodwill to the carrying value of that goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. In estimating the fair value of each reporting unit the Group estimates the future cash flows of each reporting unit, the Group has taken into consideration the overall and industry economic conditions and trends, market risk of the Group and historical information. During the years ended December 31, 2008, 2009 and 2010, no impairment losses were recorded.

        An intangible asset that is not subject to amortization is tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Such impairment test consists of the fair values of assets with their carrying value amounts and an impairment loss is recognized if and when the carrying amounts exceed the fair values. The estimates of fair values of intangible assets not subject to amortization are determined using various discounted cash flow valuation methodologies. Significant assumptions are inherent in this process, including estimates of discount rates and market price. Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets. Market prices are based on potential purchase quote from third party. During the years ended December 31, 2008, 2009 and 2010, the group recognized nil, $256 and nil of impairment loss on its indefinite-lived intangible assets.

Long-term investments

        For investments in an investee over which the Group does not have significant influence, the Group carries the investment at cost and recognizes income as any dividends declared from distribution of investee's earnings. The Group reviews the cost method investments for impairment whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable. An impairment loss is recognized in earnings equal to the difference between the investment's cost and its fair value at the balance sheet date of the reporting period for which the assessment is made.

        For investments in an investee over which the Group has the ability to exercise significant influence, but does not have a controlling interest are accounted for using the equity method. Significant influence is generally considered to exist when the Group has an ownership interest in the voting shares of the investee between 20% and 50%, and other factors, such as representation in the investee's Board of Directors, voting rights and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

Revenue recognition

        The Group generates its revenue through internet services and sales of third party anti-virus software. The Group recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured.

Internet services revenue

        Internet services revenue includes online advertising, internet value-added services and other services.

        (1)   Online advertising

          The Group provides links to third-party websites or online applications on its websites and secure platform products (such as 360 Personal Start-up Page). The Group generally charges its customers a fixed fee for an agreed contract period and occasionally also charge on a cost-per-sale or cost-per-action basis. For the fixed-fee advertising contracts, the Group recognizes revenue ratably over the period the advertising is provided. For contracts that are charged on a cost-per-sale or cost-per-action basis, the revenue is estimated by the Group based on its internal data, which is confirmed with the respective customers.

          The Group also directs search traffic to search engines such as Google through its default search boxes on the Group's 360 Safe Browser and its default home page, 360 Personal Start-up Page. The Group receives a pre-determined fee from search engine companies based on the number of searches originated from 360 Safe Browser and 360 Personal Start-up Page, subject to a pre-determined limit, from search engine companies. The revenue is estimated by the Group based on its traffic data, which is confirmed subsequently with the search engine companies.

          The Group occasionally engages in barter transactions to allow certain third parties to bundle the Group's security products with third parties' software products, or to grant the third parties the right to provide links to the Group's free security products on the third parties' websites in exchange for more downloads of its security products. The Group recognizes revenue and expense at fair value from a barter transaction only if the fair value of the services exchanged in the transaction is determinable based on the entity's own historical practice of receiving cash, marketable securities, or other consideration that is readily convertible to a known amount of cash for similar services from customers unrelated to the counterparty in the barter transaction. For the years ended December 31, 2008, 2009 and 2010, the Group engaged in certain barter transactions for which the fair value was not determinable and therefore no revenues or expenses derived from these barter transactions were recognized.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

        (2)   Internet value-added services

          The Group's internet value-added services include offering web games developed by third parties, offering security services, such as remote technical support to paying customers, and providing other Internet value-added services, such as providing a channel for the third party developer to sell software on the Group's website.

          Web games—The Group provides web game services and generates revenue from selling in-game items online. All of the web games are developed by third-party game developers and can be accessed and played by end users on the Group's website without downloading separate software. The Group collects payment for the sold items from end users and remits certain percentage of the proceeds to the game developers. Revenues are primarily recorded on a net basis since the Group acts as an agent in the transactions.

          Remote technical support—The Group provides live technical assistance on a broad range of computer issues relates to security and performance optimization through remote access to customers' computers. The Group generally charges fees on a per case basis for this service and also provides monthly and annual subscriptions. For service charged on a per case basis, the Group recognizes revenue when the service is provided, while for the monthly and annual subscriptions, the Group recognizes revenue ratably over the life of the subscription.

Sales of third party anti-virus software

        The Group purchases software, such as third party anti-virus software, from third-party software developers for online resale to customers. The Group recognizes revenue when activation code of the software is delivered. The Group evaluates its software sale contracts to determine whether to recognize the revenues on a gross basis or net of costs of obtaining the associated software. The determination is based upon an assessment as to whether the Group acts as a principal or agent when providing the sales. Most of the software revenues are accounted for on a gross basis since the Group is the primary obligor and acts as a principal in the sales.

Deferred revenue

        Cash received in advance from customers is recorded as deferred revenue. The unused cash balances remaining in customers' accounts are included in a liability. Deferred revenues primarily consists of payments received from third party customers in relation to the service to be provided by the Group and will be recognized as revenue when all of the revenue recognition criteria are met.

Costs of revenues

        Cost of revenue primarily consists of cost of purchasing third-party anti-virus software, payment collection costs, business tax and related surcharges.

        Business tax and related surcharges by various Chinese local tax authorities at rates ranging from 5% to 9.25% on revenue generated from providing services.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

Research and development expenses

        Research and development expenses are incurred in the developing and constructing series of 360 platforms, which is to support the development/enhancement of the free security products offered by the Group. Research and development expenses primarily consists of personnel-related expenses, bandwidth expense and depreciation and amortization expenses. The Group expenses research and development costs as incurred.

Advertising costs

        Advertising costs are expensed as incurred. The Group incurred advertising costs totaling $868 , $3,756 and $9,114 for the years ended December 31, 2008, 2009 and 2010, respectively, which were recorded as a component of selling and marketing expenses in the accompanying consolidated statements of operations.

Operating leases

        Leases where the rewards and risks of ownership of assets primarily remain with the lessor are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease periods.

Subsidy income

        Government subsidy is recorded as a liability when received, and recognized as subsidy income when the project is inspected and confirmed by the government, or it is not subject to future return or reimbursement. The Group recognized subsidy income of nil, nil and $266 for the years ended December 31, 2008, 2009 and 2010, respectively.

Income taxes

        The Group follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect for the period in which the differences are expected to reverse. The Group records a valuation allowance against the amount of deferred tax assets that it determines is not more-likely-than-not of being realized. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

        The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

Net income (loss) per share

        Basic net income (loss) per share is computed by dividing net income (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year excluding any outstanding ordinary shares that are contingently refundable subject to the satisfaction of both the service and performance condition on the nonvested shares. Diluted net income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares.

        The unvested portion of nonvested shares are participating securities as all outstanding nonvested shares are entitled to nonforfeitable dividends that participate in undistributed earnings with ordinary shares. Since the nonvested shares are considered participating securities, the Company issuing the nonvested shares is required to apply the two-class method when computing basic earnings per share.

        The Group's convertible preferred shares are participating securities as the preferred shares participate in undistributed earnings on an as-if converted basis. Accordingly, the Group uses the two-class method of computing net income per share, for ordinary and preferred shares according to participation rights in undistributed earnings. Under this method, undistributed net income is allocated on a pro rata basis to the ordinary and preferred shares to the extent that each class may share net income for the period, whereas the undistributed net loss is allocated to ordinary shares because preferred shares are not contractually obligated to share the loss.

        The Group has convertible participating redeemable preferred shares, share options and nonvested shares which could potentially dilute basic earnings per share in the future. To calculate the number of shares for diluted net income (loss) per share, the effect of the share options is computed using the treasury stock method.

Foreign currency translation

        The functional and reporting currency of the Company is the United States dollar ("U.S. dollar"). The financial records of the Company's subsidiary VIEs and VIEs' subsidiaries located in the PRC are maintained in its local currency, the Renminbi ("RMB") which is the functional currency of these entities. The financial records of the Company's subsidiaries located in Hong Kong are maintained in U.S. dollar which is the functional currency of these entities.

        Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

        The Group's entities with functional currency of RMB translate their operating results and financial position into the U.S. dollar, the Company's reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

shown as a separate component of other comprehensive income (loss) in the consolidated statements of changes in equity and comprehensive income (loss).

Comprehensive income (loss)

        Comprehensive income (loss) is reported as a component of the consolidated statements of changes in equity and comprehensive income (loss). Comprehensive income (loss) of the Group includes the cumulative foreign currency translation adjustments and net income (loss) for the year.

Share-based compensation

        Share-based compensation with employees is measured based on the grant date fair value of the equity instrument. The Group recognizes the compensation costs net of an estimated forfeiture rate using the straight-line method, over the requisite service period of the award, which is generally the vesting period of the award. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of share-based compensation expense to be recognized in future periods.

        Share awards issued to nonemployees are measured at fair value at the earlier of the commitment date or the date the services is completed and recognized over the period the service is provided or as goods are received.

        The Group uses the Black-Scholes option pricing model to measure the value of options granted to employees and nonemployees at each grant date or measurement date.

Noncontrolling interest

        Effective January 1, 2009, the Group adopted an authoritative pronouncement issued by the Financial Accounting Standards Board (the "FASB") regarding noncontrolling interests in consolidated financial statements. The pronouncement requires noncontrolling interests to be separately presented as a component of equity in the consolidated financial statements. The presentation regarding noncontrolling interest was retroactively applied for all the presented periods.

Recently issued accounting standards not yet adopted

        In October 2009, the FASB issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management's best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence (VSOE), vendor objective evidence (VOE) or third-party evidence (TPE) is unavailable. Prospective application of this new guidance for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt this guidance on a retrospective basis. The Group does not expect the adoptions of this pronouncement to have a significant impact on its financial condition or results of operations.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

        In October 2009, the FASB issued authoritative guidance which amends the scope of existing software revenue recognition accounting. Tangible products containing software components and non-software components that function together to deliver the product's essential functionality would be scoped out of the accounting guidance on software and accounted for based on other appropriate revenue recognition guidance. Prospective application of this new guidance for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt this new guidance on a retrospective basis. This guidance must be adopted in the same period that the company adopts the amended accounting for arrangements with multiple deliverables described in the preceding paragraph. The Group is in the process of evaluating the effect of adoption of this pronouncement.

        On January 21, 2010, the FASB issued authoritative guidance to improve disclosures about fair value measurements. This guidance amends previous guidance on fair value measurements to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. This guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The Group does not expect the adoption of this pronouncement will have a significant effect on its consolidated financial position or results of operations.

        In April 2010, the FASB issued an authoritative pronouncement regarding the milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this pronouncement regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The Group does not expect the adoptions of this pronouncement will have a significant impact on its financial condition or results of operations.

        In December 2010, the FASB issued an authoritative pronouncement on when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The amendments in this update modify Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2010. Early adoption will not be permitted. For nonpublic entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2011. Early application for nonpublic entities is permitted; nonpublic entities that elect early application will use the same effective date as that for public entities. The Group does not expect the adoption of this pronouncement will have a significant effect on its consolidated financial position or results of operations.

        In December 2010, the FASB issued an authoritative pronouncement on disclosure of supplementary pro forma information for business combinations. The objective of this guidance is to address diversity in practice regarding the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any public entity as defined by Topic 805 that enters into business combinations that are material on an individual or aggregate basis. The amendments will be effective for business combinations consummated in periods beginning after December 15, 2010, and should be applied prospectively as of the date of adoption. Early adoption is permitted. The Group does not expect the adoption of this pronouncement will have a significant effect on its consolidated financial position or results of operations.

Significant risks and uncertainties

        The Group participates in a dynamic industry with rapid changes in regulations, technology trends, customer demand and competition and believes that changes in any of the following areas could have a material adverse effect on the Group's future financial position, results of operations, or cash flows: advances and trends in new technologies and industry standards; changes in certain strategic relationships or customer relationships; regulatory or other PRC related factors; risks associated with the Group's ability to attract and retain certain necessary employees to support its growth; risks associated with the Group's ability to keep and increase the user base; risks associated with the Group's growth strategies and general risks associated with the internet security industry, and risks surrounding pending litigations.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

Concentration of credit risk

        Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and accounts receivable. The Group places its cash with financial institutions with high-credit ratings and quality. The Group conducts credit evaluations of customers and generally do not require collateral or other security from their customers.

        The Group establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors relevant to determining the credit risk of specific customers. The amount of receivables ultimately not collected by the Group has generally been consistent with management's expectations and the allowance established for doubtful accounts.

        Details of the customer that accounting for 10% or more of total revenues is as follow:

	Year ended December 31,
	2008	2009	2010
Customer
A	0%	11%	21%

        Details of the customers accounting for 10% or more of accounts receivable are as follows:

	Year ended December 31,
	2009	2010
Customer
A	14%	13%
B	12%	1%
C	8%	3%
L	0%	21%

3. ACQUISITION

        (1)   Acquisition of The World Browser business

          On September 30, 2009, the Group acquired the internet business of The World Browser from Beijing Shengjing Wanwei Technology Co., Ltd. ("Wanwei"). The acquisition provided synergies with the existing business.

          The consideration of the acquisition included cash of $2,194 paid to a designated company owner by the shareholders of Wanwei and 2,125,176 ordinary shares, which was valued at $1.498 per share by the Group with the assistance of American Appraisal China Limited, an independent valuation firm, to Wanwei's 45% owner, Global Village, who is one of the Company's shareholders. In addition, the Group issued 1,290,353 nonvested shares to Wanwei's 55% owner and other key employees. Since the issued nonvested shares are linked to continuing employment and the Group has repurchase rights for the nonvested shares if the key employee ceases his employment with the

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

3. ACQUISITION—(Continued)

  Group at any time before the third anniversary of the employment commencement date at minimal consideration, the nonvested shares are accounted for as compensation expenses.

          Total purchase price was $5,340, consisting of:

Present value of cash consideration	$2,157
Fair value of ordinary shares issued	3,183

Total	$5,340

          There were $314 and $1,880 cash consideration paid during 2009 and 2010. The difference between the cash consideration $2,194 and its present value $2,157 as of acquisition date is recorded as interest expense over the payment term using effective interest rate method. During the year ended December 31, 2009 and 2010, the Group recorded $37 and nil interest expense, respectively.

          The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition as follows:

US$
Cash	$164
Other current assets	197
Property and equipment	20
Intangible assets
Trademark	750
Technology	1,924
Goodwill	2,645
Deferred tax liabilities	(360)

Total	$5,340

          The tangible and intangible assets valuation for the acquisition described above was based on a valuation analysis provided by an independent valuation firm, American Appraisal China Limited. The valuation analysis utilizes and considers generally accepted valuation methodologies such as the income, market and cost approaches. The Company has incorporated certain assumptions which include projected cash flows and replacement costs.

          The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

          The following pro forma information summarizes the effect of the acquisition, as if the acquisition of The World Browser had occurred as of January 1, 2008 and January 1, 2009. This pro forma information is presented for information purposes only. It is based on historical

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

3. ACQUISITION—(Continued)

  information and does not purport to represent the actual results that may have occurred had the Company consummated the acquisition on January 1, 2008 or January 1, 2009, nor is it necessarily indicative of future results of operations of the consolidated enterprises:

	Year ended December 31,
	2008	2009
	(Unaudited)	(Unaudited)
Pro forma revenue	$17,529	$33,061
Pro forma net (loss) income	$(2,681)	$4,123
Pro forma earnings per ordinary share—basic	$(0.07)	$0.03
Pro forma earnings per ordinary share—diluted	$(0.07)	$0.03

        (2)   Acquisition of mobile security service business

          On October 29, 2009, the Group acquired mobile security service business from an internet service company, acquiree D, for a cash consideration of $879. The acquisition allowed the Company to extend its brand to the mobile security market and provide synergies with the existing business. There were $732 and $147 of the cash consideration paid in 2009 and 2010.

          In addition, the Company issued 775,127 nonvested shares, which was valued at $1.525 per share by the Company with the assistance of American Appraisal China Limited, an independent valuation firm, to shareholders of acquiree D, who became the Company's key employees. Since the issued nonvested shares are linked to continuing employment and the Company has repurchase rights for the nonvested shares if the key employee ceases his employment with the Group at any time before the third anniversary of the employment commencement date at minimal consideration, the nonvested shares are accounted for as compensation expenses.

          The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The total purchase price of $879, was allocated as follows:

US$
Cash	$3
Other current assets	2
Property and equipment	11
Intangible assets
Trademark	180
Technology	150
Non-compete agreement	4
Goodwill	570
Deferred tax liabilities	(41)

Total	$879

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

3. ACQUISITION—(Continued)

          The tangible and intangible assets valuation for the acquisition described above was based on a valuation analysis provided by an independent valuation firm, American Appraisal China Limited. The valuation analysis utilizes and considers generally accepted valuation methodologies such as the income, market and cost approach. The Company has incorporated certain assumptions which include projected cash flows and replacement costs.

          The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

          The following pro forma information summarizes the effect of the acquisition, as if the acquisition of acquiree D had occurred as of January 1, 2008 and January 1, 2009. This pro forma information is presented for information purposes only. It is based on historical information and does not purport to represent the actual results that may have occurred had the Company consummated the acquisition on January 1, 2008 or January 1, 2009, nor is it necessarily indicative of future results of operations of the consolidated enterprises:

	Year ended December 31,
	2008	2009
	(Unaudited)	(Unaudited)
Pro forma revenue	$16,961	$32,462
Pro forma net (loss) income	$(2,684)	$4,227
Pro forma earnings per ordinary share—basic	$(0.07)	$0.03
Pro forma earnings per ordinary share—diluted	$(0.07)	$0.03

        (3)   Acquisition of security service business

          On December 10, 2009, the Company acquired computer security service business of an internet service company, acquiree E, for a cash consideration of $1,457. The acquisition allowed the Group to enhance the product function to hardware optimization and provide synergies with the existing business. There were $865 and $592 of the cash consideration paid in 2009 and 2010.

          In addition, the Company issued 732,064 nonvested shares, which was valued at $1.597 per share by the Company with the assistance of American Appraisal China Limited, an independent valuation firm, to shareholders of acquiree E who became the Company's key employees. Since the issued nonvested shares are linked to continuing employment and the Company has repurchase rights for the nonvested shares if the key employee ceases his employment with the Group at any time before the third anniversary of the employment commencement date at minimal consideration, the nonvested shares are accounted for as compensation expenses.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

3. ACQUISITION—(Continued)

          The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The total purchase price of $1,457, was allocated as follows:

US$
Cash	$4
Other current assets	40
Property and equipment	9
Intangible assets
Trademark	245
Technology	669
Non-compete agreement	44
Goodwill	573
Deferred tax liabilities	(127)

Total	$1,457

          The tangible and intangible assets valuation for the acquisition described above was based on a valuation analysis provided by an independent third party valuation firm, American Appraisal China Limited. The valuation analysis utilizes and considers generally accepted valuation methodologies such as the income, market and cost approaches. The Company has incorporated certain assumptions which include projected cash flows and replacement costs.

          The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

          The following pro forma information summarizes the effect of the acquisition, as if the acquisition of acquiree E had occurred as of January 1, 2008 and January 1, 2009. This pro forma information is presented for information purposes only. It is based on historical information and does not purport to represent the actual results that may have occurred had the Company consummated the acquisition on January 1, 2008 or January 1, 2009, nor is it necessarily indicative of future results of operations of the consolidated enterprises:

	Year ended December 31,
	2008	2009
	(Unaudited)	(Unaudited)
Pro forma revenue	$16,895	$32,795
Pro forma net (loss) income	$(2,746)	$4,199
Pro forma earnings per ordinary share—basic	$(0.07)	$0.03
Pro forma earnings per ordinary share—diluted	$(0.07)	$0.03

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

3. ACQUISITION—(Continued)

        Since the acquired businesses have been fully integrated into the Company's current business after the acquisitions, it is impracticable to disclose separately their standalone revenue and earnings after the acquisition.

4. ACCOUNTS RECEIVABLE

        Accounts receivable consists of the following:

	December 31,
	2009	2010
Accounts receivable	$8,999	$8,174
Allowance for doubtful accounts	(51)	(14)

Accounts receivable, net	$8,948	$8,160

        Movement of allowance for doubtful accounts is as follows:

	December 31,
	2008	2009	2010
Balance at beginning of year	$11	$38	$51
Charge to (Reverse of) expenses	26	27	(32)
Write off during the year	—	(16)	(4)
Exchange rate differences	1	2	(1)

Balance at end of year	$38	$51	$14

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

	December 31,
	2009	2010
Prepaid rental	$206	$222
Rental deposits	264	374
Prepaid bandwidth	75	361
Interest receivable	75	94
Other receivable in connection with exercise of share options	375	—
Prepaid marketing promotion fee	54	245
Deferred cost	—	369
Deferred initial public offering costs	—	560
Investment receivable on capital injection of Le Xiang Qi Cheng(i)	—	406
Investment receivable on capital injection of Yuan Tu(ii)	—	118
Advances to suppliers	14	159
Others	154	232

Total	$1,217	$3,140

(i)
In August 2010, the Group paid $599, representing 60% ownership, to form Le Xiang Qi Cheng with three other individual investors ("40% owners"). Even though the 40% owners have not yet paid their portion of the capital contribution, they have the full legal rights and entitlement to their portion of the equity. The investment receivable of $406 represented the receivable from 40% owners (noncontrolling interest) for the investments that have not been collected.

(ii)
In September 2010, the Group paid $272, representing 70% ownership, to form Yuan Tu with two other individual investors ("30% owners"). Even though the 30% owners have not yet paid their portion of the capital contribution, they have the full legal rights and entitlement to their portion of the equity. The investment receivable of $118 represented the receivable from 30% owners (noncontrolling interest) for the investments that have not been collected.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

6. LONG-TERM INVESTMENTS

	December 31, 2009	December 31, 2010
Cost method investments:
An internet service company, Investee H	$—	$146
An online television company, Investee I(i)	666	666

Cost method investments, net	666	812

Equity method investments:
An web game company, Investee J(ii)	—	715
An internet service company, Investee K(iii)	—	454

Equity method investments, net	—	1,169

Total	$666	$1,981

(i)
The long-term investment of $666 represented share portion of purchase price received from an online television company investee (the "Investee") in relation with the disposal of YZT in 2007.

On October 1, 2007, the Group entered into an agreement to dispose its 100% equity interest in YZT with the Investee with a cash consideration of $677 and 146,955 ordinary shares of the Investee valued at $4.53 per share.

In March 2008, the Group received remaining cash consideration of $211 and the 146,955 of ordinary shares of the Investee, which represents less than 0.1% equity interests of the Investee. The Group used the cost method of accounting to record its investment since the Group did not have the ability to exercise significant influence over the operating and financing activities. The management of the Group determined that there was no impairment on such investment during the years ended December 31, 2009 and 2010.

(ii)
In August 2010, the Group made an investment of $772, representing 35% ownership, to form a new internet service company, with an independent third party. The investment was accounted for as equity method investment since the Group has significant influence over the new company. The new company has not had any significant operations and was in operations loss of $157 during the period from August 2010 to December 31, 2010.

(iii)
In December 2010, the Group made an investment of $454, representing 35% ownership, to form a new internet service company, with an independent third party. The investment was accounted for as equity method investment since the Group has significant influence over the new company. The new company has not had any significant operations.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

7. PROPERTY AND EQUIPMENT, NET

	December 31,
	2009	2010
Computer equipment and application software	$4,038	$6,898
Furniture and vehicles	269	395
Leasehold improvements	246	534

	4,553	7,827

Less: Accumulated depreciation and amortization	3,616	4,521

Property and equipment, net	$937	$3,306

        Depreciation and amortization expenses charged to operating expenses for the years ended December 31, 2008, 2009 and 2010 were $1,162, $626 and $781, respectively.

8. ACQUIRED INTANGIBLE ASSETS, NET

        The gross carrying amount, accumulated amortization and net carrying amount of the acquired intangible assets are as follows:

	December 31,
	2009	2010
Indefinite-lived
Domain names	$329	$740
Trademarks	1,175	1,215
Definite-lived
Domain names	15	153
Source code	981	1,651
Technology	2,743	2,837
Non-compete agreement	48	50

Total acquired intangible assets	5,291	6,646

Less: Accumulated amortization
Domain names	(4)	(9)
Source code	(154)	(313)
Technology	(97)	(479)
Non-compete agreement	(3)	(34)

Accumulated amortization	(258)	(835)

Less: Impairment loss
Domain names	(256)	(265)

Accumulated impairment loss	(256)	(265)

Acquired intangible assets, net	$4,777	$5,546

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

8. ACQUIRED INTANGIBLE ASSETS, NET—(Continued)

        Amortization expenses for the years ended December 31, 2008, 2009 and 2010 were $9, $233 and $563, respectively. Amortization expenses for the years ending December 31, 2011, 2012, 2013, 2014 and 2015 would be $654, $626, $587, $583 and $550, respectively.

        The management performs impairment assessment on intangible assets with indefinite lives on December 31 of each year. The management of the Group used the discounted future cash flow method to estimate the fair value of intangible assets with indefinite lives. The impairment of $256 for certain domain names in 2009 was recognized due to declining marketability and fair value of the intangible assets. There were no impairment charges for the years ended December 31, 2008 and 2010.

9. GOODWILL

        Changes in the carrying amount of goodwill for the years ended December 31, 2008, 2009 and 2010, consisted of the followings:

	December 31,
	2009	2010
Beginning balance	$—	$3,788
Goodwill acquired in acquisition of business	3,788	—
Exchange difference	—	130

Ending balance	3,788	3,918

Accumulated goodwill impairment loss	—	—

Goodwill	$3,788	$3,918

        The Group performs the annual impairment tests on December 31 of each year. Based on impairment test performed, no impairment of goodwill was recorded during the years ended December 31, 2008, 2009 and 2010, respectively.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

10. ACCRUED EXPENSES AND OTHER CURRENT LIBILITIES

	December 31,
	2009	2010
Deferred revenue(i)	$1,742	$4,210
Other tax payable	495	1,987
Payroll related payable	636	1,701
Accrued agent rebates and profit sharing cost	463	364
Accrued professional service fee	354	801
Accrued bandwidth	80	276
Accrued marketing promotion expenses	227	537
Consideration payable	716	—
Deferred subsidy income(ii)	—	379
Other current liabilities	399	630

Total	$5,112	$10,885

(i)
Deferred revenues represent payments received from (1) third party customers in relation to the service to be provided by the Group and will be recognized as revenue when all of the revenue recognition criteria are met; (2) web game players before the in-game items were consumed; and (3) advertising customers before the services were provided to these customers.

(ii)
In 2010, the Company received $379 prepayment from the local government for an anti-virus research and development project. The amount was deferred since the project is subject to final inspection upon the completion.

11. LONG-TERM PAYABLE

        In 2008, the Group signed an agreement with a third party that allows the Group to offer the third party's anti-virus software during a three-and-a-half-year period. The Group entered this agreement primarily to attract users to its platforms. The useful life was originally estimated according to the contract terms, and subsequently changed to zero in fourth quarter of 2009 when the Group launched its own free anti-virus software and did not expect such software to attract more users to its platforms on a going forward basis. Therefore, during the last quarter of 2009, the total remaining carrying amount of the other assets related to the contract was fully amortized. The amount amortized for the years ended December 31, 2008 and 2009 were $250 and $3,252, respectively. A $3,811 fee was payable in installments by the Group under this agreement.

	December 31,
	2009	2010
Current portion	$1,018	$1,525
Noncurrent portion	1,922	450

Total	$2,940	$1,975

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

11. LONG-TERM PAYABLE—(Continued)

        The long-term payable represented the present value of the corresponding liabilities related to the agreement, of which $1,018 and $1,525 as of December 31, 2009 and 2010, respectively, was classified as current portion of liabilities based on the amount to be fall due within 12 months from the balance sheet date according to the payment schedule as stipulated in the agreement. The interest expenses in relation to the charge of the present value of the long-term payable were $32, $123 and $98 for the years ended December 31, 2008, 2009 and 2010, respectively.

12. INCOME TAXES

Cayman

        The Company is a tax-exempted company incorporated in the Cayman Islands.

Hong Kong

        Qifei International, 360 International and Qiji International, incorporated in 2010, are subject to the unified tax rate of 16.5% in Hong Kong for the year ended December 31, 2010. Under the Hong Kong tax laws, Qifei International, 360 International and Qiji International are exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

        The Group's PRC entities are subject to Enterprise Income Tax ("EIT") on the taxable income in accordance with the relevant PRC income tax laws.

        The Enterprise Income Tax Law ("the New EIT Law") became effective on January 1, 2008. The New EIT Law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises except for certain entities that enjoy preferential tax rates, which are lower than the statutory rates, as described below.

        Under the New EIT Law and its implementing rules, an enterprise which qualifies as a "high and new technology enterprise" ("HNTE") is entitled to a tax rate of 15%.

        Qizhi Software obtained its HNTE status in 2006 and was entitled to the tax rate of 15% with three-year exemption starting from 2006 followed by a reduced tax rate of 7.5% for the subsequent three years. Based on the transition rules of the EIT Law, Qizhi Software renewed its HNTE status and continued to enjoy preferential tax treatments from 2008 through 2010. Qizhi Software was exempted from income tax in 2008 and entitled to a tax rate of 50% of the applicable rate from 2009 to 2010. The Group has received verbal confirmation from the relevant local tax district that it will continue to pay tax at the rate of 7.5%. The tax rate of Qizhi Software for the years ended December 31, 2009 and 2010 was 7.5%.

        On April 21, 2010, the State Administration of Taxation issued Circular 157 Further Clarification on Implementation of Preferential EIT Rate during Transition Periods ("Circular 157"). Circular 157 seeks to provide additional guidance on the interaction of certain preferential tax rates under the transitional rules of the New EIT Law. Prior to Circular 157, Qizhi Software interpreted the law to

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

12. INCOME TAXES—(Continued)

mean that if an HNTE entity was in a tax holiday period, including "2-year exemption plus 3-year half rate", "5-year exemption plus 5-year half rate" and other tax exemptions and reductions, where it was entitled to a 50% reduction in the tax rate and was also entitled to a 15% rate of tax due to HNTE status under the New EIT Law, then it was entitled to pay tax at the rate of 7.5%. Circular 157 appears to have the effect that such an entity is entitled to pay tax at either the lower of 15% or 50% of the standard PRC tax rate (i.e. currently 25%). Circular 157 is unclear as to whether its effect is retrospective but the Group's understanding is that the State Administration of Taxation has recently taken the position that the Circular applies only to tax years commencing from January 1, 2010. In addition, Qizhi Software has received verbal confirmation from the relevant local tax district that entities that qualify for "3-year exemption plus 3-year half rate" tax holiday as HNTEs and which is registered in Experimental Area for Developing New-Technology Industries of Beijing, notwithstanding Circular 157, will continue to pay tax at the rate of 7.5%. As a consequence, because Qizhi Software enjoys "3-year exemption plus 3-year half rate" HTNE status and is registered in Experimental Area for Developing New-Technology Industries of Beijing, the Group does not expect the circular 157 has material impact to Qizhi Software's current tax position.

        Beijing Qihu is subject to unified tax rate of 25% for the year ended December 31, 2008. Beijing Qihu is recognized as a HNTE by relevant PRC government authorities and entitled to PRC Enterprise Income Tax of 15% tax rate for the years ended December 31, 2009 and 2010, respectively.

        Shanghai Qitai is approved by the local tax authority to file its income tax by adopting the "deemed-profit method". Under this method, Shanghai Qitai filed its income tax by calculating as 2.5% of the gross revenues.

        3G and QBTX are subject to the unified tax rate of 25% for the years ended December 31, 2008, 2009 and 2010, respectively.

        SJXH, QH360 and CDQY, which were incorporated in 2009, are all subject to the unified tax rate of 25% for the years ended December 31, 2009 and December 31, 2010, respectively.

        Le Xiang Qi Cheng and Yuan Tu are subject to the unified tax rate of 25% for the year ended December 31, 2010.

        Uncertainties exist with respect to how the current income tax law in the PRC applies to the Group's overall operations, and more specifically, with regard to tax residency status. The New EIT Law includes a provision specifying that legal entities organized outside of the PRC will be considered residents for Chinese Income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the New EIT Law provide that non-resident legal entities will be considered PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc., occurs within the PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Group does not believe that the legal entities organized outside of the PRC within the Group should be treated as residents for EIT law purposes. If the PRC tax authorities subsequently determine that the Company, its subsidiaries, VIEs and VIEs' subsidiaries registered outside the PRC should be deemed a resident enterprise, the Company and its subsidiaries, VIEs and VIEs' subsidiaries registered outside the PRC will be subject to the PRC income tax at a rate of 25%.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

12. INCOME TAXES—(Continued)

        If the Company were to be non-resident for PRC tax purpose, dividends paid to it out of profits earned after January 1, 2008 would be subject to a withholding tax. In the case of dividends paid by PRC subsidiary, the withholding tax would be 10%. Distributions made out of pre January 1, 2008 retained earnings will not be subject to the withholding tax. The Company's PRC entities historically have not declared or paid any dividends.

        Aggregate undistributed earnings of the Company's subsidiary, VIEs and VIEs' subsidiaries located in the PRC that are available for distribution to the Company of approximately $5,226 at December 31, 2010 are considered to be indefinitely reinvested, and accordingly, no provision has been made for the Chinese dividend withholding taxes that would be payable upon the distribution of those amounts to the Company. The Chinese tax authorities have also clarified that distributions made out of pre January 1, 2008 retained earnings will not be subject to the withholding tax.

        Detailed information about income tax of the Group's subsidiaries and VIEs is as below:

        The current and deferred portion of income tax expense included in the consolidated statements of operations is as follows:

	For the year ended December 31,
	2008	2009	2010
Current income tax expense	$—	$(38)	$(403)
Deferred income tax benefit (expense)	179	(374)	(60)

Total income tax benefit (expense)	$179	$(412)	$(463)

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

12. INCOME TAXES—(Continued)

        The principal components of the deferred tax assets and liabilities are as follows:

	December 31,
	2009	2010
Current deferred tax assets:
Provision of allowance for doubtful accounts	$14	$9
Accrued payroll	51	129
Advertising expenses	—	142
Net operating loss carry forwards	391	520
Less: Valuation allowance	(12)	(4)

Current deferred tax assets, net	444	796

Noncurrent deferred tax assets:
Acquired intangible assets	41	40
Other assets	356	213
Net operating loss carry forwards	375	308
Less: Valuation allowance	(115)	(308)

Noncurrent deferred tax assets, net	657	253

Noncurrent deferred tax liabilities:
Acquired intangible assets	524	512

Noncurrent deferred tax liabilities	$524	$512

        The Company operates through its subsidiaries and VIEs and the valuation allowance is considered on each individual subsidiary and VIE basis. The subsidiaries and VIEs registered in the PRC have total net operating loss carry forwards of $4,639 as of December 31, 2010 which will expire on various dates between December 31, 2012 and December 31, 2015.

        Reconciliation between the income taxes (benefit) expense computed by applying the PRC tax rate to loss before income taxes and the actual provision for income taxes is as follows:

	For the year ended December 31,
	2008	2009	2010
(Loss) income before income tax (benefit) expense	$(2,925)	$4,601	$9,011
PRC statutory income tax rate	25%	25%	25%
Income tax (benefit) expense at the statutory income tax rate	(731)	1,150	2,253
Permanent differences	84	54	75
Effect of different income tax calculation method required by tax bureau	—	(219)	(2,416)
Effect of different income tax rates in other jurisdictions	253	606	1,093
Effect of income tax holiday and preferential tax rates	108	(1,192)	(717)
Changes in valuation allowance	107	13	175

Income tax (benefit) expense	$(179)	$412	$463

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

12. INCOME TAXES—(Continued)

        Certain consolidated entities of the Group enjoy tax holidays granted by the local tax authorities. Without the tax holidays, the Group's income tax benefit would have increased by $108 for the year ended December 31, 2008, the Group's income tax expense would have increased by $1,192 and $717 for the years ended December 31, 2009 and 2010, respectively. The impact of the tax holidays on basic net income per ordinary share was nil in 2008, an increase of $0.02 and $0.01 for the years ended December 31, 2009 and 2010, respectively.

13. ORDINARY SHARES

        The Company's Memorandum and Articles of Association, as amended, authorizes the Company to issue 156,631,180 (143,876,993 for 2009 and 2008) ordinary shares with a par value of $0.001 each.

        On January 17, 2006, the Company issued a total of 100 ordinary shares, par value $1.00 each, including 55 shares to Young Vision and 45 shares to Global Village. In January 2006, the Company subdivided the ordinary shares at a 1 to 1,000 ratio. Also on the same day, the Company issued a total of 65,239,960 ordinary shares to the shareholders at par value $0.001 each. As a result, Young Vision held 35,936,978 ordinary shares, 18,086,101 of which was designated as the equity pool (see Note 16), par value $0.001 each, and Global Village held 29,402,982 ordinary shares par value $0.001 each.

        In January 2010, the Company also issued to Global Village 2,125,176 ordinary shares in connection with its acquisition of The World Browser in September, 2009. The shares were recorded as shares to be issued in equity on the consolidated balance sheet as of December 31, 2009.

        In addition, in January 2010, in connections with certain acquisitions and share-based compensation arrangement in 2009, the Company issued 3,517,544 ordinary shares to Young Vision that would eventually issue the shares to key employees if certain employment criteria are met.

        In April, 2010, the Company issued 578,060 ordinary shares in connection with the exercise of options which were granted and vested in 2006.

14. CONVERTIBLE PARTICIPATING REDEEMABLE PREFERRED SHARES

        In January and May of 2006, the Company issued a total of 31,003,440 shares of Series A shares at Series A subscription price of $0.4999 per share for cash proceeds of $15,500. In May 2006, the Company granted a total of 1,600,320 warrants to certain Series A shareholders to purchase additional Series A shares which were exercisable into Series A shares at the Series A subscription price for $800. All of the warrants were exercised in August 2006.

        In November 2006, the Company issued 37,878,789 shares of Series B shares to Series B shareholders at Series B subscription price of $0.66 per share for cash proceeds of $25,000.

        In January 2010, the Company issued a total of 7,831,467 shares of Series C shares at Series C subscription price of $2.5538 per share for cash proceeds of $20,000.

        In April 2010, one of the shareholders of Series A shares transferred at Series C subscription price of $2.5538 per share to three investors a total of 1,691,610 Series A shares, 156,631 of which was

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

14. CONVERTIBLE PARTICIPATING REDEEMABLE PREFERRED SHARES—(Continued)

transferred to a shareholder of both Series A shares and Series B shares. The shareholder was granted all the rights of the Series C shares for the 156,631 Series A shares.

        The main terms of Series A, Series B and Series C shares are summarized as follows:

Rank

        The series C shares shall, with respect to (i) the payment of the liquidation payment in the event of a liquidation or a sale transaction, (ii) the payment of the dividends and (iii) all other rights and preferences, rank senior to (a) the series B shares, the series A shares and the ordinary shares; while series B shares with respect to these events rank senior to the series A shares and the ordinary shares; and the series A shares respect to these events rank senior to the ordinary shares.

Redemption

        At any time commencing on the earlier of (a) such time as the Company's CEO is enjoined or prevented from serving as the CEO of the Company and (b) the sixth anniversary of the Series B Subscription Date, (i) if holders of at least 66 2/3% of the Series B shares approve redemption, any holder of Series B share shall be entitled to require the Company and (ii) if holders of at least 75% of the Series A shares approve redemption, any holder of Series A shares shall be entitled to require the Company, in each case by a six-month prior notice in writing to the Company to redeem, out of legally available funds, for all, but not less than all, of the Series B shares or Series A shares held by such holder, as applicable; provided the Group remain solvent and have sufficient cash for working capital required for at least one year, by reference to the annual budget approved by the Board. This redemption right set forth herein shall terminate upon closing of a qualified initial public offering ("Qualified IPO").

        At any time commencing on the fifth anniversary of the series C subscription date, if holders of at least 66 2/3% of the series C shares approve redemption, any holder of series C shares shall be entitled to require the Company, by serving a Redemption Notice on the Company, to redeem, out of legally available funds, for all, but not less than all, of the series C shares held by such holder, provided, that the Group Companies remain solvent and have sufficient cash for working capital required for at least one year by reference to the annual budget approved by the Board of Directors.

        Qualified IPO means firm commitment underwritten public offering either with total offering proceeds to the Company of at least $80,000 before deduction of the underwriting commissions and expenses or with the approval of holders of 66 2/3% or more of the then issued and outstanding preferred shares of the Company.

        Redemption Payments equal to the (i) aggregate of series C subscription price, series B subscription price or series A shares subscription price, (as adjusted for share dividends, combinations or splits or reclassification with respect to such share) plus (ii) all accumulated but unpaid dividends on the Series C shares, the Series B shares or Series A shares, as applicable, at a rate of 5% for each year the Series C shares, Series B shares or Series A shares, as applicable, remain outstanding (pro rata for a partial year).

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

14. CONVERTIBLE PARTICIPATING REDEEMABLE PREFERRED SHARES—(Continued)

        During the years ended December 31, 2008, 2009 and 2010, the Company recorded $815 each year as accretion of Series A shares, $1,250 each year as accretion of Series B shares in the consolidated statements of operation. During the year ended December 31, 2010, the Company recorded $978 as accretion of Series C shares in the consolidated statements of operations, respectively.

Conversion

        Optional conversion—Any holder of Series A shares, Series B shares and Series C shares shall have the right, at its option, at any time and from time to time, to convert, any or all of such holder's Series A shares, Series B shares or Series C shares, as applicable, into such number of fully paid ordinary shares as is determined by dividing (i) the Series A subscription price by the then effective conversion price for the Series A shares, or (ii) the Series B subscription price by the then effective conversion price for the Series B shares, or (ii) the Series C subscription price by the then effective conversion price for the Series C shares, as applicable. The conversion price for Series A shares, Series B shares and Series C shares shall initially be equal to the Series A subscription price, the Series B subscription price and the Series C subscription price respectively, subject to adjustment for share dividend, share split or share combination, and other anti-dilution feature.

        Automatic conversion—Immediately upon closing of a Qualified IPO or approval of the holder of at least 75% of the Series A shares, each outstanding share of Series A shares shall be automatically converted, into the number of fully paid and ordinary shares in accordance with the then effective applicable conversion price.

        Immediately upon closing of a Qualified IPO, each outstanding share of Series B shares shall be automatically converted, into the number of fully paid and ordinary shares in accordance with the then effective applicable conversion price.

        Immediately upon closing of a Qualified IPO or approval of the holder of at least 75% of the Series C preferred shares, each outstanding share of Series C shares shall be automatically converted, into the number of fully paid ordinary Shares in accordance with the then effective applicable conversion price.

Dividends

        For dividend other than in ordinary shares, dividend shall be ratably paid to holders of Series C shares , Series B shares, Series A shares and Ordinary shares based on an as-if converted basis.

        For dividend in ordinary shares, holders of Series C shares, Series B shares or Series A shares shall not participate in the distribution of dividend in Ordinary Shares, but shall be entitled to adjustment to the conversion price then in effect.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

14. CONVERTIBLE PARTICIPATING REDEEMABLE PREFERRED SHARES—(Continued)

Voting rights

        The Board of Directors shall comprise a maximum of six directors, two of which shall represent Series A preferred shareholders, one of which shall represent Series B preferred shareholders. Series A, Series B and Series C shares shall be entitled to three, two and one non-voting observers to the Board of Directors, respectively. Holders of ordinary shares, voting as a single class, shall be entitled to elect a maximum of three directors.

Liquidation preference

        Upon liquidation, out of legally available assets for shareholders, holders of Series C shares shall be paid an amount equal to Series C subscription price plus unpaid dividends if any first. Then Series B shareholders shall be paid an amount equal to Series B subscription price plus unpaid dividends if any. Then Series A shareholders shall be paid an amount equal to Series A subscription price plus unpaid dividends if any. Any remaining assets shall be distributed ratably among Series C shareholders, Series B shareholders, Series A shareholders and ordinary shareholders on an as-if converted basis. As of December 31, 2010, there was not any unpaid dividend since the Company has not declared any dividends for Series A shares, Series B shares, or Series C shares.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

15. NET (LOSS) INCOME PER SHARE

        The following table sets forth the computation of basic and diluted net (loss) income per share for the periods indicated:

	December 31,
	2008	2009	2010
Net (loss) income attributable to Qihoo 360 Technology Co. Ltd	(2,746)	4,189	8,508

Accretion of Series A shares	815	815	815
Accretion of Series B shares	1,250	1,250	1,250
Accretion of Series C shares	—	—	978
Undistributed earnings allocated to Series A shares(i)	—	190	1,040
Undistributed earnings allocated to Series B shares(i)	—	—	906
Undistributed earnings allocated to Series C shares(i)	—	—	—
Undistributed (loss) earnings allocated to participating unvested shares(i)	(1,206)	401	778

Net (loss) income attributable to ordinary shareholders for computing basic net income per ordinary share	(3,605)	1,533	2,741

Net (loss) income attributable to nonvested shareholders for computing basic net income per participating unvested shares(i)	(1,206)	401	778

Accretion of Series A shares	815	815	815
Undistributed earnings allocated to Series A shares(i)	—	190	1,040

Net income attributable to Series A shareholders for computing basic net income per Series A share	815	1,005	1,855

Accretion of Series B shares	1,250	1,250	1,250
Undistributed earnings allocated to Series B preferred shares(i)	—	—	906

Net income attributable to Series B shareholders for computing basic net income per Series B share	1,250	1,250	2,156

Accretion of Series C shares	—	—	978
Undistributed earnings allocated to Series C preferred shares(i)	—	—	—

Net income attributable to Series C shareholders for computing basic net income per Series C share	—	—	978

Weighted average ordinary shares outstanding used in computing basic net income per ordinary share	48,969,589	51,780,932	55,568,041
Weighted average shares used in calculating net income per participating unvested share—basic	16,370,371	13,559,028	15,782,530
Weighted average shares outstanding used in computing basic net income per Series A share	32,603,760	32,603,760	32,603,760
Weighted average shares outstanding used in computing basic net income per Series B share	37,878,789	37,878,789	37,878,789
Weighted average shares outstanding used in computing basic net income per Series C share	—	—	7,659,818
Weighted average ordinary shares outstanding used in computing diluted net income per ordinary share(ii)	65,339,960	65,339,960	71,350,571

Net (loss) income per ordinary share—basic	(0.07)	0.03	0.05
Net (loss) income per participating unvested share—basic	(0.07)	0.03	0.05
Net income per Series A share—basic	0.02	0.03	0.06
Net income per Series B share—basic	0.03	0.03	0.06
Net income per Series C share—basic	NA	NA	0.13
Net (loss) income per ordinary share—diluted	(0.07)	0.03	0.05

(i)
The net income attributable to holders of ordinary shares was allocated among ordinary shares, preferred shares and certain nonvested shares (see Note 16) pro rata on the basis of their right to participate in dividends.

(ii)
The calculation of the weighted average number of ordinary shares for the purpose of diluted net income per share has considered the effect of certain potentially dilutive securities.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

15. NET (LOSS) INCOME PER SHARE—(Continued)

        For the year 2008 and 2009, 32,603,760 and 37,878,789 ordinary shares resulting from the assumed conversion of Series A shares and Series B shares were excluded as their effect was anti-dilutive. The effect of the share options were also excluded as the performance condition for the share options has not been met.

        For the year 2010, 32,603,760, 37,878,789 and 7,831,467 ordinary shares resulting from the assumed conversion of Series A shares, Series B shares and Series C shares were excluded as their effect was anti-dilutive. The effect of the share options were also excluded as the performance condition for the share options has not been met.

16. SHARE-BASED COMPENSATION

Share options

        On January 25, 2006, the Company adopted the 2006 Employee Share Option Plan (the "2006 Plan") for the granting of share options to employees and nonemployees to reward them for services to the Company and to provide incentives for future service. The share options expire ten years from the date of grant.

Option to employees

        On June 30, 2009, the Company granted 911,950 share options to employees at an exercise price of $1.5 per share.

        On January 1, 2010 and July 1, 2010, the company granted 110,000 and 939,000 share options to employees at an exercise price of $2.2 and $2.8 per share, respectively.

Option to nonemployees

        During the years ended December 2008 and 2009, the Company did not grant any share options to nonemployees.

        On July 1, 2010, the Company granted 4,100,000 share options to nonemployees for consulting and investment advisory services of four years at an exercise price of $2.8 per share. The fair value of the share options granted to the nonemployees at the commitment date were $1.40 per share, and re-measured at the end of each reporting period. The fair value was determined based on Level 3 inputs.

Option exercise

        The option shall be exercisable by giving notice in writing to the Company stating that the option is exercised and the number of shares in respect of which it is exercised. Any such notice must be accompanied by a remittance for the full amount of the exercise price for the shares in respect of which the notice is given.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

16. SHARE-BASED COMPENSATION—(Continued)

Vesting of options

        The option will vest when one of the Exit events, described in "Termination of Option" below, happens and the services conditions are met. In accordance with the vesting schedules set out in the 2006 Plan, 1/4 of the options granted will be vested on each anniversary from the date of grant subject to the occurrence of one of the Exit events.

Termination of option

        The option may not be exercised until vested. Once vested, the option may be exercised in whole or any part, at any time. However, an option will be forfeited, if the grantee ceases to be an employee prior to an Exit, then (i) the portion of the Option which has been otherwise vested and not exercised, and (ii) the portion of the options which has not been vested, will automatically lapse and expire.

        Exit means (i) a listing, (ii) a sale of all or substantially all of the issued share capital of the Company, (iii) a sale by the Company of all or substantially all of its assets, (iv) the passing of an effective resolution or the making of an order of a competent court for the winding up of the Company.

        Based on the terms above, the options will not actually vest until one of the Exit events happens and the service conditions are met.

        The fair value of the options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used.

	Year ended December 31, 2009	Year ended December 31, 2010
Risk-free interest rate	3.96%	3.31% - 3.73%
Expected life (years)	5.20	5.15 - 5.30
Volatility	64.87%	62.7% - 63.64%
Dividend yield	—	—
Fair value of underlying ordinary shares at the grant date	1.09	1.86 - 2.58
Fair value of the share options at the grant date	0.56	1.01 - 1.40

(1)
Volatility

The volatility of the underlying ordinary shares during the life of the options was estimated based on the historical share price volatility of comparable companies over a period comparable to the expected term of the options.

(2)
Risk-free interest rate

Risk-free interest rate was estimated based on the yield to maturity of China international government bonds with a maturity period close to the expected term of the options.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

16. SHARE-BASED COMPENSATION—(Continued)

(3)
Expected term

For the options granted to employees, as the Group did not have sufficient historical share option exercise experience, it estimated the expected term average based on a consideration of factors including contractual term and vesting period.

(4)
Dividend yield

The dividend yield was estimated by the Group based on its expected dividend policy over the expected term of the options.

(5)
Exercise price

The exercise price of the options was determined by the Company's Chief Executive Officer.

(6)
Fair value of underlying ordinary shares

The estimated fair value of the ordinary shares underlying the options as of the respective grant dates was determined based on a retrospective valuation. When estimating the fair value of the ordinary shares on the grant dates, management has considered a number of factors, including the result of a third-party appraisal and equity transactions of the Group, while taking into account standard valuation methods and the achievement of certain events. The determination of fair value of the ordinary shares was also with the assistance of an independent valuation firm, American Appraisal China Limited.

        The following table summarizes information regarding the share options granted:

Grant date	Options granted	Fair value per ordinary share at the grant date	Exercise price per option	Intrinsic value per option at the grant date
June 30, 2009	911,950	$1.1	$1.5	—
January 1, 2010	110,000	$1.9	$2.2	—
July 1, 2010	5,039,000	$2.6	$2.8	—

Total	6,060,950

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

16. SHARE-BASED COMPENSATION—(Continued)

	Number of options	Weighted average exercise price per option
Outstanding at January 1, 2009	578,060	$0.65
Granted	911,950	1.5
Exercised	(578,060)
Forfeited	(15,900)

Outstanding at January 1, 2010	896,050	1.5

Granted	5,149,000	2.8
Exercised	—
Forfeited	(131,100)

Outstanding at December 31, 2010	5,913,950	2.6

Vested and exercisable, December 31, 2010	—	$2.6

        The 578,060 share options outstanding at January 1, 2009 represented the share options granted in 2006 to a third party consulting company for its investment advisory service in connection with the Company's issuance of Series B shares. The fair value of the share options at the grant date was $0.24, which was determined by the Company. The amount of $140 was recorded as part of the issuance cost of Series B shares. The share options were exercised in October 2009. However, due to legal and administrative reasons, the ordinary shares in relation to the 578,060 share options were not issued as of December 31, 2009 and reflected as shares to be issued in equity on the consolidated balance sheets. The shares were subsequently issued in April 2010.

        The following table summarizes information with respect to share options outstanding as of December 31, 2010:

	Options outstanding				Options exercisable
	Number outstanding	Weighted average remaining contractual term	Exercise price per option	Aggregate intrinsic value as of December 31, 2010	Number exercisable	Exercise price per option	Aggregate intrinsic value as of December 31, 2010
June 30, 2009	829,950	8.5 years	$1.5	2,909	—	$1.5	—
January 1, 2010	90,000	9.0 years	$2.2	252	—	$2.2	—
July 1, 2010	4,994,000	9.5 years	$2.8	11,012	—	$2.8	—

Total	5,913,950			$14,173	—		$—

        Based on the discussion above, the options will not vest until both the service and performance condition, i.e., one of the Exit events happens. Therefore, the Group did not record any compensation expenses in the consolidated statements of operation for share options granted to employees for the years ended December 31, 2009 and 2010.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

16. SHARE-BASED COMPENSATION—(Continued)

        As of December 31, 2010, there was $15,334 unrecognized share-based compensation expense relating to share options. The expense is expected to be recognized upon the occurrence of one of the Exit events and then over a weighted-average remaining vesting period of 2.8 years, assuming the Exit events will occur in the following 2.8 years.

  Nonvested shares

        On January 19, 2006, the Company's shareholder, Young Vision, the Series A shareholder and certain other parties entered into the Share Incentive Agreement, pursuant to which, Young Vision allocated a total of 18,086,101 ordinary shares of the Company to an equity incentive pool designed to award employees and consultants of the Group in accordance with the Employee Share Vesting Scheme (the "Share Plan"), of which 9,951,000 shares were granted before January 1, 2008. In addition, in January 2010, the Company issued 3,517,544 nonvested shares in connection with certain 2009 acquisitions.

        The nonvested shares granted or vested in accordance with the Share Plan will, be held by Young Vision and all rights (including without limitation, the voting rights and the right to receive the share certificates) attached to such shares will be exercised by Young Vision at its sole and absolute discretion, except that the grantee shall have the right to all the monetary benefits deriving from the shares vested when the shares are disposed of in accordance with the Share Plan. Since the unvested nonvested shares are entitled to the same rights (including nonforfeitable dividend rights) and obligations as ordinary shares, these shares are considered participating securities.

        The nonvested shares granted under the Share Plan shall vest (i) 15 per cent of the aggregate number of Shares 12 months after the start of vesting period; (ii) 20 per cent of the aggregate number of Shares 24 months after the start of vesting period; (iii) 30 per cent of the aggregate number of Shares so granted 36 months after the start of vesting period; and (iv) 35 per cent of the aggregate number of Shares 48 months after the start of vesting period.

        However, all nonvested shares to any grantee shall also be subject to the Company's rights to repurchase at an aggregate repurchase price of RMB1.00, if the grantee terminated his/her employment with the Group: (a) in all, on or before the second anniversary of the start of vesting period; (b) 50% of otherwise vested nonvested shares, after the second anniversary but before the fourth anniversary of the start of vesting period; or (c) no shares, after the fourth anniversary of the start of vesting period.

        In 2009, the Company granted 2,797,544 nonvested shares to certain key employees in relation to the acquisitions discussed in Note 3.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

16. SHARE-BASED COMPENSATION—(Continued)

        The following table summarizes information regarding the nonvested shares granted:

	Number of nonvested shares	Weighted average fair value per nonvested share at the grant date(i)
Outstanding at January 1, 2008	7,265,350
Granted	3,529,000	$0.80
Vested	(2,672,275)
Forfeited	(1,839,125)

Outstanding at January 1, 2009	6,282,950
Granted	6,064,044	$1.42
Vested	(766,600)
Forfeited	(522,175)

Outstanding at January 1, 2010	11,058,219
Granted	1,670,000	$1.80
Vested	(1,379,985)
Forfeited	(214,640)

Outstanding at December 31, 2010	11,133,594

Vested and to be transferred to grantees, December 31, 2010	6,417,060

(i)
The fair value of the underlying ordinary shares is the same as the fair value of the nonvested shares when calculating the weighted average fair value per nonvested share, at the grant date.

        The fair value of the nonvested shares was determined at the grant dates by the Group with the assistance of an independent valuation firm, American Appraisal China Limited. The Group recognized $1,253, $1,924 and $4,006 share based compensation expense for the years ended December 31, 2008, 2009 and 2010, respectively.

        Included in the total number of nonvested shares granted during the years ended December 31, 2009 and 2010, 799,000 and 20,000 shares were granted to hire certain key technical persons and in the year ended December 31, 2009, 2,797,544 shares were granted to the certain employees or shareholders of The World Brower, acquiree D and acquiree E, who after the acquisitions of those entities, became the employees of the Company.

        Above nonvested shares granted to hire certain key technical persons or for acquisitions vest over five years and are subject to the Company's rights to repurchase at an aggregate repurchase price of RMB1.00, if (a) the key employee terminated his/her employment with the Group at any time before third anniversary of the employment commencement date; or (b) the key employee breaches his/her non-competition and confidentiality obligations to the Company and the employment agreement at any time before the second anniversary of the date on which key employee ceases their employment.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

16. SHARE-BASED COMPENSATION—(Continued)

        As of December 31, 2010, total unrecognized compensation expense relating to the nonvested shares was $8,351. The expense is expected to be recognized over a weighted average period of 2.94 years using the graded vesting attribution method.

17. NONCONTROLLING INTEREST

	Le Xiang Qi Cheng	Yuan Tu	Total
Balance as of December 31, 2009	$—	$—	$—
Noncontrolling interest of Le Xiang Qi Cheng	401	—	401
Noncontrolling interest of Yuan Tu	—	118	118
Net loss	(17)	—	(17)
Exchange rate differences	5	—	5

Balance as of December 31, 2010	$389	$118	$507

18. RELATED PARTY BALANCES AND TRANSACTIONS

        The Group's related parties and the relationship with the Group are as follows:

Name of the related party	Relationship with the Group
Global Village Associates Limited	Shareholder of the Company
Genius Land Services Limited	Wholly owned by a family member of the same shareholder of the Company
Beijing Shengjing Wanwei Technology Co., Ltd.	Equity interest investment of the same shareholder of the Company
Individual consultant	Immediate family of a shareholder

        Details of related party balances and main transactions as of December 31, 2008, 2009 and 2010 are as follows:

(1)
Amount due to related parties

	December 31,
	2009	2010
Genius Land Services Limited(i).	$1,880	$—

(i)
It is the designee of Wanwei for receiving the payment in relating to the business acquisition of The World Browser in 2009. The Company paid the consideration in 2010.

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

18. RELATED PARTY BALANCES AND TRANSACTIONS—(Continued)

(2)
Share options granted

          On July 1, 2010, the Company granted 300,000 share options to an individual consultant, who is an immediate family of a shareholder, for investment advisory services. The fair value of the share options as of the grant date was $420.

(3)
Shares to be issued

	December 31,
	2009	2010
Global Village Associates Limited(ii)	$3,183	$—

(ii)
This represents part of the purchase consideration related to the acquisition of The World Browser in 2009 discussed in Note 3. The shares were issued in January 2010.
(4)
Main transactions with related parties

		For the year ended December 31,
Nature	Company name	2008	2009	2010
Purchase source code of browser and receive technical service from	Beijing Shengjing Wanwei Technology Co., Ltd.	$—	$950	$—

19. COMMITMENTS AND CONTINGENCIES

(1)
Commitments

        The Group leases its facilities and offices under non-cancelable operating lease agreements. Rental expenses under operating leases for 2008, 2009 and 2010 were $681, $986 and $1,390, respectively.

        Future minimum lease payments under such leases as of December 31, 2010 were as follows:

2011	$1,505
2012	656

$2,161

(2)
Contingencies

        In August 2008, the Company brought a defamation claim against Beijing Yijin Yuhui Technology Investment Co., Ltd. and Beijing Rising Information Technology Co., Ltd. (together, "Rising") in the Chaoyang District People's Court of Beijing, alleging that Rising made defamatory statements on its websites and via domestic mass media and seeking retraction of the statements and approximately $303 (RMB2 million) in damages. As of March 1, 2011, the lawsuit is pending. In February 2010, the

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

19. COMMITMENTS AND CONTINGENCIES—(Continued)

Company also brought an unfair competitive practices claim against Rising in the Xicheng District People's Court of Beijing, alleging that Rising misled users with statements that 360 Safe Guard pose security risks to users' systems and seeking retraction of the statements and approximately $1,485 (RMB9.8 million) in damages. As of March 1, 2011, the lawsuit is pending.

        In May 2010, Beijing Kingsoft Security Software Co., Ltd. ("Kingsoft") brought an unfair competitive practices claim against the Company in the First Intermediate People's Court of Beijing, alleging that the Company misled users with statements that Kingsoft's anti-virus software products pose security risks to users' systems and seeking retraction of the statements and approximately $3,030(RMB 20.0 million) in damages. Additionally, in May 2010, Kingsoft brought a reputation infringement claim against the Company's chairman, Hongyi Zhou, in the Haidian District People's Court of Beijing, alleging that Mr. Zhou made defamatory statements against its business reputation and seeking approximately $1,818(RMB12.0 million) in damages and retraction of the statements. As of March 1, 2011, the lawsuits are pending. Based on information currently available, the Company estimates that the loss of such claim is reasonably possible to be in a range of $nil to $73 and therefore, no accrual for such contingency loss was recognized in the consolidated financial statements as of December 31, 2010.

        In November 2010, the Company brought an unfair competitive practices claim against Kingsoft in the First Intermediate People's Court of Beijing, alleging that Kingsoft made defamatory statements against the Company and that Kingsoft's software interferes with the use of 360 Safe Guard. The Company sought retraction of the relevant statements and approximately $758 (RMB5.0 million) in damages. This case is pending as of March 1, 2011.

        In May 2010, the Company brought a breach of contract claim against Baidu Shidai Network Technology (Beijing) Co., Ltd. ("Baidu Shidai") in the First Intermediate People's Court of Beijing, alleging that Baidu Shidai owed payments for search referral commissions from the default search bar on the Company's 360 Safe Browser and seeking approximately $7,636(RMB 50.4 million) in damages, losses and interest. As of March 1, 2011, the case is pending. In September 2010, Baidu Shidai brought a counter-claim against the Company in the First Intermediate People's Court of Beijing, alleging that the Company charged improper search referral commissions for the search box placed on the 360 Safe Browser and seeking back commission in approximately $1,591 (RMB 10.5 million). As of March 1, 2011, the lawsuit is pending. Based on information currently available, the Company anticipated that such contingency loss is remote and therefore, no accrual for contingency loss was recognized in the consolidated financial statements as of December 31, 2010.

        In October, 2010, Tencent Technology (Shenzhen) Company Ltd. and Shenzhen Tencent Computer Systems Company Limited (together, "Tencent"), brought an unfair competitive practices claim against the Company in the Chaoyang District People's Court of Beijing, alleging that the Company misled users with statements that Tencent's QQ instant messaging program invades users' privacy and seeking retraction of the statements and $606 (RMB4.0 million) in damages. As of March 1, 2011, the case is pending. Based on information currently available, the Company estimates that the loss of such claim is reasonably possible to be in a range of $nil to $73 and therefore, no accrual for such contingency loss was recognized in the consolidated financial statements as of December 31, 2010. In November 2010, the Company brought a defamation claim against Tencent Technology (Shenzhen) Company Limited in

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

19. COMMITMENTS AND CONTINGENCIES—(Continued)

the Xicheng District People's Court of Beijing, alleging that Tencent made defamatory statements on its website against the Company and seeking retraction of the statements and RMB1.0 in nominal damages. As of March 1, 2011, this case is pending.

        Other than the aforementioned lawsuits, the Company is also a party to several legal proceedings or claims in China that the Company believes are immaterial.

20. SEGMENT AND GEOGRAPHIC INFORMATION

        The Group's chief operating decision maker has been identified as the Chief Executive Officer ("CEO"), who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. The Group has one operating segment. The Group's revenue and net income are substantially derived from internet service and sales of third party anti-virus software. The table below is only presented at the revenue level with no allocations of direct or indirect costs. The Group operates in the PRC and all of the Group's long-lived assets are located and services are provided in the PRC.

        Components of revenues are presented in the following table:

	For the year ended December 31,
	2008	2009	2010
Internet services
Online advertising	$5,606	$13,928	$38,826
Internet value-added services	—	2,050	14,774
Other services	189	32	190
Sales of third party anti-virus software	11,100	16,292	3,875

Total	$16,895	$32,302	$57,665

21. MAINLAND CHINA CONTRIBUTION PLAN AND PROFIT APPROPRIATION

        Full time employees of the Group in the mainland China participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require the Group to accrue for these benefits based on certain percentages of the employees' salaries. The total provisions for such employee benefits were $980, $1,500 and $2,904 for the years ended December 31, 2008, 2009 and 2010, respectively.

        PRC legal restrictions permit payments of dividends by the Group's PRC entities only out of their retained earnings, if any, determined in accordance with PRC regulations. Prior to payment of dividends, pursuant to the laws applicable to the PRC Domestic Enterprises and PRC Foreign Investment Enterprises, the PRC entities must make appropriations from after-tax profit to non-distributable statutory reserve funds as determined by the Board of Directors of the Group. These reserve funds include the (1) general reserve, (2) enterprise expansion fund and (3) staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual

QIHOO 360 TECHNOLOGY CO. LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010—(Continued)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

21. MAINLAND CHINA CONTRIBUTION PLAN AND PROFIT APPROPRIATION—(Continued)

appropriations of not less than 10% of after-tax profit (as determined under accounting principles and financial regulations applicable to PRC enterprises at each year-end); the other two funds are at the Group's discretion. These reserve funds can only be used for specific purposes and are not distributable as cash dividends. The Company has made appropriation to these statutory reserve funds of nil, $44 and $80 for the years ended December 31, 2008, 2009 and 2010, respectively.

22. RESTRICTED NET ASSETS

        Relevant PRC statutory laws and regulations permit the payment of dividends by the Group's PRC subsidiaries, VIEs and VIEs' subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, PRC laws and regulations require that annual appropriations of 10% of after-tax income be set aside as a reserve prior to the payment of dividends. As a result of these PRC laws and regulations, the Group's PRC subsidiaries, VIEs and VIEs' subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances. Restricted net assets totaled approximately $35,206 and $48,761 as of December 31, 2009 and 2010. As of December 31, 2008, 2009 and 2010, the amount of retain earnings free of restrictions were nil, nil and $5,226, respectively.

23. SUBSEQUENT EVENTS

        The Group evaluated all events subsequent to the balance sheet date of December 31, 2010 through March 1, 2011, the date the consolidated financial statements were available to be issued.

        On January 1, 2011, the Group granted options for the purchase of 3,786,200 ordinary shares to employees and nonemployees, with exercise price of $5.2 per share and vesting period of 4 years. In addition, on January 1, 2011, the Group granted 2,178,952 nonvested shares to employees and nonemployees, with a vesting period of 4 years. The total unrecognized compensation expenses of these grants are $7,831 and $10,390, respectively.

        On February 14, 2011, the Group granted options for the purchase of 700,000 ordinary shares to employees, with exercise price of $5.2 per share and vesting period of four years. The fair value of the options in connection with this grant is to be determined.

        In February 2011, the Group entered into an agreement with the noncontrolling shareholders of Le Xiang Qi Cheng, a subsidiary of the Group's VIE, to liquidate the entity. As Le Xiang Qi Cheng did not commence its business in 2010, the termination did not result in significant gain or loss.

        On March 3, 2011, the Group granted options for the purchase of 704,500 ordinary shares to employees and nonemployees, with exercise price of $6.0 per share and vesting period of four years. The fair value of the options in connection with this grant is to be determined.

QIHOO 360 TECHNOLOGY CO. LTD.

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

FINANCIAL INFORMATION OF PARENT COMPANY

BALANCE SHEETS

(U.S. dollars in thousands, except for share data and per share data, or otherwise noted)

	December 31,
	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	9,553	25,947
Prepaid expenses and other current assets	486	708
Amount due from subsidiaries and VIEs	7,960	7,979

Total current assets	17,999	34,634

Acquired intangible assets, net	801	1,749
Long-term investments	666	666
Investment in subsidiaries and VIEs	22,812	36,998

TOTAL ASSETS	42,278	74,047

LIABILITIES
Current liabilities:
Accrued expenses and other current liabilities	1,057	577
Amount due to related parties	1,776	—
Amount due to subsidiaries and VIEs	791	1,055

TOTAL LIABILITIES	3,624	1,632

Series A convertible participating redeemable preferred shares ($0.001 par value; 32,603,760 shares authorized; 32,603,760 shares issued and outstanding as of December 31, 2009 and 2010, respectively; liquidations value $16,300 as of December 31, 2010)	19,292	20,107
Series B convertible participating redeemable preferred shares ($0.001 par value; 37,878,789 shares authorized; 37,878,789 shares issued and outstanding as of December 31, 2009 and 2010, respectively; liquidations value $25,000 as of December 31, 2010)	27,943	29,193
Series C convertible participating redeemable preferred shares ($0.001 par value; nil and 7,831,467 shares authorized, nil and 7,831,467 issued and outstanding as of December 31, 2009 and 2010, respectively; liquidation value $20,000 as of December 31, 2010)	—	20,900

EQUITY
Ordinary shares ($0.001 par value; 143,876,993 and 156,631,180 shares authorized as of December 31, 2009 and 2010, respectively; 65,339,960 and 71,560,740 shares issued and outstanding as of December 31, 2009 and 2010, respectively)	65	72
Share to be issued	3,558	—
Additional paid-in capital	5,011	12,568
Accumulated other comprehensive income	1,692	3,017
Accumulated deficit	(18,907)	(13,442)

Total (Deficit) Equity	(8,581)	2,215

TOTAL LIABILITIES, CONVERTIBLE PARTICIPATING REDEEMABLE PREFERRED SHARES AND EQUITY	42,278	74,047

The accompanying notes are an integral part of these consolidated financial statements.

QIHOO 360 TECHNOLOGY CO. LTD.

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except for share data and per share data, or otherwise noted)

	For the year ended December 31,
	2008	2009	2010
Operating expenses:
Selling and marketing	226	479	524
General and administrative	169	290	507
Research and development	999	1,608	3,394

Total operating expenses	1,394	2,377	4,425

Interest income	381	67	72
Interest expense	—	(46)	—

Net (loss) before earnings from subsidiaries and VIEs	(1,013)	(2,356)	(4,353)
(Loss) income from subsidiaries and VIEs	(1,733)	6,545	12,861

Net (loss) income	(2,746)	4,189	8,508

Accretion on Series A shares—basic	(815)	(815)	(815)
Accretion on Series B shares—basic	(1,250)	(1,250)	(1,250)
Accretion on Series C shares—basic	—	—	(978)

Net (loss) income attributable to ordinary shareholders of Qihoo 360 Technology Co. Ltd.	(4,811)	2,124	5,465

The accompanying notes are an integral part of these consolidated financial statements.

QIHOO 360 TECHNOLOGY CO. LTD.

Financial information of Parent Company

Statements of Changes In Equity and Comprehensive Income (Loss)

(U.S. dollars in thousands, except for share data and per share data, or otherwise noted)

	Ordinary shares		Shares to be issued			Accumulated other comprehensive income
					Additional paid-in capital		Accumulated deficit	Total shareholders' equity	Comprehensive income (loss)
	Shares	Amount	Shares	Amount
Balance as of January 1, 2008	65,339,960	65	—	—	1,834	611	(16,220)	(13,710)
Share-based compensation	—	—	—	—	1,253	—	—	1,253
Accretion of Series A convertible participating redeemable preferred shares	—	—	—	—	—	—	(815)	(815)
Accretion of Series B convertible participating redeemable preferred shares	—	—	—	—	—	—	(1,250)	(1,250)
Comprehensive income:
Net loss	—	—	—	—	—	—	(2,746)	(2,746)	(2,746)
Foreign currency translation adjustments	—	—	—	—	—	1,093	—	1,093	1,093

Total comprehensive income									(1,653)

Balance as of December 31, 2008	65,339,960	65	—	—	3,087	1,704	(21,031)	(16,175)
Ordinary shares to be issued in connection with acquisition of The World Browser (note 3)	—	—	2,125,176	3,183	—	—	—	3,183
Ordinary shares to be issued in connection with exercise of share options (note 16)	—	—	578,060	375	—	—	—	375
Share-based compensation	—	—	—	—	1,924	—	—	1,924
Accretion of Series A convertible participating redeemable preferred shares	—	—	—	—	—	—	(815)	(815)
Accretion of Series B convertible participating redeemable preferred shares	—	—	—	—	—	—	(1,250)	(1,250)
Comprehensive income:
Net income	—	—	—	—	—	—	4,189	4,189	4,189
Foreign currency translation adjustments	—	—	—	—	—	(12)	—	(12)	(12)

Total comprehensive income									4,177

Balance as of December 31, 2009	65,339,960	65	2,703,236	3,558	5,011	1,692	(18,907)	(8,581)
Issuance of ordinary shares in connection with business acquisitions and share-based compensation arrangement	5,642,720	6	(2,125,176)	(3,183)	3,177	—	—	—
Issuance of ordinary shares in connection with exercise of share options (Note 16)	578,060	1	(578,060)	(375)	374	—	—	—
Share-based compensation	—	—	—	—	4,006	—	—	4,006
Accretion of Series A convertible participating redeemable preferred shares	—	—	—	—	—	—	(815)	(815)
Accretion of Series B convertible participating redeemable preferred shares	—	—	—	—	—	—	(1,250)	(1,250)
Accretion of Series C convertible participating redeemable preferred shares	—	—	—	—	—	—	(978)	(978)
Comprehensive income:
Net income	—	—	—	—	—	—	8,508	8,508	8,508
Foreign currency translation adjustments	—	—	—	—	—	1,325	—	1,325	1,325

Total comprehensive income									9,833

Balance as of December 31, 2010	71,560,740	72	—	—	12,568	3,017	(13,442)	2,215

The accompanying notes are integral part of these consolidated financial statements.

QIHOO 360 TECHNOLOGY CO. LTD.

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENT OF CASH FLOWS

(U.S. dollars in thousands, except for share data and per share data, or otherwise noted)

	For the year ended December 31,
	2008	2009	2010
Cash flows from operating activities:
Net (loss) income	(2,746)	4,189	8,508
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Loss (gain) from investments in subsidiaries and VIEs	1,733	(6,545)	(12,861)
Share-based compensation	1,253	1,924	4,006
Amortization	8	117	149
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	67	(25)	(599)
Accrued expenses and other current liabilities	71	1,702	269
Amount due to subsidiaries and VIEs	(3,124)	(6,475)	(19)
Amount due to related parties	—	4,959	—

Net cash used in operating activities	(2,738)	(154)	(547)

Cash flows from investing activities:
Purchases of intangible assets	—	(878)	(1,096)
Consideration paid in connection with business acquisitions of subsidiaries and VIEs net of cash acquired nil and nil	—	(808)	(2,260)

Net cash used in investing activities	—	(1,686)	(3,356)

Cash flow from financing activities:
Proceeds from issuance of series C convertible participating redeemable preferred shares	—	—	20,000
Payment of issuance costs of series C convertible participating redeemable preferred shares	—	—	(78)
Proceeds from exercise of share options	—	—	375

Net cash provided by financing activities	—	—	20,297

Net decrease in cash and cash equivalents	(2,738)	(1,840)	16,394
Cash and cash equivalents at beginning of year	14,131	11,393	9,553

Cash and cash equivalents at end of year	11,393	9,553	25,947

Supplemental disclosure of cash flow information:
Ordinary shares to be issued in connection with business acquisitions	—	3,183	—
Ordinary shares to be issued in connection with exercise of share options	—	375	—

The accompanying notes are an integral part of these consolidated financial statements.

QIHOO 360 TECHNOLOGY CO. LTD.

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

FINANCIAL INFORMATION OF PARENT COMPANY

NOTES TO THE FINANCIAL STATEMENT

1. BASIS FOR PREPARATION

        The condensed financial information of the Company has been prepared using the same accounting policies as set out in the Group's consolidated financial statements except that the Company has used the equity method to account for investments in its subsidiaries and VIEs.

2. INVESTMENTS IN SUBSIDIARIES AND VIEs

        The Company and its subsidiaries and VIEs were included in the consolidated financial statements where the inter-company transactions and balances were eliminated upon consolidation. For purpose of the Company's stand-alone financial statements, its investments in subsidiaries and VIEs were reported using the equity method of accounting. The Company's share of income and losses from its subsidiaries and VIEs were reported as equity in earnings of subsidiaries and VIEs in the accompanying parent company financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as provisions that indemnify against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except for losses, damages, costs and expenses resulting from their own fraud or dishonesty.

        Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.4 to this registration statement, we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being directors or officers.

        The underwriting agreement the form of which is to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities.

        During the past three years, we have issued and sold the securities listed below (including options to acquire our ordinary shares) without registering the securities under the Securities Act. None of these transactions involved any underwriting discounts or commissions or any public offering. As a foreign issuer without substantial U.S. market interest in our securities, we sold our preferred shares or ordinary shares through private placements outside the United States to non-U.S. persons and without any directed selling efforts in the United States and otherwise in compliance with all applicable conditions of Regulation S. We also sold our preferred shares to IDG Technology Venture Investment IV, L.P., a sophisticated U.S. investor with access to information about us without any form of general solicitation or advertising in reliance on Section 4(2) of the Securities Act. All our options to purchase ordinary shares and the ordinary shares issued upon the exercise of such options were issued to directors or employees outside the United States and were in respect of ordinary shares not exceeding 15.0% of our issued ordinary share capital. Accordingly, we believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration ($)
Global Village Associates Limited	January 4, 2010	2,125,176 ordinary shares(1)	Not applicable
Young Vision Group Limited	January 4, 2010	3,517,544 ordinary shares(2)	Not applicable
Trustbridge Partners III, L.P.	January 8, 2010	7,439,894 Series C convertible participating redeemable preferred shares	19,000,000.00
Zero2IPO China Fund II, L.P.	January 8, 2010	391,573 Series C convertible participating redeemable preferred shares	1,000,000.00
Trustbridge Partners III, L.P.	January 25, 2010	391,573 ordinary shares	1,000,000.00
Sequoia Capital China Partners Fund I, L.P.	January 29, 2010	1,148,180 Series A convertible participating redeemable preferred shares(3)	574,028.48
Sequoia Capital China Principals Fund I, L.P.	January 29, 2010	1,546,553 Series A convertible participating redeemable preferred shares(3)	773,194.08
IDG Technology Venture Investment IV, LP	January 1, 2011	156,631 Series C convertible participating redeemable preferred shares(4)	400,004.25
Ceyuan Ventures II, L.P.	April 26, 2010	1,476,189 Series A convertible participating redeemable preferred shares(4)	3,769,891.47
Ceyuan Ventures Advisors Fund II, LLC	April 26, 2010	58,790 Series A convertible participating redeemable preferred shares(4)	150,137.90
CRP Holdings Limited	April 28, 2010	578,060 ordinary shares(5)	375,739.00	(6)

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration ($)
Certain directors, officers and employees of the Registrant	June 30, 2009	Options to purchase a total of 911,950 ordinary shares	Not applicable	(7)
	January 1, 2010	Options to purchase a total of 110,000 ordinary shares
	July 1, 2010	Options to purchase a total of 5,039,000 ordinary shares
	January 1, 2011	Options to purchase a total of 3,786,200 ordinary shares
	February 14, 2011	Options to purchase a total of 700,000 ordinary shares
	March 3, 2011	Options to purchase a total of 704,500 ordinary shares

(1)
Represents shares issued in connection with our acquisition of The World Browser.

(2)
Represents nonvested shares to be granted to the key employees of certain business we acquired if certain performance targets are met.

(3)
On January 29, 2010, Sequoia Capital China Partners Fund I, L.P. and Sequoia Capital China Principals Fund I, L.P. purchased from Sequoia Capital China I, L.P. 1,148,180 Series A convertible participating redeemable preferred shares and 1,546,553 Series A convertible participating redeemable preferred shares, respectively.

(4)
On April 26, 2010, IDG Technology Venture Investment IV, LP, Ceyuan Ventures II, L.P. and Ceyuan Ventures Advisors Fund II, LLC purchased from GMO Venture Partners Investment Limited Partnership 156,631 Series A convertible participating redeemable preferred shares, 1,476,189 Series A convertible participating redeemable preferred shares and 58,790 Series A convertible participating redeemable preferred shares, respectively. On January 1, 2011, the Company repurchased 156,631 Series A convertible participating redeemable preferred shares from IDG Technology Ventures Investment IV, LP at an aggregate purchase price of $400,004.25. On the same date, the Company issued in a private placement 156,631 Series C convertible participating redeemable preferred shares to IDG Technology Ventures Investment IV, LP for an aggregate amount of $400,004.25.

(5)
Represents the number of ordinary shares issued to CRP Holdings Limited upon its exercise of share options under the Financial Advisory Engagement Letter between CRP Holdings Limited and us dated July 10, 2006.

(6)
Represents the exercise price of the options granted to CRP Holdings Limited under Financial Advisory Engagement Letter between CRP Holdings Limited and us dated July 10, 2006.

(7)
Issued pursuant to the Registrant's 2006 Employee Share Options Scheme.

Item 8.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

        See Exhibit Index beginning on page II-8 of this registration statement.

        The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from

"materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

        We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Item 9.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on March 14, 2011.

QIHOO 360 TECHNOLOGY CO. LTD.
By:	/s/ HONGYI ZHOU Name: Hongyi Zhou Title: Chairman and Chief Executive Officer

 POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of Hongyi Zhou and Alex Zuoli Xu as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended, (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the "Shares"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the registration statement on Form F-1, or the Registration Statement, to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 14, 2011.

Signature	Title

/s/ HONGYI ZHOU Name: Hongyi Zhou	Chairman and chief executive officer (Principal executive officer)
/s/ ALEX ZUOLI XU Name: Alex Zuoli Xu	Chief financial officer (Principal financial and accounting officer)
/s/ XIANGDONG QI Name: Xiangdong Qi	Director
/s/ SHU CAO Name: Shu Cao	Director
/s/ NEIL NANPENG SHEN Name: Neil Nanpeng Shen	Director
/s/ GONGQUAN WANG Name: Gongquan Wang	Director
/s/ HONG CHUAN THOR Name: Hong Chuan Thor	Director
/s/ KATE LEDYARD Name: Kate Ledyard Title: Law Debenture Corporation Services Inc.	Authorized U.S. Representative

QIHOO 360 TECHNOLOGY CO. LTD.

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
3.1	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2	Form of Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the closing of this offering)
4.1*	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2	Registrant's Specimen Certificate for Class A ordinary shares
4.3*	Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipts
5.1	Opinion of Maples and Calder regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters
8.1	Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2	Opinion of Latham & Watkins LLP regarding certain U.S. tax matters
8.3	Opinion of Commerce & Finance Law Offices regarding certain PRC tax matters
10.1	2006 Employee Share Option Scheme
10.2	2006 Employee Share Vesting Scheme
10.3	Form of Employment Agreement
10.4	Form of Indemnification Agreement
10.5	Share Subscription Agreement dated December 22, 2009 by and among the Registrant, Qizhi Software (Beijing) Co., Ltd., Beijing 3G3W Science & Technology Co., Ltd., Beijing Qibu Tianxia Technology Co., Ltd., Beijing Qihu Technology Company Limited, Qihoo 360 Software (Beijing) Company Limited, Shanghai Qitai Technology Company Limited, Beijing Star World Technology Company Limited, Chengdu Qiying Technology Company Limited and the investors named in schedule I thereto
10.6	Joinder Agreement to the Share Subscription Agreement among the Registrant, GMO Venture Partners Investment Limited Partnership and Ceyuan Ventures II, L.P. dated April 26, 2010
10.7	Joinder Agreement to the Registration Rights Agreement among the Registrant, GMO Venture Partners Investment Limited Partnership and Ceyuan Ventures II, L.P. dated April 26, 2010
10.8	Joinder Agreement to the Share Incentive Agreement among the Registrant, GMO Venture Partners Investment Limited Partnership and Ceyuan Ventures II, L.P. dated April 26, 2010
10.9	Acknowledgement and Agreement of Ceyuan Ventures II, L.P. dated April 26, 2010
10.10	Joinder Agreement to the Share Subscription Agreement among the Registrant, GMO Venture Partners Investment Limited Partnership and Ceyuan Advisors Fund II, LLC dated April 26, 2010
10.11	Joinder Agreement to the Registration Rights Agreement among the Registrant, GMO Venture Partners Investment Limited Partnership and Ceyuan Advisors Fund II, LLC dated April 26, 2010

Exhibit Number	Description of Document
10.12	Joinder Agreement to the Share Incentive Agreement among the Registrant, GMO Venture Partners Investment Limited Partnership and Ceyuan Advisors Fund II, LLC dated April 26, 2010
10.13	Acknowledgement and Agreement of Ceyuan Advisors Fund II, LLC dated April 26, 2010
10.14	Joinder Agreement to the Share Subscription Agreement, Shareholders' Agreement, Registration Rights Agreement and Share Incentive Agreement among the Registrant, GMO Venture Partners Investment Limited Partnership and IDG Technology Venture Investment IV, LP dated April 26, 2010
10.15	Joinder Agreement to the Share Subscription Agreement among the Registrant, Sequoia Capital China Principals Fund I, L.P. and Sequoia Capital China I, L.P. dated January 29, 2010
10.16	Joinder Agreement to the Registration Rights Agreement among the Registrant, Sequoia Capital China Principals Fund I, L.P. and Sequoia Capital China I, L.P. dated January 29, 2010
10.17	Joinder Agreement to the Share Incentive Agreement among the Registrant, Sequoia Capital China Principals Fund I, L.P. and Sequoia Capital China I, L.P. dated January 29, 2010
10.18	Acknowledgement and Agreement of Sequoia Capital China Principals Fund I, L.P. dated January 29, 2010
10.19	Joinder Agreement to the Share Subscription Agreement among the Registrant, Sequoia Capital China Partners Fund I, L.P. and Sequoia Capital China I, L.P. dated January 29, 2010
10.20	Joinder Agreement to the Registration Rights Agreement among the Registrant, Sequoia Capital China Partners Fund I, L.P. and Sequoia Capital China I, L.P. dated January 29, 2010
10.21	Joinder Agreement to the Share Incentive Agreement among the Registrant, Sequoia Capital China Partners Fund I, L.P. and Sequoia Capital China I, L.P. dated January 29, 2010
10.22	Acknowledgement and Agreement of Sequoia Capital China Partners Fund I, L.P. dated January 29, 2010
10.23**	Google Linking Agreement between Google Ireland Limited and Beijing Qihu Technology Company Limited dated December 1, 2008
10.24**	Novation Agreement among Google Ireland Limited, Beijing Qihu Technology Company Limited and Qizhi Software (Beijing) Co., Ltd. dated May 1, 2009
10.25**	Amendment One to Google Linking Agreement between Google Ireland Limited and Qizhi Software (Beijing) Co., Ltd. dated July 1, 2009
10.26	Amendment Two to Google Linking Agreement between Google Ireland Limited and Qizhi Software (Beijing) Co., Ltd. dated December 1, 2009
10.27**	Amendment Three to Google Linking Agreement between Google Ireland Limited and Qizhi Software (Beijing) Co., Ltd. dated February 1, 2010
10.28**	Amendment Four to Google Linking Agreement between Google Ireland Limited and Qizhi Software (Beijing) Co., Ltd. dated April 1, 2010
10.29**	Google Linking Agreement between Google Ireland Limited and Qizhi Software (Beijing) Co., Ltd. dated October 1, 2009
10.30**	Novation Agreement among Google Ireland Limited, Qizhi Software (Beijing) Co., Ltd. and Beijing Qihu Technology Company Limited dated September 1, 2010
10.31**	Amendment One to Google Linking Agreement between Google Ireland Limited and Beijing Qihu Technology Company Limited dated October 1, 2010

Exhibit Number	Description of Document
10.32	English translation of Technology Development Agreement among Beijing Qihu Technology Company Limited and Qizhi Software (Beijing) Co., Ltd. dated May 1, 2008
10.33	English translation of Technology Development Agreement among Beijing Qihu Technology Company Limited and Qizhi Software (Beijing) Co., Ltd. dated October 20, 2008
10.34	English translation of Technology Development Agreement among Beijing Qihu Technology Company Limited and Qizhi Software (Beijing) Co., Ltd. dated March 15, 2009
10.35	English translation of Loan Agreement among Qihoo Technology Company Limited and Jianming Dong dated October 18, 2010
10.36	English translation of Loan Agreement among Qihoo Technology Company Limited and Xiangdong Qi dated October 18, 2010
10.37	English translation of Loan Agreement among Qihoo Technology Company Limited and Xiaohong Shi dated October 18, 2010
10.38	English translation of Equity Pledge Agreement among Qizhi Software (Beijing) Co., Ltd., Xiangdong Qi, Jianming Dong and Xiaohong Shi dated October 18, 2010
10.39	English translation of Equity Disposition Agreement among Qizhi Software (Beijing) Co., Ltd., Xiangdong Qi, Jianming Dong, Xiaohong Shi and Beijing Qihu Technology Company Limited dated October 18, 2010
10.40	English translation of Business Operation Agreement among Qizhi Software (Beijing) Co., Ltd., Beijing Qihu Technology Company Limited, Xiangdong Qi, Jianming Dong and Xiaohong Shi dated October 18, 2010
10.41	English translation of Equity Pledge Agreement among Qizhi Software (Beijing) Co., Ltd., Jie Chen and Su Zou dated September 2, 2009
10.42	English translation of Equity Disposition Agreement among Qizhi Software (Beijing) Co., Ltd., Jie Chen, Su Zou and Shanghai Qitai Network Technology Co., Ltd. dated September 2, 2009
10.43	English translation of Loan Agreement among Qihoo Technology Company Limited, Jie Chen and Su Zou dated August 20, 2009
10.44	English translation of Business Operation Agreement among Qihoo Technology Company Limited, Shanghai Qitai Network Technology Co., Ltd., Jie Chen and Su Zou dated September 2, 2009
10.45	English translation of Supplementary Agreement to the Technology Development Agreement with respect to Qihu Online Shops Information System between Beijing Qihu Technology Company Limited and Qizhi Software (Beijing) Co., Ltd. dated June 1, 2010.
10.46	English translation of Supplementary Agreement to the Technology Development Agreement with respect to the Advertisement Union Agency Management Information System between Beijing Qihu Technology Company Limited and Qizhi Software (Beijing) Co., Ltd. dated September 1, 2010
10.47	English translation of Confirmation Letter between Beijing Qihu Technology Company Limited and Qizhi Software (Beijing) Co., Ltd. dated November 1, 2010
10.48	English translation of Power of Attorney issued by Xiangdong Qi dated October 18, 2010
10.49	English translation of Power of Attorney issued by Jianming Dong dated October 18, 2010
10.50	English translation of Power of Attorney issued by Xiaohong Shi dated October 18, 2010
10.51	English translation of Power of Attorney issued by Jie Chen dated May 20, 2009
10.52	English translation of Power of Attorney issued by Su Zou dated May 20, 2009

Exhibit Number	Description of Document
10.53	English translation of Exclusive Technology Consulting and Service Agreement between Qizhi Software (Beijing) Co., Ltd. and Shanghai Qitai Network Technology Co., Ltd. dated September 2, 2009
10.54	Supplementary Subscription, Amendment and Adherence Agreement relating to Qihoo Technology Company Limited dated January 1, 2011.
10.55	Adherence and Amendment to the Shareholders Agreement relating to Qihoo 360 Technology Company Limited dated January 1, 2011.
10.56	Adherence and Amendment to the Registration Rights Agreement relating to Qihoo 360 Technology Company Limited dated January 1, 2011.
10.57	Adherence and Amendment to the Share Incentive Agreement relating to Qihoo 360 Technology Company Limited dated January 1, 2011.
10.58*	Share Subscription Agreement dated March 14, 2011
10.59*	Registration Rights Agreement dated March 14, 2011
10.60	2011 Share Incentive Plan
21.1	Subsidiaries of the Registrant
23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm
23.2	Consent of Maples and Calder (included in Exhibit 5.1)
23.3	Consent of Latham & Watkins LLP (included in Exhibit 8.2)
23.4	Consent of Commerce & Finance Law Offices
23.5	Consent of iResearch Consulting Group
23.6	Consent of American Appraisal China Limited
23.7	Consent of Horizon Research and Consulting Group
23.8	Consent of Shujun Li
23.9	Consent of Ming Huang
23.10	Consent of William Mark Evans
24.1	Powers of Attorney (included on signature page)
99.1	Code of Business Conduct and Ethics of the Registrant

*
To be filed by amendment.

**
Confidential treatment is being requested with respect to portions of these exhibits that have been redacted pursuant to Rule 406 under the Securities Act of 1933, as amended.